Use these links to rapidly review the document

McLEODUSA INCORPORATED AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 26, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

McLeodUSA Incorporated
(Exact name of Registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware
(State or other jurisdiction of incorporation or organization)

4813
(Primary Standard Industrial Classification Code Number)

42-1407240
(I.R.S. Employer Identification Number)

McLeodUSA Incorporated
One Martha's Way
Hiawatha, Iowa 52233
(319) 790-7800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Royce J. Holland
President and Chief Executive Officer
McLeodUSA Incorporated
One Martha's Way
Hiawatha, Iowa 52233
(319) 790-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David A. Westenberg, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	Bernard L. Zuroff, Esq. Group Vice President—General Counsel McLeodUSA Incorporated One Martha's Way Hiawatha, Iowa 52233 Telephone: (319) 790-7800 Telecopy: (319) 790-7008

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

10 1/2% Senior Second Secured Notes due 2011(2)	$120,000,000	100%	$120,000,000	$3,684

Guarantees of the 10 1/2% Senior Second Secured Notes due 2011(3)	N/A	N/A	N/A	N/A

(1)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)
The 10 1/2% Senior Second Secured Notes due 2011 will be the obligations of McLeodUSA Incorporated.

(3)
Each of McLeodUSA Holdings, Inc., McLeodUSA Information Services, Inc., McLeodUSA Network Services, Inc., McLeodUSA Purchasing, L.L.C. and McLeodUSA Telecommunications Services, Inc. will guarantee on an unconditional basis the obligations of McLeodUSA Incorporated under the 10 1/2% Senior Second Secured Notes due 2011. No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) under the Securities Act of 1933, as amended. The guarantees are not traded separately.

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

        The following direct and indirect subsidiaries of McLeodUSA Incorporated are Co-Registrant Guarantors:

Exact Name of Registrant Guarantor as specified in its charter	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
McLeodUSA Holdings, Inc.	Delaware	4813	42-1470714
McLeodUSA Information Services, Inc.	Delaware	4813	76-0529757
McLeodUSA Network Services, Inc.	Iowa	4813	42-1407241
McLeodUSA Purchasing, L.L.C.	Iowa	4813	42-1501014
McLeodUSA Telecommunications Services, Inc.	Iowa	4813	42-1407242

        The address, including zip code, and telephone number, including area code, of the principal executive office of each Registrant Guarantor listed above is the same as those of McLeodUSA Incorporated.

iii

SUBJECT TO COMPLETION, DATED MARCH 26, 2007

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Offer to Exchange
$120,000,000 principal amount of its 10 1/2% Senior Second Secured Notes due 2011, which have been registered under the Securities Act,
for any and all of its outstanding 10 1/2% Senior Second Secured Notes due 2011

We are offering to exchange all of our outstanding 10 1/2% senior second secured notes due 2011, which we refer to as the old notes, for new 10 1/2% senior second secured notes due 2011, in an exchange transaction that is being registered hereby. We refer to these new notes as the new notes, and together with the old notes, the notes. The terms of the new notes are identical to the terms of the old notes except that the transaction in which you may elect to receive the new notes has been registered under the Securities Act of 1933 and, therefore, the new notes are freely transferable. We will pay interest in cash on the notes at an annual rate of 10 1/2%. We will make interest payments on the notes semi-annually on October 1 and April 1 of each year, commencing on April 1, 2007. The notes will mature on October 1, 2011.

The notes are fully, unconditionally and irrevocably guaranteed on a senior secured basis by each of our existing and future domestic restricted subsidiaries, jointly and severally.

The notes and the guarantees rank senior in right of payment to all of our and the guarantors' future subordinated indebtedness and equal in right of payment with all of our and the guarantors' existing and future senior indebtedness. If we enter into a senior secured credit facility or incur certain other senior secured indebtedness, the lien on the collateral that secures the notes and the related guarantees will be contractually subordinated to the lien thereon that secures such credit facility and such other senior secured indebtedness pursuant to the terms of an intercreditor agreement. Consequently, the notes will be effectively subordinated to such credit facility and such other senior secured indebtedness to the extent of the value of the collateral. The notes and the guarantees are also effectively subordinated to indebtedness of our non-guarantor subsidiaries and to certain other indebtedness secured by assets not included in the collateral to the extent of the value of such assets.

The notes and the guarantees are secured by a security interest in substantially all of our and the guarantors' existing and future tangible and intangible assets, subject to certain exceptions.

Prior to October 1, 2009, we may redeem all or any portion of the notes at a make-whole redemption price as set forth in this prospectus, together with accrued and unpaid interest to the date of redemption. On or after October 1, 2009, we may redeem some or all of the notes at a premium that will decrease over time as set forth in this prospectus, plus accrued and unpaid interest to the date of redemption. Prior to October 1, 2009, up to 35% of the aggregate principal amount of the notes originally issued under the indenture may be redeemed at our option with the net proceeds of certain equity offerings at 110.500% of their principal amount, together with accrued and unpaid interest to the date of redemption; provided that at least 65% of the aggregate principal amount of the notes originally issued under the indenture remain outstanding after any such redemption. On March 9, 2007, we completed the sale of certain assets comprising our ATS cable and telephony business to ImOn Communications, LLC for a purchase price of approximately $16 million. We are permitted, and plan, to use proceeds from the ATS sale to redeem a portion of the notes.

If we experience a change of control, the holders of the notes will have the right to require us to purchase their notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

If we sell assets and do not use the proceeds for specified purposes, we may be required to offer to use the net proceeds to purchase the notes at 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

The notes are eligible for trading on The PORTAL Market, a subsidiary of the Nasdaq Market, Inc.

The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                           , 2007, unless extended.

  •
  All old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for new notes.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable event for United States federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

Broker-dealers receiving new notes in exchange for old notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the new notes.

See "Risk Factors" beginning on page 19 to read about factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2007.

        Each broker-dealer that receives the new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days following the effective date of the registration statement, of which this prospectus is a part, or such longer period if extended, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

TABLE OF ADDITIONAL REGISTRANTS

PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
REGULATORY ENVIRONMENT
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
BOOK-ENTRY; DELIVERY AND FORM
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
EXCHANGE AGENT
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS

PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, including "Risk Factors," our audited consolidated financial statements and the other financial information appearing elsewhere in this prospectus, before making an investment decision.

Company Overview

        We provide managed internet protocol-based, or IP-based, communications services to small- and medium-sized enterprises, and traditional circuit-switched telephony services to commercial and residential customers. As part of our competitive communications solutions, we provide an extensive array of broadband IP-based voice and data solutions, including local and long distance voice, dedicated broadband internet access, email, virtual private networking, managed network security, conference calling, high capacity private line services and other integrated voice and data services. We deliver integrated IP-based communications solutions to customers over a high-speed broadband connection on our private managed secure network. We believe our IP-based communications technology provides a level of service and network and call reliability comparable to that of traditional phone networks with significantly lower capital expenditures and operating costs. We also provide wholesale communications services to other communications services providers through our extensive network facilities, in which we have invested over $3 billion since our inception.

        Our Target Market and Value Proposition.    Since January 2006, we have primarily targeted small- and medium-sized enterprise and multi-location customers within our geographic footprint with average monthly telecommunications bills of $500 to $5,000 per location. According to IDC, a telecommunications market research firm, approximately eight million small- and medium-sized enterprises, defined as businesses with less than 500 employees, will spend an aggregate of approximately $76.8 billion in 2007 for communications services sales in the United States. To address our target customers, we have shifted most of our sales resources from telemarketing to field and agent sales and have focused on geographic areas with potential enterprise customers who will use our services in multiple locations within our extensive network footprint. As part of our strategy, we manage all aspects of our service offerings for our customers, including installation, provisioning, monitoring, proactive fault management and billing.

        We have also made significant technological improvements to our network, which allows us to deliver a wide range of cost-effective, enhanced communications solutions, including bundled integrated voice and data services, as well as more sophisticated managed services, which can be layered onto these integrated bundled offerings.

        We seek to increase the number of services our customers purchase from us, which we believe improves our customer retention as customers increasingly rely on us for a greater portion of their communications needs. In addition, these customers typically enter into multi-year contracts, which we believe allows us to increase customer retention and provides revenue growth opportunities. For example, nearly all of our Dynamic Integrated Access, or DYIA, services are provided under contracts with two- or three-year terms. For our traditional telephony customers, we continue to offer services and pricing that are competitive with those offered by regional Bell operating companies, or RBOCs.

        Our Extensive IP and Fiber Optic Network.    We deliver our services primarily over our private managed secure network using T-1 and higher connectivity. In addition, we have one of the largest facilities-based networks maintained by a competitive carrier in the United

States, which allows us to offer integrated communications services across 20 states in the Midwest, Rocky Mountain, Southwest and Northwest regions, representing 40% of the U.S. population. We serve 67 metropolitan statistical areas, or MSAs, with our network facilities, including 19 of the top 50 MSAs.

        We provide communication services to our customers by connecting their offices to our network through approximately 1,000 wire centers, which include approximately 650 collocations and 350 wire centers using enhanced extended loops, or EELs. We operate and maintain an intercity multi-protocol label switched, or MPLS, internet backbone with a nationally distributed IP voice switching architecture to provide a broad set of managed voice and data services cost-effectively. We also operate a circuit-switched based telephony network to provide voice services to our commercial, wholesale and residential customers. As of December 31, 2006, our broadband network and facilities spanned approximately 13,000 intercity and 4,000 metropolitan local fiber route miles and encompassed over one million intercity backbone fiber miles and 500,000 fiber miles of metropolitan local fiber optic cable. We believe owning our own facilities-based network allows us to ensure our network's service quality and reliability, have greater control over customer care and reduce our exposure to regulatory uncertainty associated with leasing network connectivity and facilities from the RBOCs.

        As of December 31, 2006, we had nearly 1,600 employees serving approximately 101,900 residential "plain old telephone service," or POTS, lines, 238,500 business POTS lines and 14,300 T-1 circuits in service. As of December 31, 2006, approximately 87% of our revenue was attributable to service using our own network facilities, and approximately 13% was attributable to reselling the services of other carriers, primarily incumbent local exchange carriers, or ILECs. In 2006, we generated revenue of $544.7 million and incurred a net loss of $28.3 million.

Company Strategy

        In January 2006, we emerged from Chapter 11 with a new chief executive officer, board of directors and equity ownership, and we shifted our business strategy to focus on providing higher value and lower churn T-1-based solutions of integrated voice, broadband internet access and other data services to voice- and data-intensive business customers. In order to implement this strategy, we reorganized our sales staff to become more customer solutions oriented, which has allowed us to sell effectively to the underserved small- and medium-sized enterprise segment, as well as to strategic multi-location customers. Elements of our strategy include:

        Focusing on Small- and Medium-Sized Enterprise Customers.    We focus our sales efforts on small- and medium-sized enterprise and multi-location customers with average monthly telecommunications bills of $500 to $5,000 per location. We believe these customers seek services that generate greater revenue than those sought by residential and very small business customers, which were our historic focus.

        We plan to continue to aggressively sell into our existing markets and target enterprise customers with our IP-based solutions that we believe will result in increased revenue to us. These services include integrated managed network services, dedicated broadband internet access, T-1-based services such as digital voice calling with primary rate interfaces, as well as traditional voice and data services and voice over IP, or VoIP, telephony solutions, among others. The higher revenue associated with these T-1-based services results in shorter payback periods than traditional lines.

        Leveraging Our Managed Network Services and Operational Infrastructure.    We have introduced a number of IP-based bundled solutions for our customers which leverages our extensive infrastructure. We seek to expand our small- and medium-sized enterprise customer base within our existing network infrastructure and to sell additional services to our existing customers. As of December 31, 2006, our average network utilization was approximately 50%, as measured by unused capacity in our switches and network backbone.

        Continuing to Improve the Efficiency of our Network and Reduce Network Expenses.    We believe that our disciplined approach to sales, installation, and service, together with our automated business processes, will allow us to further streamline our operations and maintain low operating costs. In March 2006, we established a cross-functional task force to evaluate and rationalize our network, and particularly the 690 collocations that we operated at that time, to improve market penetration, reduce network expenses and improve operating margins, while maintaining our ability to serve the significant majority of our addressable market with our network facilities. The primary initiatives undertaken include reducing monthly recurring costs for electric power and cross-connects for our collocations, decommissioning collocations in areas with limited potential to capture target business customers and eliminating excess leased network capacity. In the approximately 40 local serving areas where we are decommissioning collocations, we expect to continue to serve our T-1 customers using virtual collocations, EELs or special access T-1s. As of December 31, 2006, we had completed approximately 50% of the implementation of the network optimization project, and we have experienced an average payback period of less than five months on invested capital from net cost savings. We expect to have implemented approximately 90% of the network optimization project by June 2007, and to complete the implementation during the third quarter of 2007. We estimate that we will operate approximately 650 collocations and serve approximately 350 additional outlying local serving areas using virtual collocations, EELs or special access T-1s after we complete this effort.

        Expanding Field Sales Force and Agency Distribution Channels.    In early 2006, we shifted most of our sales resources from telemarketing to field and agent sales, which we believe are more effective in selling higher value services to our larger target customers. We have expanded our field sales force to target small- and medium-sized enterprise customers in geographies with large and attractive addressable markets, and where we have network facilities. In order to better meet the needs of our customers, we have focused our field sales efforts on our managed service offerings such as DYIA, digital voice offering primary rate interfaces, or PRIs, digital trunks, private lines and virtual private networks, or VPNs. To further leverage our field and agent sales force, we have targeted customers who will use our services in multiple locations within our network footprint. For our traditional telephony customers, we continue to offer services and pricing that are competitive with those offered by the RBOCs.

        Continuing to Develop Products and Services that Meet the Needs of our Customers.    Our goal is to provide solutions that improve our customers' daily productivity, simplify their networks and provide them with control of their network. We focus on developing high-value integrated voice and data solutions that can be provided over our existing network infrastructure and increase profitability per customer location. We proactively develop solutions that meet the needs of our business customers, including offering bundled packages of IP-based telecommunications services as well as customized offerings, which we believe increase customer retention and provide revenue growth opportunities. In addition, we believe customer retention is further improved as customers increase the number of services they purchase from us and become increasingly reliant on us for a greater portion of their communication needs.

        Considering Potential Strategic Transactions.    We may supplement our organic growth by acquiring assets that would allow us to gain market share and expand into markets that complement our existing network. In considering strategic transactions, we focus on those assets that operate in our markets or adjacent markets, serve similar customers and offer complementary products and services. Alternatively, we may divest certain assets or markets that are no longer core to our business strategy. For example, on March 9, 2007, we completed the sale of certain assets comprising our ATS cable and telephony business, which we refer to as ATS, to ImOn Communications, LLC for a purchase price of approximately $16 million. ATS provides cable television services in and around Cedar Rapids and Marion, Iowa, and was not core to our continuing telecommunications business. We expect to use proceeds from the ATS sale to redeem a portion of the notes. In addition, on March 23, 2007, we signed an agreement to acquire certain assets from Mpower Communications Corp. for approximately $17.3 million in cash.

Company Strengths

        Extensive IP-Based and Fiber Optic Infrastructure.    We believe we have a large addressable market opportunity within our facilities-based network and extensive collocation footprint. We operate an advanced IP-based network that spans approximately 13,000 intercity and 4,000 metropolitan local fiber route miles. We have installed "soft switches" and related network equipment, such as media gateways, signaling gateways and applications servers, which we collectively refer to as converged network elements. These converged network elements enable the switching and routing of voice calls over our IP network. The converged network elements are collectively smaller and more cost-effective than traditional circuit-switched elements, enabling us to offer traditional voice telephony services across our VoIP platform and to develop future communications solutions that address the needs of our customers. By using our own network to provide services, we believe we are able to ensure service quality and reliability, have greater control over customer care and reduce our exposure to regulatory uncertainty associated with leasing network connectivity and facilities from the RBOCs.

        Comprehensive Suite of IP-Based Communications Solutions.    We provide our customers with a comprehensive suite of networking and telecommunications services, including IP-based integrated data and voice services, internet services, private data networking, VPNs, hosting services and local and long distance voice services. Through an ongoing assessment of our markets, we leverage the scalability and flexibility of our infrastructure to introduce new products and bundled solutions that address the increasingly complex communications needs of our customers.

        Industry Leading Customer Service.    We believe that a key element of our success is our ability to satisfy the service needs of our customers. According to independent customer surveys, overall satisfaction of our customers was 91% during 2006. We believe these ratings are the result of our award-winning StarQuality® employee training and certification program, reliable network and ability to provide high-value communications solutions in cost-effective bundles that meet the needs of our customers. In addition, we believe that consistently offering our customers a high level of service enables us to retain and expand existing customer relationships, as well as attract new ones. We believe we provide a higher level of customer service and dedicated sales support than RBOCs provide to small- and medium-sized enterprise customers.

        Capital Efficiency Derived From Sizeable Network Assets.    We have invested over $3 billion since our inception to create one of the largest and most advanced facilities-based networks maintained by a competitive carrier in the United States. Through our prior investments, we have converged our IP-based backbone, which consists of 14 soft-switches and 24 backbone routers, with our traditional circuit based voice network, which includes over one million intercity backbone fiber miles, 38 voice switches and approximately 650 collocations located across our 20 state footprint. As a result, we are able to provide a full suite of communications solutions with minimal incremental investment and maintain one of the lowest ratios of capital expenditures as a percentage of revenues within our industry.

        Experienced Management Team.    Our team of senior executives has substantial experience in the telecommunications industry and extensive knowledge of our markets. Our management team is led by our Chief Executive Officer, Royce Holland, who has over 30 years of managerial experience, including over 18 years of experience in the telecommunications industry. Our executive management team includes key personnel who have held positions at major communications companies, including Allegiance Telecom, Ameritech, Citizens Communications, Frontier Communications, ICG, MCI, MFS Communications, Verio and Wiltel Communications and who combined have over 150 years of telecommunications experience.

        For a discussion of the industry in which we operate, please see "Business—Industry Overview."

Business Risks

        Our business and our ability to execute our business strategy are subject to a number of risks. Please see "Risk Factors" beginning on page 19 for a discussion of risks that we face.

Recent Developments

        On March 9, 2007, we completed the ATS sale for a purchase price of approximately $16 million. ATS provides cable television services in and around Cedar Rapids and Marion, Iowa, and was not core to our continuing telecommunications business. We expect to use proceeds from the ATS sale to redeem a portion of the notes.

        On March 22, 2007, we filed a Registration Statement on Form S-1 pursuant to which we and certain of our stockholders plan to offer and sell shares of our common stock. We intend to use a portion of the net proceeds of the offering of our common stock to redeem a portion of the notes.

        On March 23, 2007, we signed an agreement to acquire certain assets from Mpower Communications Corp. for approximately $17.3 million in cash. The assets consist primarily of Mpower's Chicago-area customer base and related assets. The acquisition is subject to obtaining customary regulatory approvals and is expected to close in the quarter ending June 30, 2007. Until closing, we will assist Mpower in managing its Chicago-area assets in exchange for a management fee that will be calculated based on monthly cash flow from Mpower's operations. We may not be able to obtain the necessary regulatory approvals or complete our acquisition of Mpower assets on the timing set forth above, or at all. If we do complete the acquisition, we may not be able to successfully integrate the Mpower assets into our operations.

The Offering of the Old Notes

        On September 28, 2006, we completed an offering of $120.0 million in aggregate principal amount of 10 1/2% senior second secured notes due 2011, which was exempt from registration under the Securities Act of 1933, as amended, or the Securities Act.

Old Notes	We sold the old notes to Jefferies & Company, Inc., the initial purchaser, on September 28, 2006. The initial purchaser subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.
Registration Rights Agreement	In connection with the sale of the old notes, we and the guarantors entered into a registration rights agreement with the initial purchaser. Under the terms of that agreement, we agreed to:

(1) file a registration statement with the Securities and Exchange Commission with respect to the exchange offer within 180 days (March 27, 2007) after the date of issuance of the old notes and to use our reasonable best efforts to cause the registration statement be declared effective within 270 days (June 25, 2007) after the issue date of the old notes;
(2) keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the old notes;
(3) use our reasonable best efforts to consummate the exchange offer within 30 business days following the effectiveness of the registration statement of which this prospectus is a part; and

(4) file a shelf registration statement for the resale of the old notes, under specified circumstances, and use our reasonable best efforts to keep the shelf registration statement effective until the earlier of two years after the issue date of the old notes or such time as (i) all of the notes have been sold under the shelf registration statement, (ii) a subsequent shelf registration statement covering the notes not sold under the initial shelf registration statement has been declared effective under the Securities Act, (iii) such notes are eligible for resale pursuant to the Securities Act, or (iv) there are no longer any outstanding notes.

If we do not comply with any of obligations under (1), (3) and (4) above, each of which we refer to as a "registration default," we will pay additional interest on the notes. You will not have any remedy other than additional interest on the notes for any registration default.

If there is a registration default, the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by 0.25% for any subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If we correct the registration default, additional interest shall cease to accrue. If we must pay additional interest on the notes, we will pay such interest to you in cash on the same date that we make other interest payments on the notes.

The Exchange Offer

Exchange Offer	$1,000 principal amount of new notes will be issued in exchange for each $1,000 principal amount of old notes validly tendered. The exchange offer is being made under the registration rights agreement with the initial purchaser of the old notes.
Resale
Based upon interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to unrelated third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, unless you:
	•	are an "affiliate" of McLeodUSA Incorporated or any guarantor within the meaning of Rule 405 under the Securities Act;
	•	acquired the new notes other than in the ordinary course of your business;
	•	have an arrangement or understanding with any person to engage in the distribution of the new notes; or
	•	are engaging in or intend to engage in a distribution of the new notes.

If you are a broker-dealer and receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the new notes. See "Plan of Distribution."
Any holder of old notes who:
	•	is an affiliate of McLeodUSA Incorporated or any guarantor;
	•	does not acquire new notes in the ordinary course of its business; or
	•	tenders its old notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new notes cannot rely on the position of the staff of the SEC enunciated in interpretive letters of the staff of the SEC to third parties and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, which we refer to as the expiration date, unless we, in our sole discretion, extend it.
Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, some of which may be waived by us. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedure for Tendering Old Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

If you hold old notes through The Depositary Trust Company, which we refer to as DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal.
By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
	•	you are not an "affiliate" of McLeodUSA Incorporated or any guarantor within the meaning of Rule 405 under the Securities Act;
	•	you are acquiring the new notes in the ordinary course of your business;
	•	you do not have an arrangement or understanding with any person to engage in the distribution of the new notes;
	•	you are not engaging in, and do not intend to engage in, a distribution of the new notes; and
•
if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder).

We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. The new notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Procedures For Tendering."
Special Procedures for Beneficial Owners
If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and instruct the registered holder to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures
If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC's Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 pm, New York City time, on the expiration date.
Acceptance of Old Notes and Delivery of New Notes
Subject to customary conditions, we will accept old notes which are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The new notes will be delivered promptly following the expiration date.

Effect of Not Tendering
Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the federal securities laws.
Interest on the New Notes and the Old Notes
The new notes will bear interest from the most recent interest payment date to which interest has been paid on the notes. Interest on the old notes accepted for exchange will cease to accrue upon the issuance of the new notes.
Certain United States Federal Income Tax Consequences	The exchange of old notes for new notes by tendering holders should not be a taxable exchange for federal income tax purposes. See "Certain United States Federal Income Tax Consequences."
Exchange Agent	U.S. Bank National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.
Use of Proceeds	We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer.

Summary of Terms of New Notes

        The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes. The new notes will have terms identical in all material respects to the old notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	McLeodUSA Incorporated
Notes Offered	$120,000,000 aggregate principal amount of 10 1/2% Senior Second Secured Notes due 2011.
Interest
We will pay interest in cash on the new notes at a rate of 10 1/2% per annum. We will make interest payments on the new notes semi-annually on October 1 and April 1 of each year, commencing on April 1, 2007.
Maturity	October 1, 2011
Guarantees	The new notes will be fully, unconditionally and irrevocably guaranteed on a senior secured basis by each of our existing and future domestic restricted subsidiaries, jointly and severally.
Ranking
The new notes and the guarantees will rank senior in right of payment to all of our and the guarantors' future subordinated indebtedness and equal in right of payment with all of our and the guarantors' existing and future senior indebtedness. If we enter into a senior secured credit facility or incur certain other senior secured indebtedness, the lien on the collateral that secures the new notes and the related guarantees will be contractually subordinated to the lien thereon that secures such credit facility and such other senior secured indebtedness pursuant to the terms of an intercreditor agreement. Consequently, the new notes will be effectively subordinated to such credit facility and such other senior secured indebtedness to the extent of the value of the collateral. See "Description of the New Notes—Security." The new notes and the guarantees will also be effectively subordinated to indebtedness of our non-guarantor subsidiaries and to certain other indebtedness secured by assets not included in the collateral to the extent of the value of such assets.
Security Interest
The new notes and the guarantees will be secured by a security interest in substantially all of our and the guarantors' existing and future tangible and intangible assets, subject to certain exceptions.
The collateral will not include assets constituting "excluded collateral." See "Description of the New Notes—Security."

Optional Redemption
Prior to October 1, 2009, we may redeem all or any portion of the new notes at a make-whole redemption price as set forth in "Description of the New Notes—Redemptions—Optional Redemption Prior to October 1, 2009," together with accrued and unpaid interest to the date of redemption.

On or after October 1, 2009, we may redeem some or all of the new notes at the following redemption prices, expressed as percentages of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption:
For the period below	Percentage
On or after October 1, 2009	105.250%
On or after October 1, 2010	100.000%
See "Description of the New Notes—Redemptions—Optional Redemption On or After October 1, 2009."

Prior to October 1, 2009, up to 35% of the aggregate principal amount of the notes originally issued under the indenture may be redeemed at our option with the net proceeds of certain equity offerings at 110.500% of their principal amount, together with accrued and unpaid interest to the date of redemption; provided that at least 65% of the aggregate principal amount of the notes originally issued under the indenture remain outstanding after any such redemption. On March 22, 2007, we filed a Registration Statement on Form S-1 pursuant to which we and certain of our stockholders plan to offer and sell shares of our common stock. We intend to use a portion of the net proceeds of the offering of our common stock to redeem a portion of the notes. See "Description of the New Notes—Redemptions—Optional Redemption Prior to October 1, 2009."

On March 9, 2007, we completed the ATS Sale for a purchase price of approximately $16 million. We may, at our option, and we plan to, within 60 days following such sale, redeem all or a portion of the notes in an aggregate principal amount not exceeding the amount of net cash proceeds received in such sale at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date. See "Description of the New Notes—Redemptions—Optional Redemption Upon ATS Sale."
Change of Control Offer
If we experience a change of control, the holders of the new notes will have the right to require us to purchase their notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Asset Sale Offer
If we sell assets and do not use the proceeds for specified purposes, we may be required to offer to use the net proceeds to repurchase the new notes at 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.
Certain Indenture Covenants	The indenture governing the notes contains certain covenants limiting our ability and the ability of our subsidiaries to, under certain circumstances:
	•	incur or guarantee additional indebtedness or issue certain preferred stock;
	•	pay dividends or make other distributions;
	•	redeem or purchase our equity interests;
	•	issue capital stock of our restricted subsidiaries;
	•	transfer or sell assets, including capital stock of our restricted subsidiaries;
	•	make certain investments or acquisitions;
	•	grant liens on our assets;
	•	incur dividend or other payment restrictions affecting our restricted subsidiaries;
	•	enter into certain transactions with affiliates; or
	•	merge, consolidate or transfer substantially all of our assets.
These covenants are subject to a number of important exceptions and qualifications and are described in more detail in the section entitled "Description of the New Notes—Certain Covenants."
No Public Market
The new notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, a market for the new notes may not develop and we cannot assure you as to the liquidity of any market. The initial purchaser in the private offering of the old notes has advised us that it currently intends to make a market in the new notes. The initial purchaser is not obligated, however, to make a market in the new notes, and any such market-making may be discontinued by the initial purchaser in its discretion at any time without notice. See "Plan of Distribution."

Risk Factors

        Investment in the new notes involves risks. You should carefully consider the information under the section entitled "Risk Factors" and all other information included in this prospectus before investing in the new notes.

Our Corporate Information

        We were incorporated in Delaware as McLeod, Inc. in 1993 and changed our name to McLeodUSA Incorporated in 1997. Our principal executive offices are located at One Martha's Way, Hiawatha, Iowa 52233, and our telephone number is (319) 790-7800. Our website address is www.mcleodusa.com. We have included our website address as an inactive textual reference only. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

        In this prospectus, unless otherwise stated or the context otherwise requires, references to "McLeodUSA," "we," "us," "our" and similar references refer to McLeodUSA Incorporated.

Summary Historical Consolidated Financial Data

        The following tables set forth our selected consolidated financial data for the periods ended and dates indicated. The selected consolidated financial data for January 1, 2006 and the years ended December 31, 2004, 2005 and 2006 and as of December 31, 2005 and 2006 have been derived from, and should be read together with, our audited consolidated financial statements beginning on page F-1 of this prospectus.

        The summary and selected historical financial information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with, and is qualified in its entirety by, the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

	Predecessor McLeodUSA			Reorganized McLeodUSA
	Years Ended December 31,
			January 1, 2006(1)	Year Ended December 31, 2006
	2004	2005
	(dollars in millions)
Income Statement Data:
Revenue	$716.2	$635.0	$—	$544.7
Operating Expenses:
Cost of service(2)	393.8	362.1	—	315.8
Selling, general and administrative(2)	268.4	217.4	—	181.7
Depreciation and amortization	356.8	212.9	—	60.1
Reorganization charges, net	—	20.2	(18.5)	—
Restructuring, asset impairment and other charges (adjustments)	262.9	301.7	—	2.4

Total operating expenses (income)	1,281.9	1,114.3	(18.5)	560.0

Operating (loss) income	(565.7)	(479.3)	18.5	(15.3)
Interest expense, net	(48.2)	(65.3)	—	(12.7)
Other (expense) income	(10.6)	9.8	—	(0.3)
Gain on cancellation of debt	—	—	728.1	—

Net (loss) income	(624.5)	(534.8)	746.6	(28.3)
Preferred stock dividend	(2.9)	(1.3)	—	—

(Loss) income applicable to common shares	$(627.4)	$(536.1)	$746.6	$(28.3)

Ratio of earnings to fixed charges(3)	—	—	—	—
Deficiency	$(571.4)	$(463.9)	$—	$(11.7)
December 31, 2006
(in millions)
Balance Sheet and Other Data:
Cash and cash equivalents	$64.8
Property and equipment, net	306.3
Working capital (deficiency) (excluding assets held for sale)	11.5
Total assets	479.0
Total debt	120.0
Stockholders' equity (deficiency)	217.1
Weighted average common shares outstanding:
Basic	30.0
Diluted	30.0

(1)
On October 28, 2005, we filed a voluntary petition for bankruptcy relief under Chapter 11. On January 6, 2006 we emerged from those bankruptcy proceedings pursuant to the terms of a plan of reorganization. Upon emergence, we adopted the fresh start accounting provisions of SOP 90-7. The adoption of fresh start accounting had a material effect on our financial statements. As a result, our financial statements for periods after January 1, 2006 are not comparable to our financial statements for earlier periods. Specifically, interest expense, due to the substantial cancellation of debt, and depreciation and amortization expense, due to the adjustment of the carrying values of property, equipment and intangibles to their estimated fair market values, have significantly changed after the application of SOP 90-7.

(2)
Exclusive of depreciation and amortization.

(3)
The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings include net loss before taxes plus fixed charges. Fixed charges consist of interest incurred and the portion of rent expense that is deemed representative of interest.

Year Ended December 31, 2006
Selected Operating Data:
Capital expenditures	$31.9
Deferred line installation costs(1)	17.0
Retail residential POTS line churn	3.54%
Retail business POTS line churn	3.17%
Retail T-1 circuit churn	1.32%
Retail DYIA unit churn	0.59%
As of December 31, 2006
Retail residential POTS lines in service	101,900
Retail business POTS lines in service	283,500
Retail T-1 circuits in service	14,300
Quota bearing field sales representatives	210
Quota bearing inside sales representatives	42
Total employees	1,588

(1)
Deferred line installation costs represent success-based costs that are driven by new sales and include equipment, internal labor for installation and provisioning of equipment and service and non-recurring costs paid to the RBOCs for provisioning unbundled loops or T-1s.

RISK FACTORS

        You should carefully consider the following risk factors and all other information contained in this prospectus before making a decision to participate in the exchange offer. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

        If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

Risks Relating to the Notes and the Exchange Offer

        Rights of holders of notes in the collateral may be adversely affected by the failure to have, obtain and/or perfect liens on certain assets.

        The lien securing the notes covers substantially all of our assets, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the lien thereon or of the priority of the lien securing the notes.

        Additionally, the collateral securing the notes and the guarantees will not include the capital stock of any of our subsidiaries. As a result, the ability of the collateral agent to realize upon the value of such collateral of any of our subsidiaries that will guarantee the notes may be delayed and result in less net proceeds as it is generally more complicated, time consuming and costly to foreclose upon all of the assets of an entity instead of its capital stock.

        Our substantial level of indebtedness could materially adversely affect our financial condition and prevent us from fulfilling our obligations under the notes and our other indebtedness.

        We have a substantial amount of debt. As of December 31, 2006, we had $120.0 million of total indebtedness. The indenture governing the notes allows us to enter into a senior secured credit facility and incur additional indebtedness thereunder.

        Our substantial indebtedness could have important consequences to you and significant effects on our business, including the following:

  •
  it may make it difficult for us to satisfy our obligations under the notes and our other indebtedness and contractual and commercial commitments and, if we fail to comply with these requirements, an event of default could result;

  •
  we must use a substantial portion of our cash flow from operations to pay interest on the notes and our other indebtedness, which will reduce the funds available to us for other purposes;

  •
  our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes will be limited;

  •
  our flexibility in reacting to changes in our industry may be limited and we could be more vulnerable to adverse changes in our business or economic conditions in general; and

  •
  we may be at a competitive disadvantage compared to those of our competitors that are not as highly leveraged.

        The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

        McLeodUSA Incorporated, the issuer of the notes, is a holding company, and therefore its ability to make any required payment on the notes depends upon the ability of its subsidiaries to pay it dividends or to advance it funds.

        McLeodUSA Incorporated, the issuer of the notes, has no direct operations and no significant assets other than the stock of its subsidiaries. Because it conducts its operations through its operating subsidiaries, McLeodUSA Incorporated depends on those entities for dividends and other payments to generate the funds necessary to meet its financial obligations, including its required obligations under the notes. However, each of its subsidiaries is a legally distinct entity, and while its domestic subsidiaries will guarantee the notes, such guarantees are subject to risks. See "—A court could cancel the notes or the guarantees of our existing subsidiaries and our future domestic restricted subsidiaries under fraudulent conveyance laws or certain other circumstances" and "—Rights of holders of notes in the collateral may be adversely affected by the failure to have, obtain and/or perfect liens on certain assets." The ability of our subsidiaries to pay dividends and make distributions will be subject to, among other things, the terms of any debt instruments of its subsidiaries then in effect and applicable law. If distributions from our subsidiaries to it were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired.

        To service our indebtedness, including the notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Although we have filed a Registration Statement on Form S-1 pursuant to which we and certain of our stockholders plan to offer and sell shares of our common stock, we may not complete that offering, and we expect to obtain the necessary funds to pay our expenses and the amounts due under the notes primarily from our operations. Our ability to pay our expenses and make these payments therefore depends on our future performance, which will be affected by financial, business, economic, legislative and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness, including the notes, or to fund other liquidity needs. If we do not have sufficient funds, we may be required to sell assets or incur additional debt. We may need to refinance all or a portion of our indebtedness, including the notes, at or before maturity. We may not be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes and our ability to pay the amounts due under the notes.

        Despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

        We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes limits our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indenture governing the notes does not prevent us from incurring obligations that do not constitute indebtedness. See "Description of the New Notes." To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

        The notes contain restrictive covenants that limit our operational flexibility.

        The notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These covenants may include restrictions on our ability to:

  •
  incur or guarantee additional indebtedness or issue certain preferred stock;

  •
  pay dividends or make other distributions;

  •
  issue capital stock of our restricted subsidiaries;

  •
  transfer or sell assets, including capital stock of our restricted subsidiaries;

  •
  make certain investments or acquisitions;

  •
  grant liens on our assets;

  •
  incur dividend or other payment restrictions affecting our restricted subsidiaries;

  •
  enter into certain transactions with affiliates; and

  •
  merge, consolidate or transfer all or substantially all of our assets.

        Our failure to comply with these restrictions could lead to a default under the notes. The actual covenants are contained in the indenture. See "Description of the New Notes—Certain Covenants."

        The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

        No appraisals of any collateral have been prepared in connection with the offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the collateral may not be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under first priority claims. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations.

        To the extent that third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. In particular, the indenture permits us to enter into a senior secured credit facility and incur certain other senior secured indebtedness if we satisfy certain leverage ratio tests on a pro forma basis set forth in the indenture, and pursuant to an intercreditor agreement, the liens securing the notes will be contractually subordinated to the liens securing such credit facility and such other indebtedness, and the rights of the collateral agent with respect to the enforcement of such liens on behalf of the note holders will be limited in accordance with the terms of such intercreditor agreement. See "—The Lien-Ranking Provisions Set Forth in the Intercreditor Agreement Relating to the Notes and Related Guarantees Limit the Rights of the Holders of the Notes with Respect to the Collateral That May Also Secure First Priority Claims." Additionally, the terms of the indenture allow us to issue additional notes provided that we meet a specified fixed leverage ratio on a pro forma basis. The indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Any additional notes issued pursuant to the indenture will rank pari passu to the old notes and the new notes and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional notes pursuant to the indenture may have the effect of significantly diluting your ability to recover payment in full of old notes or new notes from the then existing pool of collateral. Releases of collateral from the liens securing the notes are permitted under some circumstances. The actual provisions relating to such releases are contained in the indenture. See "Description of the New Notes."

        The ability of the collateral agent to foreclose on the collateral may be limited pursuant to bankruptcy laws.

        The right of the collateral agent, as a secured party under the collateral documents for the benefit of itself, the trustee and the holders of the notes, to foreclose upon and sell the collateral upon the occurrence of a payment default is likely to be significantly impaired by applicable bankruptcy laws, including the automatic stay provision contained in Section 362 of the Bankruptcy Code. Under applicable federal bankruptcy laws, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit a debtor to continue to retain and use collateral even though that debtor is in default under the applicable debt instruments so long as the secured creditor is afforded "adequate protection" of its interest in the collateral. Although the precise meaning of the term "adequate protection" may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor's interest in its collateral. Accordingly, the bankruptcy court may find that a secured creditor is "adequately protected" if, for example, the debtor makes certain cash payments or grants the creditor liens on additional or replacement collateral as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case.

        In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of, and during the pendency of, a bankruptcy case, whether or when the collateral agent could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral. Furthermore, if a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, holders of notes would hold "under-secured claims." Applicable federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorney's fees for "under-secured claims" during a debtor's bankruptcy case.

        None of our future foreign subsidiaries or unrestricted domestic subsidiaries, if any, will guarantee the notes. If any of our future foreign subsidiaries or unrestricted domestic subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the notes effectively would be subordinated to all of the existing and future liabilities of our future foreign subsidiaries and our unrestricted domestic subsidiaries, if any.

        The lien-ranking provisions set forth in the intercreditor agreement relating to the notes and related guarantees limit the rights of the holders of the notes with respect to the collateral that may also secure first priority claims.

        If we enter into a senior secured credit facility or incur certain other senior secured indebtedness in accordance with the leverage ratio tests on a pro forma basis provided under the indenture (which together with certain other obligations that constitute First Priority Claims (as defined in "Description of the New Notes—Certain Definitions"), the rights of the holders of the notes with respect to the collateral securing any First Priority Claims (including such credit facility and such other secured indebtedness) will be limited pursuant to the terms of the intercreditor agreement with the representative of the holders of the First Priority Claims. The intercreditor agreement will, among other things, (i) provide that the liens on the collateral securing the notes and the related guarantees will be contractually subordinated to the liens thereon securing First Priority Claims, (ii) limit the ability of the collateral agent, the trustee and the noteholders to foreclose upon the collateral securing the notes while allowing the holders of the First Priority Claims to take or refrain from taking any such action without consulting the noteholders, and (iii) provide for certain waivers if we or any guarantor are the subject of an insolvency proceeding. As a result, the notes will be effectively subordinated to the First Priority Claims to the extent of the value of such common collateral. See "Description of the New Notes—Security."

        Our ability to purchase notes with cash upon a change of control may be limited.

        Upon the occurrence of a "change of control," as defined in the indenture governing the notes, we will be required to offer to purchase the notes at a price equal to 101% of the principal amount thereof, together with any accrued and unpaid interest to the date of purchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required purchase of the notes. The actual change of control covenant is set forth in the indenture. See "Description of the New Notes."

        In addition, if we incur any First Priority Claims, as permitted under the indenture, it is possible that the events that constitute a change of control under the indenture may also be events of default under the documentation evidencing such First Priority Claims. These events may permit the holders of the First Priority Claims to accelerate the First Priority Claims. If we are required to repurchase the notes and repay any First Priority Claims that are so accelerated, we would probably require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all. If any such accelerated First Priority Claims are not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such First Priority Claims, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes.

        One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase "all or substantially all" will likely be interpreted under the law of the State of New York, which is the law governing the indenture, and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of "all or substantially all" of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to purchase all or a portion of the notes held by such holder may be impaired.

        A court could cancel the notes or the guarantees of our existing subsidiaries and our future domestic restricted subsidiaries under fraudulent conveyance laws or certain other circumstances.

        Our issuance of the notes and the issuance of the guarantees by our existing subsidiaries and of our future domestic restricted subsidiaries may be subject to review under federal or state fraudulent transfer or similar laws.

        All of our existing subsidiaries and our future domestic restricted subsidiaries will guarantee the notes once regulatory approval is obtained. If we or such a subsidiary becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance, renewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel its guarantee. The court might do so if it found that, when the subsidiary entered into its guarantee or, in some states, when payments become due thereunder, (a) it received less than reasonably equivalent value or fair consideration for such guarantee and (b) either (i) was or was rendered insolvent, (ii) was left with inadequate capital to conduct its business, (iii) or believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

        Similarly, if we become a debtor in a case under the Bankruptcy Code or encounter other financial difficulty, a court might cancel our obligations under the notes, if it found that when we issued the notes (or in some jurisdictions, when payments become due under the notes), factors (a) and (b) above applied to us, or if it found that we issued the notes with actual intent to hinder, delay or defraud its creditors.

        A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court avoided such guarantee, you would no longer have a claim against such subsidiary or the collateral granted by such subsidiary to secure its guarantee. In addition, the court might direct you to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, funds may not be available to pay the notes from another subsidiary or from any other source.

        The indenture states that the liability of each subsidiary on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, that the guarantees and the collateral granted by such subsidiary to secure its guarantee will be in amounts sufficient, if necessary, to pay obligations under the notes when due.

        Your ability to transfer the new notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market for the new notes will develop.

        There is no established trading market for the new notes. Although the initial purchaser has informed us that it currently intends to make a market in the new notes, it has no obligation to do so and may discontinue making a market at any time without notice. Therefore, we cannot guarantee that an active market for the new notes will develop or, if developed, that it will continue.

        We do not intend to apply for listing of the new notes on any securities exchange or for quotation on any automated quotation system. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes.

        The market price for the notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the new notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your new notes.

        If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected.

        We will only issue new notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. If you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes in accordance with applicable regulations. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such new notes.

        Changes in respect of the public debt ratings of the notes may materially and adversely affect the availability, the cost and the terms and conditions of our debt.

        The notes will be, and any of future debt instruments may be, publicly rated by Moody's Investors Service, Inc., or Moody's, and Standard & Poor's Rating Services, or S&P, each of which are independent rating agencies. These public debt ratings may affect our ability to raise debt. Any future downgrading of the notes or our debt by Moody's or S&P may affect the cost and terms and conditions of our financings and could adversely affect the value and trading of the notes.

Risks Relating to Our Industry and Business

        We have never been profitable and we may not be profitable in the future.

        We have experienced significant net and operating losses in the past. For the years ended December 31, 2004, 2005 and 2006, we recorded net losses of $624.5 million, $534.8 million and $28.3 million, respectively, and operating losses of $565.7 million, $479.3 million and $15.3 million. We have only recently generated sufficient cash flow from operations to fund our expenses and may not continue to do so in the future. We have never been profitable on an operating basis and may not be in the future.

        We face intense and growing competition from other providers of communications services that have significantly greater resources than we do. Several of these competitors are better positioned to engage in competitive pricing, which may make it difficult for us to attract new customers.

        The market for communications services is highly competitive and we expect the competition to intensify. We compete with many types of communications providers, including traditional local telephone companies, cable companies, new IP-based service providers and other managed service providers with similar business models to our own. Our current or future competitors may provide services that are comparable or superior to those that we provide, or at lower prices, or adapt more quickly to evolving industry trends or changing market requirements.

        Our target customers are small- and medium-sized enterprises and multi-location customers within our geographic footprint. The success of our business depends in part on our ability to attract these potential customers to leave their current providers. Many of these providers have competitive advantages over us, including substantially greater financial, personnel and other resources, better access to capital, brand name recognition and long-standing relationships with customers. These resources may place us at a competitive disadvantage in our current markets and limit our ability to expand into new markets. Because of their greater financial resources, some of our competitors can also afford to reduce prices for their services and engage in aggressive promotional activities, which could have an adverse effect on our business. If we are required to reduce our prices to remain competitive, or if we lose customers as a result of these factors, our revenue will decrease.

        We may not be successful in implementing our new business strategy, or in realizing its anticipated benefits, which could adversely affect our business.

        In the past, we focused on delivering a broad portfolio of products to a wide spectrum of customer segments including residential, small- and medium-sized enterprises, other carriers and internet service providers, and, to a lesser extent, large corporate enterprises. This strategy resulted in a large base of small and lower margin customers with monthly billings of up to $200 per month per location. Upon our January 2006 emergence from our second bankruptcy, we shifted our business strategy to focus on providing higher value bundles of integrated voice, broadband internet access and other data services to enterprise customers with average monthly telecommunications bills of $500 to $5,000 per location. In order to better target small- and medium-sized enterprise customers, we also changed our sales and marketing strategy to emphasize direct sales and agent channels with less reliance on telemarketing and yellow pages advertising.

        Our new business strategy represents a significant change from our historic practices. We may not be able to implement our new strategy successfully, and its success is dependent on a number of factors, including our ability to:

  •
  sell bundled products and services to voice- and data-intensive small- to medium-sized enterprise customers;

  •
  scale our operations;

  •
  maximize network utilization;

  •
  evaluate our network and monitor technological developments;

  •
  retain our existing customer base by reducing churn;

  •
  allocate greater sales and marketing and company resources to offering a broad set of value-added services;

  •
  expand, train and incentivize our sales force; and

  •
  retain access to the last mile access loops and other necessary network elements and collocations leased from the regional Bell operating companies, or RBOCs, at rates that enable us to competitively price our products.

        In order for us to become profitable, we must achieve objectives in a timely and cost-effective manner. In our effort to become profitable, our revenues have decreased and may continue to do so, which could adversely affect our financial condition, results of operations and cash flows. We may not achieve our objectives, and if we fail to achieve one or more of our objectives, we may not become profitable on an operating basis, our results of operations and cash flows could be negatively impacted and we could be forced to seek alternatives for our business.

        Failure to raise necessary capital could restrict our ability to support our network infrastructure, develop or enhance our products, take advantage of future opportunities, operate and expand our business or respond to competitive pressures.

        Our capital resources may not be sufficient to enable us to fund the capital expenditures required to:

  •
  deploy network assets currently not in service;

  •
  construct, purchase, develop and improve communications assets in target markets; and

  •
  improve our business infrastructure and systems to support a more efficient telecommunications company.

        We also require substantial funds for general corporate and other expenses and may require additional funds for working capital fluctuations. Failure to generate or raise sufficient funds may require us to delay or abandon some of our plans or expenditures, which could harm our business and competitive position.

        We expect to meet our funding needs through various sources, including existing cash balances, cash flow from future operations, and proceeds from sales of excess fiber or other excess inventory. While the indenture governing our notes allows us to enter into a senior secured credit facility and, subject to the satisfaction of a leveraged based ratio test, incur additional indebtedness to fund future liquidity needs, we may not be able to obtain such funds on satisfactory terms, or at all.

        Our historic financial difficulties, including two bankruptcies, could adversely affect our image, ability to compete, liquidity and financial results.

        In August 2001, we initiated a broad financial and operational restructuring, and in April 2002, we emerged from Chapter 11. We filed another voluntary petition for relief under Chapter 11 in October 2005, and on January 6, 2006, we again emerged from bankruptcy. Our past financial difficulties and two bankruptcies have diminished our ability to obtain capital and have adversely affected the willingness of potential customers, including larger, more sophisticated business customers that we are now targeting, to purchase telecommunications services from us. Our financial position may continue to adversely affect the willingness of potential customers to purchase their communications services from us.

        We may also lose revenues to the extent other carriers reduce the amount of business they transact with us as a result of their perception of our financial condition. Some of our critical suppliers of network services such as the RBOCs and their affiliated interexchange carriers, or IXCs, have sought in the past and may seek in the future to impose burdensome security deposits or require letters of credit that may negatively impact our liquidity position. There is no guarantee that these vendors will not be successful in imposing these requirements or that the size of such deposit requirements would not have a material adverse affect on our liquidity and financial condition.

        Continuing decreases in prices for our services may result in declining revenues.

        The prices that we charge for some of our communications services have been decreasing, and we expect to continue to experience decreasing prices for certain of our communications services:

  •
  as we and our competitors increase transmission capacity on existing and new networks;

  •
  as a result of the continuing convergence of various technological means to provide similar services to customers in our markets;

  •
  as a result of our current agreements with customers which often contain volume based pricing or other contractually agreed upon decreases in prices during the term of the agreement;

  •
  through technological advances or otherwise; and

  •
  as a result of changes in regulatory policy.

        We may be unable to compensate for declining revenues and, accordingly, our historical revenue may not be indicative of future revenue based on comparable traffic volumes. If the prices for our communications services decrease, and if we are unable to offer additional services from which we can derive additional revenue or otherwise reduce our operating expenses, our operating results will decline and our business and financial results will suffer.

        The success of our communications services will depend on our ability to keep pace with rapid technological changes affecting our industry.

        The communications industry has experienced, and we believe will continue to experience, rapid and significant changes in technology. Technological changes, such as the use of wireless network access, could render aspects of our technology suboptimal or obsolete and provide a competitive advantage to new or larger competitors who might more easily be able to take advantage of these opportunities. Some of our competitors, including the local telephone companies, have much longer operating histories, more experience in making upgrades to their networks and greater financial resources than we do. We may not be able to obtain access to new technologies as quickly or on the same terms as our competitors, and we may not be able to apply new technologies to our existing networks without incurring significant costs or at all. In addition, responding to demand for new technologies would require us to increase our capital expenditures, which may require additional financing. If we are unable to keep pace with these technological changes, we could face difficulties in attracting and retaining customers.

        Government regulation may increase our costs, decrease our revenues, adversely impact our ability to provide services and/or subject our services to additional competitive pressures.

        Our facilities and services are subject to federal, state and local regulations. The time and expense of complying with these regulations could increase our costs of providing services and subject us to additional competitive pressures. One of the primary purposes of the Telecommunications Act was to open the local telephone services market to competition. While this has presented us with opportunities to enter local telephone markets, it also provided important competitive and other benefits to the RBOCs, such as the ability to provide long distance service to customers in their respective regions. In addition, we need to obtain and maintain licenses, permits and other regulatory approvals in connection with some of our services. Any of the following could adversely affect our business:

  •
  failure to comply with federal and state tariff requirements;

  •
  failure to maintain proper federal, state and municipal certifications or authorizations;

  •
  failure to comply with federal, state or local laws and regulations;

  •
  failure to obtain and maintain required licenses and permits;

  •
  failure to properly classify revenues and any misclassification's impact on surcharge collection and remittance;

  •
  burdensome license or permit requirements to operate in public rights-of-way; and

  •
  burdensome or adverse regulatory requirements.

        Regulatory developments have enhanced the ability of other companies to compete against us, including by providing the RBOCs with increased pricing flexibility for many services, decreasing the RBOCs' access charges, decreasing the requirements to make unbundled network elements, or UNEs, available, and altering the levels and types of support and ancillary services the RBOCs are required to provide, and requiring us to reduce our charges for certain services, such as intercarrier compensation. Future regulatory changes affecting intercarrier compensation, including changes to the access charge regime, could also materially reduce our revenues and increase our cost of interconnection.

        State and federal regulations to which we are subject require prior approval for a range of different corporate activities, such as transfers of direct and indirect control of authorized telecommunications carriers, certain corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, certain stock offerings and incurrence by carriers of significant debt obligations. The failure to obtain such required approvals could adversely affect us and our operations.

        Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law or the rules, regulations and policies of state regulatory authorities. State utility commissions generally have authority to supervise telecommunications service providers in their states and to enforce state utility laws and regulations. Fines or other penalties also may be imposed for violations. We have been fined for violations in the past. State utility commissions or third parties could challenge our compliance with applicable laws or regulations, which could have a material adverse effect on our business, results of operations and financial condition.

        The Federal Communications Commission, or FCC, has an open docket proposing to reform all forms of intercarrier compensation. An industry task force produced a proposal named the "Missoula plan" that was filed with the FCC on July 24, 2006. The Missoula Plan would impose a uniform compensation rate applicable to all types of traffic that a carrier terminates, change the rules of interconnection and transiting and partially preempt state authority over intrastate access rates. If the Missoula plan is adopted as proposed, we would experience a significant reduction in access revenues and increased costs of interconnection after the plan is fully implemented over a proposed three-year period, which would have a materially adverse affect on us.

        The legislative and regulatory environment in which we operate continues to undergo significant changes. Many of the developments discussed in this prospectus are subject to further legislative and regulatory actions as well as litigation and court review. Our business may be adversely affected by future legislation, regulatory change or court decisions.

        Additional liabilities may arise in connection with the federal universal service program.

        The FCC has established a "universal service" program that is intended to ensure that affordable, quality basic telecommunications services are available to all residents of the United States. Like other telecommunications providers, we are required to make contributions to support federal and state universal service goals. Our contribution to federal universal service support programs is assessed against our interstate and international end-user telecommunications gross revenue. Our contribution was 10.9% of such revenue in 2005 and 10.9% in 2006. We paid approximately $6.6 million to the federal program in both 2005 and 2006.

        On March 8, 2007, the Universal Service Administration Company, which administers the federal universal service program on behalf of the FCC, completed an audit of our contributions to the federal universal service program based upon our 2005 revenues. The audit report, which is not yet final, tentatively concludes that we underreported or misclassified certain telecommunications service revenues, resulting in a contribution shortfall of approximately $4.4 million. We believe that the audit report is erroneous in some respects and we intend to seek modification of the audit findings before the report is finalized. If our efforts are unsuccessful, we have the right to appeal the audit findings to the FCC. In the event that the tentative audit findings are upheld, however, we may be required to pay the contribution shortfall with respect to 2005 revenues, and we also may have additional unanticipated liabilities with respect to our 2006 and 2007 revenues. To satisfy any such additional contribution obligations, we would either need to impose billing surcharges on our customers, thereby increasing our prices, or to absorb these obligations as additional costs.

        RBOC consolidation and advancing deregulation of RBOCs makes it more difficult for us to compete with the RBOCs and increase revenues.

        It has become increasingly difficult to compete against large, financially strong competitors with well known brands. Recently, FCC actions have changed the terms and conditions of our access to RBOC local exchange facilities. Consolidation in the communications industry has accelerated in the wake of these new policies and other changes in market conditions. RBOCs have also successfully achieved broader deregulation of their retail offerings in many states. With the recent merger and deregulatory activity in the telecommunications industry, we believe that the RBOCs will likely become even stronger competitors.

        Our dependence on the RBOCs to provide many of our communications services could make it harder for us to offer our services at a profit.

        We depend on the RBOCs to provide many elements of our services, including the "last mile" connections to most of our customers. At the same time, the RBOCs are our largest competitors. Today, without using the UNEs and communications services of these companies, we could not economically provide services to most of our customers. Because of this dependence, our communications services are highly susceptible to changes in the conditions for access to RBOC facilities and to possible inadequate service quality provided by the RBOCs. Therefore, we may have difficulty offering our services on a profitable and competitive basis. Qwest and AT&T, including its wholly-owned subsidiaries AT&T Midwest Corporation and Southwestern Bell Telephone Company, are the primary suppliers of UNEs, network elements and communications services that allow us to initiate and complete calls and transmit data. The communications facilities of our suppliers allow us to provide local, long distance, internet services and private lines dedicated to our customers' uses. If these RBOCs or other companies are legally entitled to deny or limit our access to their UNEs, network elements or communications services, or if regulatory decisions allow them to charge higher rates for these elements or services, we may not be able to offer communications services at profitable rates. For example, in September 2005 the FCC granted forbearance relief to Qwest that has resulted in our loss of access to UNEs at cost-based rates in nine central offices in the Omaha MSA where we have collocated equipment and customers. Qwest has since proposed substantially increasing the prices for all network elements that we use to provide services in the nine affected central offices. Although AT&T has committed not to seek forbearance from the UNE loop and transport obligations before mid-2010, Qwest has made no such commitment, and could petition the FCC for relief from offering UNEs in other markets we serve. Similarly, FCC rules currently permit RBOCs to unilaterally retire copper loop facilities that we use as the last mile connection to our customer without any regulatory oversight. As RBOCs deploy more fiber loop facilities that the FCC has declared are not subject to unbundling obligations, the RBOCs may be able to eliminate our access to last mile facilities that we require to serve our customers. Verizon has filed more than 80 notifications of copper plant retirement affecting several of its exchanges. AT&T and Qwest have not yet filed a notification of copper plant retirement in any exchange in which we use their last mile facilities. Several competitive local exchange carriers, or CLECs, including us, petitioned the FCC in January 2007, to change the rules governing copper plant retirement to protect our access to these last mile copper facilities. The FCC has solicited public comments on this petition but has not yet made any decision.

        In order to interconnect our network equipment and other communications facilities to UNEs controlled by the RBOCs, we must enter into, maintain and renew interconnection agreements, or ICAs, with them. Interconnection obligations imposed on the RBOCs by the Telecommunications Act have been and continue to be subject to a variety of legal proceedings. In addition, the mergers of SBC and AT&T, Verizon and MCI, and AT&T and BellSouth, could significantly impact the availability of acceptable ICAs without incurring the expense of lengthy negotiations and arbitrations with an RBOC in each state. Former standalone IXCs AT&T and MCI both dedicated significant internal and external resources to negotiate and arbitrate ICAs that many competitive local exchange carriers, or CLECs, used as model agreements, and resources are no longer available since the mergers of AT&T and MCI with RBOCs. On March 2, 2007, Qwest provided notice that it was terminating all current ICAs with us. The termination notice begins a 160-day period for negotiation of new ICAs for each of the states. If we cannot successfully negotiate new agreements with Qwest for each state, or find existing ICAs that Qwest has with other CLECs that meet our network and operating requirements and that we can opt into, then we will be required to arbitrate all unresolved issues before each state commission. We may not be able to obtain ICAs on terms that would continue to permit us to offer services using our own communications network facilities in combination with the local network elements of the RBOCs at profitable and competitive rates.

        When FCC decisions eliminate our access to elements of RBOC networks at cost-based prices, RBOCs may choose or be required to offer those elements on a commercial rather than a regulated basis, and these commercial terms may make these elements uneconomical for us to use. For example, we have signed a commercial agreement with Qwest for a replacement of the unbundled network element platform, or UNE-P, which formerly enabled us to use a combination of UNEs to serve customers in markets where we did not have our own local network facilities. Qwest's commercial replacement product, QPP, enables us, at a higher cost, to continue offering similar service through 2008 to our end-users in the affected markets. However, we have been unable to reach a comparable agreement with AT&T for a similar commercial replacement product in the AT&T region, and we have been unable to reach an agreement with Qwest for replacement of high capacity facilities in the Omaha central offices affected by the FCC forbearance decision. In these central offices, we have the option of purchasing RBOC special access services in lieu of UNEs, but the FCC has granted the RBOCs substantial pricing flexibility for these services and in many cases they are much more costly than the UNEs they would replace. We may not be able to obtain commercial agreements or special access services on terms that would continue to permit us to offer local services using AT&T and Qwest network facilities at profitable and competitive rates, which may lead us to exit such markets and decrease our customer base and revenues.

        Actions by the RBOCs may make it more difficult for us to offer our communications services.

        We anticipate that the RBOCs will continue to pursue litigation, forbearance, retirement of copper loop facilities, changes in regulations and legislation to reduce regulatory oversight over their networks, rates and operations. If the RBOCs are successful, these initiatives will make it more difficult for us to challenge RBOC actions in the future, which will adversely affect our business.

        The RBOCs are also pursuing actions to make it more difficult for us to act as a wholesale provider of communications services. For example, AT&T and Qwest are attempting to limit CLECs to using UNEs to serve only their own end-user customers, which would eliminate our ability to provide local wholesale services to other CLECs. Both AT&T and Qwest are also trying to impose new network configuration requirements that prohibit use of local interconnection service trunks for terminating anything but local traffic from a CLEC's end-user customers, which would impact our DYIA services. If successful, the RBOCs will make it more costly for us to serve customers and act as a wholesale provider of communications services.

        The RBOCs are also actively pursuing federal legislative and regulatory initiatives and litigation that could have the effect of decreasing the benefits to us of certain provisions in the Telecommunications Act and various state laws, and increasing the competition that we face from the RBOCs in data services, including by limiting the RBOCs' obligations to provide access to their UNEs, including elements necessary to support our DYIA services. If successful, these initiatives could make it more difficult for us to compete with the RBOCs and to offer services on a profitable and competitive basis. Please see "Regulatory Environment."

        If RBOCs are allowed to offer bundled local and long distance services in our markets, we could continue to lose customers and revenue.

        The RBOCs are now allowed to provide long distance services to customers in all states. The RBOCs have generally been successful in gaining significant market share for such services, and in the case of AT&T and Verizon, have now acquired the most significant IXCs.

In addition, the ability of the RBOCs to expand their service offerings enhances their competitive position for local and other services. As a result of their obtaining long distance authority, the RBOCs' ability to offer bundled local and long distance services could continue to cause us to lose customers and revenues and make it more difficult for us to compete.

        Developments in the wireless telecommunications industry could make it more difficult for us to compete.

        The wireless telecommunications industry is experiencing increasing competition, consolidation, significant technological change and rapid growth. Wireless internet services, high-speed data services and other more advanced wireless services are also gaining in popularity. These developments may make it more difficult for us to gain and maintain our share of the communications market, which may facilitate the migration of wireline usage to wireless services. We could also face additional competition from users of new wireless technologies including, but not limited to, currently unlicensed spectrum. In addition, some governmental entities are contracting with individual companies to construct and operate government subsidized wireless networks using WiMax technology to offer high-speed internet connectivity throughout a city or county.

        Many of the wireless carriers and governmental entities have financial and other resources far greater than we have and have more experience testing and deploying new or improved products and services. The largest wireless carriers, AT&T and Verizon Wireless, both have common ownership interests with RBOCs. As a result, RBOCs are better positioned to offer both wireless and landline telecommunications services and can offer bundled services that may be more attractive to our customers than landline offerings alone. Mobile wireless is also reducing demand for our long distance services local landline installations. In addition, several wireless competitors operate or plan to operate wireless telecommunications systems that encompass most of the United States, which could give them a significant competitive advantage.

        Changes in FCC unbundling requirements will continue to affect our business.

        Several times in recent years, the FCC has revised its rules defining the UNEs that the RBOCs are required to sell to CLECs, such as us, at total element long run incremental cost, or TELRIC, rates, which reflect efficient costs plus a reasonable profit. We depend on access to these UNEs in order to provide services to our customers.

        These FCC decisions, among other things, eliminated access to UNE-P, and eliminated unbundled access to high capacity loops in certain central offices depending on the amount of business access lines and number of fiber collocators in a wire center. To date, 17 wire centers in our 20-state network footprint are affected by the revised loop unbundling rules. We have been required to replace unbundled high capacity loops and transport facilities in the affected wire centers with services provided by a third-party supplier, or with higher priced special access services or other commercially priced offerings from an RBOC. Our business could be adversely affected by the FCC's revised unbundling rules, future changes to those rules, new legislation passed in response to the new unbundling rules or any court decisions relating to the unbundling rules.

        The mergers of AT&T and MCI with RBOCs may impact our ability to challenge the RBOCs in federal and state proceedings that will determine our ability to offer services and our cost of services.

        In late 2005, SBC and AT&T and Verizon and MCI completed their respective mergers, and in December 2006, AT&T and BellSouth completed their merger. Since enactment of the Telecommunications Act, MCI and AT&T had been the primary opponents of the RBOCs in federal and state legislative and regulatory forums that related to the Telecommunications Act, FCC rules implementing the Telecommunications Act, and state laws fostering competition in local exchange markets, and served as the primary source of funding for a variety of CLEC coalitions that fought the actions of the RBOCs before state and federal legislators, and in state and federal regulatory and judicial proceedings. AT&T and MCI also dedicated significant internal resources to federal and state regulatory and court proceedings such as interconnection arbitrations and TELRIC dockets in which the costs of UNEs were set by state agencies. As a result of the merger of SBC and AT&T and the merger of Verizon and MCI, the primary source of opposition to RBOC regulatory and legislative actions affecting the ability of CLECs to compete in virtually every key regulatory and legislative forum has been eliminated. We and the remainder of the independent CLEC industry may not have the resources to replace the loss of internal and external resources provided by AT&T and MCI, and as a result our business could be harmed.

        The loss of key personnel could weaken our technical and operational expertise, hinder the development of our markets, lower the quality of our service and harm our ability to implement our new business strategy.

        We believe that our ability to implement our new business strategy depends, in part, on our experienced management team, including Royce J. Holland, who has served as our president and chief executive officer since January 2006. For various reasons including our recent emergence from Chapter 11, we may not be able to retain experienced and innovative management, technology and sales personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could cause us to make less successful strategic decisions, which could hinder the development of our markets. We could also be less prepared for technological or marketing problems, which could reduce our ability to serve customers and lower the quality of services. As a result, our financial condition could be adversely affected and we may not be able to implement our new business strategy.

        Failure to obtain and maintain necessary permits and rights-of-way could interfere with our network infrastructure and operations.

        To obtain and maintain rights-of-way and similar rights and easements needed to install, operate and maintain our fiber optic cable and other network elements, we must negotiate and manage agreements with state highway authorities, local governments, transit authorities, local telephone companies and other utilities, railroads, IXCs and other parties. The failure to obtain or maintain any rights-of-way could interfere with our operations, interfere with our network infrastructure and our use of that infrastructure and adversely affect the business. For example, if we lose access to a right-of-way, we may need to spend significant sums to remove and relocate our facilities.

        The success of our DYIA services is dependent on the growth and public acceptance of IP telephony and public policy that enables us to offer IP-based services using network elements and commercial services purchased from the RBOCs.

        The success of our DYIA services is dependent upon future demand for IP-based telephony and data services. The growth of the internet telephony market is dependent on several factors. We must continue to have access to the last mile digital circuits at economical prices that enable us to offer IP-based services using these leased facilities. We also must continue to have the ability to terminate VoIP calls using existing local interconnection facilities. In addition, IP providers must continue to improve quality of service for real-time communications so that toll-quality service can be provided. IP telephony equipment and services must achieve a similar level of reliability that users of the public switched telephone network have come to expect from their telephone service, including emergency calling features and capabilities. IP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers. If any or all of these factors fail to occur, our IP-based services business may not grow. In addition, IP telephony service is a relatively new technology and we may encounter difficulties, including regulatory hurdles and other problems that we may not anticipate, that may adversely affect the success of our IP-based services.

        The effects of increased regulation of IP-based service providers are unknown.

        The FCC has to date generally treated internet service providers as enhanced service providers subject to less stringent regulatory oversight than traditional common carriers. Recently, the FCC has begun imposing regulatory burdens on voice services offered over the internet that connect with the conventional telephone network. In 2005, the FCC imposed E911 obligations on VoIP providers and required them, along with providers of facilities-based internet access services, to upgrade certain network capabilities required by the Communications Assistance for Law Enforcement Act, or CALEA, at potentially significant costs. In June 2006 the FCC required such providers to contribute to the Universal Service Fund. Some states have imposed taxes, fees or surcharges applicable to VoIP telephony services. Congress has to date not sought to heavily regulate, or exempt from regulation, the provision of IP-based services. The FCC, Congress and the states are considering proposals that involve greater regulation of IP-based service providers. The imposition of such regulation could have a material adverse affect on us.

        For example, a Federal District Court in Missouri ruled in January 2007 that the Missouri Public Service Commission is not preempted from regulating IP-based voice services offered by a cable company. Under this ruling, we may be required to follow state regulations concerning tariff requirements and service quality to offer DYIA services. Other state utility commissions may begin to require providers of IP-based voice services to comply with state regulations that affect the cost of providing DYIA services.

        In March 2004, the FCC issued a Notice of Proposed Rulemaking, or NPRM, regarding IP-enabled services that could result in the loss of access to last mile access loops on an unbundled basis at TELRIC prices. If the FCC classifies all IP-based services as information services, this could eliminate the RBOCs' obligations to provide UNE T-1 circuits to CLECs for the provisioning of IP-based services. Such an interpretation could have a material adverse affect on us.

        Our business requires the implementation and continued development of effective business support systems to implement customer orders and to provide and bill for services.

        Our business depends on our ability to continue to implement effective business support systems. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for:

  •
  implementing customer orders for services;

  •
  provisioning, installing and delivering these services; and

  •
  monthly billing for these services.

        Because we plan to increase the number and volume of services we offer, there is a need to continue to develop these business support systems. The failure to continue to develop effective business support systems could materially adversely affect our relationships with customers and our ability to maintain and expand our business.

        We may lose customers if we experience system failures that significantly disrupt the availability and quality of the services that we provide.

        Our customers depend on our ability to provide services on a 24 hours a day, seven days a week, 365 days a year schedule, and to avoid and mitigate any interruptions in service or reduced capacity. Interruptions in service or performance problems, for whatever reason, could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones. In addition, because many of our services are critical to the businesses of many of our customers, any significant interruption in service could result in lost profits or other loss to customers. Although we attempt to disclaim liability in our service agreements and in our tariffs, certain state laws prohibit such limitations and courts might not enforce a limitation on liability, which could expose us to financial loss. In addition, we often provide our customers with service level commitments. If we are unable to meet these service level commitments as a result of service interruptions, we may be obligated to provide credits, generally in the form of free service for a short period of time, to our customers, which could negatively affect our operating results, or permit customers to terminate their service agreements with us.

        The failure of any equipment or facility on our network, including the network management center and network data storage locations, could result in the interruption of customer service until necessary repairs are effected or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose us to customer liability or require expensive modifications that could significantly hurt our business.

        Network costs may significantly increase over time, which could significantly affect our ability to become profitable.

        We use a variety of least cost router entities, or LCRs, to route our long haul and interoffice traffic primarily to and from locations where we do not have our own fiber. LCRs typically provide this service at a rate that is lower than the rate offered by other carriers. Some LCRs in the industry have been accused of converting traditional long distance traffic to IP format and terminating such traffic as local traffic to avoid access charges that would otherwise apply to long distance traffic. If the FCC or a court determines that all traffic carried by LCRs is subject to terminating access charges, then LCRs may exit the market or the prices charged to us by the remaining carriers for transport and transiting services could significantly increase.

        Adverse rulings on disputes with AT&T and Qwest would have a significant adverse effect on our cash reserves and we face other litigation risk that could materially adversely affect our business, financial condition and results of operations.

        We are involved in certain disputes with AT&T and Qwest and are subject to other litigation risk which, if they resulted in adverse outcomes for us, could materially adversely affect our business, financial condition and results of operations. In December 2005, shortly before the confirmation hearing regarding our plan of reorganization, AT&T petitioned the bankruptcy court for a cure payment of $35 million or a $24 million permanent deposit from us as adequate assurance. This dispute is ongoing and, to date, AT&T has not issued a deposit demand to us or sought relief from state or federal regulators as contemplated by the bankruptcy court ruling. Additionally, as a result of AT&T's insistence that we agree to a deposit as a condition of purchasing services under a commercial agreement, we and AT&T have never agreed on a price for services where we use AT&T's local switching facilities to provide local service to our customers after RBOCs were permitted to withdraw UNE-P. In

March 2006, AT&T unilaterally increased the price to $37 per line, which we have disputed. We have paid AT&T a lesser amount and deposited the difference into an escrow account pending resolution of the matter. Our business and cash reserves could be materially adversely affected by adverse rulings by state agencies, the FCC, the bankruptcy court or other courts in these pending matters.

        As a result of a settlement we reached with Qwest prior to our emergence from Chapter 11, we filed complaints against Qwest with several state utility commissions related to a collocation billing dispute. We had withheld payments to Qwest due to the fact that we believed Qwest had not properly implemented our amended interconnection agreement with Qwest. Also as a result of the settlement with Qwest, we filed a civil complaint against Qwest in the U.S. District Court for the Northern District of Iowa seeking recovery of damages related to numerous other billing disputes. Our business and cash reserves could be materially adversely affected by adverse state agency and court rulings in these pending matters.

        We are subject to a litigation risk as a provider of local termination services to LCRs because our LCR customers may misrepresent the nature of traffic that they contract with us to terminate on their behalf. Identifying the originating nature of traffic that has been converted to a digital signal is challenging, and thus it is difficult for us to know the nature of all traffic passed to us by an LCR with absolute certainty. We are currently one of several defendants in a lawsuit brought by AT&T and its affiliates alleging that we conspired with other carriers to avoid payment of AT&T's state or federal access charges. In the event an LCR improperly terminates long distance traffic through us we could be subject to litigation that would be costly to defend and would distract our management from the operation of our business.

        For further discussion of these and other matters regarding disputes or legal proceedings in which we are involved, please see "Legal Proceedings."

        We may not be able to successfully consummate future acquisitions or divestitures or integrate acquired businesses.

        From time to time, we evaluate acquiring companies or assets that would allow us to gain market share and expand into markets that complement our existing network footprint, or divesting assets that we no longer consider core to our business strategy. For example, on March 9, 2007, we completed the ATS sale and on March 23, 2007, we signed an agreement to acquire certain assets from Mpower Communications Corp. for approximately $17.3 million in cash. We can give no assurances that we will proceed with any future acquisitions or divestitures. Acquisitions and divestitures present financial, managerial and operational challenges, including diversion of management attention, difficulty with integrating personnel and financial and other systems, increased expenses, assumption of unknown liabilities and potential disputes with the buyers or sellers. In addition, if we are unable to consummate and successfully integrate future acquisitions and realize contemplated revenue synergies and cost savings, our financial results could be adversely affected.

        We have adopted fresh start accounting and, as a result, you will not be able to compare our future financial statements with our historical financial statements.

        On January 6, 2006, our plan of reorganization became effective, and we emerged from Chapter 11 with a new chief executive officer, board of directors and equity ownership. In addition, in connection with our emergence from bankruptcy, we implemented fresh start accounting under the provisions of SOP 90-7 on January 1, 2006, which had a material effect on our financial statements. Accordingly, our financial statements for periods after January 1, 2006 are not comparable to our financial statements for earlier periods.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes statements that are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "plan," "predict," "project," "likely," "continue," "will," "should," "could" or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth and strategies and the industry in which we operate.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

        The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

  •
  our ability to implement our business strategy and realize its expected benefits;

  •
  our risk of inadequate liquidity;

  •
  our ability to raise necessary capital;

  •
  decreasing prices for our communications services due to changing market conditions;

  •
  our ability to attract new customers, retain existing customers and increase revenues;

  •
  potential adverse effects of our financial difficulties and other competitive communications providers on our image;

  •
  our ability to keep pace with rapid technological changes;

  •
  our dependence on RBOCs;

  •
  the impact of the pursuit of certain litigation, regulations and legislation by RBOCs on our ability to conduct our business;

  •
  RBOCs' success in requiring us to provide them significant deposits or other financial security to maintain our ability to purchase services from the RBOCs;

  •
  RBOCs' ability to offer bundled local and long distance services;

  •
  RBOCs' ability to offer internet access services free of common carrier obligations;

  •
  increased competition in the communications services markets;

  •
  developments in the wireless telecommunications industry;

  •
  government regulation;

  •
  the impact of the Triennial Review Order and the Triennial Review Remand Order;

  •
  the impact of mergers of certain of our competitors with RBOCs;

  •
  the impact of intercarrier compensation reform when adopted by regulators;

  •
  our ability to retain experienced and innovative personnel;

  •
  our ability to obtain and maintain rights-of-way and similar rights and easements;

  •
  the growth and public acceptance of VoIP telephony;

  •
  regulatory risks associated with VoIP telephony;

  •
  additional grants of forbearance to RBOCs by the FCC that negatively impact our ability to interconnect and access bottleneck wireline network elements required to serve customers;

  •
  our ability to implement, develop and maintain effective business support systems;

  •
  our ability to right-size our network and remove excess network costs from our cost of service;

  •
  our ability to develop new products and services that meet customer demands and generate acceptable margins;

  •
  our ability to avoid and mitigate system failures;

  •
  the impact of increases in network costs;

  •
  adverse outcomes in pending disputes between us and AT&T, Qwest and the FCC;

  •
  our ability to consummate strategic transactions; and

  •
  general economic and business conditions.

        You should also carefully read the factors described in the "Risk Factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

        Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes on September 28, 2006. We will not receive any proceeds from the issuance of the new notes in the exchange offer. We will receive in exchange old notes in like principal amount. We will retire or cancel all of the old notes tendered in the exchange offer. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

        On September 28, 2006, we issued and sold the old notes. We used the proceeds from the offering of the old notes to repay existing indebtedness, for general corporate purposes, to cash collateralize our existing letters of credit and to pay fees and expenses related to the offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources."

CAPITALIZATION

        The following table sets forth our debt, cash and cash equivalents and capitalization as of December 31, 2006.

        The exchange offer will have no effect on our outstanding indebtedness or result in additional proceeds to us. The old notes surrendered in exchange for the new notes in the exchange offer will be retired or canceled. You should read the capitalization table below in conjunction with our financial statements and the related notes to those financial statements that are included in this prospectus.

As of December 31, 2006
(in millions)
Cash and cash equivalents	$64.8
Restricted cash(1)	11.7

Debt:
10 1/2% Senior Second Secured Notes due 2011	120.0
Stockholders' equity	217.1

Total capitalization	$337.1

(1)
We have various letters of credit outstanding for purposes of providing security for certain trade vendors and lessors as well as cross collateralizing various performance bonds. We also have cash held in escrow related to trade disputes that have arisen in the ordinary course of business.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        You should read the selected financial data with Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated historical financial data for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated historical financial data for the years ended December 31, 2003 and 2002 and as of December 31, 2004, 2003 and 2002 have been derived from our audited consolidated financial statements which are not included in this prospectus. Historical results are not necessarily indicative of results that may be achieved in any future period.

	Predecessor McLeodUSA						Reorganized McLeodUSA
	Year Ended December 31,
	2002 (January 1 – April 16)(1)	2002 (April 17 – December 31)(1)	2003	2004	2005	January 1, 2006(2)	Year Ended December 31, 2006(2)
	(dollars in millions)
Statement of Operations Data:
Revenue	$311.4	$680.7	$869.0	$716.2	$635.0	$—	$544.7
Operating Expenses:
Cost of service(3)	211.2	410.3	498.9	393.8	362.1	—	315.8
Selling, general and administrative(3)	108.9	240.4	312.2	268.4	217.4	—	181.7
Depreciation and amortization	126.3	217.9	340.5	356.8	212.9	—	60.1
Reorganization charges, net	1,596.8	—	—	—	20.2	(18.5)	—
Restructuring, asset impairment and other charges (adjustments)	(6.8)	(0.1)	(0.2)	262.9	301.7	—	2.4

Total operating expenses	2,036.4	868.5	1,151.4	1,281.9	1,114.3	(18.5)	560.0

Operating (loss) income	(1,725.0)	(187.8)	(282.4)	(565.7)	(479.3)	18.5	(15.3)
Interest expense, net	(33.2)	(30.8)	(35.8)	(48.2)	(65.3)	—	(12.7)
Other (expense) income	2.0	(0.5)	22.5	(10.6)	9.8	—	(0.3)
Gain on cancellation of debt	2,372.8	—	—	—	—	728.1	—

(Loss) income from continuing operations	616.6	(219.1)	(295.7)	(624.5)	(534.8)	746.6	(28.3)
Income from discontinued operations	167.1	17.7	—	—	—	—	—

Net (loss) income	783.7	(201.4)	(295.7)	(624.5)	(534.8)	746.6	(28.3)
Preferred stock dividend	(4.8)	(3.5)	(4.6)	(2.9)	(1.3)	—	—

(Loss) income applicable to common shares	$778.9	$(204.9)	$(300.3)	$(627.4)	$(536.1)	$746.6	$(28.3)

Ratio of earnings to fixed charges(4)	—	—	—	—	—	—	—

Deficiency	$(170.3)	$(229.0)	$(305.9)	$(626.2)	$(535.6)	$—	$(29.0)
Basic and diluted net income (loss) per common share:
(Loss) income from continuing operations	$0.97	$(0.80)	$(1.07)	$(2.12)	$(1.71)	$2.36	$(0.94)
Discontinued operations	$0.27	$0.06	$—	$—	$—	$—	$—

(Loss) income per common share	$1.24	$(0.74)	$(1.07)	$(2.12)	$(1.71)	$2.36	$(0.94)
Weighted average common shares outstanding:
Basic	627.7	276.3	280.4	296.2	313.2	315.7	30.0
Diluted	627.7	276.3	280.4	296.2	313.2	315.7	30.0
Investing Activities:
Capital Expenditures	$37.2	$88.0	$78.4	$49.4	$35.9	$—	$31.9
Deferred line installation costs	$16.5	$39.2	$41.4	$28.8	$26.3	$—	$17.0

	Predecessor McLeodUSA				Reorganized McLeodUSA
	December 31,
					December 31, 2006
	2002	2003	2004	2005
Balance Sheet Data:
Cash and cash equivalents	$170.6	$56.5	$50.0	$20.0	$64.8
Property and equipment, net	1,203.1	1,007.7	728.7	346.4	306.3
Working capital (deficiency) (excluding assets held for sale)	22.4	(42.6)	(62.5)	(824.6)	11.5
Total assets	2,000.3	1,630.6	1,025.8	486.2	479.0
Total debt	719.9	744.4	777.3	777.3	120.0
Stockholders' equity (deficiency)	775.8	521.7	(46.8)	(548.6)	217.1

(1)
On January 31, 2002, we filed a voluntary petition for bankruptcy relief under Chapter 11. On April 16, 2002, we emerged from those bankruptcy proceedings pursuant to the terms of an amended plan of reorganization, which became effective on that date. Upon emergence, we adopted the fresh start accounting provisions of SOP 90-7. The adoption of fresh start accounting had a material effect on our financial statements. As a result, our financial statements for periods after April 16, 2002 are not comparable to our financial statements for earlier periods. Specifically, interest expense, due to the substantial cancellation of debt, and depreciation and amortization expense, due to the adjustment of the carrying values of property, equipment and intangibles to their estimated fair market values, have significantly changed after the application of SOP 90-7.

(2)
On October 28, 2005, we filed a voluntary petition for bankruptcy relief under Chapter 11. On January 6, 2006 we emerged from those bankruptcy proceedings pursuant to the terms of a plan of reorganization. Upon emergence, we adopted the fresh start accounting provisions of SOP 90-7. The adoption of fresh start accounting had a material effect on our financial statements. As a result, our financial statements for periods after January 1, 2006 are not comparable to our financial statements for earlier periods. Specifically, interest expense, due to the substantial cancellation of debt, and depreciation and amortization expense, due to the adjustment of the carrying values of property, equipment and intangibles to their estimated fair market values, have significantly changed after the application of SOP 90-7.

(3)
Exclusive of depreciation and amortization.

(4)
The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings include net loss before taxes plus fixed charges. Fixed charges consist of interest incurred and the portion of rent expense that is deemed representative of interest.

Year Ended December 31, 2006
Selected Operating Data:
Retail residential POTS line churn	3.54%
Retail business POTS line churn	3.17%
Retail T-1 circuit churn	1.32%
Retail DYIA unit churn	0.59%
As of December 31, 2006
Retail residential POTS lines in service	101,900
Retail business POTS lines in service	283,500
Retail T-1 circuits in service	14,300
Quota bearing field sales representatives	210
Quota bearing inside sales representatives	42
Total employees	1,588

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the financial statements and related notes and the other financial information appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

        We provide managed internet protocol-based, or IP-based, communications services to small- and medium-sized enterprises, and traditional circuit-switched telephony services to commercial and residential customers. We have one of the largest facilities-based networks maintained by a competitive carrier in the United States, which allows us to offer integrated communications services across 20 states in the Midwest, Rocky Mountain, Southwest and Northwest regions, representing 40% of the U.S. population. We serve 67 MSAs with our network facilities, including 19 of the top 50 MSAs. We provide our customers with a comprehensive suite of networking and telecommunications services, including IP-based integrated data and voice services, internet services, private data networking, VPNs, hosting services and local and long distance voice services.

        As of December 31, 2006, our broadband network and facilities, in which we have invested over $3 billion since our inception, spanned approximately 13,000 intercity and 4,000 metropolitan local fiber route miles and encompassed approximately one million intercity backbone fiber miles and 500,000 fiber miles of metropolitan local fiber optic cable. We operate and maintain an intercity MPLS internet backbone with a nationally distributed IP voice switching architecture to provide a broad set of managed voice and data services cost-effectively. We also operate a circuit-switched based telephony network to provide voice services to our commercial, wholesale and residential customers. We believe owning our own facilities-based network allows us to ensure our network's service quality and reliability, have greater control over customer care and reduce our exposure to regulatory uncertainty associated with leasing network connectivity and facilities from the RBOCs.

        We target small- and medium-sized enterprise and multi-location customers in a broad array of industries, including the emergency services, medical, automotive, construction, education, financial, government, healthcare, hospitality, professional/legal, real estate, retail and transportation sectors and other telecommunications and internet service providers. These customers generally enter into multi-year contracts and typically have high retention rates. As of December 31, 2006, we had nearly 1,600 employees serving approximately 101,900 residential POTS lines, 283,500 business POTS lines and 14,300 T-1 circuits in service. As of December 31, 2006, approximately 87% of our revenue was attributable to service using our own network facilities, and approximately 13% was attributable to reselling the services of other carriers, primarily RBOCs. For the year ended December 31, 2006, we generated revenue of $544.7 million and a net loss of $28.3 million. During the year ended December 31, 2006, we generated approximately 10% of our revenue from retail residential POTS, approximately 32% from retail business POTS, approximately 18% from retail T-1s, approximately 13% from other retail products and approximately 27% from wholesale services.

        We use several primary metrics to analyze our revenues and measure our performance. These metrics include: number of residential and business POTS lines in service, number of

T-1 circuits in service, average monthly unit churn for residential POTS, business POTS and T-1 circuits and number of field sales people.

	As of
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Retail T-1 circuits in service	11,900	12,400	13,200	14,300
Retail T-1 circuit churn	1.50%	1.50%	1.04%	1.23%
Retail DYIA unit churn	0.95%	0.60%	0.31%	0.51%
Retail business POTS lines in service	350,400	325,700	302,300	283,500
Retail business POTS line churn	3.28%	2.99%	3.13%	3.28%
Retail residential POTS lines in service	134,200	123,200	111,200	101,900
Retail residential POTS line churn	3.75%	3.28%	3.80%	3.32%
Quota bearing field sales representatives	118	177	200	210
Quota bearing inside sales representatives	46	49	41	42
Total employees	1,591	1,545	1,556	1,588

Results of Operations

        The following table summarizes our historical operations as a percentage of revenues for the years ended December 31, 2004, 2005 and 2006.

	Predecessor McLeodUSA		Reorganized McLeodUSA
	Year Ended December 31,		Year Ended December 31,
	2004	2005	2006 (2)
Statements of Operating Data:
Revenue	100.0%	100.0%	100.0%
Operating expenses:
Cost of service(1)	55.0%	57.0%	58.0%
Selling, general and administrative(1)	37.5%	34.2%	33.4%
Depreciation and amortization	49.8%	33.5%	11.0%
Restructuring and asset impairment charge	36.7%	47.5%	0.4%
Reorganization charges, net	0.0%	3.2%	0.0%

Total operating expenses	179.0%	175.4%	102.8%

Operating (loss) income	(79.0)%	(75.4)%	(2.8)%

Net (loss) income	(87.2)%	(84.2)%	(5.2)%

Net (loss) income applicable to common stockholders	(87.6)%	(84.4)%	(5.2)%

(1)
Exclusive of depreciation and amortization.

(2)
Does not include the results of Predecessor McLeodUSA for January 1, 2006.

Comparison of the Years Ended December 31, 2005 and 2006

        Our adoption of fresh start accounting on January 1, 2006 had a material effect on our financial statements. As a result, our historical financial statements are not comparable to our financial statements published for periods following the implementation of fresh start accounting.

        Revenue.    Total revenue for the year ended December 31, 2006 decreased $90.3 million, or 14% to $544.7 million from $635.0 million for the year ended December 31, 2005. The following table compares our revenue for the years ended December 31, 2006 and 2005:

	Year Ended December 31,
	2006	2005	Variance
	(in millions)
Local	$286.7	$324.0	$(37.3)
Long distance	104.9	130.4	(25.5)
Data services and other	97.5	112.0	(14.5)
Carrier access	43.3	51.4	(8.1)
Indefeasible rights of use agreements including those that qualify as sales type leases	12.3	17.2	(4.9)

Total revenue	$544.7	$635.0	$(90.3)

        Revenue is derived primarily from business telephony services, including local dial tone, switched access lines, long distance, data services and access charges. Revenue from local telephone service consists of charges for basic local service, including dedicated T-1 access and DYIA services, and local wholesale services utilizing our network to provide local voice services to the carrier's local customer. Revenue from long distance service consists of per-minute-of-use charges or bundled flat rates for traditional switched and dedicated long distance, toll-free calling, calling card, and international calls. Data services and other revenue is primarily derived from charges for private line, dedicated internet access services, network maintenance and DSL service. Carrier access revenue consists primarily of usage charges that we bill long distance carriers to originate and terminate calls to and from our customers. Revenue from indefeasible rights to use fiber optic telecommunications network facilities includes revenue recognized over the term of the related lease unless it qualifies as a sales type lease, for which revenue is recognized at the time of sale.

        Total revenues declined by $90.3 million versus the year ended December 31, 2005 due primarily to a decline in total customers and both lower long distance volume and rates. The $37.3 million decrease in local revenues is attributed to a combination of factors, including a reduction of approximately $81.0 million due to a reduction in the number of access lines in service as a result of customer turnover in excess of new lines sold. This reduction was partially offset by an increase of $18.3 million related to increases in our local rates, an increase of $10.0 in revenue related to our DYIA product and an increase of $15.4 million related to local wholesale volume increases. Consistent with our revised strategy, our sales force does not actively sell POTS lines, except as part of a larger, bundled customer solution, and as a result we expect our local POTS revenues to continue to decline. Additional POTS lines and features are sold to our larger existing business customers by the field sales force, and our inside sales force sells POTS and other services to new business customers who do not require T-1 services. Our wholesale sales force sells POTS services to other carriers who seek to move their resale residential and very small business customers from the RBOCs as a result of significant recent price increases. Sales of POTS services to new retail business customers and to carrier customers is limited to markets and collocations where we have significant unused integrated digital loop carrier and switch ports where POTS lines can be added at minimal cost. Monthly customer turnover on residential POTS lines averaged approximately 3.5% per month during 2006, and we expect that trend will continue during 2007. We anticipate that this reduction in the number of lines and revenues generated from POTS customers will be offset by increases in higher margin services provided over a T-1 connection. T-1 customer account turnover averaged approximately 1.3% per month in 2006, including 0.6% per month for DYIA services.

        The $25.5 million decrease in long distance revenue is primarily attributed to an 11% decline in the average rate per minute and 13% decline in the volume of minutes during the year ended December 31, 2006. The volume of retail minutes declined primarily as a result of the reduction in the number of access lines in service and increased price competition. Wholesale long distance minutes have declined primarily as a result of strategic wholesale price increases that we implemented during 2006. Data and other services declined as a result of customer turnover in excess of new sales. We expect that our revenue from data and other services will decrease during 2007 as a result of the ATS sale during the first quarter of 2007, because ATS has historically generated approximately $10 million of revenue per year. Carrier access revenue in 2006 decreased by $8.1 million from the year ended December 31, 2005 due primarily to the reduction in the volume of long distance minutes and the continuing reduction in carrier access charge rates mandated by regulators. Included in revenues from indefeasible rights of use in the above table is $6.2 million and $5.5 million for the years ended December 31, 2006 and 2005, respectively, related to on-going revenues from operating leases.

        Cost of service.    Cost of service includes expenses directly associated with providing communication services to our customers. Costs classified as cost of service include, among other items, the cost of connecting customers to our network via leased facilities, the costs paid to third-party providers for interconnection access and transport services, the costs of leasing components of our network facilities and the cost of fiber related to sales and leases of network facilities. Cost of service was $315.8 million for the year ended December 31, 2006, a decrease of $46.3 million or 13% from the year ended December 31, 2005. The decrease in cost of service is principally attributed to the decline in revenues resulting from our decrease in customers. The reduction in the number of access lines in service during 2006 resulted in a reduction in the costs of leased local loops of approximately $16.1 million, and the corresponding reduction in long distance minutes resulted in lower variable long distance costs of approximately $9.9 million. In addition, our continued least cost routing efforts during 2006 yielded a lower average cost per long distance minute, which further reduced cost of service by approximately $7.9 million. During 2006, we recorded cost reductions totaling approximately $3.9 million related to the resolution of a number of disputes with various wireless carriers in connection with costs associated with access services. Additional costs savings were achieved as a result of our cost reduction efforts during 2006, including network optimization such as grooming and migration of customers to our network, as well as reconfiguring the size and power requirements of certain collocation facilities. The cost of fiber related to sales and leases of network facilities was $5.8 million and $2.1 million for the years ended December 31, 2006 and 2005, respectively. In connection with the application of fresh start accounting upon our emergence from bankruptcy in January 2006, the book value of our fiber network was adjusted to fair value. As a result, the cost of fiber related to sales and leases of network facilities during 2006 was representative of the selling price less selling costs, principally sales commissions.

        Selling, general and administrative expenses.    Selling, general and administrative includes expenses related to sales and marketing, customer service, internal network operations and engineering, information systems and other administrative functions. Selling, general and administrative expenses were $181.7 million for the year ended December 31, 2006, representing a decrease of $35.7 million, or 16%, from 2005. Approximately half of the decrease in selling, general and administrative expenses in 2006 is attributed to the decline in bad debt expense primarily resulting from the unfavorable impact of various access settlements during the year ended December 31, 2005. We have realized substantial selling, general and administrative expense reductions as a result of lower headcount, lower costs for operating leases, insurance and professional fees. Partially offsetting the selling, general and administrative expense reductions for 2006 is $4.9 million of stock compensation expense relating to stock option grants in 2006. Overall selling, general and administrative expense has declined as a percentage of revenues from 34% in 2005 to 33% in 2006. During 2007, we expect selling, general and administrative expenses to increase as a percentage of revenue principally due to our plan to expand the number of field sales personnel and the additional costs we will incur as a public company.

        Depreciation and amortization.    Depreciation and amortization includes the depreciation of our communications network and equipment, amortization of other intangibles determined to have finite lives, and amortization over the life of the customer contract of one-time direct installation costs associated with transferring customers' local line service from the RBOCs to our local telecommunications services. Depreciation and amortization expenses were $60.1 million for the year ended December 31, 2006, a decrease of $152.8 million from the same period of 2005. This decrease was due to the adoption of fresh start accounting effective January 1, 2006 that resulted in a significant reduction in the basis of our long-lived assets.

        Impairment charge.    In accordance with SFAS 144, during the second quarter of 2005, we performed an evaluation of the recoverability of property and equipment, which indicated that certain of our long-lived assets were impaired. We used a probability-weighted discounted cash flow analysis to estimate the fair value of our property and equipment and recorded a non-cash impairment charge of $174.8 million to reduce the carrying amount to estimated fair value.

        In accordance with SFAS 142, during the second quarter of 2005, we performed an evaluation of the McLeodUSA trade name utilizing a "relief from royalty" method of valuation. The evaluation indicated an impairment of $27.7 million on the McLeodUSA trade name to reduce its carrying value to estimated fair value of $37.2 million.

        In connection with our bankruptcy filing in October 2005 and the results of independent appraisals performed on our noncurrent tangible and intangible assets in connection with fresh start accounting, we recorded an incremental impairment charge of $75.3 million in the fourth quarter of 2005. This incremental impairment charge consisted primarily of revisions to the valuation assumptions related to the McLeodUSA trade name, the value of our customer lists as well as adjustments to the carrying value of deferred line installation costs.

        Consequently, we recorded non-cash impairment charges totaling $277.8 million, to include the impairment on both the property and equipment as well as the intangible assets discussed above. We did not record any impairment charges during 2006.

        Reorganization items.    On January 1, 2006, we recorded reorganization income of $18.5 million to adjust the carrying value of the asset retirement obligation based on the current discount rates in effect upon our adoption of fresh start accounting. During 2005, we recorded net reorganization items of $20.2 million primarily related to the write off of the deferred financing fees on our credit agreement, the write off of director and officer insurance that was in effect prior to our plan of reorganization and professional fees.

        Restructuring charges.    During the year ended December 31, 2006, we incurred restructuring costs of $2.4 million, primarily related to increased severance costs due to our revised strategic plan and professional fees related to our recapitalization. During the year ended December 31, 2005, we incurred $23.9 million in restructuring charges related to financial and legal advisors and severance costs in connection with our pursuit of our financial restructuring.

        Interest expense.    Gross interest expense was $13.4 million for the year ended December 31, 2006, a decrease of $52.7 million from $66.1 million during the year ended December 31, 2005 primarily due to the cancellation of $677.3 million of debt upon our emergence from bankruptcy on January 6, 2006. The decrease related to the lower outstanding debt balance was partially offset by a significant increase in interest rates. Interest expense of approximately $0.7 million and $0.8 million was capitalized as part of the construction of our network during the years ended December 31, 2006 and 2005, respectively.

        Other nonoperating income (expense).    Nonoperating expense of $0.3 million for the year ended December 31, 2006, primarily relates to the write off of the deferred financing fees related to our credit facility offset by gains on asset sales. The nonoperating income of $9.8 million in the prior year primarily relates to gains on asset sales.

        Gain on cancellation of debt.    On January 1, 2006, we recognized a gain of $728.1 million upon our emergence from bankruptcy related to the cancellation of debt of $677.3 and accrued interest of $50.8 million.

Comparison of Years Ended December 31, 2004 and 2005

        Revenue.    Total revenue for the year ended December 31, 2005 decreased $81.2 million or 11% to $635.0 million from $716.2 million for the year ended December 31, 2004. The following table compares our revenue for the years ended December 31, 2005 and 2004:

	Year Ended December 31,
	2005	2004	Variance
	(in millions)
Local	$324.0	$365.1	$(41.1)
Long distance	130.4	133.8	(3.4)
Data services and other	112.0	131.7	(19.7)
Carrier access	51.4	76.9	(25.5)
Indefeasible rights of use agreements including those that qualify as sales type leases	17.2	8.7	8.5

Total revenue	$635.0	$716.2	$(81.2)

        Revenue is derived primarily from business telephony services, including local dial tone, switched access lines, long distance, data services and access charges. Revenue from local telephone service consists of charges for basic local service, including dedicated T-1 access and DYIA services, and local wholesale services utilizing our network to provide local voice services to the carrier's local customer. Revenue from long distance service consists of per-minute-of-use charges or bundled flat rates for traditional switched and dedicated long distance, toll-free calling, calling card, and international calls. Data services and other revenue is primarily derived from charges for private line, dedicated internet access services, network maintenance and DSL service. Carrier access revenue consists primarily of usage charges that we bill long distance carriers to originate and terminate calls to and from our customers. Revenue from indefeasible rights to use fiber optic telecommunications network facilities includes revenue recognized over the term of the related lease unless it qualifies as a sales type lease, for which revenue is recognized at the time of sale.

        Total revenues declined for the year ended December 31, 2005 by $81.2 million from the year ended December 31, 2004 due to a continued decline in total customers, FCC mandated reduction in access rates and lower long distance rates. The $41.1 million decrease in local revenues was attributable to a reduction in the number of access lines in service due to customer turnover in excess of new lines sold of approximately $52.5 million, partially offset by an increase in local revenues of approximately $21.4 million resulting from increased sales of our DYIA services and our local wholesale contract with MCI to provide local services to its residential customers. The remainder of the decrease in local revenues was due to a reduction in rates. The overall decrease in long distance revenue was attributable to a 36% drop in average rates from 2004. This decrease in rates occurred primarily as a result of the significant change in our mix of wholesale versus retail minutes. During 2005, wholesale minutes increased 200% as compared to 2004. Data and other services declined by $19.7 million, primarily as a result of customer turnover in excess of new sales. Access revenues in 2005 decreased by $25.5 million from 2004, primarily due to the FCC-mandated access rate reduction. Indefeasible rights of use revenue during 2005 includes $7.3 million of revenue from a single sale of fiber. Revenues from indefeasible rights of use of $5.5 million for the year ended December 31, 2005 and $5.6 million for the year ended December 31, 2004 were related to ongoing revenues from operating leases.

        Cost of service.    Cost of service includes expenses directly associated with providing communication services to our customers. Costs classified as cost of service include, among other items, the cost of connecting customers to our network via leased facilities, the costs we pay to third-party providers for interconnection access and transport services, the costs of leasing components of our network facilities and the cost of fiber related to sales and leases of network facilities. Cost of service was $362.1 million for the year ended December 31, 2005, a decrease of $31.7 million or 8% from the year ended December 31, 2004. Approximately $22 million of the decrease reflects the results of our ongoing network cost reduction efforts, including least cost routing, network optimization and grooming and migration of customers to our network. The balance of the decrease was attributable to our reduction in revenues. The cost of fiber related to sales and leases of network facilities was $2.1 million for the year ended December 31, 2005 and $0.4 million for the year ended December 31, 2004.

        Selling, general and administrative expenses.    Selling, general and administrative expenses include expenses related to sales and marketing, customer service, internal network operations and engineering, information systems and other administrative functions. Selling, general and administrative expenses were $217.4 million for the year ended December 31, 2005, representing a decrease of $51.0 million or 19% from 2004. This decrease in selling, general and administrative expenses was primarily attributable to our actions to reduce headcount and reductions in advertising and marketing expenses, as well as to lower maintenance and repair costs. We reduced our headcount from approximately 2,400 employees at December 31, 2004 to approximately 1,700 at December 31, 2005.

        Depreciation and amortization.    Depreciation and amortization includes the depreciation of our communications network and equipment, amortization of other intangibles determined to have finite lives, and amortization over the life of the customer contract of one-time direct installation costs associated with transferring customers' local line service from the RBOCs to our local telecommunications services. Depreciation and amortization expenses were $212.9 million for the year ended December 31, 2005, representing a decrease of $143.9 million from 2004. This decrease was due to our fully depreciating a significant amount of our depreciable assets during 2005, as well as to a lower depreciable asset base as a result of impairment charges we recorded to property and equipment during 2005.

        Impairment charge.    In accordance with SFAS 142, we performed our 2004 annual impairment test of goodwill and other indefinite lived intangible assets. The evaluations, for which we engaged a third-party appraisal firm, indicated that our goodwill was fully impaired and the McLeodUSA trade name was partially impaired. As a result, during 2004, we recorded a $245.1 million impairment charge to eliminate goodwill and an $18.0 million impairment charge to reduce the carrying value of the McLeodUSA trade name to $64.9 million.

        In accordance with SFAS 144, during the second quarter of 2005, we performed an evaluation of the recoverability of property and equipment which indicated that certain of our long-lived assets were impaired. We used a probability-weighted discounted cash flow analysis to estimate the fair value of our property and equipment and recorded a non-cash impairment charge of $174.8 million to reduce the carrying amount to estimated fair value.

        In accordance with SFAS 142, during the second quarter of 2005, we performed an evaluation of the McLeodUSA trade name using a "relief from royalty" method of valuation. As a result of this evaluation, we recorded a $27.7 million impairment on the McLeodUSA trade name to reduce its carrying value to estimated fair value of $37.2 million.

        In connection with our October 2005 bankruptcy filing and the results of independent appraisals performed on our noncurrent tangible and intangible assets in connection with fresh start accounting, we recorded a $75.3 million incremental impairment charge in the fourth quarter of 2005. This incremental impairment charge consisted primarily of revisions to the valuation assumptions related to the McLeodUSA trade name and the value of our customer lists, as well as adjustments to the carrying value of deferred line installation costs.

        Consequently, we recorded non-cash impairment charges totaling $277.8 million during the year ended December 31, 2005.

        Interest expense.    Gross interest expense was $66.1 million for the year ended December 31, 2005, representing an increase of $16.2 million from $49.9 million during 2004. The increase was primarily due to an increase in average interest rates during the period. In addition to a general market rate increase, we were required to accrue two additional percentage points of interest on our outstanding debt balance as a result of an event of default, which contributed an additional $9.7 million of interest. This increase was partially offset as we ceased to record $11.7 million of interest expense on the impaired debt for the period October 29, 2005 to December 31, 2005 upon commencement of our Chapter 11 proceedings. We capitalized interest expense of approximately $0.8 million during 2005, and $1.7 million during 2004, as part of the construction of our fiber optic network.

        Other nonoperating income (expense).    Other nonoperating income was $9.8 million during 2005 compared to other nonoperating expense of $10.6 million during 2004. The income during 2005 related to gains on sales of certain of our assets, primarily aircraft. The loss during 2004 primarily related to the loss recorded on a sale of fiber to Level 3 and certain other parties totaling $12.1 million, partially offset by a $1.9 million gain related to the final true up of the dissolution of an equity partnership following our mandatory withdrawal in 2003 from the partnership under the terms of the partnership agreement.

Liquidity and Capital Resources

        On January 6, 2006, we emerged from bankruptcy. Key elements of our plan of reorganization included:

  •
  Cancellation of $677.3 million of outstanding debt and accrued interest of $50.8 million;

  •
  In exchange for the cancellation of $677.3 million of debt and the unpaid interest thereon, our lenders received their pro rata share of 100% of our equity;

  •
  Use of $27.3 million of proceeds from the sale of our headquarters facility to pay down the remaining debt outstanding to $72.7 million;

  •
  A new credit facility consisting of $10.0 million of funded debt and a $40.0 million revolving credit facility, under which no amounts were outstanding as of December 31, 2006; and

  •
  Hiring Royce Holland as our new Chief Executive Officer and appointing a new board of directors. As of December 31, 2006, we had $64.8 million of cash and cash equivalents and $11.7 million of restricted cash versus $20.0 million of cash and $43.4 million of restricted cash as of December 31, 2005. The increase in unrestricted cash of $44.8 million, resulted primarily from the following:

Operating Activities:
Increase in cash from operations	$55.9
Payments for restructuring charges and liabilities	(10.2)

Net cash provided by operating activities	45.7
Investing Activities:
Capital expenditures	(31.9)
Deferred line installation costs	(17.0)
Sale of assets	2.7
Decrease in restricted cash	31.7

Net cash used in investing activities	(14.5)
Financing Activities:
Proceeds from issuance of long-term debt	130.0
Principal repayments of long-term debt	(110.0)
Deferred financing fees	(6.4)

Net cash provided by financing activities	13.6

Net increase in cash and cash equivalents	$44.8

        Operating Activities.    Cash provided by operating activities was $45.7 million during 2006, compared to cash provided by operating activities during 2005 of $14.4 million. The increase in the cash provided by operating activities is primarily due to the substantial amount of restructuring costs incurred during 2005. Cash expended for restructuring activities decreased from $49.4 million during 2005 to $10.2 million for 2006. Cash paid for restructuring activities were principally for professional fees incurred related to the bankruptcy proceedings, severance, and lease rejection claims pursuant to our plan of reorganization. The increase in cash provided by operating activities was partially offset by the timing of payments for accounts payable and accrued liabilities.

        Investing Activities.    Our principal investing activities consist of purchases of property and equipment, as well as cash paid for customer installation costs. Our 2006 capital expenditures of $31.9 million were in line with 2005 expenditures of $35.9 million, and consisted primarily of purchases of equipment in connection with the growth and maintenance of our network, facilities expenditures in connection with the enhancement of our physical locations and costs associated with licenses and implementation of operational support systems and financial and administrative systems. Our deferred line installation costs for 2006, consisting principally of non-recurring charges to the RBOCs for provisioning unbundled loops or T-1s, and labor and materials for installation and provisioning of equipment and service, totaled $17.0 million, a decrease of $9.3 million from 2005. This reduction is primarily related to a substantial volume of non-recurring charges paid to RBOCs during 2005 in connection with the ramp-up of a large local wholesale contract with another carrier to provide local service to its residential customers, as well as continued reductions in the amount of internal labor and materials required to add new customers.

        During 2005, we received $61.2 million in proceeds from the sale of assets, as compared to $2.7 million received during 2006. Proceeds from the sale of assets during 2005 primarily included the sale of our headquarters in Cedar Rapids, Iowa, three aircraft, certain real estate and excess inventory. Proceeds during 2006 were primarily from the sale of excess inventory.

        As of December 31, 2005, we had $43.4 million of restricted cash that was used during 2006 primarily to repay $27.3 million outstanding under our term loans, pay $5.6 million of lease rejection claims, prepay $4.5 million of outstanding invoices due to SBC in accordance with a settlement agreement and pay deferred financing fees of $1.4 million. The remaining $4.6 million balance was returned to us for general corporate purposes. At December 31, 2006 we had $11.7 million classified as restricted cash, comprised of $9.3 million cash collateral, supporting outstanding letters of credit, and $2.4 million held in escrow related to our dispute of certain charges billed to us by AT&T. In accordance with various ICAs between AT&T and us, we are required to deposit amounts in dispute into an interest bearing escrow account with a third-party escrow agent.

        On September 28, 2006, we refinanced our outstanding debt obligations with the issuance of $120.0 million aggregate principal amount of the notes. The proceeds from long-term debt of $130.0 million illustrated in the table above include $10.0 million of borrowings under our credit facility that were immediately funded upon our emergence from bankruptcy on January 6, 2006, as well as the $120.0 million of proceeds received upon the issuances of the old notes. We used the proceeds from issuance of the old notes to repay $82.7 million outstanding under our term loans. As a result of our refinancing of our term loans, our outstanding letters of credit are required to be cash collateralized at 105% of face value. A portion of the proceeds from the issuance of the old notes was used to cash collateralize our outstanding letters of credit. The remaining proceeds from the issuance of the old notes have been and will continue to be used for general corporate purposes.

        The notes bear interest at 10.5% per annum, payable semi-annually in arrears, and mature on October 1, 2011. No principal payments are due until maturity. In connection with the issuance of the old notes, we entered into a registration rights agreement in which we agreed to, among other things, file a registration statement with the SEC within 180 days of the issuance of the old notes and use our best efforts to cause the registration statement to be declared effective within 270 days after the issuance of the old notes. If there is a registration default, the annual interest rate on the notes will increase by 0.25%. The annual interest rate will increase by 0.25% for any subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. The notes are collateralized by substantially all of our tangible and intangible assets. We may, at our option, and we plan to, redeem a portion of the aggregate principal amount of the notes using proceeds from the ATS sale. In addition, under the terms of the indenture governing the notes, we may use the net proceeds from certain equity offerings, including our proposed offering of common stock, to redeem additional principal amount of our outstanding notes, up to a maximum of 35% of the aggregate principal amount originally issued, at a redemption price of 110.5%, plus accrued and unpaid cash interest. We plan to use the net proceeds of this offering to redeem a portion of the outstanding notes.

        The notes do not contain financial covenants but do include limitations and restrictions as to, among other things, additional indebtedness, payment of cash dividends, the redemption or repurchase of equity securities, our ability to incur liens and security interests, our ability make investments, asset sales and enter into any business other than certain permitted businesses. Upon the occurrence of a change of control as defined in the indenture related to the notes, the holders of the notes will have the right to require us to purchase some or all of the notes at 101% of the principal amount outstanding plus accrued and unpaid interest.

        Capital requirements.    In December 2005, shortly before the confirmation hearing regarding our plan of reorganization, AT&T petitioned the bankruptcy court for either a cure payment of $35 million or a $24 million permanent deposit from us as adequate assurance. The court referred the matter to the state public utility commissions and the FCC for initial determinations under state and federal telecommunications law. To date, AT&T has not issued a deposit demand to us or sought relief from state or federal regulators as contemplated by the bankruptcy court ruling. Rulings by state agencies, the FCC or the bankruptcy court that AT&T is entitled to adequate assurance would materially reduce our cash reserves.

        We have filed a civil complaint against Qwest in the U.S. District Court for the Northern District of Iowa seeking recovery of damages related to numerous billing disputes. Qwest has filed a counterclaim for amounts it believes that we owe to it. Qwest has claimed damages exceeding $14 million and we have claimed damages of approximately $12 million. While we continue to negotiate with Qwest and believe that a settlement will be reached that will not result in a significant cash outlay, if a settlement is not reached, an adverse ruling by a state agency or court could materially reduce our cash reserves.

        In connection with our plan of reorganization, certain of our assets, including ATS, were identified for sale to raise cash. On March 9, 2007, we completed the ATS sale for a purchase price of approximately $16 million. We plan to use proceeds from the ATS sale to redeem a portion of our outstanding 10 1/2% notes. We continue to evaluate other opportunities to divest assets or markets that are no longer core to our business strategy.

        We believe that our cash flow from operating activities during 2007 will be in line with 2006, and sufficient, when combined with cash on hand, to enable us to meet our debt service obligations, meet our liquidity needs, provide for our planned capital expenditures and expand our field sales force and business for at least the next 12 months without additional financing.

        We may supplement our organic growth by opportunistically acquiring or exchanging assets that would allow us to gain market share and expand into markets that complement our existing network footprint. Growth opportunities could include acquisitions of companies, as well as the acquisition or exchange of customers, network assets and customers in select markets. In pursuing strategic transactions, we focus on those assets that operate in our markets or adjacent markets, serve similar customers and offer complementary products and services. Alternatively, we may divest certain assets or markets that are no longer core to our business strategy. Although we are currently evaluating several opportunities to acquire or divest assets or markets, we can give no assurances that we will proceed with such acquisitions or divestitures or that any such transactions will be successful. If we sell any non-strategic assets or markets, we may use the proceeds for general corporate purposes or to acquire or invest in businesses, technologies and products that are complementary to our operations. We currently have no agreements or commitments to complete any such transactions.

        Although we believe that cash on hand, cash generated from operating activities, and cash from the ATS sale will allow us to be successful in executing our business strategy and achieving operating profitability, we may not be able to do so. Failure to generate or raise sufficient funds may require us to delay or abandon some of our plans or expenditures, which could harm our business and competitive position. Our principal short-term liquidity requirements include debt service, capital expenditures and working capital fluctuations. We expect to spend approximately $53 million for capital expenditures and deferred line installation costs during 2007. Approximately 55% of this amount is driven by new sales and installations for new customers. These sales-driven success-based expenditures include customer premise equipment, other network equipment, labor and materials for installation and provisioning of equipment and service and up-front non-recurring charges paid to the RBOCs for provisioning unbundled loops or T-1s. We expect these success-based expenditures to increase if we exceed our sales plan, and to decrease if we do not achieve our sales plan. The remainder of our estimated aggregate capital expenditure requirements includes the projected costs of: (i) deploying network assets currently not in service; (ii) constructing, purchasing, developing or improving communications assets in target markets; and (iii) improving the business infrastructure and systems, including software, to support new product development.

Off-Balance Sheet Arrangements

        We have indemnification obligations to our current and former directors and officers. The terms of the indemnification obligations provide for no limitation to the maximum potential future payments under such indemnification. We maintain insurance, subject to limitations set forth in the policies, which is intended to cover the costs of claims made against our directors and officers.

Contractual Obligations

        The following table sets forth our contractual obligations to make further payments at December 31, 2006:

	Payment Due by Period
Contractual Obligations	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Notes(1)	$12.6	$25.2	$145.2	$—	$183.0
Operating leases	28.9	33.8	9.0	4.3	76.0
Purchase obligations (based on contract expiration)	2.6	0.4	—	—	3.0
Other long-term liabilities	—	—	—	14.2	14.2

Total obligations	$44.1	$59.4	$154.2	$18.5	$276.2

(1)
Includes interest due on our notes.

        The following shows our other contingent obligations at December 31, 2006 based on the expiration date of the commitment:

	Payment Due by Period
Contractual Obligations	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Standby letters of credit	$7.4	$0.4	$—	$0.5	$8.3

Critical Accounting Policies and Estimates

        We believe the following critical accounting policies reflect management's more significant judgments and estimates used in the preparation of our consolidated financial statements.

        We have substantial investments in long-lived assets. In accordance with SFAS 144, whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable, we assess long-lived assets to be held and used for impairment. We recognize an impairment loss if the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset. Changes in our estimates of undiscounted future cash could have an impact on our assessment as to whether an asset is impaired under SFAS 144. In addition, impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. For those assets that are considered impaired, the charge taken to write down the asset is determined by our estimate of the asset's fair value.

        We have a substantial investment in property and equipment and deferred line installation costs. Our property and equipment consists of buildings, communications networks, furniture, fixtures and equipment, and networks in progress. Networks in progress includes construction costs, internal labor, overhead, and interest capitalized during the construction and installation of fiber optic networks as well as new and reusable parts to maintain those fiber optic networks. These costs are considered in progress until the networks become operational at which time the costs are reclassified as communications network assets. Our communications networks are subject to technological risks and rapid market changes due to new products and services and changing customer demand. These changes may result in changes in the estimated useful lives of these assets. Deferred line installation costs represent success-based costs that are driven by new sales and include equipment, internal labor for installation and provisioning of equipment and service and non-recurring costs paid to the RBOCs for provisioning unbundled loops or T-1s.

        In connection with our substantial investment in property and equipment, we are required to record a liability for asset retirement obligations in accordance with SFAS 143, Accounting for Asset Retirement Obligations, which we refer to as SFAS 143. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which the legal or contractual removal obligation is incurred. SFAS 143 requires significant estimates regarding the timing and amounts to be paid for asset retirement obligations. For each asset class, we have estimated a range of possible retirement dates and have assigned probabilities to each of these dates based on the expected life of each class. We have estimated the possible range of retirement dates to be between 15 and 25 years. We have additionally assigned probabilities to the likelihood of removal of buried fiber optic network assets. A 20% unfavorable change in the estimates of either the expected date of retirement or the probability of removal would result in an increase in the asset retirement obligations of approximately $3 million as of December 31, 2006.

        We derive our revenue primarily from commercial-grade telecommunications services, including dedicated transport, local, switched, long distance, data and high-speed internet access services. Our customers are principally small- and medium-sized enterprises, wholesale and residential customers in our 20-state network footprint. Revenue for dedicated transport, data, internet, and the majority of switched services exclusive of switched access is generally billed in advance on a fixed rate basis and recognized over the period the services are provided. Revenue for the majority of switched access and long distance is generally billed on a transactional basis determined by customer usage with some fixed rate elements. The transactional elements of switched services are billed in arrears and estimates are used to recognize revenue in the period earned. The fixed rate elements are billed in advance and recognized over the period the services are provided.

        The revenue from indefeasible rights to use fiber optic telecommunications network facilities is recognized over the term of the related lease unless it qualifies as a sales type lease, on which revenue is recognized at the time the sale criteria in SFAS 66, Accounting for Sales of Real Estate, are met. Base annual revenue for telecommunications network maintenance is recognized on a straight-line basis over the term of the contract. Additional services provided under these contracts are recognized as the services are performed.

        In evaluating the collectibility of our trade receivables, we assess a number of factors including a specific customer's ability to meet its financial obligations to us, as well as general factors, such as the length of time the receivables are past due, historical collection experience and the general economic environment. Based on these assessments, we have recorded both specific and general reserves for bad debt to reduce the related receivables to the amount we ultimately expect to collect from customers. If circumstances related to specific customers change or economic conditions worsen such that our past collection experience is no longer relevant, our estimate of the recoverability of our trade receivables could be further reduced from the levels provided for in our consolidated financial statements.

        We grant options to purchase our common stock to employees and directors under our 2006 plan. We have also granted restricted stock to our chief executive officer. The benefits provided under this plan are share-based payments subject to the provisions of Statement of Financial Accounting Standards No. 123(R), Accounting for Stock Issued to Employees, which we refer to as SFAS 123(R). Effective January 1, 2006, we used the fair value method to apply the provision of SFAS 123(R) with a modified prospective application which provides for certain changes to the method for valuing share-based compensation. Under the modified prospective approach, the valuation provisions of SFAS 123(R) apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Under the modified prospective application, prior periods are not revised for comparative purposes.

        Upon adoption of SFAS 123(R), we began recording, as expense, the fair value of share-based payment awards on the date of grant. The determination of the fair value of share-based payment awards on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

        If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods, the compensation expense that we record under SFAS 123(R) may differ significantly from what we have recorded in the current period. In addition, there is a risk that our estimates of the fair values of our share-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those share-based payments in the future. Certain share-based payments, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from these instruments that are significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements.

        We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are reduced by a valuation allowance when appropriate. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        The telecommunications industry is subject to significant government regulation that materially affects our ability to offer services. Some of the laws underpinning these regulations and the regulations themselves are subject to ongoing efforts to have such regulations rewritten or modified. There also continues to be legal challenges to the existing laws and regulations because the laws are complex and, therefore, subject to varying interpretations and inconsistent applications between jurisdictions. Accordingly, regulatory uncertainty commonly gives rise to disputes with other carriers and municipalities regarding the payments owed or due for the leasing of network elements or finished services, classification of traffic, rights-of-way, rates and minutes of use.

        We estimate and reserve for the risk associated with regulatory and other carrier contingencies. These estimates are based on assumptions and other considerations including historical experience, expectations regarding changes in public policies, expectations regarding regulatory rulings, studies of traffic patterns and ongoing negotiations with other carriers. We evaluate these reserves on an ongoing basis and make adjustments as necessary.

Effects of New Accounting Standards

        The Financial Accounting Standards Board, or FASB, has issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in our financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 provides guidance for recognizing and measuring tax positions taken or expected to be taken in a tax return that directly or indirectly affect amounts reported in the financial statement. FIN 48 also provides accounting guidance for related income tax effects of tax positions that do not meet the recognition threshold specified in this interpretation. FIN 48 is effective for fiscal years beginning after December 15, 2006. Our adoption of FIN 48 in the first quarter of 2007 did not have a material impact on our consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157, which is intended to provide guidance for using fair value to measure assets and liabilities. In general, this pronouncement is intended to establish a framework for determining fair value and to expand the disclosures regarding the determination of fair value. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007.

        During 2006, the FASB Emerging Issues Task Force, or EITF, issued EITF No. 06-3, How Taxes Collected from Customers and Remitted to Government Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation). This consensus concludes that the presentation on either a gross or net basis of any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer is an accounting policy decision that should be disclosed. For any such taxes that are reported on a gross basis, a company should disclose the amount of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The consensus should be applied to financial reports for interim and annual periods beginning after December 15, 2006. We do not expect our adoption of EITF No. 06-3 to have a material effect on our consolidated financial statements.

        In December 2006, the FASB issued FASB Staff Position on EITF No. 00-19, Accounting for Registration Payment Arrangements. This FASB Staff Position, or FSP, addresses an issuer's accounting for registration payment arrangements, specifying that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP is effective for new and modified registration payment arrangements. Registration payment arrangements that were entered into before the FSP was issued would become subject to its guidance for fiscal years beginning after December 15, 2006 by recognizing a cumulative-effect adjustment in retained earnings as of the year of adoption. We do not expect that our adoption of this FSP will have a material effect on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, ("SFAS 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We will be required to adopt SFAS 159 on January 1, 2008. We have not completed our evaluation of the effect of SFAS 159.

Quantitative and Qualitative Disclosures About Market Risk

        We do not have indebtedness subject to variable interest rates.

BUSINESS

Company Overview

        We provide managed IP-based communications services to small- and medium-sized enterprises, and traditional circuit-switched telephony services to commercial and residential customers. As part of our competitive communications solutions, we provide an extensive array of broadband IP-based voice and data solutions, including local and long distance voice, dedicated broadband internet access, email, virtual private networking, managed network security, conference calling, high capacity private line services and other integrated voice and data services. We deliver integrated IP-based communications solutions to customers over a single high-speed broadband connection on our private managed secure network. We believe our IP-based communications technology provides a level of service and network and call reliability comparable to that of traditional phone networks with significantly lower capital expenditures and operating costs. We also provide wholesale communications services to other communications services providers through our extensive network facilities, in which we have invested over $3 billion since our inception.

        Our Target Market and Value Proposition.    Since January 2006, we have primarily targeted small- and medium-sized enterprise and multi-location customers within our geographic footprint with average monthly telecommunications bills of $500 to $5,000 per location. According to IDC, approximately eight million small- and medium-sized enterprises, defined as businesses with less than 500 employees, will spend an aggregate of approximately $76.8 billion in 2007 for communications services sales in the United States. To address our target customers, we have shifted most of our sales resources from telemarketing to field and agent sales and have focused on geographic areas with potential enterprise customers who will use our services in multiple locations within our extensive network footprint. As part of our strategy, we manage all aspects of our service offerings for our customers, including installation, provisioning, monitoring, proactive fault management and billing.

        We have also made significant technological improvements to our network, which allows us to deliver a wide range of cost-effective, enhanced communications solutions, including bundled integrated voice and data services, as well as more sophisticated managed services, which can be layered onto these integrated bundled offerings.

        We seek to increase the number of services our customers purchase from us, which we believe improves our customer retention as customers increasingly rely on us for a greater portion of their communications needs. In addition, these customers typically enter into multi-year contracts, which we believe allows us to increase customer retention and provides revenue growth opportunities. For example, nearly all of our DYIA services are provided under contracts with two- or three-year terms. For our traditional telephony customers, we continue to offer services and pricing that are competitive with those offered by RBOCs.

        Our Extensive IP and Fiber Optic Network.    We deliver our services primarily over our private managed secure network using T-1 and higher connectivity. In addition, we have one of the largest facilities-based networks maintained by a competitive carrier in the United States, which allows us to offer integrated communications services across 20 states in the Midwest, Rocky Mountain, Southwest and Northwest regions, representing 40% of the U.S. population. We serve 67 MSAs with our network facilities, including 19 of the top 50 MSAs. Our network includes approximately 650 collocations, enabling us to access unbundled loops and T-1s from the RBOCs to connect to customer locations in local serving areas. In addition, we can serve approximately 350 additional outlying local serving areas in our markets by using EELs or special access T-1 lines to connect more remote customer locations to our network. This allows us to extend our network to offer metro-wide solutions to multi-location customers. We operate and maintain an intercity MPLS internet backbone with a nationally distributed IP voice switching architecture to provide a broad set of managed voice and data services cost-effectively. We also operate a circuit-switched based telephony network to provide voice services to our commercial, wholesale and residential customers. As of December 31, 2006, our broadband network and facilities spanned approximately 13,000 intercity and 4,000 metropolitan local fiber route miles and encompassed approximately one million intercity backbone fiber miles and 500,000 fiber miles of metropolitan local fiber optic cable. We believe owning our own facilities-based network allows us to ensure our network's service quality and reliability, have greater control over customer care and reduce our exposure to regulatory uncertainty associated with leasing network connectivity and facilities from the RBOCs.

        As of December 31, 2006, we had nearly 1,600 employees serving approximately 101,900 residential POTS lines, 283,500 business POTS lines and 14,300 T-1 circuits in service. In 2006, we generated revenue of $544.7 million and incurred a net loss of $28.3 million.

Company Strategy

        In January 2006, we emerged from Chapter 11 with a new chief executive officer, board of directors and equity ownership, and we shifted our business strategy to focus on providing higher value and lower churn T-1-based solutions of integrated voice, broadband internet access and other data services to voice- and data-intensive business customers. In order to implement this strategy, we reorganized our sales staff to become more customer solutions oriented, which has allowed us to sell effectively to the underserved small- and medium-sized enterprise segment, as well as to strategic multi-location customers. Key elements of our strategy include:

        Focusing on Small- and Medium-Sized Enterprise Customers.    We focus our sales efforts on small- and medium-sized enterprise and multi-location customers with average monthly telecommunications bills of $500 to $5,000 per location. We believe these customers seek services that generate greater revenue than those sought by residential and very small business customers, which were our historic focus. We have revised our sales commission plans and revamped our field sales organization to incent and mandate the targeting and capture of small- and medium-sized enterprise customers. We believe that this strategy will further increase the quality of our revenue streams.

        We plan to continue to aggressively sell into our existing markets and target enterprise customers with our IP-based solutions that we believe result in increased revenue to us. These services include integrated managed network services, dedicated broadband internet access, T-1-based services such as digital voice calling with primary rate interfaces, as well as traditional voice and data services and VoIP telephony solutions, among others. Our T-1-based services offer significant value to our customers, are supported with leading customer service, and are typically purchased under contracts with two- or three-year terms. The higher revenue associated with these T-1-based services results in shorter payback periods than traditional lines.

        Leveraging Our Managed Network Services and Operational Infrastructure.    We have introduced a number of IP-based bundled solutions for our customers which leverages our extensive infrastructure. We seek to expand our small- and medium-sized enterprise customer base within our existing network infrastructure and to sell additional services to our existing customers. As of December 31, 2006, our average network utilization was approximately 50%, as measured by unused capacity in our switches and network backbone. We believe we can increase the total number of customers we serve with minimal incremental investments, thereby improving capacity utilization and resulting in increased cash flow and profitability.

        Continuing to Improve the Efficiency of our Network and Reduce Network Expenses.    We believe that our disciplined approach to sales, installation, and service, together with our automated business processes, will allow us to further streamline our operations and maintain low operating costs. In March 2006, we established a cross-functional task force to evaluate and rationalize our network, and particularly the 690 collocations that we operated at that time, to improve market penetration, reduce network expenses and improve operating margins, while maintaining our ability to serve the significant majority of our addressable market with our network facilities. The primary initiatives undertaken include reducing monthly recurring costs for electric power and cross-connects for our collocations, decommissioning collocations in areas with limited potential to capture target business customers and eliminating excess leased network capacity. In the approximately 40 local serving areas where we are decommissioning collocations, we expect to continue to serve our T-1 customers using virtual collocations, EELs or special access T-1s. As of December 31, 2006, we had completed approximately 50% of the implementation of the network optimization project, and we have experienced an average payback period of less than five months on invested capital from net cost savings. We expect to have implemented approximately 90% of the network optimization project by June 2007, and to complete the implementation during the third quarter of 2007. We estimate that we will operate approximately 650 collocations and serve approximately 350 additional outlying local serving areas using virtual collocations, EELs or special access T-1s after we complete this effort.

        Expanding Field Sales Force and Agency Distribution Channels.    In early 2006, we shifted most of our sales resources from telemarketing to field and agent sales, which we believe are more effective in selling higher value services to our larger target customers. We have expanded our field sales force to target small- and medium-sized enterprise customers in geographies with large and attractive addressable markets, and where we have network facilities. In order to better meet the needs of our customers, we have focused our field sales efforts on our managed service offerings such as DYIA, digital voice offering PRIs, digital trunks, private lines and VPNs. Our field sales account managers do not actively sell POTS or DSL unless it is part of a larger, bundled customer solution. We are expanding our indirect sales force by retaining national, regional and local third-party agents and agency firms. Our agents typically have existing relationships with our enterprise customers and provide additional IT and telecommunications expertise, customer premise equipment and customer specific customized solutions. Expanding our agency channel allows us to better leverage our assets and network without incurring significant fixed selling, general and administrative expenses, and reach certain customers who may not otherwise have been serviced through our field sales channel.

        Continuing to Develop Products and Services that Meet the Needs of our Customers.    Our goal is to provide solutions that improve our customers' daily productivity, simplify their networks and provide them with control of their network. We focus on developing high-value integrated voice and data solutions that can be provided over our existing network infrastructure and increase profitability per customer location. We proactively develop solutions that meet the needs of our business customers, including offering bundled packages of IP-based telecommunications services as well as customized offerings, which we believe increase customer retention and provide revenue growth opportunities. Those customers who purchase more complex services, such as DYIA and higher bandwidth based services, have substantially higher retention rates than voice-only customers. In addition, with our ongoing development of new and innovative IP-based products, we are in a strong position to rapidly provide new services and features that meet the increasing demands of our customers.

        Considering Potential Strategic Transactions.    We may supplement our organic growth by acquiring assets that would allow us to gain market share and expand into markets that complement our existing network. In considering strategic transactions, we focus on those assets that operate in our markets or adjacent markets, serve similar customers and offer complementary products and services. Alternatively, we may divest certain assets or markets that are no longer core to our business strategy. For example, on March 9, 2007, we completed the ATS sale for a purchase price of approximately $16 million. ATS provides cable television services in and around Cedar Rapids and Marion, Iowa, and was not core to our continuing telecommunications business. We expect to use proceeds from the ATS sale to redeem a portion of our outstanding notes. In addition, on March 23, 2007, we signed an agreement to acquire certain assets from Mpower Communications Corp. for approximately $17.3 million in cash.

Company Strengths

        Extensive IP-Based and Fiber Optic Infrastructure.    We believe we have a large addressable market opportunity within our facilities-based network and extensive collocation footprint. We operate an advanced IP-based network that spans approximately 13,000 intercity and 4,000 metropolitan local fiber route miles. We have installed "soft switches" and converged network elements, which enable the switching and routing of voice calls over our IP network. The converged network elements are collectively smaller and more cost-effective than traditional circuit-switched elements, enabling us to offer traditional voice telephony services across our VoIP platform and to develop future communications solutions that address the needs of our customers. By using our own network to provide services, we ensure service quality and reliability, have greater control over customer care, reduce our exposure to regulatory uncertainty associated with leasing network connectivity and facilities from the RBOCs, and are able to develop and deploy advanced services that meet the needs of our customers.

        Comprehensive Suite of IP-Based Communications Solutions.    We provide our customers with a comprehensive suite of networking and telecommunications services, including IP-based integrated data and voice services, internet services, private data networking, VPNs, hosting services and local and long distance voice services. Through an ongoing assessment of our markets, we leverage the scalability and flexibility of our infrastructure to introduce new products and bundled solutions that address the increasingly complex communications needs of our customers. Our DYIA services, which we target to our small- and medium-sized enterprise customers, deliver integrated voice and data services over a single high-speed connection allowing customers to increase calling capacity, reduce costs for local and long distance calls, access the internet and add managed network services, among other services. Our DYIA services combine a scalable telecommunications platform with a web-based portal for easy self-management and administration.

        Industry Leading Customer Service.    We believe that a key element of our success is our ability to satisfy the service needs of our customers. According to independent customer surveys, overall satisfaction of our customers was 91% during 2006. We believe these ratings are the result of our award-winning StarQuality employee training and certification program, reliable network and ability to provide high-value communications solutions in cost-effective bundles that meet the needs of our customers. Our StarQuality employee training program involves quality control training and computer based assessments. As part of the program, we also require all of our customer service professionals to be recertified annually to ensure that all our employees deliver top quality communication and customer service. Our systems and operating processes are designed to provide timely and high-quality provisioning of services, provide reliable services, promptly resolve service issues, produce accurate bills and efficiently resolve billing issues. In addition, we believe that consistently offering our customers a high level of service enables us to retain and expand existing customer relationships, as well as attract new ones. We believe we provide a higher level of customer service and dedicated sales support than RBOCs provide to small- and medium-sized enterprise customers.

        Capital Efficiency Derived From Sizeable Network Assets.    We have invested over $3 billion since our inception to create one of the largest and most advanced facilities-based networks maintained by a competitive carrier in the United States. Through our prior investments, we have converged our IP-based backbone, which consists of 14 soft-switches and 24 backbone routers, with our traditional circuit based voice network, which includes over one million intercity backbone fiber miles, 38 voice switches and approximately 650 collocations located across our 20 state footprint. As a result, we are able to provide a full suite of communications solutions with minimal incremental investment and maintain one of the lowest ratios of capital expenditures as a percentage of revenues within our industry. In addition, we believe our capital expenditures will increasingly become more success-based as we expand our customer base, allowing us to improve our return on our invested capital.

        Experienced Management Team.    Our team of senior executives has substantial experience in the telecommunications industry and extensive knowledge of our markets. Our management team is led by our Chief Executive Officer, Royce Holland, who has over 30 years of managerial experience, including over 18 years of experience in the telecommunications industry. Our executive management team includes key personnel who have held positions at major communications companies, including Allegiance Telecom, Ameritech, Citizens Communications, Frontier Communications, ICG, MCI, MFS Communications, Verio and Wiltel Communications and who combined have over 150 years of telecommunications experience.

Industry Overview

        IDC forecasts that in 2007, communications services sales in the United States to business customers will be approximately $110.6 billion, with approximately eight million small- and medium-sized businesses, defined as businesses with less than 500 employees, expected to spend approximately $76.8 billion. The market for communications services in the United States, particularly local voice, is dominated by the incumbent local exchange carriers, or ILECs. These carriers consist primarily of the RBOCs, which include AT&T, Qwest Communications and Verizon. While the RBOCs remain the market leaders in their service territories, competitive communications providers continue to gain market share within the small- and medium-sized enterprise segment. According to data from the FCC, as of June 30, 2006, competitive communications providers served 29.8 million, or 17.3%, of end-user lines in the United States. While RBOCs provide a broad range of communications services, we believe they have neglected the small- and medium-sized enterprise segment due to an increased focus on the global enterprise business segment of the market, increased competitive pressures in the residential markets, continued integration of recent mergers and acquisitions and investment in "triple-play" product offerings. This has created an increased demand for alternatives in the small- and medium-sized enterprise communications market where cost-effective enhanced telephony and data services have become increasingly important. Consequently, we view the market as a sustainable growth opportunity and have therefore focused our strategies on providing small- and medium-sized enterprises with competitive communications solutions.

    Incumbent Carriers

        Within their franchised local exchange serving areas, RBOCs own and operate their own extensive switched voice and data networks. In virtually all cases, these former monopolies retain the largest market share, although CLECs have gained double digit market share in the small- and medium-sized enterprise market, and cable TV companies have gained significant residential telephone market share in some medium and large cities. Under the Telecommunications Act, RBOCs are required to provide interconnection or collocation services and unbundled access to network elements, including local transport, unbundled loops and T-1 lines, to co-competitive carriers. Prices and availability for these wholesale services are determined by the FCC and state public utility commissions.

    Competitive Carriers

        Competitive carriers include the traditional cable companies, CLECs and competitive access providers offering a range of communications services. Competitive carriers utilize several types of business strategies, deploy various network architectures and serve a range of customers. They can be broadly segmented into three groups:

        Facilities-based providers.    These providers offer service to retail or wholesale customers, either exclusively or predominantly over their own network facilities. Typically, facilities-based providers of local and long distance services operate their own switching and transmission networks and either build or lease local transport and last mile transmission facilities from the RBOCs.

        Non-facilities-based providers.    These providers do not operate their own network facilities but instead use the facilities of other providers exclusively. Non-facilities-based providers resell retail or commercial service that may be offered to them at a wholesale discount and re-brand these services to their end-user customers.

        Other intermodal.    These providers include cable TV companies utility companies, internet service providers, application service providers utilizing VoIP technology and other hybrid service providers.

    Managed Network Service Providers

        Managed network service providers offer a variety of services ranging from network monitoring, maintenance and customer premises equipment procurement and installation to hosted solutions such as security and IP telephony. Managed network services are delivered over a centrally managed IP platform and over secure broadband connections and include enhanced services such as broadband access to the internet, IP VPNs, VoIP, website and intranet hosting, network security, storage, email and instant messaging, among others.

        Virtual private network.    VPNs are used by companies to securely communicate and transfer data over an external network. This external network may either be the internet or a service provider's private network with a designated service level agreement, or SLA. Typical enterprises need to provide access to satellite business offices and to employees traveling or working from home.

        Security.    Security features offered by managed network service providers may include such features as software or hardware firewalls, network-based virus scanning software, network monitoring services and seamless integration of security with existing applications.

        Web hosting.    Web hosting allows companies to host their own websites on a server provided by a web hosting provider. The web hosting provider typically manages and secures the website and may also offer value-added services such as website design or e-commerce applications.

        Storage.    A provider may offer a network storage service for its customers either for the purpose of file sharing or backup and restoration of critical files.

    VoIP Service Providers

        VoIP technology enables the convergence of voice and data services onto a single integrated network connection using technologies that digitize voice communications into IP packets for transport on either private, managed IP networks or over the public internet. VoIP uses the network connection to the end-user more efficiently than traditional telephony because it combines multiple sets of data, voice and video transmissions over a single integrated network connection and dynamically allocates the connection's available bandwidth according to application usage levels.

        VoIP technology enables operators to deploy lower cost voice switching platforms, frequently called "soft switches," as opposed to traditional circuit-switch technologies. VoIP requires only a single network connection to the end-user because of its ability to packetize voice and dynamically allocate bandwidth. Also, by deploying a single converged network for both voice and data services, the service provider can achieve significant operating efficiencies in provisioning, monitoring and maintaining the network. There are two distinct strategies that carriers adopt in deploying VoIP services:

        Voice as an application over the public internet or carrier suppliers.    These service providers typically do not have network transmission facilities and focus primarily on the consumer market. Under this model, the quality of voice traffic is dependent on the underlying network's reasonable best efforts. For most of these providers, the customer must separately lease a broadband connection from a facilities-based service provider, such as a cable television company, an ILEC or a CLEC, in order to use the provider's VoIP service.

        Voice over IP networks that are owned and managed by operators.    Voice traffic travels over a private broadband IP-based network (instead of the public internet) and receives priority over other types of traffic to produce quality of service that is similar to the traditional circuit-switched network. In most cases, the operator supplies the customer broadband connection and bundles it with VoIP and other services provided to the customer. We provide our VoIP services over our own network.

	Public Internet/Best Efforts		Managed Networks
	Long Distance/ Calling Card IP	PC-to-PC/ Broadband IP	Cable Broadband IP	Private Managed IP Networks
Service	Inexpensive long distance calls	Inexpensive voice calls	Integrated IP and broadband internet access	Integrated IP broadband internet access, enhanced data services
Target Customers	Consumers, wholesale	Consumers, small offices, home offices	Consumers	Businesses
Network	Public internet	Public internet	Cable infrastructure	Leased and owned infrastructure
Examples	Net2Phone	eBay-Skype, Vonage	Cablevision, Time Warner Cable, Comcast	McLeodUSA, Cbeyond

Our Markets

        We offer telecommunications services to target customers in our 20-state network footprint:

Arizona	Indiana	Minnesota	North Dakota	Texas
Colorado	Iowa	Missouri	Ohio	Utah
Idaho	Kansas	Nebraska	Oregon	Washington
Illinois	Michigan	New Mexico	South Dakota	Wisconsin

        Through our network, we offer services to 19 of the top 50 MSAs.

Austin	Grand Rapids	Portland – Salem
Chicago	Houston	Salt Lake City
Cleveland	Indianapolis	San Antonio
Columbus	Kansas City	Seattle – Tacoma
Dallas – Fort Worth	Milwaukee – Racine	St. Louis
Detroit – Ann Arbor	Minneapolis – St. Paul
Denver – Boulder	Phoenix

        We also provide services to customers in Arkansas, Louisiana, Montana, Oklahoma and Wyoming by reselling the facilities of other carriers.

Service and Product Overview

        As part of our change in business strategy, we have shifted our product and sales focus from traditional circuit-switched telephony services to T-1 and IP-based bundled solutions for our business customers.

        The majority of our enterprise and business offerings are based on our MPLS internet backbone, which allows us to offer true private networking to our customers. We plan to provide our customers with secure site-to-site connectivity within their MPLS VPNs so that their data are segregated and secure, via IP routing policies, from other internet data that is traveling across our network.

    IP-Enabled Business Services

        We offer industry-standard IP-based managed voice and data networking services to our target business customer market using our facilities-based MPLS backbone network, such as:

  •
  Dynamic Integrated Access services that use both IP and TDM technology, linking voice and data lines on the same high-speed connection, and a user-friendly web portal for self-management and administration. Launched in 2005, this is the base platform from which all our business bundles will be based upon and requires the purchase of, at minimum, a T-1 connection by the customer. While a customer may choose the allocation of their connection to voice and data, our advanced voice compression technology allows more effective utilization of the existing bandwidth.

  •
  Secure Internet with Managed Firewall that allows customers to securely access any portion of their network regardless of that network's geographic location. Customers can manage their networks using our broad array of distributed services for each of their network locations. In addition, end-users may use our remote access VPN software to access any portion of the enterprise network externally.

        In addition, beginning in the first half of 2007, we plan to offer additional services such as:

  •
  Class of Service will provide our customers with the ability to prioritize their IP applications. Our class of service management tools will allow the customer to classify their IP traffic into tiers for voice, video conferencing, enterprise data and internet. VoIP traffic will be protected to allow highest quality of voice transmission. Our class of service will be monitored and guaranteed by SLAs.

  •
  Network Storage will provide our VPN customers with the ability to store and share files on our network based storage devices. Customers will be able to access these files either remotely or via their VPN connection and set unique privileges on all shared files.

  •
  PC Back-up will provide our VPN customers an application-based ability to backup workstations to our network based storage devices, as well as to restore backed up files either as an entire backup or individually selected files.

        Retail / Business Voice Services.    We offer a customary portfolio of voice services, including local and long distance service packages, standard and enhanced 800 toll-free services, and other voice options such as voice mail, calling card, wire care, call restrictions, directory listing options, hunting, conference calling and call forwarding. In addition, beginning in the first half of 2007, we also plan to offer the following value-added voice features that can be included in our bundled offerings and which can be controlled by a tool bar application on the end-users' PC:

  •
  Remote Office feature will allow end-users to place telephone calls from any location but appear as though they are calling from their office. Caller ID will display their office number, and the call will be billed to the office telephone line.

  •
  Simultaneous Ring will allow more flexibility than call forwarding by enabling users to designate other telephone numbers, such home or mobile, that will ring simultaneously with the office number that is receiving an inbound call.

        Retail / Residential Services.    While we have deemphasized the acquisition of residential customers, we offer end-user residential customers local and long distance voice, internet and optional services such as calling card and residential 800 toll-free services in selected markets within our footprint where we believe it to be profitable.

        Wholesale / Carrier Services.    In addition to retail services, we provide a wide range of wholesale voice and data services to local and long distance carriers, government agencies, wireless service providers, cable television companies and other carrier-class customers. These services generally include:

  •
  long haul and metro area special access services between network facility centers, known as points-of-presence, or POPs, that provide telecommunications lines that link the POPs of one carrier to POPs of other carriers in a market, allowing these POPs to exchange telecommunications traffic for transport to final destinations;

  •
  end-user metro area special access services that provide telecommunications lines that connect an end-user, such as a large business, to the local POP of its selected carrier;

  •
  end-user MPLS aggregation services that provide secure IP communications connections between carrier end-users and a single or multiple POPs of the carrier;

  •
  wholesale local voice services utilizing our network facilities in combination with UNE loops to provide turn key local voice services to non-facilities-based competitive carriers' local customers;

  •
  wholesale local voice enabling services such as digital loop carrier services and local switching services that provide network services to facilities-based competitive carriers in the deployment of local voice services;

  •
  wholesale long distance voice services that provide domestic long distance voice termination for carrier traffic;

  •
  toll-free origination services that route toll-free calls between our carrier customers and the toll-free carrier;

  •
  internet transit services that provide global routing of internet traffic for carrier-class customers;

  •
  dedicated local services including PRI services that provide high capacity local service for carrier access services such as dial up internet access and VoIP services and for turn key dedicated local services for carriers' end-users;

  •
  the sale, lease and maintenance of network facilities including fiber and collocation; and,

  •
  other carrier access services.

Sales and Marketing

        Since January 2006, we have implemented a strategy to primarily target small- and medium-sized enterprise and multi-location customers within our geographic footprint with average monthly telecommunications bills of $500 to $5,000 per location. As a result of our shift in strategy, we have transitioned most of our sales resources from telemarketing to field and agent sales in geographic areas with large and attractive markets. To manage and support our target markets, we have organized our 21 field sales offices into three regions. Prior to 2007, our sales force consisted of an origination group responsible for generating new customers and markets, and a group focused on selling new products and services to our existing customer base. Beginning in 2007, we have restructured our sales force into three levels organized by target customer size. Each level is responsible for developing new customers and markets, and two levels are also responsible for selling services on an ongoing basis to our existing customer base.

        We believe our high-value products and services require experienced sales representatives who are experts in our broad array of voice and data solutions and have the ability to understand our target customers' telecommunications needs. We have expanded our field sales force primarily with experienced sales personnel and believe our enhanced sales approach will allow us to increase market share in our target markets. We have added sales staff with at least five years of telecommunications experience and with established account relationships and strong technical knowledge. In addition, we have added field sales staff with a minimum of three years of telecommunications sales experience to develop opportunities across our markets. In order to further penetrate into our larger markets, we have entered into sales agency and sales referral arrangements with certain network solutions providers, equipment vendors and systems integrators to develop additional sales opportunities. Our in-house sales personnel continue to sell services to smaller business customers, including those located in areas that are geographically remote.

        For our enterprise customers, we use a dedicated account representative who is responsible for the initial sale to new customers. Our sales representatives are assisted by our solutions engineering group to develop pre-sales technical consulting and complex solutions design. These solutions engineers are an integral component of our solutions based approach by providing sophisticated customer support from the onset of the sales process. The solutions engineers ensure orders are engineered and configured to the customer needs. Once a customer receives their tailored products and services, they are then assigned an account team with responsibility to provision, service and maintain each customer throughout their evolving lifecycle.

        To support our sales effort, we focus our marketing to target specific prospects and customers located in our fiber- and collocation-dense markets. We use a tailored advertising and direct marketing effort to address the specific needs of each of our target markets. In our larger markets, we utilize an in-house marketing representative to promote McLeodUSA through the implementation of targeted networking opportunities, local relationship building and public relations support. We also use detailed prospecting tools to identify potential high value customers and to increase our sales force productivity.

        Using a phased approach, we have also restructured our sales force compensation strategy to reward salespeople at the time of service installation and to incent our sales force to provide ongoing and additional services to customers over time. We believe this compensation and benefit structure enables us to attract and retain experienced high-quality salespeople, maximize customer service, provide high value solutions and foster long-term, service-focused relationships with our customers.

        We have designed our StarQuality employee training program to emphasize a customer-focused service approach using quality control training and computer based assessments. As part of the program, we also require all of our customer service professionals to be recertified annually to ensure that we deliver top quality customer service and support. Our systems and operating processes are designed to provide timely and high-quality provisioning of services, provide reliable services, promptly resolve service issues, produce accurate bills and efficiently resolve billing issues. Our superior customer service record has resulted in more of our customers using us for a greater percentage of their telecommunications needs. In addition, we believe that consistently offering our customers a high level of service will allow us to retain existing customers, as well as attract new ones. According to independent customer surveys, overall satisfaction of our customers was 91% during 2006.

        We also have developed and installed customer-focused software for providing integrated communications services. This software allows us to provide our customers one fully-integrated monthly billing statement for local, long distance, 800 toll-free numbers, international, voice mail, paging, internet access and additional services when available. We believe that our customer-focused software platform is an important element in the marketing of our communications services and provides us a competitive advantage in the marketplace.

Customers

        Our focus is on acquiring and retaining business customers, as most of these customers enter into multi-year contracts and provide us with a steady source of recurring revenue. As of December 31, 2006, we had approximately 14,300 retail T-1 circuits in service, with an average circuit churn rate of 1.32%.

        For our traditional voice service offering, as of December 31, 2006, we had approximately 283,500 retail business POTS lines in service with an average line churn rate of 3.17%. We expect revenues from our traditional business voice customers to become an increasingly small percentage of our total revenues in the future.

        As of December 31, 2006, we had approximately 101,900 retail residential POTS lines in service, with an average line churn rate of 3.54%. We expect revenues from our traditional residential voice customers to become an increasingly small percentage of our total revenues in the future.

        We also provide a wide range of access, private line, network facilities and data services, as well as leased facilities to local and long distance carriers, government agencies, wireless services providers, cable television companies and other carrier-class customers.

Network Facilities

        We have one of the largest facilities-based networks maintained by a competitive carrier in the United States, which allows us to offer integrated communications services across 20 states in the Midwest, Rocky Mountain, Southwest and Northwest regions, representing 40% of the U.S. population. We serve 67 MSAs with our network facilities, including 19 of the top 50 MSAs. We operate and maintain an intercity MPLS internet backbone with a nationally distributed IP voice switching architecture to provide a broad set of managed voice and data services cost-effectively. We also operate a circuit-switched based telephony network to provide voice services to our enterprise, wholesale and residential customers. As of December 31, 2006, our broadband network and facilities spanned approximately 13,000 intercity and 4,000 metropolitan local fiber route miles and encompassed approximately one million intercity backbone fiber miles and 500,000 fiber miles of metropolitan local fiber optic cable. We believe owning our sizeable facilities-based network allows us to ensure our network's service quality and reliability, have greater control over customer care and reduce our exposure to regulatory uncertainty associated with leasing network connectivity and facilities from the RBOCs.

        We serve our customers by using various loop/access UNEs or special access services purchased from the RBOCs and aggregating them through our access nodes. In turn, our access nodes are interconnected through 37 service node locations where our IP routing and TDM switching systems reside. Our converged IP-based backbone consists of 14 soft-switches and 24 backbone routers connected to our traditional circuit based voice network, which includes over one million intercity backbone fiber miles, 38 voice switches and approximately 650 collocations located across our 20-state footprint. In a metropolitan area, access node to service node (switch) connectivity is based either on our own fiber facilities or on transport (either UNE or special access depending on the market) purchased primarily from the RBOCs. Our service nodes are located in most of the major metropolitan areas across the 20 states where we provide services to customers using our own facilities. These service nodes are in turn interconnected by our high capacity, intercity core network. The underlying transport for our core network is based either on our own fiber or on leased capacity from IXCs. We own and operate all the equipment in our access and service nodes. This equipment provides the service logic and traffic management for most of our services. In addition, our Network Management Center provides fully redundant management 24 hours a day, seven days a week, 365 days a year, which has historically enabled us achieve our goal of 99.999% uptime reliability. We have the ability to serve a majority of business locations in markets served by us within our 20-state facilities-based network using a combination of leased and owned facilities.

Network Technology

        Our advanced IP-based backbone and converged network elements, combined with our TDM circuit-switched network, provides significant benefits compared to traditional circuit-switched networks. These significant benefits include:

  •
  Ability to support multiple "last mile loop" access methods;

  •
  A single, integrated voice and data network; and

  •
  Network design benefits from favorable economics of VoIP, internet and packet-based technologies.

        We believe our network technology offers the following benefits to our customers:

  •
  Seamless installation, integration and lower costs;

  •
  Dynamic, efficient use of bandwidth so that all applications use the same facility;

  •
  Single bandwidth facility allows easy management as compared to use of both voice channels and bandwidth; and

  •
  IP protocol with robust broadband enables integration of business communication and commerce applications, while streamlining business processes over the internet.

Operating Support Systems

        We operate multiple software systems to provide excellent service to our customers. These systems include sales support, customer relationship management, billing, service provisioning and network management functions. Our systems are highly integrated to allow significant levels of automation and flow-through of data. This leads to more accurate information for our customers and more efficient internal processes. All systems are maintained and updated on an on-going basis to meet our business needs. For certain of these systems, we have developed our own proprietary software. Other operating support systems are licensed from third parties.

Third-Party Service Providers

        Our business depends on our ability to interconnect with RBOC networks and to lease from them certain essential network elements. We obtain access to these network elements and services pursuant to ICAs that we have entered into, on a state-by-state basis, with subsidiaries of AT&T, Qwest Communications and Verizon. Where UNEs are no longer available, we purchase tariffed or commercial services primarily from the RBOCs.

Competition

        As a managed network services provider in the communications industry, we broadly compete with companies that could provide both voice and enhanced services to small- and medium-sized enterprises in our markets.

        For our voice and data services, our primary competitors are the RBOCs, consisting of AT&T, Qwest Communications and Verizon, and other CLECs and managed network service providers, such as XO Communications, Time Warner Telecom and Cbeyond, depending on the market. Many of our customers previously used multiple carriers for local and long distance voice services and broadband internet access and have enjoyed the convenience of a sole-sourced service since signing with us. In addition to the local telephone companies, we compete with other competitive carriers in each of our markets. These competitive carriers have adopted IP technology similar to that employed by us, and in the future we expect others to do so.

        In addition, there are other providers using IP technology that offer services using either their private IP network or the public internet to access their customers. We do not currently view these companies as our direct competitors because they primarily serve the consumer market and small business market. Certain cable television companies have deployed IP-based networking and communications services primarily to address consumers and small business customers to compete better against local telephone companies. We also compete throughout our service area with various internet services providers to offer high-speed internet access to small-and medium-sized enterprises.

        Other intermodal communications services companies such as national wireless phone companies, WiMax broadband, microwave and satellite carriers are competitors within our residential market and small business markets. As we continue to shift our business model away from residential communications services, competition from these alternative services providers will lessen, as with current technology, they are unable to provide reliable, high-speed, bundled voice and data to our target small- and medium-sized enterprise customers.

        The Telecommunications Act includes provisions that impose regulatory requirements on all incumbent carriers and competitive carriers but grants the FCC expanded authority to reduce the level of regulation applicable to these common carriers. The manner in which these provisions of the Telecommunications Act are implemented and enforced could have a material adverse effect on our ability to successfully compete against incumbent carriers and other communications services providers.

        The Telecommunications Act radically altered the market opportunity for competitive carriers. Many existing competitive carriers that entered the market before 1996 had to build a fiber infrastructure before offering services. With the Telecommunications Act requiring unbundling of the incumbent carrier networks, competitive carriers have been able to enter the market more rapidly by installing switches and leasing last mile access loops. Please see "Risk Factors—Our dependence on the RBOCs to provide many of our communications services could make it harder for us to offer our services at a profit" and "Risk Factors—RBOCs being allowed to offer bundled local and long distance services in our markets could continue to cause us to lose customers and revenue."

Our History

        We were founded as McLeod, Inc. in 1993, and we began offering local voice services in Iowa in 1994 by reselling the facilities of other carriers. We completed an initial public offering in 1996, changed our name to McLeodUSA Incorporated in 1997 and, through August 2001, grew rapidly and focused on the construction of local and long distance voice networks and a national data network, including the acquisition of numerous businesses. Beginning in August of 2001, we initiated a broad financial and operational restructuring, and in April 2002, we emerged from Chapter 11 with a revised strategic plan that attempted to focus on profitable revenue growth.

        However, with the continuing downturn in the telecommunications industry, our revenues did not increase as forecasted and instead continued to decline. In light of our inability to achieve new revenue growth in excess of existing customer turnover and ultimately to generate enough operating cash flow to service the debt that remained after our 2002 plan of reorganization, we filed another voluntary petition for relief under Chapter 11 on October 28, 2005.

        On January 6, 2006, our plan of reorganization became effective, and we emerged from bankruptcy with a new chief executive officer, board of directors and equity ownership. Under the terms of our plan of reorganization, we significantly deleveraged our balance sheet by eliminating approximately $677 million in debt and reduced our annual interest expense by over $50 million. Our debt was further reduced to $72.7 million using proceeds from the sale of our headquarters facility in December 2005. The new credit agreement included $10.0 million of new term loans that were funded upon our emergence from bankruptcy, resulting in a total outstanding debt balance of $82.7 million. On September 28, 2006, we refinanced our outstanding debt obligations with the issuance of $120.0 million aggregate principal amount of the notes.

Employees

        As of December 31, 2006, we had approximately 1,600 employees who work primarily in the areas of customer care, network operations and engineering, sales and marketing, service delivery, information technology, finance and management. None of our employees are represented by any union. As we continue to implement our sales strategy, we expect to expand our sales force and sales support functions. We believe that our relations with our employees are good.

Facilities

        As of December 31, 2006, we leased approximately 98,000 square feet of office space at our Hiawatha, Iowa corporate headquarters, and we also leased approximately 15,000 square feet of office space for executive offices in Dallas, Texas. The following are additional principal locations where we have business operations:

Property Location	Use	Square Feet
Tulsa, Oklahoma	IT and Network Planning	61,230
Woodlands, Texas	Engineering	24,649
Oak Brook, Illinois	Sales and Facilities	14,693
Cedar Rapids, Iowa	Network Management Center and Data Center	16,771

        We operate a network management center, or NMC, and data center in Cedar Rapids, Iowa. Through our NMC, we manage the majority of our remote networking equipment and, together with our internal support systems, maintain visibility into all of our network elements. The NMC operates based on a 24 hours a day, seven days a week, 365 days a year schedule and is designed to maintain 99.999% reliability. Adjacent to the NMC is our data center, which houses our back office systems. Both the NMC and data center have redundant locations to support disaster recovery in the event of a catastrophic failure at our Cedar Rapids location.

        In addition, we maintain 21 field offices to sell into, manage and support our target markets. Our converged IP-based backbone includes over one million intercity backbone fiber miles, 14 soft switches, 24 backbone routers, 38 voice switches and approximately 650 collocations located across our 20-state footprint.

Legal Proceedings

        For further discussion of our legal proceedings, you should also carefully consider the information included in "Risk Factors," beginning on page 19 and "Regulatory Environment," beginning on page 80.

        We are involved in numerous regulatory proceedings before state public utility commissions and the FCC, particularly in connection with actions by the RBOCs. Particular proceedings that have affected or may affect our business are described in "Regulatory Environment" below. We anticipate that the RBOCs will continue to pursue litigation, changes in regulations and legislation in states within our 20-state footprint, as well as before the FCC and Congress, to reduce regulatory oversight and regulation over their rates, operations and access by others to their networks. This includes the pursuit of major changes in the Telecommunications Act, which we believe would adversely affect CLECs, including us. If adopted, these changes could make it more difficult for us to challenge the RBOCs' competitive actions and to compete with the RBOCs generally.

        We are one of several defendants in a lawsuit brought by AT&T and its affiliates in the U.S. District Court in the Eastern District of Missouri in February 2005. AT&T alleges that we conspired with one or more of Global Crossing and its affiliates, certain named CLECs, and/or certain unnamed LCRs to breach AT&T's state or federal tariffs, unjustly enrich themselves and commit fraud on AT&T. AT&T alleges that the defendants knowingly disguised long distance calls that were terminated to AT&T so that they appeared to AT&T to be local calls thereby depriving AT&T of the difference between the access charge rate owed for termination of long distance calls and the reciprocal compensation rate owed for termination of local calls. We filed our answer on April 1, 2005, denying all liability. No discovery has been conducted in the case. On February 7, 2006, the Court entered an order staying the case on the grounds that primary jurisdiction regarding the obligations of the defendants rests with the FCC. We intend to vigorously defend against these claims.

        We have been sued in two actions brought in May 2003 in the Circuit Court of Cook County, Illinois, consolidated as Telecommunications Network Design, Inc. vs. McLeodUSA, No. 03 CH 8477, and certified as a class action, for allegedly sending unsolicited faxes in violation of 47 U.S.C. section 227(b)(3). We have demanded coverage from our insurance carrier, AIG, which has denied coverage. We are currently in litigation with AIG over coverage for these claims. While we are vigorously defending against liability in the class action and pursuing our claim against AIG for insurance coverage, there can be no assurance that we will be successful in our defense or that a negative outcome would not have a material adverse effect on us.

        We have protested and appealed various sales and use tax assessments levied in January 2002 by the Iowa Department of Revenue with respect to the purchase of certain equipment from 1996 through 2000. These assessments total approximately $8 million, excluding interest and penalties. We believe that we have meritorious defenses against these assessments and intend to vigorously defend ourselves during this appeal process. We have reserved what we believe to be an adequate amount related to this dispute based on our assessment of the likely outcome. However, there can be no assurance that our business will not be materially adversely affected by a negative outcome of this dispute.

        On March 8, 2007, the Universal Service Administrative Company, which administers the federal universal service program on behalf of the FCC, completed an audit of our contributions to the federal universal service program based upon our 2005 revenues. The audit report, which is not yet final, tentatively concludes that we underreported or misclassified certain telecommunications service revenues, resulting in a contribution shortfall of approximately $4.4 million. We believe that the audit report is erroneous in some respects and intend to seek modification of the audit findings before the report is finalized. If our efforts are unsuccessful, we have the right to appeal the audit findings to the FCC. However, our business may be materially adversely affected by a negative outcome of this dispute.

        In December 2005, shortly before our confirmation hearing, AT&T petitioned the Bankruptcy Court for a cure payment of $35 million or a $24 million permanent deposit from us as adequate assurance. AT&T agreed to withdraw its objection to confirmation of our plan of reorganization in exchange for subsequent consideration by the court of AT&T's claim. We filed a reply to the AT&T claim in January 2006. In March 2006, AT&T filed its reply to the response and amended its claim to $20 million in requested adequate assurance. After hearing arguments on AT&T's motion, the Bankruptcy Court referred the matter of deposits to state public utility commissions and the FCC for initial determinations as to whether AT&T is entitled to deposits from us under state and federal telecommunications law. The Bankruptcy Court reserved its rights to award a deposit under Section 365 of the Bankruptcy Code once the appropriate state agencies and the FCC have rendered their decisions. To date, AT&T has not initiated proceedings before any state or federal agency, but continues to have the right to pursue such action in the future should AT&T believe it has grounds to seek deposits under the terms of the respective ICAs. There can be no assurance that our business will not be materially adversely affected by adverse rulings by state agencies, the FCC or ultimately the Bankruptcy Court that AT&T is entitled to adequate assurance in an amount that would materially reduce our cash reserves.

        As a result of AT&T's insistence that we agree to a deposit as a condition of purchasing services under a commercial agreement, we and AT&T have never agreed on a price for services where we use AT&T's local switching facilities to provide local service to our customers after RBOCs were permitted to withdraw UNE-P. In March 2006, AT&T unilaterally increased the price to $37 per line, which we have disputed. We have paid AT&T a lesser amount and deposited the difference between the billed and paid amount into an escrow account. We filed a complaint in February 2007 asking the Illinois Commerce Commission to rule that the price AT&T has been charging since March 2006 is unreasonable and are seeking to have the disputed amount related to Illinois lines withdrawn from the escrow. We will be required to pursue similar complaints in other AT&T region states to resolve the remaining disputed escrow balance. There can be no assurance that our business and cash reserves will not be materially adversely affected by adverse state agency and court rulings in this pending matter.

        As a result of a settlement reached with Qwest prior to our emergence from Chapter 11, we filed complaints against Qwest during the first quarter of 2006 with several state utility commissions related to a collocation billing dispute. We had withheld payments due to Qwest because we believed Qwest had not properly implemented the parties' amended interconnection agreement. In July 2006, the Iowa Utilities Board agreed with Qwest's interpretation of the 2004 amendment, which would require us to pay Qwest the disputed payments. In August 2006, we filed a petition with the Iowa Utilities Board requesting reconsideration of its decision, which application was granted for purposes of further consideration. Cases filed by us against Qwest are pending in three other states. There can be no assurance that our business and cash reserves will not be materially adversely affected by adverse rulings by the state agencies.

        Also as a result of the settlement with Qwest, on March 14, 2006, we filed an action against Qwest in the U.S. District Court for the Northern District of Iowa seeking recovery of damages related to numerous other billings between the parties. Qwest filed a counterclaim for amounts it believes we owe it. This lawsuit encompasses billing disputes involving access billing for 800 toll-free calls made by our customers and 800 toll-free calls made by third-party wireless carrier customers, access charges related to VoIP traffic, billing disputes related to the parties UNE-P agreement, backbilling for collocation space and related disputes for fiber maintenance fees under an IRU agreement between the parties, reimbursement of third-party access charges and other issues. In addition, Qwest alleges that we improperly entered into revenue-sharing arrangements with wireless carriers in order to charge Qwest for access services provided to such carriers whose customers made 800 toll-free calls that were routed through Qwest's network. We also are seeking a declaratory judgment that we are not responsible for reimbursing Qwest for terminating access charge payments that Qwest allegedly made to rural incumbent local exchange carriers for calls that were originated by our end-user customers. Qwest claims its damages exceed $14 million, and our claims against Qwest exceed $12 million.

        On July 24, 2006, we moved to dismiss Qwest's negligent misrepresentation, conversion, trespass, fraud, fraudulent concealment and negligence counterclaims. On August 24, 2006, Qwest amended its counterclaims both by making additional factual allegations and by interposing a limited number of new legal theories. We filed a motion to dismiss Qwest's amended counterclaims on September 11, 2006. On January 16, 2007, the Court dismissed the negligence and negligent misrepresentation claims. The Court declined to dismiss the remaining counterclaims. We filed our response to Qwest's amended counterclaims, including the tort claims that were not dismissed on February 21, 2007. We believe that our billing was and remains consistent with industry practice, FCC regulations, our tariffs and ICAs, and that we have good defenses to Qwest's counterclaims. We intend to aggressively pursue our claims against Qwest and vigorously contest the Qwest counterclaims. There can be no assurance that our business and cash reserves will not be materially adversely affected by adverse rulings by the court in this lawsuit.

        We, along with a number of other telecommunications carriers, filed suit in March 2006 against AT&T Corp. in the U.S. District Court in the District of New Jersey for unpaid and underpaid access charges. We claim that AT&T deliberately disguised the nature of certain calls so that we were unable to assess and bill the applicable access charges. AT&T has asserted a counterclaim alleging that we improperly billed AT&T terminating intrastate access charges on wireless roaming traffic, a portion of which should have been billed at the lower interstate rate. We intend to pursue our claims and to contest the AT&T counterclaim vigorously.

        Our former Chairman Clark E. McLeod, former President and Chief Executive Officer Stephen C. Gray, former Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, Chris A. Davis, and former Chief Financial Officer, J. Lyle Patrick, whom we refer to together as the individual defendants, were defendants in a number of putative class action complaints filed in January 2002 that have been consolidated into a single complaint entitled In Re McLeodUSA Incorporated Securities Litigation C.O. 2-0001 (N. Iowa). We refer to this matter as the Iowa class action. Putative class plaintiff, New Millennium Growth Fund LLC, has also filed proofs of claim against us in our Chapter 11 case on behalf of all class claimants in the Iowa Class Action. We refer to these claims as the bankruptcy claims, and together with the Iowa class action, we refer to them as the securities claims. In February 2006, the plaintiffs and McLeodUSA Incorporated jointly filed a stipulation of dismissal, which effectively dismissed us as a defendant in the securities claims. In September 2006, the remaining parties to the Iowa class action, including the individual defendants, filed a settlement agreement with the court, which held a fairness hearing on November 29, 2006. On January 5, 2007, the court approved the settlement agreement. On January 8, 2007, the court entered an Order and Final Judgment in this matter. We have no payment or other obligations in connection with this settlement.

        We are not aware of any other material litigation against us. We are, however, party to a number of legal actions and proceedings arising from our provision and marketing of telecommunications services (including matters involving do-not-call and billing regulations), as well as certain legal actions and regulatory matters arising in the ordinary course of business. We believe that the ultimate outcome of the foregoing actions will not result in a liability that would have a material adverse effect on our financial condition or results of operations.

REGULATORY ENVIRONMENT

        Our services are subject to federal, state and local regulation. In addition to industry-specific regulation (such as FCC and state regulation of our telephone businesses), municipalities and other local government agencies regulate aspects of our business, such as use of government owned rights-of-way, construction permits, and building codes. The following description covers some of the major regulations affecting us. There are numerous other areas of regulation that materially influence our business. In addition, legislation is currently being considered in the states and in Congress that, if adopted, could substantially change the regulatory environment in a manner adverse to our ability to successfully operate our business.

Federal Regulation

        The FCC has jurisdiction over our telecommunications facilities and services to the extent they are used to provide, originate or terminate interstate or international telecommunications. The FCC also has jurisdiction over services classified as information services such as internet access services. State regulatory commissions retain jurisdiction over the same facilities and services to the extent they are used to provide, originate or terminate intrastate telecommunications services. Local governments may require us to obtain licenses, permits or franchises regulating use of public rights-of-way necessary to install and operate our networks. In addition, the licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC. Through our subsidiaries, we hold various federal and state regulatory authorizations. We often join other industry members in seeking regulatory reform at the federal and state levels to open additional telecommunications markets to competition, and to preserve existing pro-competitive conditions.

        The FCC classifies us as a non-dominant carrier, so our interstate and international rates are not subject to material federal regulation. We must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory, and must maintain geographically averaged interstate rates as required by federal law. We must comply with various FCC consumer protection requirements affecting the format and content of our bills, disclosure of rates and terms and conditions of service, and other matters, and are subject to various FCC reporting requirements and mandatory monetary assessments for regulatory programs. The FCC limits the charges that we and other CLECs can charge to IXCs for access services, and has a proceeding pending in which it is reviewing all types of intercarrier compensation. The FCC imposes prior approval requirements on transfers of control and assignments of radio licenses and operating authorizations and on sale of assets, including customers and discontinuation of services. The FCC has the authority to condition, modify, cancel, terminate or revoke such licenses and authorizations for failure to comply with federal laws or the rules, regulations and policies of the FCC. The FCC may also impose fines or other penalties for such violations.

Universal Service Fund

        The FCC has established a "universal service" program that is intended to ensure that affordable, quality basic telecommunications services are available to all residents of the United States. The Telecommunications Act sets forth policies and establishes certain standards in support of universal service, including that consumers in rural areas should have access to telecommunications and information services that are reasonably comparable in rates and other terms to those services provided in urban areas.

        Like other telecommunications providers, we are required to make contributions to support federal and state universal service goals. Our contribution to federal universal service support programs is assessed against our interstate and international end-user telecommunications gross revenues. The contribution factor for each of 2005 and 2006 was 10.9% of our interstate and international end-user telecommunications gross revenue. Our contribution to state universal service programs is assessed against our intrastate revenues. Although many states are likely to adopt an assessment methodology similar to the federal methodology, states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. In 2006, we paid approximately $6.3 million to the federal program and approximately $5.3 million to state programs, and in 2005, we paid approximately $6.6 million to the federal program and approximately $5.7 million to state programs.

        On March 8, 2007, the Universal Service Administrative Company, which administers the federal universal service program on behalf of the FCC, completed an audit of our contributions to the federal universal service program based upon our 2005 revenues. The audit report, which is not yet final, tentatively concludes that we underreported or misclassified certain telecommunications service revenues, resulting in a contribution shortfall of approximately $4.4 million. We believe that the audit report is erroneous in some respects and we intend to seek modification of the audit findings before the report is finalized. If our efforts are unsuccessful, we have the right to appeal the audit findings to the FCC. In the event that the tentative audit findings are upheld, however, we may be required to pay the contribution shortfall with respect to 2005 revenues, and we also may have additional unanticipated liabilities with respect to our 2006 and 2007 revenues. If we determine that we have additional contribution obligations, we may impose billing surcharges on our customers to recover these obligations.

Customer Privacy

        FCC rules protect the privacy of certain information about customers that communications carriers, including us, acquire in the course of providing communications services. This protected information, known as Customer Proprietary Network Information, or CPNI, includes information related to the quantity, technological configuration, type, destination and the amount of use of a communications service. The FCC's initial CPNI rules prevent a carrier from using CPNI to market certain services without the express approval of the affected customer, referred to as an opt-in approach. In July 2002, the FCC revised its opt-in rules in a manner that limits our ability to use the CPNI of our subscribers without first engaging in extensive customer service processes and record keeping. We believe that we use our subscribers' CPNI in accordance with applicable regulatory requirements. However, if a federal or state regulatory body determines that we have implemented those guidelines incorrectly, we could be subject to fines or penalties. In addition, correcting our internal customer systems and CPNI processes could generate significant administrative expenses. On March 15, 2007, industry press had reported that the FCC had adopted further changes to its CPNI rules, which will become effective 30 days after publication in the Federal Register, that may require us to revise our internal processes to ensure greater protection of CPNI. We intend to review these new requirements and assess the steps required to comply with them.

Slamming

        A customer may change its preferred IXC at any time. Both the FCC and some states regulate this process and require that specific procedures be followed. When these procedures are not followed, particularly if the change is unauthorized or fraudulent, the process is known as "slamming." The FCC has levied substantial fines for slamming and has increased the penalties for slamming. Although no such fines have been assessed against us, we have on occasion been unable to refute customer slamming claims and have been required to write-off charges to customers as a result.

Telemarketing

        The FCC has implemented changes to its rules for telemarketing activities by telecommunications services providers. The FCC rules require us to implement procedures to avoid calling individuals who have placed their names on a national do-not-call list, limit our use of technologies that improve the efficiency of our telemarketing efforts, limit the hours in which we may place telemarketing calls, limit the number of calls abandoned and limit the time before which individuals are connected to a salesperson. Rules such as these reduce the effectiveness of our telemarketing efforts and result in additional customer acquisition costs. Several states have adopted similar measures with unique state requirements that require us to incur additional compliance costs.

        In addition to providing services as a regulated common carrier, through our subsidiary McLeodUSA Network Services, we provide certain competitive access services as a private carrier on a substantially non-regulated basis. In general, a private carrier is one that provides service to customers on an individually negotiated contractual basis, as opposed to a common carrier that provides service to the public on the basis of generally available rates, terms and conditions.

        Some of our operations are also subject to federal and state regulatory requirements, including, in some states, bonding requirements, due to maintaining customer deposits.

State Regulation

        Our intrastate common carrier services are subject to various state laws and regulations. Most public utility commissions subject providers like us to some form of certification requirement, which requires providers to obtain authority from the state public utility commission before initiating service. In most states, we are also required to file tariffs setting forth the terms, conditions and prices for common carrier services that are classified as intrastate. We are often required to update or amend these tariffs when we adjust our rates or add new common carrier services, which may require prior regulatory approval, and are subject to various reporting and record-keeping requirements in these states. Some states impose service quality standards on our local service operations and require us to file reports showing our performance in meeting those standards.

        Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law or the rules, regulations and policies of state regulatory authorities. State utility commissions generally have authority to supervise telecommunications service providers in their states and to enforce state utility laws and regulations. Fines or other penalties also may be imposed for violations.

        Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations (directly or as a guarantor) or pledges of collateral in support of such debt obligations. These requirements may increase the cost of, and delay our ability to consummate, various financing transactions including future stock and/or debt offerings, sales of all or part of our regulated businesses or acquisitions of assets to be used in our regulated businesses.

        Generally, the FCC and state utility commissions or third parties could raise issues with regard to our compliance with applicable laws or regulations that could have a material adverse effect on our business, results of operations and financial condition.

        We are subject to numerous local, state and federal taxes and regulatory fees, FCC regulatory fees and public utility commission regulatory fees. We have procedures in place to ensure that we properly collect taxes and fees from our customers and remit such taxes and fees to the appropriate entity pursuant to applicable law or regulation. If our collection procedures prove to be insufficient or if a taxing or regulatory authority determines that our remittances were inadequate, we could be required to make additional payments, which could have a material adverse effect on our business.

Local Franchises

        We are required to obtain construction permits and licenses or franchises to install and expand our fiber optic communications networks using rights-of-way. Some local governments, where we have installed or anticipate constructing networks, are proposing and enacting ordinances regulating use of rights-of-way and imposing various fees in connection with such use, including fees based on a percentage of certain revenues related to the use of the rights-of-way. In some instances, we have negotiated interim agreements to authorize installation of facilities pending resolution of the fee issue. In some markets, we are objecting to or challenging various fees as improper under state or federal law. In many markets, the traditional local telephone companies do not pay rights-of-way fees or pay fees that are substantially less than ours. We must also negotiate and enter into franchise agreements with local governments in order to operate our video services network.

Interconnection Issues

        The Telecommunications Act imposes a number of access and interconnection requirements on all local telephone companies, including CLECs, with additional requirements imposed on RBOCs. These requirements are intended to ensure access to certain networks under reasonable rates, terms and conditions. The FCC has adopted rules regulating the pricing of those elements of the RBOCs' network that must be made available to competitors known as UNEs. The U.S. Supreme Court has upheld both the FCC's authority to adopt such pricing rules, and the specific pricing guidelines created by the FCC. A series of court decisions, however, overturned many of the FCC rules regarding which network elements must be separately made available, or unbundled, by the RBOCs for lease by CLECs.

Network Element Rules

        In response to earlier court orders, in August 2003, the FCC released its Triennial Review Order modifying its rules governing availability of RBOC UNEs to CLECs. In March 2004, the U.S. Court of Appeals for the District of Columbia Circuit issued a decision overturning many key elements of the TRO and remanding most of the order to the FCC for further action. The Court upheld the FCC's determination that RBOCs do not have to provide unbundled access at regulated prices to newly deployed technologies based on fiber and packet-switching capabilities. The Court also upheld the FCC's findings that RBOCs are not required to provide unbundled switching to CLECs for certain business customers. On remand, the FCC adopted revised permanent unbundling rules. The new rules eliminated access to unbundled local switching, which along with other UNEs constituted UNE-P; and impacted access to high capacity loops, high capacity transport, dark fiber and entrance facilities. As a result of these new rules, we are no longer able to obtain high capacity loop UNEs at regulated prices in 17 wire center serving areas within our 20-state local footprint, and have had to replace these loops with special access services or facilities leased from third parties. In June 2006, the Court of Appeals affirmed the FCC's revised unbundling rules. There can be no assurance that our business will not be materially adversely affected by the revised unbundling rules, future changes in the unbundling rules, new legislation passed in response to the unbundling rules or any court decisions relating to the unbundling rules.

        In October 2004, the FCC released an order that extends unbundling relief to the RBOCs for mass market fiber-to-the-curb loops with fiber that is within 500 feet of the premises. The FCC also clarified that RBOCs are not required to add TDM capabilities into new packetized transmission facilities. We and other CLECs filed a petition for reconsideration of the decision.

        In September 2003, the FCC issued a proposed rulemaking to review the TELRIC methodology used to determine the prices charged to competitive carriers for UNEs. A change in pricing methodology that materially increases UNE prices would increase our costs and could have a materially adverse affect on our ability to compete. The FCC has taken no further action to date in this proceeding.

        The petition is currently pending. If the FCC's order is not modified, it could limit our access to mass market customers and have a materially adverse affect on our ability to compete. In October 2004, the FCC voted to eliminate any independent unbundling obligation under Section 271 of the Telecommunications Act for any broadband UNE that has been relieved from unbundling under Section 251 of the Telecommunications Act. Such relief could limit our access to customers and have a materially adverse affect on our ability to compete.

Forbearance Petitions

        In September 2005, the FCC agreed, at Qwest's request, to forebear from applying its unbundling rules to Qwest in certain wire centers in the Omaha, Nebraska market. The FCC based its decision on its determination that Qwest was no longer the dominant provider in the market due to the existence of a cable company that had substantially built its own loop facilities in several wire centers and had attained a sizeable market share of local exchange service customers. The decision to forebear from applying the unbundling rules in these wire centers means that Qwest does not have to provide competitive providers, such as us, access to unbundled loops at prices based on the FCC's TELRIC rules. Elimination of access to UNEs at TELRIC prices could materially increase network element cost resulting from increased prices for such elements on a commercial basis and could adversely affect our ability to compete. We appealed the FCC's order and requested a stay from the FCC, which the FCC did not grant. The federal Court of Appeals upheld the FCC's decision on March 23, 2007.

        Although it does not involve us, ACS Anchorage, Inc. similarly petitioned the FCC for forbearance from application of unbundling rules due to loss of market share and the existence of a cable company that had built its own loop facilities in Anchorage, Alaska. In December 2006, the FCC granted ACS limited forbearance in five of 11 central offices. Verizon has filed six separate forbearance petitions in markets outside our local footprint that the FCC must rule on before year-end 2007. It is possible that similar petitions may be brought by RBOCs in other markets that we serve. As part of its application for approval of its merger with Bell South, AT&T has committed that it will not file or give effect to any forbearance from its obligations to provide unbundled loops and transport facilities for 42 months from the date of its merger closure in December 2006. However, Qwest has made no commitment to refrain from filing future forbearance petitions. There can be no assurance that our business or financial condition will not be materially adversely affected if TELRIC unbundling rules are held to be inapplicable in material portions of our markets.

Broadband Deregulation

        In June 2005, the U.S. Supreme Court affirmed, in National Cable and Telecom Association vs. Brand X Internet Services, the FCC's 2002 ruling that cable modem service is a non-regulated Title I information service. Consequently, cable companies do not have to unbundle their cable network or incur any resale obligations of their broadband service. In September 2005, the FCC extended similar regulatory relief to RBOCs' retail DSL service. It classified broadband internet access service as an information service rather than a telecommunications service because it involves more than pure transmission of a signal. However, the FCC stated that its order does not affect RBOCs' obligations to provide UNEs. The FCC stated that the regulatory status of a service provided by an RBOC over a UNE was not dispositive of its UNE obligations. Rather, with respect to regulatory classification, it is the use of the UNE by the CLEC that determines eligibility.

        In March 2006, the FCC, by failing to act on Verizon's petition for forbearance, allowed the deregulation of certain broadband services, not bundled with internet access, provided by Verizon to enterprise customers to occur by operation of law. The forbearance relieves Verizon of its common carrier obligations, including its obligations not to discriminate among customers and to charge just and reasonable rates for these broadband products, similar to the relief previously granted by the FCC for retail DSL service bundled with internet access. Although the forbearance does not appear to apply to TDM-based special access services (traditional DS-1 and DS-3 services that will continue to be regulated), we are not able at this time to ascertain all of the potential impacts of this deregulation on our business. Because of the way the forbearance occurred, the other RBOCs did not receive the same relief at this time. AT&T and Qwest have each filed forbearance petitions with the FCC seeking comparable relief. We and other CLECs have appealed the FCC approach. There can be no assurance that our business or financial condition will not be materially adversely affected if such forbearance is granted (through FCC action or through its failure to act) in material portions of our markets.

Access Charges and Inter-Carrier Compensation

        In April 2001, the FCC released an order in which it established that CLECs' interstate access charges would be presumed reasonable, and may be imposed by tariff on IXCs, if they do not exceed the interstate access charges of the incumbent LEC serving the same location. In May of 2004, the FCC announced in addition that where the CLEC did not directly serve the end-user, the CLEC's interstate access charge could be no more than the rate charged by the RBOC for the same functionality. The FCC order stated its new rule limiting CLEC interstate access charges was to be applied on a prospective basis. We filed tariff changes to implement the FCC's new rule. The FCC's order also provided that, under its prior rules, it would not have been unreasonable for a CLEC to charge an IXC for those services at the higher benchmark rate, as long as the charge was supported by its tariff. Some IXCs, including Qwest, MCI and Sprint, disputed our access charges and withheld payment of billed access charges for wireless originated toll-free calls and have also withheld payments due to us for other charges to recoup what they deemed unlawful payments under the FCC's rules. We have settled our disputes with MCI and Sprint. We settled our dispute with Qwest through June 2004. In May 2005, Qwest began disputing interstate access charges related to wireless originated 800 toll-free calls and again began withholding disputed amounts it claims are unlawful. We filed an action against Qwest in March 2006, described in more detail in "Legal Proceedings" beginning on page 76, which in part seeks to require Qwest to pay for such services.

        The FCC has an open docket proposing to reform all forms of intercarrier compensation, which has been pending since 2001. In 2005, the National Association of Utility Regulatory

Commissions, created an Intercarrier Compensation Task Force consisting of a number of state commissions and stakeholders from various sectors of the telecommunications industry. The task force has produced a proposal named the "Missoula plan" that was filed with the FCC in July 2006. The FCC promptly asked interested parties to comment on the Missoula plan in its intercarrier compensation docket. A final decision by the FCC is expected no earlier than the second quarter of 2007. If the Missoula plan were adopted as proposed, we would see a significant reduction in access revenues and increased costs of interconnection after the plan is fully implemented over a proposed three-year period, which could have a materially adverse affect on us. However, we cannot predict whether the FCC will approve all, or any portion, of the Missoula proposal.

Internet Telephony Issues

        In October 2002, AT&T filed a petition for declaratory ruling with the FCC with respect to phone-to-phone IP telephony. The petition requested that the FCC declare that such services are exempt from the intercarrier compensation, or access charges, applicable to circuit-switched inter-exchange calls and that it is lawful to provide such service through local end-user services. In April 2004, the FCC denied AT&T's Petition, finding that AT&T's specific service offering is a telecommunications service; and (2) that access charges apply to the service. The FCC found that AT&T's offering involved an interexchange service that: (1) uses ordinary customer premises equipment with no enhanced functionality; (2) originates and terminates on the public switched telephone network; and (3) undergoes no net protocol conversion and provides no enhanced functionality to end-users due to the provider's use of IP technology.

        Pulver.com filed a petition in February 2003 for declaratory ruling that asked the FCC to determine whether computer-to-computer calls over the internet constituted a "telecommunications service" subject to access charges. In February 2004, the FCC held that Pulver.com's service is neither telecommunications nor a telecommunications service. The FCC determined that because Pulver.com's peer-to-peer IP communications service does not offer or provide a transmission service, it is not offering "telecommunications" as defined under the Telecommunications Act. The FCC ruled that the service could not be classified as a "telecommunications service" under the Telecommunications Act because it is a free service not offered to the public for a fee. The FCC also decided to classify Pulver.com's service as an information service and intends to preempt state regulation of that service.

        In September 2003, Vonage filed a petition with the FCC requesting a declaration that its offerings, which originate on a broadband network in IP format and terminate on the public switched telephone network, or vice versa, are interstate information services not subject to state regulation under the Telecommunications Act and existing FCC rules. In November 2004, the FCC adopted an order ruling that Vonage's service was an interstate service not subject to state regulation. The FCC did not rule whether the service was a telecommunications service or an information service under the Telecommunications Act.

        In February 2004, SBC filed two petitions with the FCC relating to IP communications. The first requests a declaratory ruling that all services offered on an IP platform are interstate information services, not telecommunications services, and that they are immune from state regulation as a result. The second requests that the FCC forbear from applying certain common carrier regulation to services offered on IP platforms. The FCC denied the second petition on the grounds that SBC did not identify the rules from which it sought forbearance; however, in June 2006, a federal appeals court remanded this decision to the FCC for further consideration and explanation. We cannot predict the outcome of these proceedings or other FCC or state proceedings that may affect our operations or impose additional requirements, regulations or charges upon our provision of internet access and related IP-based telephony services and could impact the terms and conditions under which we offer VoIP products and services.

        The FCC issued in March 2004 a proposed rulemaking on "IP-enabled communications," which includes VoIP. The proposal asks broad questions regarding the regulatory classifications of various "IP-enabled" services, including different VoIP services; the access charge and other intercarrier compensation implications; the universal service implications; and the other social policy implications such as law enforcement, disability and emergency 911 service issues and suggests, as a general proposition, the economic regulation of various IP-enabled services should be kept to a minimum. To date the FCC has ruled that interconnected providers of two-way VoIP services are required to provide E911 capabilities to their customers, are required to implement technical capabilities to facilitate interception and monitoring of communications by authorized law enforcement agencies pursuant to CALEA, and are required to contribute to the federal Universal Service Fund on the basis of their gross end-user revenues. We have filed reports with the FCC confirming our compliance with the E911 requirement and advising of our expectation that we will be CALEA-compliant as of the May 14, 2007 regulatory deadline.

Special Access

        In January 2005, the FCC issued an NPRM on special access pricing for services offered by RBOCs. The NPRM will re-examine the FCC's pricing flexibility rules on special access and consider whether new categories of special services should be established. For those markets where access to unbundled high capacity circuits has been eliminated, the pricing structure of special access circuits will impact the feasibility of using special access services to serve customers.

Merger Issues

        In October 2005, the FCC approved the SBC-AT&T and Verizon-MCI mergers, subject to certain conditions. The merger conditions, which the FCC set out in two separate orders issued in November 2005, include: (1) the RBOCs are prohibited from affirmatively seeking any increase in state-approved rates for UNEs for a period of two years from the respective merger closing dates; (2) the RBOCs shall not raise rates for DS1 and DS3 private line service provided by AT&T and MCI for a period of 30 months from the respective merger closing dates; (3) the RBOCs shall not increase their interstate access rates for a period of 30 months following the respective merger closing dates; (4) for a period of 30 months following the merger closing dates, the RBOCs will not provide special access offerings to their wireline affiliates that are not available to other similarly situated special access customers on the same terms and conditions; and (5) within 12 months of the respective merger closing dates, the RBOCs will offer "standalone" Asynchronous Digital Subscriber Line, or ADSL, service throughout their regions for two years. The mergers of AT&T with SBC and Verizon with MCI have effectively eliminated the two largest CLECs in the United States, each of which was a strong voice in federal and state lobbying related to telecommunications matters. These mergers will place an increased demand on our resources and employees for lobbying and other regulatory matters and there can be no assurances that our efforts will prove effective.

        In December 2006, the FCC approved the AT&T-BellSouth merger, after AT&T voluntarily entered into certain merger-related commitments. Among other things, AT&T committed that, for 42 months after the merger closing date, it will not seek to increase its prices for unbundled loop and transport elements provided to CLECs, and it will not request or implement any forbearance from its obligation to provide loop and transport UNEs at regulated prices. It also committed not to increase its prices for interstate special access services for 48 months after the merger closing date, and agreed to renew existing ICAs with CLECs under certain conditions.

Other Matters

        In March 2007, the Missouri Public Service Commission notified us that it had not received any remittance of deaf fund surcharges that we are directed to charge our customers. These surcharges have been authorized since at least 1998 when a company that we acquired began to offer local service in Missouri. If we collected this money from customers but failed to remit the amounts collected, we may be required to contribute up to $268,000 in unpaid deaf fund surcharges to the State of Missouri.

        Regulations applicable to our business are subject to the political process and have changed repeatedly over the past decade. Further material changes in the law and regulatory requirements must be anticipated, including those with respect to our continued access to RBOC network elements and facilities that are necessary for us to provide services to our customers and affect the prices of these services. There can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation, or by court decisions.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors, including their ages, as of December 31, 2006:

Name	Age	Position
Executive Officers
Royce J. Holland	58	President, Chief Executive Officer and Director
Joseph H. Ceryanec	45	Chief Financial Officer
Richard J. Buyens	50	Executive Vice President—Sales
Christopher W. MacFarland	34	Group Vice President—Chief Technology Officer
John M. Dumbleton	39	Group Vice President—Wholesale Services and Indirect Channels
J. Christopher Ryan	47	Group Vice President—Customer Services and IT
Michael F. Edl	53	Group Vice President—Network Operations
Bernard L. Zuroff	51	Group Vice President—General Counsel & Secretary
Other Directors
John H. Bonde	61	Director(1)
Donald C. Campion	58	Director(2)
Eugene I. Davis	51	Chairman of the Board of Directors(2)(3)
John D. McEvoy	44	Director(1)(3)
Alex Stadler	56	Director(2)
D. Craig Young	53	Director(1)(3)

(1)
Member of our Compensation Committee.

(2)
Member of our Audit Committee.

(3)
Member of Nominating and Corporate Governance Committee.

        Royce J. Holland has served as our President and Chief Executive Officer and on our board of directors since January 2006. From January 2004 until October 2005, Mr. Holland served as a director of Masergy Communications, Inc., a privately-owned global telecommunications carrier. In October 2005, Mr. Holland became Masergy's executive chairman, and prior to joining us, Mr. Holland resigned as Masergy's executive chairman and now serves as non-executive chairman of its board of directors. Mr. Holland was co-founder, chairman and chief executive officer of Allegiance Telecom, Inc., an integrated telecommunications services provider active in 36 major metropolitan U.S. areas from 1997 until Allegiance was acquired by XO Communications, Inc. in 2004. In May 2003, Allegiance Telecom filed a voluntary petition for reorganization under Chapter 11. Mr. Holland was a co-founder of MFS Communications Company, Inc., one of the country's first competitive access providers, and served on its board of directors from 1988 to 1996. He served as president, chief operating officer and a director of MFS from 1990 to 1996.

        Joseph H. Ceryanec has served as our Chief Financial Officer since February 2006, following his appointment as Acting Chief Financial Officer in August 2005. Since January 2004, he has served as a Group Vice President, Treasurer and Controller. Mr. Ceryanec served as our Vice President of Finance, Treasurer and Controller from 1996 until 2004. From 1993 until 1996, Mr. Ceryanec was chief financial officer and treasurer of Met-Coil Systems Corporation, a metal fabricating systems company. Prior to joining Met-Coil, he was a senior manager with Ernst & Young. Mr. Ceryanec is a certified public accountant.

        Richard J. Buyens has served as our Executive Vice President—Sales since October 2003. From 2001 until 2003, Mr. Buyens served as president—global services at Ptek Holdings, a provider of multimedia messaging and conferencing services. From 1999 through 2001, he served as senior vice president—sales at Intermedia Communications, a data and voice communications services provider. From 1980 to 1998, he held various sales, marketing and finance positions at AT&T.

        Christopher W. MacFarland has served as our Group Vice President and Chief Technology Officer since March 2006. From 2004 to 2006, Mr. MacFarland was global vice president of operations for BroadSoft, a leading provider of VoIP applications software to carriers. From 1998 until its 2004 acquisition by XO Communications, Inc, he served in various management roles at Allegiance Telecom, Inc., most recently as senior vice president and chief technology officer. In May 2003, Allegiance Telecom filed a voluntary petition for reorganization under Chapter 11. From 1996 to 1998, Mr. MacFarland held various management roles with Verio, an internet service provider and web hosting company, and its subsidiaries. Mr. MacFarland currently serves on the board of directors of MobilePro Corporation, a wireless technology and broadband telecommunications company.

        John M. Dumbleton has served as our Group Vice President—Wholesale Services and Indirect Channels since March 2006. From June 2004 to January 2005, Mr. Dumbleton was a consultant to the Allegiance Telecom Liquidating Trust, and from January 2005 to January 2006, he was executive vice president—sales and business development, for MobilePro Corporation, a wireless technology and broadband telecommunications company. From 1998 until 2004, Mr. Dumbleton served as Allegiance Telecom's senior vice president, wholesale services and alternate channels. In May 2003, Allegiance Telecom filed a voluntary petition for reorganization under Chapter 11. From 1992 to 1998, Mr. Dumbleton held various sales and management roles at MCI Communications.

        J. Christopher Ryan has served as our Group Vice President—Customer Service and IT since April 2006. From 2001 to April 2006, he served as our Group Vice President—Service Delivery. From October 2000 until September 2001, Mr. Ryan served as our Chief Technology Officer. From 1999 to 2000, Mr. Ryan served as executive vice president of operations for Orillion Corporation, a developer of next generation operations support systems for telecommunications providers. From 1987 to 1999, Mr. Ryan served in various management and executive roles at WorldCom (formerly Wiltel).

        Michael F. Edl has served as our Group Vice President—Network Operations since August 1999. From 1996 to 1999, Mr. Edl served as vice president of network services for TDS Telecom, which consisted of 107 local independent telephone companies in 28 states serving predominantly rural areas. From 1980 to 1996, Mr. Edl held a variety of management positions in the engineering, network management and network operations departments at MCI.

        Bernard L. Zuroff has served as our General Counsel, Group Vice President and Secretary since August 2006. From October 2004 to August 2006, Mr. Zuroff was an independent consultant in the telecommunications industry. From 2000 until 2004, he had served as general counsel, executive vice president and secretary to ICG Communications Inc., which was a CLEC. Mr. Zuroff has practiced law for more than 23 years in both private practice and as corporate in-house counsel, and he has more than nine years of experience in the telecommunications industry.

        John H. Bonde has served on our board of directors since January 2006. Since January 2006, he has served as chief executive officer of BondeGroup, a management consulting firm. From March 2005 until December 2005, he served as an executive vice president of CSG Systems International Inc., a customer relations management and billing software provider, and president of its GSS Division. From January 2005 to March 2005, Mr. Bonde served as president and chief operating officer of CSG Systems. From 2003 to 2004, Mr. Bonde was chief executive officer of Centerpost Corporation, a leading provider of multi-channel automated communications solutions. From 2001 to 2002, Mr. Bonde served as chief operating officer of JD Edwards, an enterprise software provider, from June 2000 to December 2000, he served as chief executive officer and president of Tachyon Networks Incorporated, a satellite communications company, and from 1989 until 1998, he held various positions with BellSouth Cellular. Mr. Bonde is chairman of the board of directors Birch Telecom, Inc., an alternative provider of local telephone service in the Midwest.

        Donald C. Campion has served on our board of directors since January 2006. Since 2004, Mr. Campion has also served as a director of Haynes International, Inc., a developer and producer of nickel and cobalt based alloys, and since 2005, he has served as a director of Catuity, Inc., a provider of loyalty management and gift card processing for retail markets. From 2003 to 2004, Mr. Campion served as chief financial officer of VeriFone Holdings, Inc., a payment solutions provider. From 2000 to 2002, Mr. Campion served as executive vice president and chief financial officer of Special Devices Incorporated, a manufacturer of pyrotechnic devices for the aerospace and automotive industries, and from 1999 to 2000 he served executive vice president and chief financial officer of Cambridge Industries Incorporated, a supplier of plastic automotive components. From 1997 to 1999, Mr. Campion served as senior vice president and chief financial officer at Oxford Automotive, Inc., a provider of welded metal assemblies to the automotive industry, and prior to 1997, he spent 27 years in various positions at General Motors Corporation and its affiliated companies.

        Eugene I. Davis has served as our Chairman since January 2006. Since 1999, Mr. Davis has served as the chairman and chief executive officer of PIRINATE Consulting Group, LLC, a turn-around and corporate consulting firm. From 2001 to 2003, Mr. Davis was the chairman and chief executive officer of RBX Industries, Inc., a manufacturer and distributor of foam products, and he served as its restructuring officer from January 2001 to September 2001. Since April 2001, Mr. Davis has served on the CFN Liquidating Trust Committee for the former Contifinancial Corporation and its affiliates. Mr. Davis currently serves on the boards of directors of Atlas Air Worldwide Holdings, Inc., a global air cargo service provider, Knology Broadband, Inc., a provider of interactive communications and entertainment services in the southeast United States, American Commercial Lines Inc., a marine transportation company, PRG Schultz International Inc., a recovery auditing firm, and Silicon Graphics, Inc., a high performance computing firm. From August 2004 to February 2005, Mr. Davis served as chairman of High Voltage Engineering Corporation, which filed a voluntary petition for reorganization under Chapter 11 in February 2005.

        John D. McEvoy has served on our board of directors since January 2006. Since 2004, Mr. McEvoy has been a partner with Wayzata Investment Partners LLC and its predecessor, a global alternative investment management company. From 2000 to 2003, Mr. McEvoy was a managing director and London group head of Lehman Brothers Communication Fund. From 1994 to 2000, Mr. McEvoy was a principal and partner at Soros Fund Management.

        Alex Stadler has served on our board of directors since January 2006, and he is a member of our Audit Committee. Since 2002, Mr. Stadler has pursued private interests. From 1999 until 2002, he served as chief executive officer of Riodata Group, a data services carrier specializing in private network and internet access and connectivity for medium-sized companies. From 1997 until 1998, Mr. Stadler served as chief operating officer of Otelo Communications, a CLEC, and from 1996 to 1997, he was chief executive officer of RWE Telliance AG, a German telecommunications company. From 1985 to 1996, Mr. Stadler served in a variety of senior management positions at GTE Corporation's cellular and telephone subsidiaries, and as GTE's head of mergers and acquisitions.

        D. Craig Young has served on our board of directors since January 2006. Since June 2004, Mr. Young has served as chairman and chief executive officer of MegaPath, Inc., which was formerly known as Netifice Communications Inc., a VPN solutions and managed IP services provider. From 2000 to 2003, he served as vice chairman and director of AT&T Canada, and from 1999 to 2001, he served as vice chairman and president of AT&T Canada. From 1998 until its 1999 merger with AT&T Canada, Mr. Young was president and chief executive officer of MetroNet Communication Corp., Canada's largest facilities-based CLEC. From 1995 to 1998, Mr. Young served as president and chief operating officer of Brooks Fiber Properties Inc., a CLEC.

Board of Directors

        The current members of our board of directors, other than Mr. Holland, were selected by an informal steering committee consisting of six of our pre-bankruptcy petition lenders, including representatives of Fidelity, Wayzata, Jefferies and JPMorgan, as part of our plan of reorganization.

        Mr. Holland was appointed to our board upon his election as our Chief Executive Officer in January 2006. Our plan of reorganization provided that our directors would serve for an initial term of two years, or until January 6, 2008.

        Our board of directors has determined that none of Messrs. Bonde, Campion, Davis, McEvoy, Stadler and Young has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an independent director, as such term is defined by the listing standards of the Nasdaq Stock Market.

Board Committees

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

        Audit Committee.    The members of our audit committee are Messrs. Campion, Davis and Stadler. Mr. Campion is the chair of the committee. Our audit committee's responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  coordinating our board of directors' oversight of internal control over financial reporting, disclosure controls and procedures and our code of business conduct and ethics;

  •
  establishing procedures for the receipt and retention of accounting related complaints and concerns;

  •
  meeting independently with our independent registered public accounting firm and management; and

  •
  preparing the audit committee report required by the rules of the SEC.

        All audit services and all non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

        Our board of directors has determined that each member of the audit committee meets the independence requirements set forth in applicable SEC rules and regulations, and that Mr. Campion is an audit committee financial expert under the definition prescribed by the SEC.

        Compensation Committee.    The members of our compensation committee are Messrs. Bonde, McEvoy and Young. Mr. Bonde is the chair of the committee. Our compensation committee's responsibilities include:

  •
  reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;

  •
  overseeing an evaluation of our senior executives;

  •
  overseeing and administering our cash and equity incentive plans; and

  •
  reviewing and making recommendations to our board with respect to director compensation.

        Nominating and Corporate Governance Committee.    The members of our nominating and corporate governance committee are Messrs. Davis, McEvoy and Young. Mr. Davis is the chair of the committee. Our nominating and corporate governance committee's responsibilities include:

  •
  recommending to the board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors, and to be appointed to each of the board's committees;

  •
  overseeing an annual review by the board of directors with respect to management succession planning;

  •
  developing and recommending to the board of directors corporate governance principles and guidelines; and

  •
  overseeing periodic evaluations of the board of directors.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or its compensation committee. None of the current members of the compensation committee of our board has ever been one of our employees.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of Our Executive Compensation Programs

        The primary objectives of our executive compensation programs are to:

  •
  attract, retain and motivate talented and dedicated executive officers;

  •
  ensure executive compensation is aligned with our corporate strategies and business objectives;

  •
  promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

  •
  align executives' incentives with the creation of stockholder value.

        To achieve these objectives, the compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the communications industry while taking into account our relative performance and our own strategic goals. In addition, our executive compensation program ties a substantial portion of each executive's overall compensation to financial and operational goals such as EBITDA, cash flow, revenue, churn and network performance. We also provide a portion of our executive compensation in the form of stock options and restricted stock grants that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

    Overview of our Executive Compensation Process

        The compensation committee of our board of directors oversees and administers our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our named executive officers.

        In making compensation decisions, the compensation committee compares our executive compensation against that paid by a peer group of publicly traded companies in the communications industry developed by Towers Perrin. This peer group, which is periodically reviewed and updated by the committee, consists of companies the committee believes are generally comparable to our company and against which the committee believes we compete for executive talent. The companies included in this peer group are Pac-West Telecomm, Cbeyond, Eschelon Telecom, US LEC, ITC^DeltaCom, Time Warner Telecom, Broadwing, Cincinnati Bell, XO Communications, Level 3 Communications, Integra Telecom and Mpower Communications.

        We compete with many other companies for executive personnel. Accordingly, the compensation committee generally targets overall compensation for executives near the median of compensation paid to similarly situated executives of the companies in the peer group. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

    Components of our Executive Compensation Program

        The primary elements of our executive compensation program are:

  •
  base salary;

  •
  annual performance-based cash bonuses;

  •
  stock options and restricted stock awards;

  •
  insurance, retirement and other employee benefits; and

  •
  severance and change-of-control benefits.

        We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by Towers Perrin, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

        Base Salary.    Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries, the compensation committee considers the compensation paid by other companies with which we believe we compete for executives, as well as a variety of other factors, including the seniority of the individual, the level of the individual's responsibility, the ability to replace the individual, the base salary of the individual at his or her prior employment, if applicable, and the number of well qualified candidates to assume the individual's role. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. The minimum base salary of Royce J. Holland, our Chief Executive Officer, is mandated by our employment agreement with him.

        Base salaries are reviewed annually by our compensation committee. For 2007, this review occurred in the fourth quarter of 2006 but did not result in any significant increases for individuals, groups or new hires.

        Annual Performance-Based Cash Bonus.    We have an annual performance-based cash bonus plan for our executives. The annual performance-based cash bonuses are intended to compensate for the achievement of company financial and operational goals and individual performance objectives. Amounts payable under the annual performance-based cash bonus plan are calculated as a percentage of the applicable executive's base salary, with higher ranked executives typically being compensated at a higher percentage of base salary. The corporate targets for our executive officers account for 70% of the bonus analysis and the individual objectives account for 30%. The corporate targets conform to the financial metrics contained in our annual budget adopted by the board of directors relating to EBITDA and cash flow targets and churn for T-1 products. Individual objectives are necessarily tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. The compensation committee approves the company's financial and operational goals, the weighting of the various goals and the formula for determining potential bonus amounts based on achievement of those goals.

        The compensation committee works with our chief executive officer to develop corporate goals that they believe can be reasonably achieved with hard work over the next year.

        The target bonus awards for 2006 were 100% of base salary for Mr. Holland and 50% of base salary for our other named executive officers. For actual 2006 bonus awards under our annual performance-based cash bonus plan, see the "Summary Compensation Table" below.

        Stock Option and Restricted Stock Awards.    Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive's performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management and Towers Perrin.

        We typically make an initial equity award of stock options to new executives and subsequent periodic grants as part of our overall compensation program. All grants of options and restricted stock to our executives are approved by the compensation committee.

        Equity grant decisions for 2006 were based on the level of option awards granted to our executive officers prior to our bankruptcy. The aggregate amount of an executive officer's prior option awards, if any, were used as a baseline in determining option awards to such executive officer under our 2006 plan.

        Our equity awards typically take the form of stock options. The compensation committee reviews all components of the executive's compensation when determining equity awards to ensure that an executive's total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards for senior executives will be near median levels, and our equity awards as a whole will be in the bottom quartile for companies in our compensation peer group.

        Typically, the stock options granted to our executives vest at a rate of 25% on the date of grant and 25% per year thereafter over the first three years of the option term. The options granted to Mr. Holland vest at a rate of 30% on the date of grant, 30% on January 1, 2007, 30% on January 1, 2008 and 10% on January 1, 2009. Vesting and exercise rights cease shortly following termination of employment except in the case of death or disability. For some of our executive officers, if their employment terminates prior to the first anniversary of their option grant date, both the vested and unvested portion of all options will terminate immediately and may not be exercised. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. We set the exercise price of all stock options to equal the fair market value of our common stock. We have provided more detail under the caption "—2006 Omnibus Equity Plan" below.

        In 2006, we awarded 750,000 shares of restricted stock to Mr. Holland. For more detail, see "—Employment Agreements" below.

        We do not have any equity ownership guidelines for our executives.

        Benefits and Other Compensation.    We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We do not offer a 401(k) matching program.

        In particular circumstances, we will assist with relocation expenses to create additional incentive for an executive to join our company in a position where there is high market demand. Additionally, Mr. MacFarland received a signing bonus during 2006.

        Severance and Change-of-Control Benefits.    Pursuant to Mr. Holland's employment agreement and the executive severance agreements we have entered into with certain of our executive officers, including Messrs. Ceryanec, Buyens, Ryan and MacFarland, they are entitled to specified benefits in the event of the termination of their employment under specified circumstances including, in the case of Mr. Holland, termination following a change in control. In addition, certain of our executive officers, including Messrs. Ceryanec, Buyens and Ryan, participate in our Employment Security Severance Plan, which provides severance benefits in the event of a termination of employment in certain circumstances during the 18-month period immediately following a change in control of our company. This severance plan, and the provision of benefits thereunder, will expire on July 6, 2007. We have provided more detailed information about these severance and change in control benefits under the caption "—Potential Payments upon Termination or Change of Control" below. These severance benefits are intended to mitigate some of the risk that our executive officers may bear in working for a developing company such as ours.

Tax Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Executive Compensation Tables

    Summary Compensation Table

        The following table contains information about compensation earned during the fiscal year ended December 31, 2006 by our chief executive officer, our chief financial officer and our five other most highly compensated executive officers. We refer to these executive officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Royce J. Holland Chief Executive Officer	2006	$480,769	—	$857,809	$2,131,920	$462,000	—	—		$3,932,498
Joseph H. Ceryanec Chief Financial Officer	2006	$250,000	—	—	$119,238	$123,000	—	—		$492,238
Richard Buyens Executive Vice President—Sales	2006	$350,000	—	—	$158,954	$168,000	—	$16,505	(6)	$693,459
Andreas Papanicolaou Executive Vice President—Network Services(4)	2006	$34,615	—	—	—	—	—	$553,846	(7)	$588,461
Gregory Crosby Group Vice President—Marketing(5)	2006	$167,211	—	—	$59,619	—	—	$332,288	(8)	$559,118
James C. Ryan Group Vice President—Customer Service and Information Technology	2006	$235,834	—	—	$129,175	$120,000	—	—		$485,009
Christopher MacFarland Group Vice President—Chief Technology Officer	2006	$193,846	$40,000	—	$119,238	$101,000	—	—		$454,084

(1)
Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of awards pursuant to the 2006 Omnibus Equity Plan. Assumptions used in the calculation of these amounts are included in footnote 1 to our audited financial statements for the fiscal year ended December 31, 2006, which accompany this prospectus.

(2)
Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of awards pursuant to the 2006 Omnibus Equity Plan. Assumptions used in the calculation of these amounts are included in footnote 1 to our audited financial statements for the fiscal year ended December 31, 2006, which accompany this prospectus.

(3)
Amounts in this column reflect the cash awards to the named individuals under our bonus plan, which is discussed in further detail under the heading "—Annual Performance-Based Cash Bonus" above.

(4)
Mr. Papanicolaou was terminated as of February 3, 2006. If Mr. Papanicolaou remained employed by us as of December 31, 2006, he would have been considered a named executive officer.

(5)
Mr. Crosby was terminated as of November 17, 2006. If Mr. Crosby remained employed by us as of December 31, 2006, he would have been considered a named executive officer.

(6)
Consists of commercial airfare paid by us that was taxable to Mr. Buyens.

(7)
Represents amounts paid to Mr. Papanicolaou under our Employment Security Severance Plan, consisting of (a) $300,000, which represents one year's salary, and (b) $225,000, which represents Mr. Papanicolaou's target performance bonus for 2005, along with $28,846 for earned and unused vacation.

(8)
Represents amounts paid to Mr. Crosby under our Employment Security Severance Plan, consisting of (a) $185,000, which represents one year's salary, and (b) $138,750, which represents Mr. Crosby's target performance bonus for 2006, along with $8,538 for earned and unused vacation.

    Employment Agreements

        We have entered into an employment agreement with Royce J. Holland, dated as of January 1, 2006, pursuant to which Mr. Holland serves as our Chief Executive Officer. The agreement provides Mr. Holland with a minimum annual base salary of $500,000. Mr. Holland also participates in our annual performance-based cash bonus plan, with an annual target bonus opportunity of 100% of his base salary. The bonus payment for any particular year may be more or less than the target bonus opportunity based on the level of achievement of the applicable performance targets.

        Mr. Holland's employment will continue for a period of four years ending January 1, 2010 unless terminated sooner due to his death or disability, his termination by us for "cause" or "without cause" or termination by Mr. Holland with or without "good reason." We have provided more detail under the caption "—Potential Payments upon Termination or Change in Control" below.

        Mr. Holland also received equity grants under our 2006 plan. Mr. Holland received a grant of an option to purchase 750,000 shares of our common stock, with 225,000 shares vesting on the date of grant, 225,000 shares vesting on each of January 1, 2007 and 2008 and 75,000 shares vesting on January 1, 2009. Any outstanding and unvested portion of the options will become fully vested and exercisable upon the occurrence of a change in control. In addition, Mr. Holland received a grant of restricted stock with respect to 750,000 shares of our common stock. The grant of restricted stock will become vested with respect to 450,000 shares upon completion of our initial public offering or a change in control and with respect to 300,000 shares at the completion of a change in control or initial public offering if, in each case, the value of our equity is at least $500 million.

        In addition to the forgoing, pursuant to his employment agreement, Mr. Holland has agreed not to:

  •
  except for certain permitted activities, from and after the effective date of his employment agreement and for a one-year period following his termination for any reason, without the prior written consent of the Board, directly or indirectly engage in a competing business within the geographic area served by us;

  •
  from and after the effective date of his employment agreement and for a one-year period following his termination for any reason, without the prior written consent of the Board, recruit or solicit any of our employees (other than in connection with the performance of his duties during the term of his employment agreement); and

  •
  from and after the effective date of his employment agreement, make or cause to be made any disparaging remarks about us.

    2006 Grants of Plan-Based Awards

        The following table sets forth information regarding grants of compensation in the form of plan-based awards made to our named executive officers during 2006.

					All Other Stock Awards: Number of Shares of Stock or Units (#) (2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Amounts ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Royce J. Holland Chief Executive Officer	September 1, 2006	—	$500,000	$1,000,000	750,000	750,000		$8.43	$8,283,500
Joseph H. Ceryanec Chief Financial Officer	May 3, 2006	—	$125,000	$250,000	—	60,000		$8.33	$300,600
Richard Buyens Executive Vice President—Sales	May 3, 2006	—	$175,000	$350,000	—	80,000		$8.33	$400,800
Andreas Papanicolaou Executive Vice President—Network Services	—	—	—	—	—	—		—	—
Gregory Crosby Group Vice President—Marketing	May 3, 2006	—	—	—	—	30,000	(6)	$8.33	$150,300
James C. Ryan Group Vice President—Customer Service and Information Technology	May 3, 2006	—	$120,000	$240,000	—	65,000		$8.33	$325,650
Christopher MacFarland Group Vice President—Chief Technology Officer	May 3, 2006	—	$120,000	$240,000	—	60,000		$8.33	$300,600

(1)
Reflects the target and maximum amounts under our bonus plan for our named executive officers. The "Target" column represents the bonus that would have been paid to each named executive officer if all corporate financial and individual objectives were met in 2006. The "Maximum" column represents the largest total bonus that would have been paid to each named executive officer if our corporate financial objectives were exceeded in 2006. The actual amount earned by each named executive officer in 2006 is shown in the "Summary Compensation Table" above.

(2)
Amounts in this column reflect the number of shares of restricted stock granted to Mr. Holland pursuant to the 2006 Omnibus Equity Plan.

(3)
Amounts in this column reflect the number of stock options granted to any named executive officer pursuant to the 2006 Omnibus Equity Plan.

(4)
Represents the fair market value of a share of our common stock, as determined by our Board of Directors on the option's grant date, based upon an independent third-party valuation of McLeodUSA.

(5)
Represents the grant date fair value, computed in accordance with FAS 123(R), of awards granted to the named executive officer in 2006. Our compensation cost for these option grants is similarly based on the grant date fair value but is recognized over the period, typically three years, in which the executive officer must remain employed in order to earn the award.

(6)
Mr. Crosby was terminated and, thus, his options have expired.

    2006 Omnibus Equity Plan

        Pursuant to our 2006 plan, our compensation committee may grant option awards and restricted stock awards to employees, officers, directors, consultants and advisors to encourage them to enter into and continue in our employ or service and to reward the performance of individuals in fulfilling their personal responsibilities for our long-range achievements.

        Administration.    Our compensation committee administers our 2006 plan and determines, among other things:

  •
  the persons to whom, and the time or times at which, option or restricted stock awards are granted;

  •
  the type and number of awards granted;

  •
  the number of shares of our common stock underlying an award;

  •
  the terms, conditions, restrictions and performance criteria relating to any award; and

  •
  whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged or surrendered.

        Shares Available for Awards.    The total number of shares of our common stock currently available for issuance or delivery under our 2006 plan is 3,100,000 shares, to be increased, effective upon the effective date of the registration statement related to our proposed public offering of common stock, to such number of shares of our common stock as equals 13% of the aggregate number of outstanding shares of our common stock on a fully-diluted basis.

        Adjustments, Changes in Our Capital Structure.    In the event we declare any dividend or other distribution, or there occurs any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, (i) the number and kind of shares of stock which may be issued pursuant to our 2006 plan, (ii) the number and kind of shares of stock or other property issued or issuable in respect of outstanding awards and (iii) the exercise price, grant price or purchase price relating to any award, will be equitably adjusted as necessary to prevent the dilution or enlargement of the rights of the holders of awards.

        If the outstanding shares of our common stock are changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, merger, consolidation, combination or similar transaction, then (i) each stock option will become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of our common stock subject to the stock option would have been changed or exchanged had the stock option been exercised in full prior to such transaction (subject to appropriate adjustments so as to be applicable to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the stock option), and (ii) each share of restricted stock that is not automatically changed in connection with the transaction shall represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of our common stock would have been changed or exchanged had they been held by a stockholder of ours.

        Amendment and Termination.    Our Board of Directors may, at any time, suspend or terminate our 2006 plan or revise or amend it in any respect whatsoever, provided that stockholder approval will be required for any amendment to the extent our Board of Directors determines that such approval is appropriate for purposes of satisfying applicable law. No amendment may be made that reduces the rights of holder of any award under such outstanding award without the holder's consent.

    Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information for each of our named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options and restricted stock as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Royce J. Holland Chief Executive Officer	225,000	525,000	(2)	$8.43	January 1, 2016	750,000	$4,503,500
Joseph H. Ceryanec Chief Financial Officer	15,000	45,000		$8.33	May 3, 2016	—	—
Richard Buyens Executive Vice President—Sales	20,000	60,000		$8.33	May 3, 2016	—	—
Andreas Papanicolaou Executive Vice President—Network Services	—	—		—	—	—	—
Gregory Crosby Group Vice President—Marketing	—	—		—	—	—	—
James C. Ryan Group Vice President—Customer Service and Information Technology	16,250	48,750		$8.33	May 3, 2016	—	—
Christopher MacFarland Group Vice President—Chief Technology Officer	15,000	45,000		$8.33	May 3, 2016	—	—

(1)
Except as otherwise described in these footnotes for Mr. Holland, each option vests as to 25% of the shares of common stock underlying it on the date of grant and as to 25% of the shares of common stock underlying it yearly thereafter. However, for all of our executive officers other than Mr. Holland, if their employment terminates prior to the first anniversary of their option grant date, both the vested and unvested portion of all options will terminate immediately and may not be exercised. The vested portion of Mr. Holland's option will remain exercisable for 90 days upon termination of his employment.

(2)
Each option granted to Mr. Holland vests as to 30% of the shares of common stock underlying it on the date of grant, as to 30% of the shares of common stock underlying it on January 1, 2007, as to 30% of the shares of common stock underlying it on January 1, 2008, and as to 10% of the shares of common stock underlying it on January 1, 2009.

(3)
Represents the fair market value of a share of our common stock, as determined by our Board of Directors on the option's grant date, based upon an independent third-party valuation of McLeodUSA.

    Option Exercises and Stock Vested

        No stock options were exercised by, and no shares of restricted stock vested with respect to, our named executive officers during 2006.

    Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

    Nonqualified Deferred Compensation

        None of our named executive officers participate in or have account balances in non-qualified deferred contribution plans or other deferred compensation plans maintained by us.

    Potential Payments Upon Termination or Change of Control

        We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the executive officers named in the Summary Compensation Table in the event of a termination of employment or a change in control. The following tables summarize the potential payments to each named executive officer assuming that one of the following events occurs. The tables assume that the event occurred on December 31, 2006, the last day of our fiscal year. We have assumed a price per share of our common stock of $             , which represents the mid-point of the range set forth on the cover of this prospectus.

    Change in Control Arrangements under Our 2006 Plan

        Pursuant to the stock option agreements issued under our 2006 plan for our named executive officers, in the event of a change in control, as defined below, all outstanding options will become immediately vested and exercisable in full.

        Under our 2006 plan, a "change in control" will occur if any "Person" (as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of said Act) is or becomes the "Beneficial Owner" (under Rule 13d-3 and 13d-5 under said Act), directly or indirectly, of our securities representing more than 50% of either the then outstanding shares of our common stock or the combined voting power represented by our then outstanding securities. For this purpose, a "Person" shall not include (a) us or our subsidiaries, (b) our or any of our affiliates' employee benefit plans, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) a corporation owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our stock and (e) for purposes of the definition of a change in control only, any person or entity which was a party to our stockholders agreement as of March 22, 2006.

        Under our 2006 plan, "cause" means (a) engaging in a criminal act involving us, (b) engaging in willful misconduct that the compensation committee determines in its good faith discretion is, or has the potential to be, materially injurious to us, monetarily or otherwise, (c) breach of fiduciary duty involving personal profit, including, without limitation, embezzlement, misappropriation or conversion of assets or opportunities with respect to us or any of our affiliates or subsidiaries, or (d) a material breach of our Code of Ethical Conduct or other policy. Any definition in an employment or similar agreement between the participant and us, which contains a conflicting definition of "cause" for termination, supersedes this definition with respect to such participant.

        Pursuant to Mr. Holland's stock option agreement, any outstanding and unvested portion of his options will become fully vested and exercisable upon the occurrence of a change in control (as defined in Mr. Holland's employment agreement). Pursuant to Mr. Holland's restricted stock agreement, the grant of restricted stock will become vested with respect to 450,000 shares upon completion of a change in control (as defined in Mr. Holland's employment agreement) and with respect to 300,000 shares at the completion of a change in control if the value of our equity is at least $500 million.

        Pursuant to our 2006 plan and the stock option agreements thereunder, as of December 31, 2006, the executive officers named in the Summary Compensation Table would receive the following in the event of a change in control, as defined above for the applicable executive officer:

Name	No. of Shares Underlying Unvested Stock Options Subject to Full Acceleration on Change of Control (#)	No. of Shares of Unvested Restricted Stock Subject to Full Acceleration on a Change of Control (#)	Unrealized Value of Unvested Stock Options and Restricted Stock Subject to Full Acceleration on Change of Control ($) (1)
Royce J. Holland Chief Executive Officer(2)	525,000	750,000	$
Joseph H. Ceryanec Chief Financial Officer	45,000	—	$
Richard Buyens Executive Vice President—Sales	60,000	—	$
Andreas Papanicolaou Executive Vice President—Network Services	—	—		—
Gregory Crosby Group Vice President—Marketing	—	—	$
James C. Ryan Group Vice President—Customer Service	48,750	—	$
Christopher MacFarland Group Vice President—Chief Technology Officer	45,000	—	$

(1)
Assumes a price per share of our common stock of $             , which represents the mid-point of the range set forth on the cover of this prospectus.

(2)
Amounts in this row assume that the value of our equity is at least $500 million at the completion of a change in control.

    Potential Payments and Benefits Upon Termination of Employment

        Royce J. Holland, Chief Executive Officer.    Pursuant to our employment agreement with Mr. Holland, if Mr. Holland is terminated by us other than for "cause" or death or disability, or voluntarily terminates his employment for "good reason," he shall be entitled to the following benefits: (1) a lump sum payment equal to his annual base salary immediately prior to the date of termination plus his annual target bonus for the fiscal year in which termination occurs (such lump sum payment to be doubled in the event termination occurs on or within one year following a change in control); (2) any unpaid amounts of annual base salary and previously earned and unpaid annual bonus for periods prior to the date of termination; and (3) medical and dental benefits and supplemental life insurance coverage for the lesser of 12 months following the date of termination or until Mr. Holland is provided benefits by another employer substantially comparable to the benefits provided by us. As a condition to the receipt of the lump sum payment described in clause (1) above and the provision by us of the benefit continuation described above, Mr. Holland will be required to execute and deliver a customary general release in favor of us and our affiliates.

        If Mr. Holland is terminated by us for "cause" or voluntarily terminates his employment other than for "good reason," he is entitled to any portion of his annual base salary earned and unpaid and a bonus prorated through the date of his termination and, if such termination takes place prior to the time when our stock becomes publicly traded, we may (but are not obligated to) repurchase from Mr. Holland each share of common stock acquired by him pursuant to his option and restricted stock awards, described below.

        In the event of Mr. Holland's death or disability, he is entitled to any portion of his annual base salary earned and unpaid and a bonus prorated through the date of termination.

        The employment agreement also subjects Mr. Holland to non-competition and non-solicitation covenants for a one-year period following his termination.

        "Cause" means (a) Mr. Holland's conviction by a court of competent jurisdiction for felony criminal conduct, (b) Mr. Holland's gross negligence or willful misconduct, in either case in the performance of his duties that results in a detriment that is material to us and our subsidiaries taken as a whole, or (c) Mr. Holland's willful and intentional material breach of the non-competition, non-solicitation, or non-disparagement provisions of his employment agreement.

        "Good reason" means the occurrence of any of the following events without Mr. Holland's consent: (a) Mr. Holland is not elected to our board of directors or designated our Chief Executive Officer; (b) causing or requiring Mr. Holland to report to anyone other than the board of directors; (c) the assignment to Mr. Holland of any duties inconsistent in any material respect with his position, authority, duties or responsibilities as contemplated by his employment agreement, or any other action by us which results in a significant diminution in such position, authority, duties or responsibilities; (d) our failure to assign Mr. Holland's employment agreement to a successor of McLeodUSA or the failure of such successor to explicitly assume and agree to be bound by the employment agreement; (e) the relocation of our principal executive offices to any location greater than 35 miles from the location initially agreed upon by us and Mr. Holland pursuant to his employment agreement; or (f) a reduction of Mr. Holland's annual base salary or a material failure to pay benefits provided or referred to under the employment agreement (in each case, unless remedied by us within 10 days after notice from Mr. Holland).

        Under Mr. Holland's employment agreement, a "change in control" will occur if any "Person" (as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of said Act) is or becomes the "Beneficial Owner" (under Rule 13d-3 under said Act), directly or indirectly, of our securities representing more than 50% of either the then outstanding shares of our common stock or the combined voting power represented by our then outstanding securities, except for any such transaction which results in Mr. Holland, or a group of Persons which includes Mr. Holland, acquiring, directly or indirectly, 50% or more of either the then outstanding shares of our common stock or the combined voting power represented by our then outstanding securities. For this purpose, a "Person" shall not include (a) us or our subsidiaries, (b) our or any of our affiliates' employee benefit plans, (c) an underwriter temporarily holding securities pursuant to an offering of such securities and (d) a corporation owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our stock.

        The following table summaries the potential payments and benefits payable to Mr. Holland upon termination of employment under each situation listed below, assuming, in each situation, that Mr. Holland was terminated on December 31, 2006.

Payment or Benefit Upon Termination	Involuntary Termination Not for Cause or Death or Disability	Voluntary Termination for Good Reason	Involuntary Termination Not for Cause or Death or Disability Within 1 Year Following a Change of Control	Voluntary Termination for Good Reason Within 1 Year Following a Change of Control	Involuntary Termination for Cause		Voluntary Termination Other than for Good Reason		Death or Disability
Base Salary(1)	$500,000	$500,000	$1,000,000	$1,000,000	—		—		—
Bonus	$500,000	$500,000	$1,000,000	$1,000,000	$500,000	(2)	$500,000	(2)	$500,000	(2)
Benefit Continuation	$9,000	$9,000	$9,000	$9,000	—		—		—

(1)
Assumes no earned and unpaid amounts.

(2)
Assumes termination of employment on December 31. For termination of employment other than on the last day of a fiscal year, Mr. Holland's actual bonus payment would be prorated through the date of his termination.

    Our Other Named Executive Officers

    Employment Security Severance Plan

        Certain of our officers, including Messrs. Ceryanec, Buyens and Ryan, participate in our Employment Security Severance Plan, which we refer to as our severance plan. Our severance plan, and the provision of benefits thereunder, will expire on July 6, 2007. Our severance plan provides severance benefits in the event of a termination of employment in certain circumstances during the 18-month period immediately following a change in control of McLeodUSA. A termination from employment during such period will entitle the participant to severance benefits unless it is (1) for cause; (2) due to the employee's death or disability; or (3) by the employee other than for good reason. The severance benefits payable to high-level employees under our severance plan are one year's salary plus the greater of such employee's target performance bonus for the year in which the change in control occurred or the amount of the bonus that such employee received with respect to the calendar year prior to the year in which such termination occurred or the year in which the change in control occurred (provided that such bonus shall not be less than 35% or 50%, as applicable, of base salary). Certain other employees would be entitled to a payment equal to six months of such employee's salary and the amount of the bonus that such employee received with respect to the calendar year prior to the year in which such termination occurred or the year in which the change in control occurred. Severance benefits payable under our severance plan are limited so that they do not result in the payment of amounts that would constitute "excess parachute payments" for purposes of the Internal Revenue Code and are also subject to offset for other severance payments that the employee may receive. As a condition to the receipt of the payments described above, the applicable employee will be required to execute and deliver a release in favor of us and our affiliates.

        Under our severance plan, a "change in control" means the occurrence of any of the following events: (a) a dissolution or liquidation of McLeodUSA, (b) a merger, consolidation, or reorganization of McLeodUSA with one or more entities in which McLeodUSA is not the surviving entity, (c) a sale of substantially all of the assets of McLeodUSA, (d) any transaction (including, without limitation, a merger, consolidation, or reorganization in which McLeodUSA is the surviving entity) that results in any person or entity (other than persons who are holders of stock of McLeodUSA at the time our severance plan was approved by the stockholders and other than an affiliate) owning 51% or more of the combined voting power of all classes of stock of McLeodUSA, or (e) a recapitalization or restructuring of McLeodUSA's material debt or equity, including, without limitation, a retirement of indebtedness involving the issuance by McLeodUSA of equity securities in consideration for the retirement of such indebtedness or a material modification of the terms of such indebtedness.

        Under our severance plan, "cause" means a termination by us following an employee's (a) engaging in a criminal act involving us, (b) engaging in willful misconduct that is materially injurious to us, monetarily or otherwise, or (c) breach of fiduciary duty involving personal profit, including, without limitation, embezzlement, misappropriation or conversion of assets or opportunities with respect to us or any of our affiliates or subsidiaries.

        Under our severance plan, "good reason" means a termination that occurs within the 60-day period following (a) a reduction of an employee's annual base salary or target bonus opportunity as in effect immediately prior to the change in control or (b) a requirement that the employee work from a location that is more than 50 miles from the employee's office location immediately prior to the change in control.

        Assuming Mr. Ceryanec's employment was terminated under any of the foregoing circumstances on December 31, 2006, the cash payments we would be obligated to make to Mr. Ceryanec would have an estimated value of $375,000.

        Assuming Mr. Buyens' employment was terminated under any of the foregoing circumstances on December 31, 2006, the cash payments we would be obligated to make to Mr. Buyens would have an estimated value of $525,000.

        Assuming Mr. Ryan's employment was terminated under any of the foregoing circumstances on December 31, 2006, the cash payments we would be obligated to make to Mr. Ryan would have an estimated value of $360,000.

        Mr. MacFarland does not participate in our severance plan. As such, assuming Mr. MacFarland's employment was terminated on December 31, 2006, he would be entitled to our normal severance for a vice president level or above employee of 12 weeks salary which would have an estimated value of $55,400.

    Executive Severance Agreements

        We have entered into executive severance agreements with nine of our officers, including Messrs. Ceryanec, Buyens, Ryan and MacFarland. The executive severance agreements provide severance benefits in the event the executive officer's employment is terminated by us without cause or by the executive officer for good reason. The severance benefits payable under the executive severance agreements are one year's salary (or 18 months salary in the case of Mr. Ceryanec), but only if such benefits would result in a higher after-tax payment to the executive officer than the benefits under our Severance Plan. If an executive officer receives the benefits under his executive severance agreement, he shall not be entitled to benefits under our Severance Plan. As a condition to the receipt of the payments described above, the applicable executive officer must adhere to his post-employment obligations and enter into separation agreement with us, including a full release of all claims.

        If any payment, award, benefit or distribution to an executive officer under the executive severance agreements or under our Severance Plan would be subject to federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar state or local tax, or any interest or penalties are incurred by an executive officer with respect to such tax, the executive officer will be entitled to receive an additional amount such that, after payment by the executive officer of all such tax obligations imposed on such amount, the executive officer retains an amount equal to the federal excise tax or similar state or local tax imposed on such payments.

        Under the executive severance agreements, "cause" means the executive has (a) engaged in a criminal act involving us, (b) engaged in willful misconduct that is materially injurious to us, monetarily or otherwise, or (c) breached a fiduciary duty involving personal profit, including, without limitation, embezzlement, misappropriation or conversion of assets or opportunities with respect to us or any of our affiliates or subsidiaries.

        Under the executive severance agreements, "good reason" means (a) a reduction in the executive's annual base salary or target bonus opportunity on the date of the applicable agreement, provided, that a pro rata reduction in target bonus opportunity for all employees eligible for a bonus shall not be "good reason"; or (b) a requirement that the executive work from a location that is more than 50 miles from the executive's office location on the date of the applicable agreement; (c) a reduction in the executive's position so the executive no longer occupies the same position or a substantially similar position with an appropriate title; or (d) a material reduction in the executive's authority, duties, or responsibilities.

        Assuming Mr. Ceryanec's employment was terminated under any of the foregoing circumstances, the cash payments we would be obligated to make to Mr. Ceryanec would have an estimated value of $375,000.

        Assuming Mr. Buyens' employment was terminated under any of the foregoing circumstances, the cash payments we would be obligated to make to Mr. Buyens would have an estimated value of $350,000.

        Assuming Mr. Ryan's employment was terminated under any of the foregoing circumstances, the cash payments we would be obligated to make to Mr. Ryan would have an estimated value of $240,000.

        Assuming Mr. MacFarland's employment was terminated under any of the foregoing circumstances, the cash payments we would be obligated to make to Mr. MacFarland would have an estimated value of $240,000.

    Director Compensation

        The following table sets forth a summary of the compensation we paid to our non-employee directors during 2006:

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
John H. Bonde	$61,500	—	—	—	$61,500
Donald C. Campion	$65,500	—	—	—	$65,500
Eugene Davis	$80,500	—	—	—	$80,500
Alex Stadler	$56,000	—	—	—	$56,000
D. Craig Young	$64,500	—	—	—	$64,500

(1)
Royce J. Holland, our chief executive officer, is not included in this table as he is an employee of ours and, thus, receives no compensation for his service as a director. The compensation received by Mr. Holland as an employee is shown in the Summary Compensation Table.

(2)
John D. McEvoy has waived his rights to receive compensation for his service as a director and, as such, he is not included in this table.

        Retainers, Meeting Fees and Reimbursement of Expenses.    For their services on the Board, our directors receive an annual retainer of $50,000. The first six in-person board or committee meetings and the first six telephonic Board or committee meetings in which a director participates are included in the annual retainer. Our directors are compensated in the amount of $2,000 for each Board meeting attended in person and $500 for each Board meeting attended telephonically in excess of the six in-person or telephonic meetings included in the annual retainer. Additionally, the audit, compensation and nominating and governance committee chairpersons receive an annual retainer equal to $5,000. During 2006, members of our executive committee received an additional $5,000 annually. Any non-executive chairman of our board will receive an additional annual retainer of $15,000. Our directors are also reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of our Board of Directors. Retainers and meeting fees are not paid to directors who are our employees.

        Director Equity Compensation Program.    All outside directors are eligible to participate in our 2006 plan. In February 2007, each non-employee director other than Mr. McEvoy received an option to purchase 64,000 shares of our common stock at an exercise price of $9.29 per share.

    Indemnification of Directors and Officers

        Our third amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, contains provisions that provide that no director or officer of ours shall be liable for breach of fiduciary duty as a director or officer except for (1) any breach of the director's or officer's duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) liability under Section 174 of the Delaware General Corporation Law, or the DGCL, or (4) any transaction from which the director or officer derived an improper personal benefit. Our certificate of incorporation contains provisions that provide for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Under our bylaws, we are required to advance expenses incurred by a director or officer in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. We maintain directors' and officers' liability insurance against certain liabilities, including liabilities under the Securities Act.

        We have entered into indemnity agreements with Messrs. Holland, Ceryanec and Buyens to provide protection against personal liability in order to ensure and enhance those individuals' continued service to us in an effective manner. The agreements provide for the effective indemnification of and the advancement of expenses to those individuals to the fullest extent permitted by law and as set forth in the agreements, and, to the extent insurance is maintained, for the continued coverage of those individuals under our director and officer liability insurance policies.

PRINCIPAL STOCKHOLDERS

        The following beneficial ownership table presents information concerning the beneficial ownership of the shares of our common stock as of March 19, 2007 by:

  •
  each person we know to be the beneficial owner of 5% or more of the outstanding shares of common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 19, 2007 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        Unless indicated below, the address of each individual listed below is c/o McLeodUSA Incorporated, One Martha's Way, Hiawatha, Iowa 52233.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Class
Royce J. Holland(1)	1,200,000	3.8%
John H. Bonde(2)	32,000	*
Donald C. Campion(2)	32,000	*
Eugene I. Davis(2)	32,000	*
Alex Stadler(2)	32,000	*
John D. McEvoy(3)	8,829,077	28.7%
D. Craig Young(2)	32,000	*
Richard J. Buyens(4)	40,000	*
Joseph H. Ceryanec(5)	30,000	*
Christopher W. MacFarland(6)	30,000	*
James C. Ryan(7)	32,500	*
Fidelity Investments(8)	9,373,704	30.5%
Wayzata Investment Partners LLC(9)	8,829,077	28.7%
Jefferies & Company, Inc.(10)	2,576,812	8.4%
Odyssey America Reinsurance Corporation(11)	1,804,369	5.9%
All executive officers and directors as a group (11 persons)(12)	10,321,577	32.8%

*
Less than one percent.

(1)
Includes 450,000 shares subject to outstanding stock options exercisable within 60 days of March 19, 2007.

(2)
Consists of 32,000 shares subject to outstanding stock options exercisable within 60 days of March 19, 2007.

(3)
Mr. McEvoy is a partner with Wayzata Investment Partners LLC. Mr. McEvoy disclaims beneficial ownership of the shares of our common stock owned by Wayzata.

(4)
Consists of 40,000 shares subject to outstanding stock options exercisable within 60 days of March 19, 2007.

(5)
Consists of 30,000 shares subject to outstanding stock options exercisable within 60 days of March 19, 2007.

(6)
Consists of 30,000 shares subject to outstanding stock options exercisable within 60 days of March 19, 2007.

(7)
Consists of 32,500 shares subject to outstanding stock options exercisable within 60 days of March 19, 2007.

(8)
Includes 149,007 shares owned by Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund, 4,914,174 shares owned by Fidelity Advisor Series II: Fidelity Advisor High Income Advantage, 1,701,867 shares owned by Fidelity Securities Fund: Fidelity Leveraged Company Stock Fund, 484,779 shares owned by Commonwealth of Massachusetts Pension Reserves Investment Management Board and 2,123,877 shares owned by General Motors Employees Domestic Group Pension Trust. We do not have information regarding the nature of Fidelity Investments' and associated entities' beneficial ownership of our common stock. Fidelity's address is 82 Devonshire Street – Z1D, Boston, Massachusetts 02109.

(9)
Wayzata Investment Partners LLC is the manager of Wayland Distressed Opportunities Fund I-B, LLC, which beneficially owns 275,000 shares, Wayland Distressed Opportunities Fund I-C, LLC, which beneficially owns 1,445,516 shares, Wayzata Opportunities Fund, LLC, which beneficially owns 5,656,985 shares, Wayzata Opportunities Fund Offshore, L.P., which beneficially owns 53,750 shares, and Wayzata Recovery Fund, LLC, which beneficially owns 1,397,826 shares. Wayzata Investment Partners LLC has sole voting power with respect to all the shares under its management, and the investment power over such shares is vested in each of the respective funds that beneficially own the shares as set forth above. Wayzata's address is 701 East Lake Street, Suite 300, Wayzata, Minnesota 55391.

(10)
Consists of 1,056,494 shares owned by Jefferies & Company, Inc., 154,608 shares owned by Jefferies Employees Opportunity Fund, LLC, 566,898 shares owned by Jefferies Partners Opportunity Fund II, LLC and 798,812 shares owned by Jefferies Partners Opportunity Fund, LLC. Jefferies & Company, Inc. is the sole manager of each of Jefferies Partners Opportunity Fund, LLC, Jefferies Partners Opportunity Fund II, LLC and Jefferies Employees Opportunity Fund, LLC, and may be deemed to share voting control over the securities held by each fund. Jefferies Investment Advisors, LLC, is the investment advisor for each of these three funds and may be deemed to share investment power over the shares held by the three funds. Jefferies' address is Metro Center, One Station Place, Stamford, Connecticut 06902.

(11)
Odyssey's address is 300 First Stamford Place, Stamford, Connecticut 06902.

(12)
Includes 742,500 shares subject to outstanding stock options exercisable within 60 days of March 19, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Jefferies & Company, Inc. and certain of its affiliates, as of March 19, 2007, beneficially owned 8.4% of the shares of our outstanding common stock. Jefferies & Company, Inc. acted as the initial purchaser in the offering of our notes in September 2006 and was paid $3.6 million for acting in such capacity.

        As of December 31, 2006, JPMorgan Chase and certain of its affiliates beneficially owned approximately 8.0% of our common stock. JPMorgan Chase Bank, N.A. acted as administrative agent under the Credit Facilities and received customary fees for acting in such capacity. As of December 31, 2006, we had $8.3 million of outstanding letters of credit with JPMorgan Chase Bank, N.A, which are cash collateralized at 105% of face value. As of December 31, 2006, JPMorgan Chase also held $2.4 million as escrow agent for our dispute with AT&T.

        Jefferies & Company, Inc., JPMorgan Chase and Wayzata Investment Partners LLC, or their affiliates, were among the lenders under the Company's Exit Facility and were paid $0.7 million, $3.5 million and $0.7 million in interest, respectively. The Exit Facility was paid off on September 28, 2006. Wayzata Investment Partners LLC and certain of its affiliates own approximately 26.1% of the Company's common stock.

DESCRIPTION OF OTHER INDEBTEDNESS

        As of December 31, 2006, we had letters of credit totaling $8.3 million outstanding that were issued under our existing credit facility.

        We pay a 7.50% participation fee to our lenders under our existing credit facility on the average daily amount of the lenders' exposure under the letters of credit, as well as a 0.25% fronting fee which accrues on the average daily amount of the lenders' exposure under the letters of credit.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose and Effect

        Concurrently with the sale of the old notes on September 28, 2006, we entered into a registration rights agreement with the initial purchaser of the old notes, which requires us to file the registration statement, of which this prospectus is a part, under the Securities Act with respect to the new notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes. The new notes will be issued without a restrictive legend and may generally be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must:

  •
  use our reasonable best efforts to cause our registration statement to be declared effective under the Securities Act within 270 days after the issue date of the old notes;

  •
  keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the old notes; and

  •
  use our reasonable best efforts to consummate the exchange offer within 30 business days following the effectiveness of the registration statement of which this prospectus is a part.

        We will be entitled to close the exchange offer 20 business days after its commencement. Notes not tendered in the exchange offer will bear interest at the rate of 10 1/2% per annum and be subject to the terms and conditions, including restrictions on transfer, contained in the indenture governing the old notes.

        In the event that:

  •
  any change in law or in applicable interpretations of the staff of the SEC would not permit consummation of the exchange offer; or

  •
  for any other reason, the registration statement is not declared effective within 270 days after the issue date of the old notes or we do not consummate the exchange offer within 30 business days following the effectiveness of the registration statement of which this prospectus is a part; or

  •
  the initial purchaser so requests at any time after the consummation of the exchange offer with respect to old notes not eligible to be exchanged for the new notes; or

  •
  any holder not permitted to participate in the exchange offer or any holder that participates in the exchange offer receives new notes on the date of the exchange that may not be sold or transferred without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate within the meaning of the Securities Act) and so notifies us within six months of consummation of the exchange offer;

then in addition to or in lieu of conducting the exchange offer, we will be required to file a shelf registration statement with the SEC to cover resales of the notes or the new notes, as the case may be. In that case, we will as promptly as practicable (a) file the shelf registration statement by the 30th day after we become obligated to make the filing, (b) use our best efforts to cause the registration statement to be declared effective by the 90th day after we become obligated to make the filing and (c) use our reasonable best efforts to maintain the effectiveness of the registration statement for two years or such lesser period after which all the notes registered therein have been sold or can be resold without limitation under the Securities Act.

        We will pay additional interest if one of the following "registration defaults" occurs:

  •
  we do not consummate an initial exchange offer within 30 business days following the effectiveness of the registration statement of which this prospectus is a part;

  •
  the exchange offer registration or the shelf registration statement is not declared effective by the dates required in the registration rights agreement;

  •
  the shelf registration statement has not been filed on or prior to the filing date required in the registration rights agreement; or

  •
  the shelf registration statement is declared effective, but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of any notes registered under the shelf registration statement during the periods specified in the registration rights agreement.

        If one of these registration defaults occurs, the annual interest rate on the notes will increase by 0.25% per year. The amount of additional interest will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.00% per year. When we have cured all of the registration defaults, the interest rate on the notes will revert immediately to the original level.

        If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make the following written representations:

  •
  you are acquiring the new notes in the ordinary course of your business;

  •
  you do not have an arrangement or understanding with any person to engage in the distribution of the new notes in violation of the provisions of the Securities Act;

  •
  you are not an "affiliate" of McLeodUSA Incorporated or any guarantor within the meaning of Rule 405 under the Securities Act;

  •
  if you are not a broker-dealer, you are not engaging in or intend to engage in a distribution of the new notes; and

  •
  if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus in connection with any resale of the new notes.

        This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request.

Resale of New Notes

        Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you do not have an arrangement or understanding with any person to participate in a distribution of the new notes in violation of the provisions of the Securities Act;

  •
  you are not an affiliate of McLeodUSA Incorporated or any guarantor within the meaning of Rule 405 under the Securities Act;

  •
  you are not engaged in, and do not intend to engage in, a distribution of the new notes; and

  •
  you are acquiring the new notes in the ordinary course of your business.

        If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, or are not acquiring the new notes in the ordinary course of your business:

  •
  you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Corp. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, publicly available July 2, 1993, or similar no-action letters; and

  •
  in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

        This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read "Plan of Distribution" for more details regarding the transfer of new notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                           , 2007, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of new notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

        The new notes will evidence the same debt as the old notes and will be issued under the terms of, and be entitled to the benefits of, the indenture relating to the old notes.

        As of the date of this prospectus, $120.0 million in aggregate principal amount of notes were outstanding, and there was one registered holder, a nominee of the Depository Trust Company, or DTC. This prospectus is being sent to that registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading

"—Conditions to the Exchange Offer" or otherwise, such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes promptly after the expiration date unless the exchange offer is extended.

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses applicable to the exchange offer, other than certain applicable taxes, underwriting discounts, if any, and commissions and transfer taxes, if any, which shall be borne by the holder. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date shall be 5:00 p.m., New York City time, on                           , 2007, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

  •
  to delay accepting any old notes until confirmation that they have been properly tendered, to extend the exchange offer or, if any of the conditions set forth under "—Conditions to the Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

  •
  to amend the terms of the exchange offer in any manner.

        In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement of which this prospectus is a part.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the new notes for those old notes, we determine that:

  •
  the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

  •
  any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or

  •
  all governmental approvals, which we deem necessary for the consummation of the exchange offer, shall not have been obtained.

        In addition we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect"; or

  •
  any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form of registration of the new notes under the Securities Act.

        We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Procedures for Tendering

        To tender your old notes in the exchange offer, you must comply with either of the following:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent" prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program, or ATOP, procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for old notes along with the letter of transmittal prior to the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of old notes, letter of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing old notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

        If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your old notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal or any certificates representing old notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

        If you are a participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, reference in this prospectus to registered or record holders include DTC participants with old notes credited to their accounts. If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant.

        Participants in DTC's ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

  •
  we may enforce the agreement against such participant.

        Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of old notes to have been made until you cure the defects or irregularities.

        In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        Subject to and effective upon the acceptance for exchange and exchange of new notes, a tendering holder of old notes will be deemed to:

  •
  have agreed to irrevocably sell, assign, transfer and exchange, to us all right, title and interest in, to and under all of the old notes tendered thereby;

  •
  have represented and warranted that when such old notes are accepted for exchange by us, we will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and

  •
  have irrevocably appointed the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered old notes, with full power of substitution to (1) deliver certificates representing such old notes, or transfer ownership of such old notes on the account books maintained by DTC (together, in any such case, with all accompanying evidences of transfer and authenticity), to us, (2) present and deliver such old notes for transfer on our books and (3) receive all benefits and otherwise exercise all rights and incidents of beneficial ownership with respect to such old notes, all in accordance with the terms of the exchange offer.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution."

Acceptance of New Notes

        In all cases, we will promptly issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book-entry transfer facility; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By tendering old notes pursuant to the exchange offer, you will represent to us that, among other things:

  •
  you are acquiring the new notes in the ordinary course of your business.;

  •
  you do not have an arrangement or understanding with any person to participate in a distribution of the new notes in violation of the provisions of the Securities Act;

  •
  you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

  •
  if you are not a broker-dealer, you are not engaging in and do not intend to engage in a distribution of the new notes; and

  •
  if you are a broker that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus in connection with any resale of the new notes.

        The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes if the acceptance might, in our or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular old notes prior to the expiration date.

        Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of them incur any liability for any failure to give notification. Any old notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Return of Notes

        If we do not accept any tendered old notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable.

Book-Entry Transfer

        Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the old notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the old notes by causing the book-entry transfer facility to transfer those old notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an agent's message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive new notes for tendered old notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

        Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with DTC's ATOP procedures in the case of old notes, prior to the expiration date, you may still tender if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such old notes and the principal amount of old notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent's account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

        Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under "—Exchange Agent"; or

  •
  you must comply with the DTC's ATOP procedures.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate numbers and principal amount of the old notes; and

  •
  signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes are tendered (including any required signature guarantees).

        If old notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the old notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn old notes may be retendered by following the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

        We have appointed U.S. Bank National Association as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered and Certified Mail: U.S. Bank National Association 60 Livingston Avenue EP-MN-WS2N St. Paul, MN 55107 Attention: Specialized Finance Department	By Overnight Courier or Regular Mail: U.S. Bank National Association 60 Livingston Avenue EP-MN-WS2N St. Paul, MN 55107 Attention: Specialized Finance Department	By Hand Delivery: U.S. Bank National Association 60 Livingston Avenue EP-MN-WS2N St. Paul, MN 55107 Attention: Specialized Finance Department
Or By Facsimile Transmission: (651) 495-8158
Telephone: (800) 934-6802

        Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.

DESCRIPTION OF THE NEW NOTES

        You can find the definitions of certain terms used in this description under "—Certain Definitions."

        We issued the old notes and will issue the new notes, which we refer to collectively as the notes, under an indenture (as amended and supplemented from time to time, the "Indenture"), among us, the Guarantors and U.S. Bank National Association, as Trustee and Collateral Agent. We summarize below the material provisions of the Indenture, the Collateral Agreements, the Registration Rights Agreement and the Intercreditor Agreement, but do not include all of the provisions of the Indenture, the Collateral Agreements, the Registration Rights Agreement and the Intercreditor Agreement. We urge you to read the Indenture, the Collateral Agreements, the Registration Rights Agreement and the Intercreditor Agreement because they define your rights. The terms of the Notes include those stated in the Indenture, the Collateral Agreements, the Registration Rights Agreement and the Intercreditor Agreement and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the TIA. We have filed a copy of the Indenture as an exhibit to the registration of which this prospectus forms a part. When we refer to the "Company" in this section we mean McLeodUSA Incorporated, the issuer of the Notes, and not its Subsidiaries.

Brief Description of the Notes and the Guarantees

  The Notes

        The Notes:

  •
  are senior secured obligations of the Company;

  •
  rank equally in right of payment with all other senior obligations of the Company and senior in right of payment to all Indebtedness that by its terms is subordinated to the Notes;

  •
  are secured by a Lien on existing and future property and assets owned by the Company, other than Excluded Collateral, subject to certain prior Liens (provided, that if the Intercreditor Agreement is executed, such Lien securing the Notes will be contractually subordinated to the Lien securing the First Priority Claims pursuant to the terms of the Intercreditor Agreement); and

  •
  are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company's Domestic Restricted Subsidiaries that are not Regulated Subsidiaries, as set forth under "Guarantees" below.

  The Guarantees

        The Notes are guaranteed fully and unconditionally, jointly and severally, by each of the Company's Domestic Restricted Subsidiaries that is not a Regulated Subsidiary. Each Guarantee of a Guarantor:

  •
  is a senior secured obligation of such Guarantor;

  •
  ranks equally in right of payment with all other senior obligations of such Guarantor and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

  •
  is secured by a Lien on existing and future property and assets owned by such Guarantor, other than Excluded Collateral, subject to certain prior Liens (provided, that if the Intercreditor Agreement is executed, such Lien securing such Guarantee will be contractually subordinated to the Lien securing the First Priority Claims pursuant to the terms of the Intercreditor Agreement).

        If the Intercreditor Agreement is executed, the Liens on the assets of the Company and the Guarantors that secure the Notes and the Guarantees will be contractually subordinated to the Liens securing First Priority Claims. Consequently, the Notes and the Guarantees will be effectively subordinated to the First Priority Claims to the extent of the value of such assets.

Principal, Maturity and Interest

        We will issue Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Notes will mature on October 1, 2011.

        Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be due and payable semiannually in cash on each October 1 and April 1, commencing on April 1, 2007, to the Persons who are registered Holders at the close of business on each September 15 and March 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date with respect to which interest has been paid or, if no interest has been paid, from and including the Issue Date. The Company will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30 day months. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

        The Notes issuable under the Indenture are unlimited in aggregate principal amount, of which $120.0 million in aggregate principal amount were issued in the offering of the old notes. The Company may issue additional Notes ("Additional Notes") from time to time, subject to the limitations set forth under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The Notes and any Additional Notes will be substantially identical other than the issuance dates, issue prices and the dates from which interest will accrue. Any Additional Notes issued after this exchange offer will be secured, equally and ratably, with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the Collateral for the then outstanding Notes. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers and be represented by a different global Note or Notes. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer and any Additional Notes, will be treated as a single class of securities under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued.

Guarantees

        The full and prompt payment of the Company's payment obligations under the Notes and the Indenture will be guaranteed, jointly and severally, by all Domestic Restricted Subsidiaries of the Company that are not Regulated Subsidiaries. Each Guarantor will fully and unconditionally guarantee (each, a "Guarantee" and, collectively, the "Guarantees"), jointly and severally, to each Holder, the Trustee and the Collateral Agent, the full and prompt performance of the Company's Obligations under the Indenture, the Notes and the other Indenture Documents, including the payment of principal of, interest on and premium, if any, on the Notes. The Guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See "Certain Covenants—Merger, Consolidation and Sale of Assets" and "—Limitation on Asset Sales."

        Notwithstanding the foregoing, a Guarantor will be released from its Guarantee without any action required on the part of the Trustee, the Collateral Agent or any Holder:

  (1)
  if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation and, in the case of a sale of Capital Stock, whether directly by transfer of Capital Stock issued by that Guarantor or indirectly by transfer of Capital Stock of other Subsidiaries that, directly or indirectly, own Capital Stock issued by such Guarantor) to a Person other than the Company or any of its Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with the "Limitation on Asset Sales" covenant;

  (2)
  if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture,

  (3)
  if the Company exercises its legal defeasance option or its covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance;" or

  (4)
  upon satisfaction and discharge of the Indenture or payment in full of the principal of, premium, if any, accrued and unpaid interest on the Notes and all other Obligations under the Indenture Documents that are then due and payable.

        The Trustee shall promptly deliver, at the Company's expense, an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers' Certificate certifying as to the compliance with these release provisions. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See "Modification of the Indenture."

        All of our Subsidiaries are Domestic Restricted Subsidiaries. Under certain circumstances described below under "Certain Covenants—Limitation on Restricted Payments" and the definition of the term "Unrestricted Subsidiary," the Company will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

Security

        The Notes and the Guarantees will be secured by Liens on substantially all existing and future property and assets owned by the Company and the Guarantors, except as described below.

        The Collateral does not include:

          (i)    the Capital Stock of any Subsidiary of the Company;

          (ii)   motor vehicles;

          (iii)  leasehold interests in real property with respect to which the Company or any Guarantor is a tenant or subtenant;

          (iv)  rights under any contracts that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

          (v)   property and assets owned by the Company or any Guarantors that are the subject of Permitted Liens described in clause (6), (7) or (12) (provided that the Acquired Indebtedness secured thereby solely consists of (A) Capitalized Lease Obligations secured by Liens that do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligations and (B) Purchase Money Indebtedness secured by Liens that do not extent to any property or assets of the Company or any Restricted Subsidiary of the Company other than such property or assets acquired or constructed and improvements thereto with such Purchase Money Indebtedness) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;

          (vi)  property and assets owned by the Company or any Guarantors upon which the granting of any Lien to secure the Notes or the Guarantees, as the case may be, is prohibited by any applicable rule, regulation or law (other than any such rule, regulation or law which permits the granting of any such Lien upon the giving of any notice to, or the granting of an approval by, the applicable governmental authority responsible for administering such rule, regulation or law); and

          (vii) cash and cash equivalents that cash collateralize the letters of credit described in "Use of Proceeds" so long as the aggregate amount of such cash and cash equivalents does not exceed 105% of the undrawn stated amount of such letters of credit;

(the excluded assets set forth in clauses (i) – (vii) above are collectively referred to in this prospectus as the "Excluded Collateral").

        If the Company or any Guarantor incurs any First Priority Claims permitted under the Indenture, the First Priority Claims may be secured by a first priority Lien on the assets of the Company or such Guarantor, as the case may be, and pursuant to the Intercreditor Agreement, the Liens on any such assets that secure the Notes or the Guarantee of such Guarantor, as applicable, will be contractually subordinated to the Liens thereon that secure the First Priority Claims. As a result, the Notes and each such Guarantee will be effectively subordinated to the First Priority Claims to the extent of the value of such pledged assets. First Priority Claims include the Obligations under the Credit Agreement and Obligations under any future Indebtedness of the Company and the Guarantors that is secured by a Permitted Lien described in clause (17) of the definition thereof, as well as First Priority Hedging Obligations and First Priority Cash Management Obligations.

        No appraisals of any Collateral have been prepared in connection with the offering of the Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Company's Obligations under the Notes or any of the Guarantees thereof, in full or at all, after first satisfying the First Priority Claims that are secured by such Collateral.

        By their acceptance of the Notes, Holders will authorize the Collateral Agent and the Trustee to enter into the Intercreditor Agreement on their behalf. The Intercreditor Agreement will, among other things, provide that the First Lien Agent and the holders of First Priority Claims will control, at all times prior to the payment in full in cash of the First Priority Claims (and, if applicable, the termination of all commitments thereunder and the cash collateralization of any outstanding and undrawn letters of credit in an amount not exceeding 105% of the aggregate stated amount thereof), all remedies and other actions related to the Collateral. None of the Trustee, the Collateral Agent or the Holders will be entitled by virtue of the Liens securing the Obligations owing to them to take any remedial action whatsoever with respect to such Collateral prior to such time (and all such action shall be taken exclusively by the holders of First Priority Claims or their applicable designees) or contest the priority, validity, perfection or enforceability of the First Priority Claims. In addition, (i) the holders of First Priority Claims or their applicable designees will have exclusive rights regarding the exercise or the forbearance from the exercise of rights and remedies with respect to such Collateral and the release of such Collateral; (ii) proceeds of such Collateral will be applied first, to First Priority Claims and second, to the Obligations under the Notes and Guarantees; (iii) if (A) the First Lien Agent exercises its remedies in respect of any Collateral, (B) during the continuance of an event of default under the agreements evidencing the First Priority Claims, the First Priority Agent or the requisite holders of the First Priority Claims consent to any sale or other disposition of any (but, in any event (except pursuant to a transaction otherwise permitted under the Indenture), not all or substantially all of the) Collateral or such sale or other disposition is otherwise permitted under such agreements, or (C) any sale or other disposition of any (but, in any event (except pursuant to a transaction otherwise permitted under the Indenture), not all or substantially all of the) Collateral is otherwise permitted under such agreements, then the Liens on such Collateral (but not the proceeds thereof to the extent not applied to the First Priority Claims) shall be automatically released; and (iv) in bankruptcy, the Trustee and the Collateral Agent may not challenge priming Liens to secure a debtor-in-possession financing or such debtor-in-possession financing so long as the aggregate principal amount of such debtor-in-possession financing, when taken together with the aggregate principal amount of the First Priority Claims, could be secured by a Permitted Lien described in clause (16) or (17) of the definition thereof. As a result, neither the Trustee nor the holders of the Notes will be able to force a sale of such Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of First Priority Claims. The Intercreditor Agreement will also provide that the Trustee, the Collateral Agent and the Holders shall not contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Priority Claims for adequate protection or (b) any objection by First Lien Agent or the holders of First Priority Claims to any motion, relief, action or proceeding based on their claiming a lack of adequate protection.

        If the Company or any Guarantor creates any additional Liens upon any property to secure any First Priority Claims, it must concurrently grant a Lien (subject to Permitted Liens) upon such property as security for the Notes or the Guarantee of such Guarantor, as the case may be, unless such property is Excluded Collateral consisting of the Capital Stock of any Subsidiary of the Company in which case we are not obligated to provide a Lien. Such Lien granted to secure the Notes or such Guarantee, as the case may be, shall be contractually subordinated to the Lien securing such First Priority Claims pursuant to the terms of the Intercreditor Agreement.

        As long as the First Priority Claims have not been paid in full in cash, the Collateral that also secures the First Lien Claims and proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies (or in respect of any such Collateral in the event of the occurrence of an insolvency or liquidation proceeding with respect to the Company or any Guarantor), shall be applied by the First Lien Agent to the First Priority Claims until the First Priority Claims shall have been paid in full in cash. After the First Priority Claims have been paid in full in cash, the First Lien Agent shall deliver to the Collateral Agent all such Collateral and such proceeds remaining that are held by the First Priority Agent in the same form as received, with any necessary endorsements, to be applied by the Collateral Agent to the payment of all amounts owed to the Collateral Agent, the Trustee and the Holders in accordance with the Indenture until all such amounts shall have been paid in full in cash. After all such amounts shall have been paid in full in cash in accordance with the Indenture, the Collateral Agent shall deliver to the Company or such Guarantor, as applicable, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

        The Company, the Guarantors, the Trustee and the Collateral Agent will enter into one or more Collateral Agreements which, together with the Intercreditor Agreement, if entered into by the parties thereto, will define the terms of the Liens securing the Notes and Guarantees. These Liens will secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the Notes, the Indenture, the Guarantees and the other Indenture Documents, as provided in the Collateral Agreements and the Intercreditor Agreement.

        Whether prior to or after the discharge of First Priority Claims, the Company will be entitled to releases of assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

          (1)   to enable the Company to consummate asset dispositions permitted or not prohibited under the "Limitation on Asset Sales" covenant;

          (2)   if any Subsidiary that is a Guarantor is released from its Guarantee, that Subsidiary's assets will also be released from the Liens securing the Notes;

          (3)   as described under "Modification of the Indenture" below; or

          (4)   as required under the Intercreditor Agreement.

        The Liens on all Collateral that secures the Notes and the Guarantees also will be released:

          (1)   if the Company exercises its legal defeasance option or covenant defeasance option as described below under "Legal Defeasance and Covenant Defeasance;"

          (2)   upon satisfaction and discharge of the Indenture or payment in full of the principal of, premium, if any, and accrued and unpaid interest on the Notes and all other Obligations that are then due and payable; or

          (3)   upon the approval of Holders of 75% of the aggregate principal amount of the outstanding Notes.

        In addition, Collateral comprised of accounts receivable, inventory or (prior to the occurrence and during the continuance of an Event of Default) the proceeds of the foregoing shall be subject to release upon sales of such inventory and collection of the proceeds of such accounts receivable in the ordinary course of business.

        Subject to the terms of the Collateral Agreements and the Intercreditor Agreement and subject to rights of the holders of the First Priority Claims, the Company and each Guarantor will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes, to freely operate such Collateral and to collect, invest and dispose of any income therefrom. Further, no appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance of the Notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all Obligations owed to the holders of First Priority Claims or the holders of other Liens which have priority over or rank pari passu with the Liens securing the Notes and the Guarantees would be sufficient to satisfy the obligations owed to the Holders of the Notes. To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value and any sale of such Collateral separately from the assets of the Company as a whole may not be feasible. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable. See "Risk Factors—Risks Related to the Notes—There may not be sufficient collateral to pay all or any portion of the notes."

        The ability of the Holders of the Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Risk Factors—Risks Related to the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings." The Collateral Agent's ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agent's Lien on the Collateral.

        Additionally, the Collateral does not include the Capital Stock of any Subsidiary of the Company. As a result, the ability of the Collateral Agent to realize upon the value of the Collateral of any Guarantor may be delayed and result in less net proceeds as it is generally more complicated, time consuming and costly to foreclose upon all of the assets of an entity instead of its Capital Stock.

        Moreover, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property (if any) because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

        The assignment of or grant of a Lien in the regulatory authorizations of the Company or any Guarantor, as applicable, may be subject to restrictions imposed by the FCC or any PUC on the ability of the Company or such Guarantor, as the case may be, to assign its interest in or transfer control of any regulatory authorizations. The assignment of or grant of a Lien in any state or local franchises or licenses may be subject to similar government restrictions. The exercise of any rights or remedies under any Collateral Agreement by the Collateral Agent or any Holder of a Note that may require FCC or PUC approval shall be subject to obtaining such approval.

Redemptions

        Optional Redemption Prior to October 1, 2009.    At any time prior to October 1, 2009, the Company may, at its option, redeem the Notes for cash, in whole or in part, at any time or from time to time, upon not less than 30 days nor more than 60 days notice, at a redemption price equal to the greater of;

          (1)   100% of the principal amount of the Notes being redeemed; and

          (2)   the sum of the present values of 105.250% of the principal amount of the Notes being redeemed and scheduled payments of interest on such Notes to and including October 1, 2009 discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Treasury Rate plus 50 basis points, together in either case with accrued and unpaid interest, if any, to the redemption date.

        Optional Redemption On or After October 1, 2009.    Except as described above under "Optional Redemption Prior to October 1, 2009" and below under "Optional Redemption Upon Equity Offerings" and "Optional Redemption Upon ATS Sale," the Notes are not redeemable before October 1, 2009. The Company may redeem the Notes, at its option, in whole or in part at any time on or after October 1, 2009, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12 month period commencing on October 1, of the year set forth below, together with, in each case, accrued and unpaid interest, if any, thereon, to the redemption date;

Year	Percentage
2009	105.250%
2010 and thereafter	100.000%

        Optional Redemption Upon Equity Offerings.    At any time, or from time to time, on or prior to October 1, 2009, the Company may, at its option, upon not less than 30 days' nor more than 60 days' notice, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 110.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date; provided, that:

          (i)    at least 65% of the original principal amount of Notes (including the Additional Notes, if any) issued under the Indenture shall remain outstanding immediately after any such redemption; and

          (ii)   the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

        Optional Redemption Upon ATS Sale.    On March 9, 2007, we completed the ATS Sale for a purchase price of approximately $16 million. We may, at our option, and we plan to, within 60 days following the consummation of the ATS Sale, redeem all or a portion of the Notes in an aggregate principal amount not exceeding the amount of ATS Sale Proceeds received in the ATS Sale at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date.

Selection and Notice of Redemption

        If the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

          (2)   if the Notes are not then listed on a national securities exchange, on a pro rata basis or by such method as the Trustee may reasonably determine is fair and appropriate.

        If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is prohibited. No Notes of a principal amount of $1,000 or less shall be redeemed in part and Notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made).

        The Company will pay the redemption price for any Note together with accrued and unpaid interest thereon to the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Open Market Purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. In addition, under certain circumstances, the Company may be required to offer to purchase the Notes as described under "Repurchase upon Change of Control," and "Certain Covenants—Limitation on Asset Sales." The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase Upon Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to purchase all or a portion (in integral multiples of $1,000) of such Holder's Notes using immediately available funds pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by registered first-class mail, a notice to each Holder in accordance with the terms of the Indenture, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase price, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date") and the circumstances and relevant facts regarding such Change of Control.

        Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Change of Control Offer provisions contained in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        Neither the Board of Directors of the Company nor the Trustee may waive the Company's obligation to offer to purchase the Notes pursuant to the Change of Control Offer provisions contained in the Indenture.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing and the terms of the Credit Agreement and/or the Indenture may restrict the ability of the Company to obtain such financing.

        Restrictions in the Indenture described in this prospectus on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or the Board of Directors of the Company. Consummation of any such Asset Sales in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

        One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event Holders elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase under such circumstances.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions contained in the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions contained in the Indenture by virtue thereof.

        Unless the Company defaults in making payment therefor on the Change of Control Payment Date, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date. Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including Acquired Indebtedness) if on the date of the incurrence of such Indebtedness the ratio (the "Leverage Ratio") of:

          (1)   the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date (it being understood and agreed that any Indebtedness in respect of any unused revolving commitment (including any unused revolving commitment under the Credit Agreement) shall be deemed to be fully drawn and outstanding on the Transaction Date)

to

          (2)   the Pro Forma Consolidated Cash Flow of the Company for the four full consecutive fiscal quarters ended immediately preceding the Transaction Date,

in each case, determined on a pro forma basis as if any such Indebtedness had been incurred and the proceeds thereof had been applied at the beginning of such four consecutive fiscal quarters, would be greater than zero and less than 4.00 to 1.00.

        (b)   The Company will not, and will not permit any of its Domestic Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Domestic Restricted Subsidiary unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Obligations of the Company or such Domestic Restricted Subsidiary under (i) in the case of the Company, the Notes and the Indenture or (ii) in the case of such Domestic Restricted Subsidiary, its Guarantee and the Indenture, in each case, to the same extent that such Indebtedness to be incurred is subordinated to such other Indebtedness; provided, however, for the avoidance of doubt, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly;

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary, other than any such Capital Stock held by the Company or any Restricted Subsidiary;

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee; or

          (4)   make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

          (i)    a Default or an Event of Default shall have occurred and be continuing;

          (ii)   the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

            (A)  50% of the aggregate amount of the Consolidated Adjusted Cash Flow of the Company accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the Company's fiscal quarter during which the Issue Date occurs and ending on the last day of the last full fiscal quarter preceding the Transaction Date; plus

            (B)   100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described in the section entitled "Redemptions—Optional Redemption Upon Equity Offerings"); plus

            (C)   without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the Issue Date (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described in the section entitled "Redemptions—Optional Redemption Upon Equity Offerings"); plus

            (D)  100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date; plus

            (E)   an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

In the case of clauses (iii)(B) and (C) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)   the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

          (2)   the acquisition of any shares of Qualified Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

          (3)   the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of (a) a sale for cash (other than to a Subsidiary of the Company) within 60 days after such sale of shares of Qualified Capital Stock of the Company or (b) if no Default or Event of Default would exist after giving effect thereto, Refinancing Indebtedness;

          (4)   an Investment either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

          (5)   if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of shares of Capital Stock of the Company from employees, former employees, directors or former directors of the Company (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such shares were granted, issued or sold; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $250,000 plus any such amounts not used in prior fiscal years;

          (6)   in the event of a Change of Control, and if no Default shall have occurred and be continuing or would exist after giving effect, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to the Notes or the Guarantees, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value), plus any accrued and unpaid interest thereon; provided, however, that prior to or substantially concurrently with such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

          (7)   repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

          (8)   payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries; and

          (9)   if no Default shall have occurred and be continuing or would exist after giving effect thereto, other Restricted Payments not to exceed $10.0 million in the aggregate after the Issue Date.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this "Limitation on Restricted Payments" covenant, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a) and (4)(ii) of the immediately preceding paragraph shall be included in such calculation and amounts expended pursuant to any other clause of the immediately preceding paragraph shall be excluded therefrom.

        Promptly following the end of each fiscal quarter during which any Restricted Payment was made, the Company shall deliver to the Trustee an Officers' Certificate stating that each such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

        Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

          (2)   at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities of the Company or such Restricted Subsidiary that are by their terms subordinated to the Notes or, if applicable, the Guarantees) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and

          (3)   the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof to make:

            (a)   an investment in properties, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale or in other properties, plant, equipment or other non-current assets that will be used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties, plant, equipment or other non-current assets) of the Company and its Restricted Subsidiaries;

            (b)   a repayment of First Priority Claims and, if such Indebtedness is pursuant to a revolving commitment under the Credit Agreement, a permanent reduction in such commitment thereunder;

            (c)   an acquisition of a majority of the Capital Stock of a Person engaged in a Permitted Business that becomes a Restricted Subsidiary; or

            (d)   in the case of Net Cash Proceeds relating to the ATS Sale, an optional redemption of all or a portion of the Notes in accordance with the provisions described in the section entitled "Redemptions—Optional Redemption Upon ATS Sale."

        Pending the final application of Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (3) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and all holders of such other Applicable Indebtedness containing provisions similar to those set forth in this "Limitation on Asset Sales" covenant on a pro rata basis, the maximum principal amount of Notes and such other Applicable Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof (or if such Applicable Indebtedness was issued with original issue discount, 100% of the accreted value), plus accrued and unpaid interest thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this "Limitation on Asset Sales" covenant.

        The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the immediately preceding paragraph). Upon the completion of the Net Proceeds Offer, such Net Proceeds Offer Amount will be reset at zero.

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the "Merger, Consolidation and Sale of Assets" covenant, which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this "Limitation on Asset Sales" covenant, and shall comply with the provisions of this "Limitation on Asset Sales" covenant (other than clause (2) of the first paragraph of this "Limitation on Asset Sales" covenant) with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this "Limitation on Asset Sales" covenant; provided that the amount of such deemed Net Cash Proceeds shall be reduced by the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or the applicable Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are retained along with such properties and assets not so transferred so long as the documents governing such liabilities provide that there is no further recourse to such successor entity or any of its Subsidiaries with respect to such liabilities.

        To the extent that the aggregate principal amount of Notes tendered pursuant to such Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company and its Restricted Subsidiaries may use such deficiency for any purposes not prohibited by the Indenture (including repayment of Indebtedness). Upon completion of such Net Proceeds Offer, the amount of Net Proceeds Offer Amount will be reset to zero.

        Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this "Limitation on Asset Sales" covenant or the "Merger, Consolidation and Sale of Assets" covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this "Limitation on Asset Sales" covenant or the "Merger, Consolidation and Sale of Assets" covenant by virtue of such compliance.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any contractual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

          (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)   make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

          (3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

          (a)   applicable law, rule or regulation;

          (b)   the Indenture, the Intercreditor Agreement and the Collateral Agreements;

          (c)   customary non-assignment provisions of any lease or license of the Company or any Restricted Subsidiary of the Company to the extent such provisions restrict the transfer, assignment, subletting or sublicensing of the lease or license of the property leased or licensed thereunder;

          (d)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (e)   the Credit Agreement (and all replacements or substitutions thereof on terms no more adverse to the Holders);

          (f)    agreements existing on the Issue Date to the extent and in the manner such agreements exist on the Issue Date;

          (g)   restrictions on the transfer of assets subject to any Lien permitted under the Indenture;

          (h)   restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

          (i)    provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

          (j)    restrictions contained in the terms of Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Indenture; provided that such restrictions relate only to the assets financed with such Indebtedness;

          (k)   restrictions in other Indebtedness incurred in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant (including Permitted Indebtedness); provided that such restrictions, taken as a whole, are, in the good faith judgment of the Board of Directors of the Company, no more materially restrictive taken as a whole with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (b), (e) and (f) above or otherwise determined by the Board of Directors of the Company to be customary in comparable financings and that the

  Board of Directors determines will not have a material and adverse effect on the Company's ability to make principal or interest payments on the Notes;

          (l)    restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business; or

          (m)  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), or (k) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), or (k).

        Limitation on Issuances and Sales of Capital Stock of Subsidiaries.    The Company will not permit or cause any of its Restricted Subsidiaries to issue, sell, lease, transfer or otherwise dispose of any Capital Stock (other than to the Company or to a Wholly-Owned Subsidiary of the Company), except as required by applicable law; provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale, (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the "Limitation on Asset Sales" covenant.

        Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

        Notwithstanding anything to the contrary in the immediately preceding paragraph, the Company will not, and will not cause or permit any of its Domestic Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any (i) real property leasehold interest or (ii) Capital Stock issued by a Subsidiary of the Company that is held by the Company or any of its Domestic Restricted Subsidiaries whether on or after the Issue Date or any right related thereto (other than (A) with respect to any such real property leasehold interests, Permitted Liens described in clauses (1), (2), (4) (provided that neither the Company or any Restricted Subsidiary shall voluntarily take, or consent to the taking of, any action to perfect any such Permitted Lien described in such clause (4)), (5), (12), (14), (15) (provided that an additional limitation to the limitations set forth in such clause (15) shall be that the Indebtedness that was being Refinanced was only secured by a Permitted Lien described in clause (12) of the definition thereof), (16) and (17) of the definition thereof and (B) with respect to any such Capital Stock, Permitted Liens described in clauses (1), (12), (14), (15) (provided that an additional limitation to the limitations set forth in such clause (15) shall be that the Indebtedness that was being Refinanced was only secured by a Permitted Lien described in clause (12) of the definition thereof), (16) and (17) of the definition thereof).

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its assets whether as an entirety or substantially as an entirety to any Person unless:

          (1)   either:

            (a)   the Company shall be the surviving or continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

              (x)   shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

              (y)   shall expressly assume, (i) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest, if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all obligations of the Company under the Intercreditor Agreement and the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

          (2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (3)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4)   the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released from their obligations under the Indenture, the Guarantees and the other Indenture Documents.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, as the case may be, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the "Limitation on Asset Sales" covenant) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into or sell, assign, transfer, lease or convey or otherwise dispose of all or substantially all of such Guarantor's assets to any Person, other than the Company or any other Guarantor, unless;

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)   such entity assumes by (i) supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee, the Indenture and the Registration Rights Agreement and (ii) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Intercreditor Agreement and the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

        Notwithstanding the foregoing, any merger or consolidation or sale of all or substantially all of the property and assets of (i) a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor or (ii) a Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia or changing the legal form of such Guarantor or the Company need only comply with (A) clause (4) of the first paragraph of this "Merger, Consolidation and Sale of Assets" covenant and (B) in the case of a merger or consolidation involving (x) the Company as described in clause (ii) above, clause (1)(b)(y) of the first paragraph of this "Merger, Consolidation and Sale of Assets" covenant and (y) in the case of a merger or consolidation involving the Guarantor as described in clause (ii) above, clause (2) of the immediately preceding paragraph.

        Limitations on Transactions with Affiliates.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction"), other than:

          (x)   Affiliate Transactions permitted under paragraph (b) below, and

          (y)   Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

With respect to all Affiliate Transactions involving consideration to either party reasonably expected to be in excess of $1.0 million (other than those set forth in paragraph (b) below), the Company shall deliver an Officers' Certificate to the Trustee certifying that such transactions are in compliance with clause (y) above. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $5.0 million shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

        (b)   The restrictions set forth in paragraph (a) above shall not apply to:

          (1)   customary fees and compensation including bonuses and other benefits paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Board of Directors of the Company or senior management and consistent with prior practices;

          (2)   transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

          (3)   any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

          (4)   Restricted Payments permitted by the Indenture; and

          (5)   any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Restricted Subsidiaries for the benefit of its employees in the ordinary course of business.

        Additional Guarantees.    If the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Person that is or becomes a Domestic Restricted Subsidiary that is not a Guarantor, then the Company shall cause such Domestic Restricted Subsidiary that is not a Guarantor to:

          (1)   execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture;

          (2)   execute and deliver to the Collateral Agent amendments to the Intercreditor Agreement and the Collateral Agreements and take such other actions necessary or as the Collateral Agent deems advisable in order to grant to the Collateral Agent, for the benefit of the Holders, a perfected Lien in the assets other than Excluded Collateral of such Domestic Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreements, by law or as may be reasonably be requested by the Collateral Agent;

          (3)   take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing; and

          (4)   deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

        Notwithstanding anything to the contrary in the immediately preceding paragraph, any Domestic Restricted Subsidiary that is a Regulated Subsidiary shall not be required to take the actions required by this "Additional Guarantees" covenant until such time as it ceases to be a Regulated Subsidiary.

        Further Assurances Relating to the Collateral.    The Company shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property included as Collateral. The Company shall, and shall cause each Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect and continue the perfection of the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

        Real Estate Mortgages and Filings.    With respect to any fee interest in any land and the related improvements (including fixtures) thereon (individually and collectively, the "Premises") (i) owned by the Company or a Guarantor on the Issue Date and that has a Fair Market Value on the Issue Date of greater than $1.0 million or (ii) acquired by the Company or a Guarantor after the Issue Date for a purchase price of greater than $1.0 million, within 90 days of the Issue Date in the case of clause (i) above and within 90 days of the acquisition thereof in the case of clause (ii) above:

          (1)   the Company shall deliver to the Collateral Agent, as mortgagee, fully-executed counterparts of Mortgages, each dated as of the Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

          (2)   the Company shall deliver to the Collateral Agent mortgagee's title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens;

          (3)   the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Company or the applicable Guarantor, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Company or Guarantor, as applicable, of such Premises for the Company or such Guarantor's business as so conducted, or intended to be conducted, at such Premises and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy; and

          (4)   the Company shall cause to be delivered to the Collateral Agent an Opinion of Counsel that such Mortgage and any other documents required to be delivered have been duly authorized, executed and delivered by the Company or such Guarantor, as applicable, and constitute legal, valid, binding and enforceable obligations of the Company or such Guarantor, as applicable, and such other opinions regarding the perfection of such Liens created by such Mortgage in such Premises.

        Regulated Subsidiaries.    The Company shall use its reasonable best efforts to cause all Regulated Subsidiaries to obtain all regulatory and other governmental approvals as may be necessary for such Regulated Subsidiaries to become Guarantors and to grant Liens on their assets pursuant to the Collateral Agreements. The Company shall cause each Regulated Subsidiary that has not yet become a Guarantor to (i) promptly deposit, or cause to be transferred, into one or more of its deposit accounts all proceeds of any receivables paid to such Regulated Subsidiary and (ii) transfer to the Company or a Guarantor all such proceeds no later than the close of business on the business day following the date on which such proceeds are made available to such Regulated Subsidiary by the applicable depositary institution.

        Conduct of Business.    The Company will not, and will not permit any of its Restricted Subsidiaries to engage in any business other than a Permitted Business.

        Reports to Holders.    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and, upon request, to the Holders:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8 K if the Company were required to file such reports,

in each case, within the time periods required for filing such forms and reports as specified in the SEC's rules and regulations for non-accelerated filers unless the Company is otherwise an accelerated filer under the rules or regulations promulgated by the SEC.

        Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement within the time period required for such filing as specified in the Registration Rights Agreement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Holders with such registration statement (and any amendments thereto) promptly following the filing thereof.

        In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing). Prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders and prospective purchasers of Notes upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

        Payments for Consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Intercreditor Agreement, any Collateral Agreement, the Registration Rights Agreement or the Notes, unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default

        The following events will be defined in the Indenture as "Events of Default":

          (1)   the failure to pay interest or Additional Interest on any Notes or any other amount (other than principal for the Notes) when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered and not properly withdrawn pursuant to a Change of Control Offer or a Net Proceeds Offer);

          (3)   a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest on any Note), the Intercreditor Agreement or any Collateral Agreement which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20 day period described above has elapsed), aggregates $10.0 million or more at any time;

          (5)   one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third-party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

          (7)   any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, (except, in each case, if terminated in accordance with its terms or in accordance with the terms of the Indenture) superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the Intercreditor Agreement, the applicable Collateral Agreement or the Indenture;

          (8)   the Company or any of the Guarantors contest in any manner the effectiveness, validity, binding nature or enforceability of the Intercreditor Agreement or any Collateral Agreement; or

          (9)   the Guarantee of any Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any

  Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in aggregate principal amount of outstanding Notes may declare the principal of and premium, if any, accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee (if given by the Holders) specifying the Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

          (a)   if the rescission would not conflict with any judgment or decree;

          (b)   if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration;

          (c)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

          (d)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and its advances; and

          (e)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) above, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any Notes.

        Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture, the Intercreditor Agreement and the Collateral Agreements relating to the duties of either the Trustee or the Collateral Agent, neither the Trustee nor the Collateral Agent, as the case may be, will be under any obligation to exercise any of its rights or powers under the Indenture, the Intercreditor Agreement or any Collateral Agreement at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee or the Collateral Agent, as the case may be, reasonable indemnity. Subject to the provisions of the Indenture, the Intercreditor Agreement, the Collateral Agreements and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or exercising any trust or power conferred on the Trustee or the Collateral Agent.

        Under the Indenture, the Company will be required to provide an Officers' Certificate to the Trustee promptly upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers' Certificate shall be provided at least annually whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (a)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (b)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

            (i)    the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (ii)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (c)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (d)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with "Limitation on Incurrence of Additional Indebtedness" covenant or the "Limitation on Liens" covenant as a result of the borrowing of funds required to effect such deposit or the granting of any Liens to secure such borrowing) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

          (e)   such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (f)    the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (g)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (h)   the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended.

        Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

        In the event all or any portion of the Notes are to be redeemed through such irrevocable trust, the Company must make arrangements reasonably satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Company.

Satisfaction and Discharge

        The Indenture, the Intercreditor Agreement and the Collateral Agreements will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

          (1)   either:

            (a)   first, all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   second, all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the Indenture and the other Indenture Documents by the Company; and

          (3)   the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend, modify, waive or supplement the Indenture, the Intercreditor Agreement, the Collateral Agreements, the Notes and the Guarantees:

          (1)   to cure any ambiguity, defect or inconsistency contained therein;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes, respectively;

          (3)   to provide for the assumption of the Company's or a Guarantor's obligations to Holders in accordance with the "Merger, Consolidation and Sale of Assets" covenant;

          (4)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes, the Guarantees, the Intercreditor Agreement or the Collateral Agreements;

          (5)   to allow any Subsidiary or any other Person to guarantee the Notes;

          (6)   if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture, the Intercreditor Agreement or the Collateral Agreements;

          (7)   to release a Guarantor as permitted under the Indenture and the related Guarantee;

          (8)   to provide for the issuance of Additional Notes in accordance with the terms hereof, to the extent Indebtedness in an aggregate principal amount equal to the aggregate principal amount of such Additional Notes to be issued could otherwise be incurred pursuant to the Indenture, without giving effect to such amendment, modification, waiver or supplement; or

          (9)   to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of the Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer the Notes, and unless such amendment, modification, waiver or supplement is specifically required hereunder, so long as such amendment, modification, waiver or supplement does not, in the opinion of the Trustee and, if such amendment, modification, waiver or supplement relates to the Intercreditor Agreement or any Collateral Agreement, the Collateral Agent, adversely affect the rights of any of the Holders in any material respect.

        Other amendments of, modifications to, waivers of and supplements to the Indenture, the Intercreditor Agreement, the Collateral Agreements, the Notes and the Guarantees may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that:

          (a)   without the consent of each Holder of each Note affected thereby:

            (1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

            (2)   reduce the rate of or change or have the effect of changing the time for payment of interest (including defaulted interest but excluding Additional Interest) on any Notes;

            (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

            (4)   make any Notes payable in money other than that stated in the Notes;

            (5)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

            (6)   amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

            (7)   modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee or any Lien created under any Collateral Agreement in a manner which adversely affects such Holders;

            (8)   release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

            (9)   make any change to the provisions of the Indenture that incorporate this or the preceding paragraph; or

          (b)   without the consent of the Holder or Holders of at least 75% of the aggregate principal amount of the outstanding Notes, release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture, the Intercreditor Agreement or the Collateral Agreements.

Governing Law

        The Indenture provides that it, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law, of another jurisdiction would be required thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, each of the Trustee and the Collateral Agent will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of each of the Trustee and the Collateral Agent, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, each of the Trustee and the Collateral Agent will be permitted to engage in other transactions; provided that if either the Trustee or the Collateral Agent acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company, a Guarantor or the Trustee shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Intercreditor Agreement, the Collateral Agreements or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries (a) existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person, and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

        "Administrative Agent" has the meaning set forth in the definition of the term "Credit Agreement."

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Applicable Indebtedness" means:

          (1)   in respect of any asset that is the subject of an Asset Sale at a time when such asset constitutes Collateral, Indebtedness that is pari passu with the Notes and secured at such time by such asset; or

          (2)   in respect of any other asset, Indebtedness that is pari passu with the Notes.

        "Asset Acquisition" means:

          (1)   an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

          (2)   the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or business of such Person or any other properties or assets of such Person.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with the Indenture) for value by (x) the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Guarantor or (y) a Foreign Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary of the Company of:

          (1)   any Capital Stock of any Restricted Subsidiary of the Company; or

          (2)   any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

            (a)   a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

            (b)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under the "Merger, Consolidation and Sale of Assets" covenant;

            (c)   any Restricted Payment permitted under the "Limitation on Restricted Payments" covenant and a Permitted Investment;

            (d)   the sale of cash or Cash Equivalents;

            (e)   the sale or other disposition of used, worn out, obsolete or surplus equipment;

            (f)    the surrender, waiver, settlement, or release of contract or other rights, or contract, tort or other litigation or administrative claims;

            (g)   the sale of, or grant of licenses to, intellectual property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

            (h)   the sale of assets received upon the foreclosure of a Lien;

            (i)    the sale or exchange of assets for other non-current assets of equal or greater value that are useful in a Permitted Business; provided that if any such transaction or series of related transactions involves assets with a fair market value greater than $2.5 million, the Board of Directors shall have determined in good faith that the assets received in exchange are of equal or greater value;

            (j)    the disposal of any Capital Stock or other ownership interest in assets or rights of an Unrestricted Subsidiary; or

            (k)   the sale, lease, grant of an indefeasible right of use or similar transaction with respect to excess fiber optic cable capacity (including any such sale, lease or grant of fiber optic cable) in the ordinary course of business.

        "ATS Sale" means the sale by the Company and/or its Subsidiaries of assets related to the business operations of the Company and/or its Subsidiaries primarily used in providing voice services, Internet access and cable services through its Advanced Telecommunications Services division to residential and business customers in Cedar Rapids, Iowa and Marion, Iowa, and transactions related thereto.

        "ATS Sale Proceeds" means, with respect to the ATS Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from the ATS Sale, net of:

          (1)   actual out-of-pocket expenses and fees relating to the ATS Sale (including legal, accounting and investment banking fees and sales commissions);

          (2)   all taxes and other costs and expenses actually paid or reasonably estimated by the Company (in good faith) to be payable in cash in connection with the ATS Sale;

          (3)   repayment of Indebtedness that is secured by the property or assets that are the subject of the ATS Sale and is required to be repaid in connection with the ATS Sale; and

          (4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with the ATS Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after the ATS Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the ATS Sale.

        "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns," "Beneficial Ownership" and "Beneficially Owned" have meanings correlative to the foregoing.

        "Board of Directors" means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

          (3)   any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody's;

          (4)   investments in demand deposits, certificates of deposit, bankers' acceptances or time deposits (including Eurodollar time deposits) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank or trust company meeting the qualifications specified in clause (4) above; and

          (6)   investments in money market funds which invest ninety-five percent (95%) or more of their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

          (1)   any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

          (2)   the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than (a) a transaction in which the surviving or transferee Person is a Person that is controlled by one or more of the Permitted Holders or (b) any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

          (3)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation, winding up or dissolution of the Company;

          (4)   any Person or Group (other than one or more of the Permitted Holders) is or becomes the Beneficial Owner, in the aggregate of a majority of the total voting power of the Voting Stock of the Company; or

          (5)   after a Public Equity Offering, during any period of two consecutive years after the date thereof, individuals who at the beginning of any such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

        "Collateral" means "Collateral" as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under the Indenture, any Guarantee or the Notes is granted or purported to be granted under any Collateral Agreement. The Collateral does not include assets constituting Excluded Collateral.

        "Collateral Agreements" means, collectively, the Security Agreement and each Mortgage, in each case, as the same may be in force from time to time.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes all series and classes of such common stock.

        "Communications Law" means any and all of (a) the Communications Act of 1934, as amended (including by the Telecommunications Act of 1996), any successor federal statute, and the rules, regulations and published policies of the FCC promulgated thereunder, and any other federal law governing the provision of telecommunications services and the rules, regulations and published policies thereunder, and (b) any state law governing the provision of telecommunications services and the rules and regulations of any PUC, all as the same may be in effect from time to time.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Company as having a maturity comparable to the remaining term of the Notes (as if the final maturity of the Notes was October 1, 2009) that would be utilized at the time of the selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (as if the final maturity of the Notes was October 1, 2009).

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 pm. Quotations for U.S. Government Securities" or (2) if such release (or any successor release is not published or does not contain such prices on such business day), (A) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Consolidated Adjusted Cash Flow" means, with respect to any Person, for any period:

          (1)   Consolidated Cash Flow for such period;

        plus

          (2)   the amount of cash proceeds received during such period from the sale, lease, grant of an indefeasible right of use or similar transaction with respect to fiber optic cable capacity (including any such sale, lease or grant of fiber optic cable) to the extent such cash proceeds exceed any gains relating to any such sale, lease, grant or similar transaction that are already included in the calculation of Consolidated Cash Flow for such period;

        minus

          (3)   the amount of capital expenditures (including expenditures for maintenance, repair or improvement of existing properties, plant, equipment or other non-current assets) incurred during such period;

        minus

          (4)   the amount of Consolidated Interest Expense paid in cash during such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP, to the extent applicable.

        "Consolidated Cash Flow" means, with respect to any Person, for any period:

          (1)   Consolidated Net Income for such period;

        plus

          (2)   without duplication and to the extent Consolidated Net Income has been reduced thereby:

            (a)   Consolidated Interest Expense for such period;

            (b)   Consolidated income tax expense for such period;

            (c)   all amounts attributable to consolidated depreciation and amortization expense (including the amortization of debt issuance costs to the extent such costs are excluded in the calculation of Consolidated Interest Expense) for such period;

            (d)   any extraordinary non-cash charges for such period;

            (e)   any Restructuring Expenses for such period; and

            (f)    any other non-cash charges for such period (other than any non-cash charge which requires an accrual of or a reserve for cash charges for any future period);

        minus

          (3)   without duplication and to the extent included in Consolidated Net Income for such period, any extraordinary gains and any non-cash items of income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs);

        plus

          (2)   the product of (x) the amount of all cash dividend payments on any Disqualified Capital Stock of such Person and any Preferred Stock of any Restricted Subsidiary of such Person (other than dividends paid in Qualified Capital Stock and dividends paid to such Person or any of its Restricted Subsidiaries) paid or required to be paid during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, (a) the sum of (i) the interest expense (including imputed interest expense (as reasonably determined by the Company in good faith) in respect of Capitalized Lease Obligations) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP excluding non-cash amounts for the accretion of asset retirement obligations and (ii) any interest accrued during such period in respect of Indebtedness of such Person and its Restricted Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

          (1)   after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2)   after-tax items classified as extraordinary gains or losses;

          (3)   the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (4)   the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Subsidiary of the referent Person by such Person;

          (5)   any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

          (6)   income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued);

          (7)   all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

          (8)   the cumulative effect of a change in accounting principles;

          (9)   interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;"

          (10) non-cash charges resulting from the impairment of long-lived tangible and intangible assets; and

          (11) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of the Person (plus, without duplication, equity associated with preferred stock), determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

        "Consolidated Total Debt" means, with respect to any Person, as of any date, the aggregate principal amount of consolidated Indebtedness of such Person and its Restricted Subsidiaries of the nature referred to in clauses (1), (2), (3), (4), (5) and (9) of the definition of the term "Indebtedness."

        "Credit Agreement" means any credit or loan agreement entered into by and among the Company or any Guarantor(s), as borrower(s) thereunder, the other guarantors, if any, party thereto and the lenders party thereto (together with their successors and assigns, the "Lenders") and the agent thereunder (in such capacity, together with its successors and assigns, the "Administrative Agent") setting forth the terms and conditions of such senior credit facility and providing for extensions of credit thereunder in an aggregate principal amount not exceeding the amount permitted under clause (2) or (13) of the definition of the term "Permitted Indebtedness," together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (2) or (13) of the definition of the term "Permitted Indebtedness") or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under one or more such agreements or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary; provided, however, that only the portion of the Capital Stock or other security which so matures, is mandatorily redeemable or is so redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Capital Stock; provided further that if such Capital Stock or other security is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock or other security shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided further, however that if any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale, such Capital Stock will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the "Limitation on Restricted Payments" covenant.

        "Domestic Restricted Subsidiary" means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

        "Domestic Subsidiary" means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

        "Equity Offering" means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the SEC (other than on Form S 8) or any private placement of Common Stock of the Company or any holding company of the Company to any Person other than issuances upon exercise of options by employees of any holding company of the Company, the Company or any of its Restricted Subsidiaries.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder or any successor statute or statutes thereto.

        "Exchange Offer" means an exchange offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Notes a like aggregate principal amount of notes having substantially identical terms to the Notes registered under the Securities Act.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be conclusively determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "FCC" means the Federal Communications Commission of the United States of America, and any successor, in whole or in part, to its jurisdiction.

        "Fidelity" means, as the context may require, Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund, Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund and/or Fidelity Securities Fund: Fidelity Leveraged Company Stock Fund.

        "First Lien Agent" means the Person or Persons designated as such pursuant to the Intercreditor Agreement by the holders of First Priority Claims.

        "First Priority Claims" means (a) Indebtedness permitted pursuant to clause (2) of the definition of the term "Permitted Indebtedness," (b) Indebtedness incurred in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and which is secured by a Permitted Lien of the type described in clause (17) of the definition thereof Permitted Liens and Refinancing Indebtedness with respect thereto, (c) First Priority Cash Management Obligations, (d) First Priority Hedging Obligations, and (e) all other Obligations under the documents relating to Indebtedness described in the preceding clauses.

        "First Priority Cash Management Obligations" means all obligations of the Company and the Guarantors in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, secured by any assets constituting Collateral under the documents that secure First Priority Claims.

        "First Priority Hedging Obligations" means all obligations of any Person consisting of or relating to Indebtedness permitted under clause (4)(b) of the definition of the term "Permitted Indebtedness" that are secured by any assets constituting Collateral under the documents that secure First Priority Claims.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is a Foreign Subsidiary.

        "Foreign Subsidiary" means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

        "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

        "Guarantor" means (1) each of the Company's Domestic Restricted Subsidiaries existing on the Issue Date other than Regulated Subsidiaries and (2) each of the Company's Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   all Obligations of such Person for borrowed money;

          (2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings and any deferred purchase price represented by earn outs);

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, whether or not then due;

          (6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

          (8)   all Swap Agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        Notwithstanding the foregoing, Indebtedness shall not include any Qualified Capital Stock. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Indenture Documents" means, collectively, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Collateral Agreements.

        "Independent Financial Advisor" means a nationally recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or

Affiliates do not, have a direct or indirect financial interest in the transaction to which their opinion relates; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Intercreditor Agreement" means the intercreditor agreement, substantially in the form attached to the Indenture, if entered into by the First Lien Agent, the Trustee, the Collateral Agent, the Company and the Guarantors, as the same may be amended, supplemented or modified from time to time.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for in the Indenture, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of the term "Unrestricted Subsidiary," the definition of the term "Restricted Payment" and the "Limitation on Restricted Payments" covenant:

          (i)    "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

          (ii)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Issue Date" means September 28, 2006.

        "Jefferies" means, as the context may require, Jefferies & Company, Inc., Jefferies Employees Opportunity Fund LLC, Jefferies Partners Opportunity Fund LLC and/or Jefferies Partners Opportunity Fund II LLC.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Mortgages" means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents, if any, granting Liens on any Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

        "Net Cash Proceeds" means, with respect to:

          (a)   any Asset Sale (other than the ATS Sale), the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

            (1)   actual out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);

            (2)   all taxes and other costs and expenses actually paid or reasonably estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

            (3)   repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

            (4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

          (b)   an Asset Sale consisting of the ATS Sale, the excess of (1) the ATS Sale Proceeds over (2) the aggregate principal amount of Notes redeemed pursuant to the provisions described in the section entitled "Redemptions—Optional Redemption Upon ATS Sale."

        "Obligations" means all obligations for principal, premium, interest (including with respect to the Notes, any interest accruing after the commencement of any bankruptcy, insolvency, or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering" means the offering of the old notes.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, or any Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee and/or the Collateral Agent, as applicable.

        "Opinion of Counsel" means a written opinion of counsel who shall be reasonably acceptable to the Trustee and/or the Collateral Agent, as applicable.

        "Permitted Business" means:

          (1)   the delivery or distribution of telecommunications, voice, data or video services;

          (2)   any business or activity reasonably related or ancillary to those listed above, including, any business the Company or a Restricted Subsidiary conducts on the Issue Date, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

          (3)   any other business or activity in which the Company and the Restricted Subsidiaries expressly contemplate engaging under the provisions of the Company's certificate of incorporation and bylaws as in effect on the Issue Date.

        "Permitted Holders" means JPMorgan Chase Bank, N.A., Fidelity, Wayzata and Jefferies, their respective Affiliates and any fund managed or controlled by any of the foregoing Persons (including their respective Affiliates).

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   Indebtedness under the Notes issued in the offering of the old notes or in the Exchange Offer in an aggregate outstanding principal amount not to exceed $120.0 million and the related Guarantees;

          (2)   Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $20.0 million, as such amount may be reduced from time to time as a result of permanent prepayments of loans made thereunder, or, without duplication, the permanent reductions to the revolving commitments thereunder, in each case, as provided in clause (3)(b) of the first paragraph under the "Limitation on Asset Sale" covenant;

          (3)   other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

          (4)   Indebtedness in respect of Swap Agreements entered into (a) to hedge or mitigate risks to which the Company or any of its Restricted Subsidiary has actual exposure, or (b) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any of its Restricted Subsidiaries;

          (5)   intercompany Indebtedness of (a) the Company or a Guarantor for so long as such Indebtedness is held by the Company or a Guarantor (provided that if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5)(a) by the issuer of such Indebtedness), (b) a Specified Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary and is permitted to be made as a Permitted Investment under clause (1)(b) of the definition thereof (provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5)(b) by the issuer of such Indebtedness), and (c) the Company or a Guarantor for so long as such Indebtedness is held by a Specified Subsidiary (provided that (i) if as of any date any Person other than such Specified Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5)(c) by the issuer of such Indebtedness, and (ii) any such Indebtedness is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the Notes and the Indenture or such Guarantor's Obligations under its Guarantees and the Indenture);

          (6)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

          (7)   Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (8)   obligations in respect of performance, bid and surety bonds appeals bonds, completion guarantees, including any bonds required by or under a Communications Law, or in each case similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (9)   Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $10.0 million at any time outstanding;

          (10) Refinancing Indebtedness;

          (11) Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

          (12) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary (including the ATS Sale), other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

          (13) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $6.0 million at any time outstanding (which amount may, but need not be, incurred in whole or in part under the Credit Agreement);

          (14) Indebtedness in respect of the purchase price for insurance premiums;

          (15) Indebtedness owed to any insurer pursuant to reimbursement or indemnification obligations incurred in the ordinary course of business; and

          (16) contingent liabilities arising out of endorsements of checks or other negotiable instruments for deposit or collection in the ordinary course of business.

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the proviso to the first sentence of clause (a) under the "Limitation on Incurrence of Additional Indebtedness" covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with the "Limitation on Incurrence of Additional Indebtedness" covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

          (1)   Investments (a) by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Company or a Guarantor, (b) by the Company or any Restricted Subsidiary of the Company in (x) for so long as McLeodUSA Telecommunications Services, Inc., an Iowa corporation ("MTSI"), is a Regulated Subsidiary, MTSI to the extent made in the ordinary course of business consistent with past practices or (y) any Person that is or will become immediately after such Investment a Specified Subsidiary or that will merge or consolidate with or into a Specified Subsidiary to the extent that the aggregate amount of such Investments pursuant to this clause (1)(b)(y) at any time outstanding does not exceed $5.0 million, and (c) by any Specified Subsidiary in the Company or a Guarantor (provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the Notes and the Indenture or such Guarantor's Obligations under its Guarantees and the Indenture);

          (2)   Investments in cash and Cash Equivalents;

          (3)   Investments in connection with a Swap Agreement entered into (a) to hedge or mitigate risks to which the Company or any of its Restricted Subsidiary has actual exposure, or (b) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any of its Restricted Subsidiaries;

          (4)   Investments in the Notes;

          (5)   Investments received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors, suppliers or customers in exchange for claims against such trade creditors, suppliers or customers or received in connection with any other judgment or settlement with a trade creditor, supplier or customer or received in connection with any other judgment or settlement with a trade creditor, supplier or customer;

          (6)   Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (7)   Investments in existence on the Issue Date;

          (8)   loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the

  ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding; and

          (9)   advances to suppliers and customers and other extensions of trade credit in the ordinary course of business;

          (10) Guarantees constituting Indebtedness permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (11) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Company or consolidates or merges with the Company or any of its Restricted Subsidiaries so long as such investments were not made in contemplation of any such Person becoming a Restricted Subsidiary or of such consolidation or merger;

          (12) Investments constituting deposits described in clause (3) or (10) of the definition of the term "Permitted Liens;"

          (13) Investments in Permitted Joint Ventures of up to $5.0 million outstanding at any time; or

          (14) Investments not otherwise permitted by the foregoing clauses in an aggregate principal amount not exceeding $1.0 million at any time outstanding.

        "Permitted Joint Ventures" means an entity characterized as a joint venture, however structured, engaged in a Permitted Business and in which the Company or a Restricted Subsidiary (a) owns at least 40% of the ownership interest or (b) has a right to receive at least 40% of the profits or distributions; provided that such joint venture is not a Subsidiary of the Company.

        "Permitted Liens" means the following types of Liens:

          (1)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government or other contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)   any judgment Lien not giving rise to an Event of Default under clause (5) of the first paragraph of the section entitled "Events of Default;"

          (5)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (6)   any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (9) of the definition of the term "Permitted Indebtedness;" provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (7)   Liens securing Purchase Money Indebtedness permitted pursuant to clause (9) of the definition of the term "Permitted Indebtedness;" provided, however, that (a) the Indebtedness shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary of the Company other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

          (8)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits or escrow arrangements made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Swap Agreements that relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

            (a)   such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

            (b)   such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

          (13) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term "Permitted Indebtedness" to the extent and in the manner such Liens are in effect on the Issue Date;

          (14) Liens securing the Notes and all other monetary obligations under the Indenture and the Guarantees;

          (15) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant or clause (1), (3) or (10) of the definition of the term "Permitted Indebtedness;" provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

          (16) Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) or (13) of the definition of the term "Permitted Indebtedness;" and

          (17) Liens securing Acquired Indebtedness or Indebtedness (and all other Obligations related thereto) of the Company or a Guarantor, the proceeds of which are used by the Company or such Guarantor to acquire assets that will be used in a Permitted Business of the Company or such Guarantor or the Capital Stock of a Person that becomes a Guarantor or is merged with or into the Company or a Guarantor; provided, that immediately thereafter the ratio (the "Leverage Ratio") of:

            (1)   the aggregate principal amount (or accreted value, as the case may be) of First Priority Claims of the Company and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date (it being understood and agreed that any First Priority Claims in respect of any unused revolving commitment (including any unused revolving commitment under the Credit Agreement) shall be deemed to be fully drawn and outstanding on the Transaction Date), to

            (2)   the Pro Forma Consolidated Cash Flow of the Company for the four full consecutive fiscal quarters ended immediately preceding the Transaction Date,

in each case, determined on a pro forma basis as if any such Indebtedness had been incurred and the proceeds thereof had been applied at the beginning of such four consecutive fiscal quarters, would be greater than zero and less than 2.75 to 1.00.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Pro Forma Consolidated Cash Flow" means, with respect to any Person, for any period, the Consolidated Cash Flow of such Person for such period calculated on a pro forma basis to give effect to any Asset Sale or other disposition or Asset Acquisition (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) by such Person during such period as if such Asset Sale or other disposition or Asset Acquisition had taken place on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the Asset Acquisition or other Investment which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken with 180 days immediately following any such Asset Acquisition or other Investment, including, but not limited to, the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that, in any case, such adjustments shall be calculated on an annualized basis and such adjustments are set forth in an Officer's Certificate signed by the Company's chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Company's Board of Directors.

        "Public Equity Offering" means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8) that results in net cash proceeds to the Company of at least $35.0 million.

        "PUC" means the public utilities commission for any state or any other jurisdiction or any successor agency, and any successor, in whole or in part, to its functions or jurisdictions.

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Reference Treasury Dealer" means any primary U.S. government securities dealer in the City of New York selected by the Company.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to Permitted Indebtedness) or clauses (1), (3) or (10) of the definition of Permitted Indebtedness, in each case that does not:

          (1)   have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

          (2)   create Indebtedness with: (a) a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is less than the Weighted Average Life to

  Maturity of the Indebtedness being Refinanced; or (b) a stated final maturity earlier than the stated final maturity of the Indebtedness being Refinanced; or

          (3)   affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness);

provided, that if such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Registration Rights Agreement" means (a) the Registration Rights Agreement, dated as of the Issue Date, between the Company, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof and (b) any registration rights agreement between the Company, the Guarantors and the other parties thereto in connection with the issuance of Additional Notes.

        "Regulated Subsidiary" means any Domestic Restricted Subsidiary of the Company that (a) is required to obtain regulatory or other governmental approvals to become a Guarantor or to grant a Lien on its assets pursuant to any Collateral Agreement and (b) has not obtained such approvals.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Restructuring Expenses" means any restructuring expenses as defined by GAAP.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Security Agreement" means the Security and Pledge Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

        "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

        "Specified Subsidiary" means, as the context may require, a Foreign Restricted Subsidiary of the Company and/or a Regulated Subsidiary.

        "Subsidiary" with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Restricted Subsidiaries shall be a Swap Agreement.

        "Transaction Date" means with respect to the incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries that is a Guarantor, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

          (1)   the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2)   both immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

        "Wayzata" means, as the context may require, Wayland Distressed Opportunities Fund I-B, LLC, Wayland Distressed Opportunities Fund I-C, LLC, Wayzata Recovery Fund, LLC, Wayzata Opportunities Fund Offshore, L.P. and Wayzata Opportunities Fund, LLC.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying;

          (a)   the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

          (b)   the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly-Owned Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

        The new notes will be issued in the form of one or more fully registered notes in global form, which we refer to as Global Notes. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the DTC, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as the DTC, or its nominee, is the registered owner or holder of a Global Note, the DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the new notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the DTC's applicable procedures, in addition to those provided for under the indenture.

        Payments of the principal of, and interest on, a Global Note will be made to the DTC or its nominee, as the case may be, as the registered owner thereof. None of McLeodUSA Incorporated, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in the DTC will be effected in the ordinary way in accordance with the DTC rules and will be settled in same-day funds.

        We expect that the DTC will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

        We understand that: the DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants.

        Although the DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither McLeodUSA Incorporated nor the Trustee will have any responsibility for the performance by the DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If the DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days, we will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the indenture.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the new notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax considerations described below. We have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the United States federal tax considerations resulting from acquiring, holding or disposing of the new notes.

        We do not purport to describe all of the tax considerations that may be relevant to a prospective purchaser of new notes; however, this summary describes the material United States federal income tax consequences to a United States holder or, as the case may be, a non-United States holder. It applies to you only if you hold your new notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a real estate investment trust;

  •
  a regulated investment company;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

  •
  a bank or other financial institution;

  •
  a life insurance company;

  •
  a cooperative;

  •
  a tax-exempt organization;

  •
  a broker-dealer;

  •
  a person that owns securities that are a hedge or that are hedged against interest rate or currency risks;

  •
  an expatriate;

  •
  a person that owns securities as part of a straddle, hedge, synthetic security, conversion, or constructive sale transaction for United States federal income tax purposes;

  •
  a person whose functional currency for tax purposes is not the United States dollar; or

  •
  a person that is, or holds its new notes through, a partnership or other pass-through entity.

        In addition, this summary does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences or any United States tax consequences other than federal income tax consequences.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE

NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

        For purposes of this summary, you are a United States holder, if for United States federal income tax purposes, you are a beneficial owner of new notes and you are or are treated as:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or other entity properly classified as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State within the United States, or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust, or the trust existed on August 20, 1996 and has an effective election to be treated as a United States trust.

        If a partnership (including any entity treated as a partnership or other pass-through entity for United States federal income tax purposes) is a holder of a new note, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Exchange Offer

        The exchange of old notes for new notes pursuant to the exchange offer should not constitute a taxable event for United States federal income tax purposes. As a result, (1) a holder should not recognize a taxable gain or loss as a result of exchanging such holder's old notes for new notes; (2) the holding period of the new notes should include the holding period of the old notes exchanged therefor; and (3) the adjusted tax basis of the new notes should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before such exchange.

United States Holders

        Payments of Interest.    You generally will recognize stated interest on your new notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

        Effect of Certain Contingencies.    In certain circumstances (see "Description of the New Notes—Redemptions" and "Description of the New Notes—Repurchase Upon Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the new notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income you recognize and will not cause the new notes to be contingent payment debt instruments if there is only a remote chance as of the date the new notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the new notes as contingent payment debt instruments. Our determination that these contingencies are remote is binding on you unless you disclose a contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal

Revenue Service and if the Internal Revenue Service were to challenge this determination, you might be required to accrue income on your new notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a new note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by you. If any such amounts are in fact paid, you will be required to recognize such amounts as income. The remainder of this summary assumes the new notes are not contingent payment debt instruments.

        Market Discount.    The market discount rules discussed below apply to a new note that is purchased at a price less than its stated redemption price at maturity.

        A United States holder that purchases a new note at a market discount generally will be required to treat any principal payment on the note and any gain on the disposition of the note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In general, market discount is the amount by which the note's stated redemption price at maturity exceeds your tax basis in the note immediately after the note is acquired. A note is not treated as purchased at a discount, however, if the market discount is less than .25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity after the date you acquire the note. Market discount on a note will accrue on a straight-line basis, unless you elect to accrue the discount on a constant yield-to-maturity basis. This election is irrevocable and applies only to the note for which it is made. You may also elect to include market discount in income currently as it accrues. This election applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

        If a United States holder of a new note that was acquired at a market discount disposes of such note in a non-taxable transaction (other than transferred basis transactions described in Section 1276(c) of the Internal Revenue Code), accrued market discount not previously included in income by the holder will be includable as ordinary income to the holder as if such holder had sold the note at its fair market value. You may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election to include the market discount in income on a current basis is made.

        Amortizable Bond Premium.    If a United States holder purchases a new note for an amount that is in excess of the note's stated redemption price at maturity, such holder will generally be considered to have purchased the note with amortizable bond premium. You generally may elect to amortize amortizable bond premium using the constant yield-to-maturity method. The amount amortized in any year generally will be treated as a reduction of your interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of your prior interest inclusions with respect to the note. The premium on a note held by a holder that does not make an election to amortize the premium will decrease the gain or increase the loss otherwise recognizable on the sale, exchange or other disposition of the note. The election to amortize the premium on a constant yield-to-maturity method generally applies to all bonds held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

        Sale or Other Disposition of the New Notes.    You will generally recognize capital gain or loss on the sale, exchange, redemption, retirement or other disposition of a new note equal to the difference between the amount of cash and the fair market value of other property you realize on the disposition (less any portion allocable to accrued but unpaid interest, which will be treated as a payment of previously accrued and unpaid interest, subject to tax as described under "Payments of Interest" above) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be your cost therefor, decreased by any principal payments received by you and the amount of any amortizable bond premium previously deducted by you, and increased by the amount of any market discount previously included in your income.

        Subject to the discussion above regarding market discount, this gain or loss generally will be capital gain or loss, and will be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses by United States holders is subject to limitations.

Non-United States Holders

        This subsection describes the tax consequences to a Non-United States holder. You are a Non-United States holder if you are the beneficial owner of a new note and you are not a United States holder as described above under "United States Holders" or a partnership.

        In certain circumstances (see "Description of the New Notes—Redemptions" and "Description of the New Notes—Repurchase Upon Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the new notes. As discussed above under "—United States Holders—Effect of Certain Contingencies," we do not intend to treat the notes as contingent payment debt instruments. If any such amounts are in fact paid, such payments may be treated as interest subject to the rules described below or as other income subject to a 30% United States federal withholding tax. A non-United States holder that is subject to the withholding tax on payments in excess of stated interest or principal on the notes should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

        Under present United States federal income tax law, and subject to the discussion of backup withholding below, if you are a Non-United States holder of a new note, you generally will not be subject to United States federal income or withholding tax in respect of payments of interest on the notes that are not effectively connected with your conduct of a trade or business in the United States if:

        (1)   you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

        (2)   you are not a controlled foreign corporation that is related to us through stock ownership;

        (3)   you are not a bank that acquired the note in connection with an extension of credit made pursuant to a loan in the ordinary course of business; and

        (4)   you satisfy certain certification requirements described below.

        For the exemption from withholding taxes to apply, a Non-United States holder generally must provide us with a properly completed and executed Form W 8BEN, or other applicable form as provided for in the United States Treasury regulations, certifying that the beneficial owner of the note is a foreign person. If you hold a new note through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent may then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the partnership will generally be required to make a certification on Form W 8IMY, which generally must be associated with certifications on Form W 8BEN from its partners (or Form W 9 in the case of United States partners) and a withholding statement containing certain prescribed information, including, among other things, the manner in which income is allocable among the various partners. Special documentation requirements may apply to you if you are a party to a withholding agreement with the Internal Revenue Service. If all the conditions described above are not satisfied, then interest paid to you on the new notes which is not effectively connected with your conduct of a trade or business in the United States will be subject to United States federal income and withholding tax at a rate of 30%, unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

        If the interest income you recognize with respect to a new note is effectively connected with your conduct of a trade or business within the United States, you will be exempt from the withholding tax discussed above if you provide us with a properly completed and executed Form W 8ECI, but generally you will be subject to United States federal income tax on the interest at regular United States federal income tax rates. In addition to regular United States federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable income tax treaty.

        A Non-United States holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or other disposition of notes unless:

  •
  such Non-United States holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met; or

  •
  the gain is effectively connected with a United States trade or business of the Non-United States holder and, if a tax treaty applies, such gain is attributable to a permanent establishment in the United States.

Backup Withholding and Information Reporting

        United States Holders.    In general, if you are a non-corporate United States holder, we are required to report to the Internal Revenue Service all payments of principal and interest on your notes. In addition, any payment made to you by brokers of proceeds of the sale of your notes before maturity within the United States are generally required to be reported to the Internal Revenue Service. In general, these reportable payments with respect to notes will be subject to backup withholding tax if you are a non-corporate United States holder and you:

  •
  fail to provide an accurate taxpayer identification number;

  •
  are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  in certain circumstances, fail to comply with applicable certification requirements.

        Non-United States Holders.    If you are a Non-United States holder, you generally will be exempt from backup withholding requirements, but you may be required to comply with certification and identification procedures regarding your status as a Non-United States holder to establish such exemption.

        United States holders and Non-United States holders generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed their income tax liability by filing a refund claim with the Internal Revenue Service.

Certain United States Tax Disclosure Requirements

        Pursuant to Treasury Regulations directed at tax shelter activity, taxpayers are required to disclose to the Internal Revenue Service certain information on Form 8886 and retain certain information if they participate in a reportable transaction. Material advisors with respect to a reportable transaction are also required to disclose certain information about the transaction to the Internal Revenue Service and are required to maintain lists identifying transaction investors and furnish such lists and other transaction information to the Internal Revenue Service on demand. A transaction may be a reportable transaction based upon any of several indicia with respect to a taxpayer, including the recognition of a loss in excess of certain thresholds. Significant penalties may apply upon a failure to comply with these disclosure and list maintenance requirements, and with respect to certain understatements of tax relating to participation in a reportable transaction. Investors should consult their own tax advisors concerning any possible disclosure obligation with respect to their purchase, ownership, and sale or other disposition of new notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days following the effective date of the registration statement, of which this prospectus is a part, or such longer period if extended, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

        The validity and enforceability of the new notes and the related guarantees will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. In rendering its opinion, Wilmer Cutler Pickering Hale and Dorr LLP will rely upon the opinion of Shuttleworth & Ingersoll, P.L.C. as to all matters governed by the laws of the State of Iowa.

EXPERTS

        Our audited consolidated financial statements as of and for the years ended December 31, 2006 and 2005 included in this prospectus have been so included in reliance on the report of McGladrey & Pullen, LLP, our independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

        Our consolidated financial statements for the year ended December 31, 2004, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its report appearing herein (which report includes an explanatory paragraph relating to substantial doubt of McLeodUSA's ability to continue as a going concern) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The descriptions of the regulatory requirements under the Telecommunications Act and associated regulations set forth under "Regulatory Environment" in this prospectus have been included under the authority of Bingham McCutchen LLP, as experts in telecommunications law. You should not rely on Bingham McCutchen LLP with respect to any other matters.

EXCHANGE AGENT

        We have appointed U.S. Bank National Association as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered and Certified Mail: U.S. Bank National Association 60 Livingston Avenue EP-MN-WS2N St. Paul, MN 55107 Attention: Specialized Finance Department	By Overnight Courier or Regular Mail: U.S. Bank National Association 60 Livingston Avenue EP-MN-WS2N St. Paul, MN 55107 Attention: Specialized Finance Department	By Hand Delivery: U.S. Bank National Association 60 Livingston Avenue EP-MN-WS2N St. Paul, MN 55107 Attention: Specialized Finance Department
Or By Facsimile Transmission:
(651) 495-8158
Telephone:
(800) 934-6802

        Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        Under the terms of the indenture governing the notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual financial information only, a report thereon by our certified independent accountants and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, except and only for so long as required to do so by the rules and regulations of the SEC, we will not be required to furnish any information, certifications or reports required by Items 307 and 308 of Regulation S-K. In addition, we have agreed that, for so long as any notes remain outstanding, if at any time we are not required to file with the SEC the Forms pursuant to (1) and (2) above, we will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

        Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC's public reference room at the following address:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the registration statement of which this prospectus is a part. The SEC's web site is http://www.sec.gov.

        You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

McLeodUSA Incorporated
One Martha's Way
Hiawatha, Iowa 52233
(319) 790-7800
Attention: General Counsel

        To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

McLEODUSA INCORPORATED AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets	F-4
Reorganized McLeodUSA as of December 31, 2006
Predecessor McLeodUSA as of December 31, 2005
Consolidated Statements of Operations and Other Comprehensive Income	F-6
Reorganized McLeodUSA for the year ended December 31, 2006
Predecessor McLeodUSA for the one day ended January 1, 2006
Predecessor McLeodUSA for the years ended December 31, 2005 and 2004
Consolidated Statements of Stockholders' Equity (Deficit)	F-7
Predecessor McLeodUSA for the years ended December 31, 2004 and 2005
Reorganized McLeodUSA for the year ended December 31, 2006
Consolidated Statements of Cash Flows	F-8
Reorganized McLeodUSA for the year ended December 31, 2006
Predecessor McLeodUSA for the one day ended January 1, 2006
Predecessor McLeodUSA for the years ended December 31, 2005 and 2004
Notes to the Consolidated Financial Statements	F-9

McGladrey & Pullen
 Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors
McLeodUSA Incorporated and Subsidiaries
Hiawatha, Iowa

        We have audited the accompanying consolidated balance sheets of McLeodUSA Incorporated and Subsidiaries as of December 31, 2006 (Reorganized McLeodUSA) and December 31, 2005 (Predecessor McLeodUSA), and the related consolidated statements of operations and other comprehensive income, stockholders' equity and cash flows for the periods from January 1, 2006 to December 31, 2006 (Reorganized McLeodUSA period), for the portion of January 1, 2006, related to the Predecessor's reorganization gain (Predecessor McLeodUSA period), and for the year ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the Reorganized McLeodUSA consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of McLeodUSA Incorporated and Subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the Reorganized McLeodUSA period in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the Predecessor McLeodUSA consolidated financial statements referred to above present fairly, in all material respects, the financial position of McLeodUSA Incorporated and Subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the portion of January 1, 2006, related to the Predecessor's reorganization gain and for the year ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

        As more fully described in Note 1 to the consolidated financial statements, effective January 6, 2006 the Company emerged from Bankruptcy pursuant to a plan of reorganization confirmed by the Bankruptcy Court on December 16, 2005. In accordance with American Institute of Certified Public Accountants' Statement of Position No. 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the Company adopted fresh start accounting whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair value as of January 1, 2006. As a result the consolidated financial statements of Reorganized McLeodUSA are presented on a different basis than those of Predecessor McLeodUSA and, therefore, are not comparable in all respects.

        As discussed in Note 1 to the accompanying consolidated financial statements, effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment.

/s/ McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
March 21, 2007

McGladrey & Pullen, LLP is a member firm of RSM International—
an affiliation of separate and independent legal entities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
McLeodUSA Incorporated
Cedar Rapids, Iowa

        We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2004 of McLeodUSA Incorporated and subsidiaries (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements of the Company present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements for the year ended December 31, 2004 have been prepared assuming that the Company will continue as a going concern. The Company's recurring losses from operations, negative net cash flows, and net stockholders' capital deficiency raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 25, 2005

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	Reorganized McLeodUSA	Predecessor McLeodUSA
	December 31, 2006	December 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$64.8	$20.0
Restricted cash	11.7	43.4
Trade receivables, net	32.1	40.7
Prepaid expenses and other	10.8	13.8
Assets held for sale	19.6	—

Total current assets	139.0	117.9

Property and equipment
Land and buildings	11.2	24.0
Communications networks	286.3	966.1
Furniture, fixtures and equipment	44.5	159.4
Networks in progress	10.7	21.6

Total property and equipment	352.7	1,171.1
Less accumulated depreciation	46.4	824.7

Net property and equipment	306.3	346.4

Intangibles and other assets
Intangibles, net	26.7	18.4
Other	7.0	3.5

Total intangibles and other assets	33.7	21.9

TOTAL ASSETS	$479.0	$486.2

The accompanying notes are an integral part of these consolidated financial statements.

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	Reorganized McLeodUSA	Predecessor McLeodUSA
	December 31, 2006	December 31, 2005
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Liabilities subject to compromise	$—	$728.1
Current maturities of long-term debt	—	100.0
Accounts payable	35.6	33.7
Accrued payroll and payroll related expenses	13.2	13.7
Other accrued liabilities	48.8	57.6
Deferred revenue, current portion	8.7	9.4
Liabilities related to assets held for sale	1.6	—

Total current liabilities	107.9	942.5
Long-term liabilities
Long-term debt, less current maturities	120.0	—
Deferred revenue, less current portion	19.8	18.6
Other long-term liabilities	14.2	31.3

Total liabilities	261.9	992.4

Redeemable convertible preferred stock
McLeodUSA Preferred Series A, redeemable, convertible, $0.01 par value; 10,000,000 authorized and issued; 2,265,864 outstanding at December 31, 2005	—	42.4

Stockholders' equity (deficit)
McLeodUSA Common, Class A $0.01 par value; 1,886,249,986 authorized, 201,972,902 issued and outstanding at December 31, 2005	—	2.0
McLeodUSA Common, Class B $0.01 par value; 78,203,135 authorized, issued and outstanding at December 31, 2005	—	0.8
McLeodUSA Common, Class C $0.01 par value; 35,546,879 authorized, issued and outstanding at December 31, 2005	—	0.3
McLeodUSA Preferred Series B, $0.01 par value; 10 authorized, issued and outstanding at December 31, 2005	—	—
McLeodUSA Warrants	—	22.6
Reorganized McLeodUSA Common, Class A $0.01 par value; 37,500,000 authorized, 30,750,000 issued and outstanding at December 31, 2006	0.3	—
Additional paid-in capital	245.0	1,082.1
Accumulated deficit	(28.3)	(1,656.4)
Accumulated other comprehensive income	0.1	—

Total stockholders' equity (deficit)	217.1	(548.6)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$479.0	$486.2

The accompanying notes are an integral part of these consolidated financial statements.

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

(In millions, except per share data)

	Reorganized McLeodUSA	Predecessor McLeodUSA
			December 31,
	December 31, 2006	January 1, 2006
			2005	2004
Revenue	$544.7	$—	$635.0	$716.2
Operating expenses:
Cost of service (exclusive of depreciation and amortization expense shown separately below)	315.8	—	362.1	393.8
Selling, general and administrative	181.7	—	217.4	268.4
Depreciation and amortization	60.1	—	212.9	356.8
Impairment charge	—	—	277.8	263.1
Reorganization items, net	—	(18.5)	20.2	—
Restructuring charges (adjustment)	2.4	—	23.9	(0.2)

Total operating expenses	560.0	(18.5)	1,114.3	1,281.9

Operating (loss) income	(15.3)	18.5	(479.3)	(565.7)

Nonoperating (expense) income:
Interest expense, net of amounts capitalized (including related party interest expense of $4.9 million during 2006)	(12.7)	—	(65.3)	(48.2)
Other income (expense)	(0.3)	—	9.8	(10.6)
Gain on cancellation of debt	—	728.1	—	—

Total nonoperating (expense) income	(13.0)	728.1	(55.5)	(58.8)

Net (loss) income	(28.3)	746.6	(534.8)	(624.5)
Preferred stock dividend	—	—	(1.3)	(2.9)

Net (loss) income applicable to common shares	(28.3)	746.6	(536.1)	(627.4)

Basic and diluted (loss) income per common share	$(0.94)	$2.36	$(1.71)	$(2.12)

Weighted average shares outstanding	30.0	315.7	313.2	296.2

Other comprehensive income:
Unrealized holding gains arising during the period	$0.1	$—	$—	$—

Comprehensive (loss) income	$(28.2)	$746.6	$(534.8)	$(624.5)

The accompanying notes are an integral part of these consolidated financial statements.

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(In millions)

	Common Stock
Predecessor McLeodUSA				Preferred Series B		Additional Paid-In Capital	Accumulated Deficit
	Class A	Class B	Class C		Warrants			Total
Balance December 31, 2003	$1.8	$0.8	$0.3	$—	$22.6	$993.3	$(497.1)	$521.7
Net loss	—	—	—	—	—	—	(624.5)	(624.5)
Stock based compensation	—	—	—	—	—	0.3	—	0.3
Preferred stock conversions	0.1	—	—	—	—	58.5	—	58.6
Preferred stock dividends	—	—	—	—	—	(2.9)	—	(2.9)

Balance December 31, 2004	$1.9	$0.8	$0.3	$—	$22.6	$1,049.2	$(1,121.6)	$(46.8)
Net loss	—	—	—	—	—	—	(534.8)	(534.8)
Preferred stock conversions	0.1	—	—	—	—	34.2	—	34.3
Preferred stock dividends	—	—	—	—	—	(1.3)	—	(1.3)

Balance December 31, 2005	$2.0	$0.8	$0.3	$—	$22.6	$1,082.1	$(1,656.4)	$(548.6)

Reorganization Adjustments	(2.0)	(0.8)	(0.3)	—	(22.6)	(1,082.1)	1,656.4	548.6

Balance January 1, 2006	$—	$—	$—	$—	$—	$—	$—	$—

Reorganized McLeodUSA	Class A Common Stock	Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive Income	Total
Balance January 1, 2006	$—	$—	$—	$—	$—
Issuance of equity of Reorganized McLeodUSA	0.3	240.1	—	—	240.4
Net loss	—	—	(28.3)	—	(28.3)
Unrealized holding gains	—	—	—	0.1	0.1
Stock compensation expense	—	4.9	—	—	4.9

Balance December 31, 2006	$0.3	$245.0	$(28.3)	$0.1	$217.1

The accompanying notes are an integral part of these consolidated financial statements.

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

		Predecessor McLeodUSA
	Reorganized McLeodUSA
			Year Ended
	Year Ended Dec 31, 2006	One Day Jan 1, 2006	Dec 31, 2005	Dec 31, 2004
Cash Flow from Operating Activities
Net loss	$(28.3)	$746.6	$(534.8)	$(624.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	51.9	—	158.5	298.6
Amortization	8.2	—	54.4	58.2
Amortization of deferred financing fees	0.5	—	4.7	4.2
Accretion of interest	1.4	—	3.8	3.6
(Gain) loss on sale of assets	(0.4)		(9.3)	12.2
Gain on cancellation of debt	—	(728.1)	—	—
Non-cash reorganization items	—	(18.5)	13.8	—
Non-cash restructuring adjustment	—	—	—	(0.2)
Impairment charge	—	—	277.8	263.1
Stock compensation expense	4.9	—	—	—
Changes in assets and liabilities:
Trade receivables	7.9	—	16.8	9.0
Prepaid expenses and other	5.3	—	4.0	7.3
Accounts payable and accrued expenses	(6.8)	—	20.5	(16.6)
Deferred revenue	1.1	—	4.2	1.8

Net cash provided by operating activities	45.7	—	14.4	16.7

Cash Flows from Investing Activities	—	—	—	—
Purchase of property and equipment	(31.9)	—	(35.9)	(49.4)
Deferred line installation costs	(17.0)	—	(26.3)	(28.8)
Proceeds from sale of assets	2.7	—	61.2	24.8
Decrease (increase) in restricted cash	31.7	—	(43.4)	—

Net cash used in investing activities	(14.5)	—	(44.4)	(53.4)

Cash Flows from Financing Activities
Payments on long term debt	(110.0)	—	—	(27.0)
Proceeds from long-term debt	130.0	—	—	60.0
Deferred financing fees	(6.4)	—	—	(2.8)

Net cash provided by financing activities	13.6	—	—	30.2

Net increase (decrease) in cash and cash equivalents	44.8	—	(30.0)	(6.5)
Cash and cash equivalents
Beginning	20.0	20.0	50.0	56.5

Ending	$64.8	$20.0	$20.0	$50.0

Supplemental Disclosure of Cash Flow Information
Cash payments for interest, net of capitalized amounts	$7.6	$—	$6.7	$42.6

Supplemental Schedule of Noncash Investing and Financing Activities
Principal amount converted of Redeemable Preferred Series A to Class A common stock	$—	$—	$34.3	$58.6

Accrued capital expenditures	$0.8	$—	$1.2	$—

Preferred stock dividends	$—	$—	$1.3	$2.9

The accompanying notes are an integral part of these consolidated financial statements.

McLEODUSA INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies

        Nature of Business:    McLeodUSA Incorporated ("McLeodUSA" or the "Company"), a Delaware corporation, through its subsidiaries, provides integrated local, long distance, data, Internet and other advanced telecommunications services in 25 Midwest, Southwest, Northwest and Rocky Mountain states. McLeodUSA's business is highly competitive and is subject to various federal, state and local regulations.

        The Company derives its revenue from its core telecommunications and related communications services. These include providing internet protocol- ("IP"), based communications services to small- and medium-sized enterprises, and traditional circuit-switched telephony services to commercial and residential customers. The Company provides an extensive array of broadband IP-based voice and data solutions, including local and long distance voice, dedicated broadband internet access, email, virtual private networking, managed network security, conference calling, high capacity private line services and other integrated voice and data services. It delivers integrated IP-based communications solutions to customers over a high-speed broadband connection over its private managed secure network. The Company also provides wholesale communications services to other communications services providers.

        On October 28, 2005, the Company and certain of its subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court"). The Company filed its plan of reorganization (the "Plan") with the Bankruptcy Court on October 19, 2005 and was confirmed on December 15, 2005 with the confirmation order entered by the Bankruptcy Court on December 16, 2005. The Plan became effective and the Company legally emerged from Chapter 11 on January 6, 2006 (the "Effective Date"). Accordingly, the accompanying consolidated financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, ("SOP 90-7") and on a going concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company. See Note 2 for further discussion of the Bankruptcy Court proceedings and the structure of the Plan.

        Background of the Restructuring:    The Company competes against large, financially strong competitors with well-known brands. The regulatory and competitive environment had not allowed the Company to obtain performance levels projected, and as a result the Company's balance sheet was too highly leveraged relative to the Company's operating performance. The Company did not believe it would be able to service its debt level through maturity, or to refinance that debt when it matured. Faced with this set of circumstances, in late 2004 the Company began evaluating its strategic alternatives. The principal alternatives available to the Company were a sale of the Company (in one or more transactions) or a restructuring of the balance sheet coupled with certain operational changes to reduce debt-service requirements and improve free cash flow.

        On March 16, 2005, the Company and holders of a majority of the debt under its Credit Agreement dated May 31, 2000, as amended (the "Credit Agreement") and its Exit Credit

Agreement, dated April 16, 2002, as amended (the "Exit Facility" or collectively, the "Credit Facilities"), entered into a forbearance agreement. Pursuant to the forbearance agreement, the lenders agreed to forbear from exercising certain default related remedies against the Company, including with respect to the non-payment of principal and certain interest payment obligations under the Credit Facilities. The initial forbearance agreement expired on May 23, 2005, but was extended on four occasions until October 31, 2005. The forbearance agreement, as amended, among other things, limited the Company's ability to sell certain assets without prior approval of the lender group and required the Company to accrue two additional percentage points of interest on the outstanding loan balances.

        During the forbearance period, the Company explored the possibilities of selling all or pieces of the Company and solicited interest from potential acquirers. All indications of interest received were for a level of net sale proceeds below the amounts required to pay obligations under the Credit Facilities in full. Only one indication of interest for the entire Company was received, and that indication of interest was withdrawn at an early stage. As a result, the majority of the lenders indicated that they did not support continuation of the sale process and desired to have the Company proceed with a restructuring. After taking such views into account, the Company determined not to pursue the continuation of the sale process.

        On a parallel path with efforts to solicit interest from third parties regarding a potential sale of the Company, the Company discussed with a committee of its lenders the terms of a financial restructuring that would convert the majority of the debt under the Credit Agreement into equity and transfer ownership of the Company to the lenders under the Credit Agreement. The Company decided to proceed with this financial restructuring in light of the results of the sale process described above. To minimize the amount of time the Company would spend in Chapter 11 and the disruption to the Company's operations and thus maximize the value of the Company for the benefit of its stakeholders, the Company, after discussions with a committee of its lenders, concluded that the proposed restructuring should be implemented through a prepackaged plan of reorganization. The Company believed that the value of its businesses would be damaged significantly by a prolonged Chapter 11 case.

        Basis of Presentation:    The consolidated financial statements include those of McLeodUSA and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

        As noted above, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, and during the period from October 28, 2005 to the Effective Date, operated as a debtor-in-possession. The Company adopted the provisions of SOP 90-7 upon commencement of the Bankruptcy Court proceedings. As discussed in Note 3, the Company implemented fresh start accounting under the provisions of SOP 90-7 as of January 1, 2006. Under the fresh start accounting provisions of SOP 90-7, the fair value of the reorganized Company was allocated to its assets and liabilities, and its accumulated deficit eliminated. The adoption of fresh start accounting on January 1, 2006, had a material effect on the financial statements of McLeodUSA. As a result, the historical financial statements are not comparable to financial statements of the Company published for periods following the implementation of fresh start accounting. Throughout these financial statements, Predecessor

Company refers to periods prior to the implementation of fresh start. Reorganized Company refers to McLeodUSA and its operations subsequent to emergence.

        Accounting estimates:    The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates significant to the financial statements include allowance for doubtful accounts, carrier access billing disputes, line cost disputes, internal capitalization rates, restructuring reserves, impairment of long-lived assets, asset retirement obligations, valuation allowances on deferred income taxes, regulation and litigation matters and depreciation and amortization periods. Actual results could differ from those estimates.

        Cash and cash equivalents:    The Company considers all highly liquid debt instruments purchased with a maturity generally of three months or less and all certificates of deposit to be cash equivalents. Included in cash and cash equivalents at December 31, 2006 was $46.9 million of available-for-sale securities with a cost basis of $46.8 million. The Company did not have any available-for-sale securities at December 31, 2005.

        Restricted cash:    In accordance with the forbearance agreement amongst the Company and its lenders, the proceeds from certain asset sales were to be placed in escrow with the lending agent. During 2005, the Company sold three aircraft, certain fiber assets, and its headquarters building in Cedar Rapids, Iowa for $43.4 million, which was placed in escrow and was classified as restricted cash in the Company's consolidated balance sheet as of December 31, 2005. In accordance with the Plan, upon the Company's emergence from bankruptcy, the funds held in escrow were used to make various payments in accordance with the Plan, including $27.3 million for debt repayment and $5.6 million for lease rejection claims.

        On September 28, 2006, the Company refinanced its outstanding debt obligations under its credit facility dated January 6, 2006, with $120.0 million of private placement bonds. As a result, the Company's outstanding letters of credit are required to be cash collateralized at 105% of face value. At December 31, the Company was in the process of exchanging a letter of credit that resulted in additional cash collateral in excess of the 105% of the outstanding letters of credit balance of $0.5 million. Such cash collateral, totaling $9.3 million, has been classified as restricted cash in the Company's consolidated balance sheet as of December 31, 2006.

        The Company has disputed and is continuing to dispute certain charges billed by AT&T. In accordance with various interconnection agreements between the Company and AT&T, the Company must deposit the disputed amounts into an interest bearing escrow account with a third party escrow agent. There was $2.4 million held in escrow for such disputes that has been classified as restricted cash in the Company's consolidated balance sheet as of December 31, 2006.

        Trade accounts receivable:    Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received. The provision for doubtful accounts charged to expense was approximately $1.9 million for the year ended December 31, 2006, $20.6 million for the year ended December 31, 2005, and $6.6 million for the year ended December 31, 2004. During the year ended December 31, 2005, the Company recorded charges totaling $15.7 million related to settlements and allowances with respect to certain interstate and intrastate access charge disputes.

        Property and equipment:    In accordance with the provisions of SOP 90-7, all property and equipment was recorded at its estimated fair value as of the Effective Date. Assets acquired after January 6, 2006 are stated at historical cost. Networks in progress includes construction costs, internal labor, overhead and interest capitalized during the construction and installation of fiber optic networks as well as new and reusable parts to maintain those fiber optic networks. The Company capitalized interest of $0.7 million, $0.8 million and $1.7 million for the years ended December 31, 2006, 2005 and 2004, respectively, as part of its construction of fiber optic networks. These costs are considered in progress until the networks become operational at which time the costs are reclassified as communications network assets. The provision for depreciation of property and equipment is recorded using the straight-line method based on the following estimated useful lives:

Years
Buildings	15-27
Communications networks	3-15
Furniture, fixtures and equipment	3-10

        The Company's telecommunications networks are subject to technological risks and rapid market changes due to new products and services and changing customer demand. These changes may result in changes in the estimated useful lives of these assets.

        Impairment:    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), whenever events or changes in circumstances indicate that the carrying amount of its long-lived assets may not be recoverable, the Company evaluates long-lived assets to be held and used for impairment. The Company recognizes an impairment loss if the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset. The impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. During 2005, the Company performed an evaluation of the recoverability of its property and equipment that indicated that certain of its long-lived assets were impaired. See further discussion in Note 13.

        Goodwill:    In accordance with SFAS No. 142, Accounting for Goodwill and Other Intangible Assets ("SFAS 142"), the goodwill resulting from the allocation of the April 2002 reorganization equity value was not amortized but reviewed at least annually for impairment or more frequently when an event occurred or circumstances changed that would more likely than not reduce the fair value below its carrying amount. The Company established July 1 as the date for its annual impairment test. SFAS 142 required the identification of reporting units and the application of a two-step approach to assess goodwill impairment. The Company defined reporting units during its transitional and annual goodwill impairment tests as an operating segment comprised of the consolidated operations of McLeodUSA. In order to identify potential impairment, impairment tests of goodwill were performed by comparing the fair value of its reporting unit with its carrying amount, including goodwill. The fair value of goodwill was estimated using a discounted cash flow valuation model. During the 2004 annual impairment test of the Company, the carrying amount of its reporting unit exceeded its fair value, and the impairment loss was measured in the second step by comparing the implied fair value of goodwill, determined in the same manner as in a business combination, with its carrying amount. These tests concluded that goodwill was fully impaired. See further discussion in Note 13.

        Intangibles:    Intangibles consist of customer lists, trade names, and line installation costs incurred in the establishment of local access lines for customers. The customer lists are being amortized using the straight-line method over 60 months. The deferred line installation costs are being amortized using the straight-line method over 20 to 60 months, which approximate the expected service lives of residential and business customers. Prior to the Effective Date, the McLeodUSA trade name was determined to have an indefinite life and was not amortized but reviewed annually for impairment. The Company applied an income approach using a "relief from royalty" method in valuing its trade name. This approach assumes that by virtue of having ownership of the subject trade name, the Company does not have to pay royalties for the rights and privileges to use it in the production and marketing of its products. The fair value of such ownership is expressed using a cash flow valuation model of the expected net royalty savings over a projection period. The trade name PrimeLine was determined to have a finite life and was amortized over 36 months. During the years ended December 31, 2004 and 2005 the Company concluded that certain of its intangible assets, principally the McLeodUSA trade name, were partially impaired. See further discussion in Note 13. In connection with the implementation of fresh start, the McLeodUSA trade name was determined to have a finite life and is being amortized over 48 months.

        Segment reporting:    The Company operates its business as a single segment, engaging in the provision of telecommunications services based upon a single, integrated, interconnected telecommunications network in 20 Midwest, Southwest, Northwest and Rocky Mountain States. This segment includes all services offered by the Company, comprised of telecommunications products provided over this single integrated network including local and long-distance services, access services, and private line and data services. Management reviews operating results, assesses performance and allocates resources on a company-wide, single segment basis.

        The following services comprise total revenue (in millions):

	Year Ended December 31,
	2006	2005	2004
Local	$286.7	$324.0	$365.1
Long distance	104.9	130.4	133.8
Data services and other	97.5	112.0	131.7
Carrier access	43.3	51.4	76.9
Indefeasible rights of use agreements including those that qualify as sales type leases	12.3	17.2	8.7

	$544.7	$635.0	$716.2

        Income tax matters:    The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are reduced by a valuation allowance when appropriate. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. See further discussion in Note 18.

        Revenue recognition:    Revenue is derived primarily from business telephony services, including dedicated transport, local, switched, long distance, data, and high-speed Internet access services. The Company's customers are principally small and medium-sized businesses and residential customers in its 25-state footprint. Revenue for dedicated transport, data, Internet, and the majority of switched services exclusive of switched access is generally billed in advance on a fixed rate basis and recognized over the period the services are provided. Revenue for the majority of switched access and long distance is generally billed on a transactional basis determined by customer usage with some fixed rate elements. The transactional elements of switched services are billed in arrears and estimates are used to recognize revenue in the period earned. The fixed rate elements are billed in advance and recognized over the period the services are provided.

        The revenue from indefeasible rights to use fiber optic telecommunications network facilities is recognized over the term of the related lease unless it qualifies as a sales type lease, on which revenue is recognized at the time the sale criteria in SFAS 66, Accounting for Sales of Real Estate, are met. Base annual revenue for telecommunications network maintenance is recognized on a straight-line basis over the term of the contract. Additional services provided under these contracts are recognized as the services are performed.

        Key business suppliers:    Qwest Communications International, Inc. and AT&T Inc., formerly SBC Communications, Inc., are the Company's primary suppliers of non-owned local central office switching and local lines.

        Advertising costs:    Advertising costs totaling $1.2 million, $1.5 million and $9.1 million for the years ended December 31, 2006, 2005 and 2004, respectively, were expensed as incurred.

        Other comprehensive income:    During the year ended December 31, 2006, there were no reclassification adjustments for gains or losses included in net income.

Stock-based Compensation

McLeodUSA Incorporated 2002 Omnibus Plan

        The Company established the McLeodUSA Incorporated 2002 Omnibus Equity Plan (the "2002 Omnibus Plan") on April 16, 2002. Under the 2002 Omnibus Plan awards were made to officers and key employees of the Company or to any of the affiliates of McLeodUSA, to non-employee directors and to other non-employee service providers and consultants whose participation in the 2002 Omnibus Plan was determined to be in the best interests of the Company by the full Board of Directors or a committee thereof. The 2002 Omnibus Plan was terminated by the Board of Directors in 2006 and all outstanding stock options issued under the 2002 Omnibus Plan were canceled upon the Company's emergence from bankruptcy on January 6, 2006.

McLeodUSA Incorporated 2006 Omnibus Equity Plan

        On March 22, 2006, the board of directors of Reorganized McLeodUSA established the 2006 Omnibus Equity Plan. The 2006 Omnibus Equity Plan reserves a maximum of 3,100,000 shares of Common Stock for issuance in the form of restricted stock or stock option awards. The 2006 Omnibus Equity Plan is administered by a committee established at the discretion of the Company's board of directors consisting of either the full board of directors or a committee of the board of directors. The committee may grant options or shares of restricted stock in such amounts and with such terms and conditions, as the committee shall determine, subject to the provisions of the plan.

Stock Options

        Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123R, Share Based Payment: An amendment of FASB Statement No. 123 and FASB Statement No. 95 ("SFAS 123R"), which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Prior to the adoption of SFAS 123R, the Company accounted for its stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and related interpretations. The Company has used the modified prospective method of application for its adoption of SFAS 123R and records the compensation expense on a straight-line basis over the service period. The Company recorded stock-based compensation expense under SFAS 123R for stock option awards of $4.0 million for the year ended December 31, 2006. As of December 31, 2006, there was $3.8 million of unrecognized compensation expense related to unvested options granted under the Company's share-based payment plans. The expense is expected to be recognized over a weighted-average requisite service period of 5.2 years.

        The Company records compensation expense for employee stock options based on the estimated fair value of the options on the date of grant using assumptions required by SFAS 123R. To determine the fair value, the Company has elected to use the Black-Scholes option-pricing model. The weighted-average fair value of options granted was $5.02, $0.55 and $0.90 for the years ended December 31, 2006, 2005 and 2004, respectively, with the following weighted average assumptions:

	Year Ended December 31,
	2006	2005	2004
Expected volatility	60%	149%	103%
Risk-free interest rate	4.9%	3.7%	3.3%
Dividend yield	0%	0%	0%
Expected term	6 years	5 years	5 years

        The expected volatility for 2006 was based on an analysis of the trading activity of a number of companies in the telecommunications industry over a period commensurate with the expected term of the options granted. During 2004 and 2005, volatility was based on the Company's historical trading activity. The average risk free rate was determined using the U.S Treasury rate for the nearest period that coincides with the expected term. The dividend yield is 0% because the Company has never paid dividends and is restricted from doing so under the terms of its debt agreement. The expected term was determined by using the "short-cut" method, which averages the vesting period and the contractual term.

        Pro forma information regarding net loss and net loss per share for the years ended December 31, 2005 and 2004 is required by SFAS 123, Accounting for Stock-Based Compensation, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The following table illustrates the effect on net loss per share for the years ended December 31, 2005 and 2004, as if the Company had applied the fair value recognition provision of SFAS 123 to stock-based employee compensation (in millions except per share data):

	Year Ended December 31,
	2005	2004
Net loss applicable to common shares, as reported	$(536.1)	$(627.4)
Less: Total stock-based employee compensation expense determined under fair value based methods	(3.5)	(11.3)

Pro forma net loss applicable to common shares	$(539.6)	$(638.7)

Loss per share:
Basic and diluted, as reported	$(1.71)	$(2.12)

Basic and diluted, pro forma	$(1.72)	$(2.16)

        Activity under the option plan as of December 31, 2006 and changes during the year ended December 31, 2006 were as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in millions)
Outstanding at January 1, 2006	—
Granted	1,711	$8.37
Exercised	—
Forfeited	110	8.33

Outstanding at December 31, 2006	1,601	$8.38	5.2	$1.5

Vested and exercisable at December 31, 2006	438	$8.38	5.2	$0.4

        The aggregate intrinsic value is calculated as the difference between the exercise price and market value of the underlying common stock as of December 31, 2006.

Restricted Common Stock

        In 2006, the Company granted 750,000 shares of restricted common stock to its Chief Executive Officer with a weighted average grant date fair value of $6.00, with restrictions that lapse upon the achievement of specific performance and market conditions. The fair value of the restricted shares tied to performance conditions was based upon the market value of the underlying equity of the Company. The fair value of the restricted shares tied to market conditions was determined using a Monte Carlo simulation valuation technique. The Company recognizes compensation expense for the restricted stock awards over the expected requisite service period. Total compensation expense related to restricted stock awards for the year ended December 31, 2006 was $0.9 million. As of December 31, 2006, there was $3.6 million of unrecognized compensation expense related to restricted stock awards. None of the restricted shares have vested as of December 31, 2006. The remaining expense is expected to be recognized over a weighted-average requisite service period of 1.4 years. 450,000 shares of the restricted stock vest immediately upon the completion of an initial public offering of the Company's equity. The Company intends to file a registration statement with the Securities and Exchange Commission to register its common shares during the first quarter of 2007. Completion of the initial public offering in the second quarter of 2007 would result in the acceleration of vesting and an additional $1.1 million of stock compensation expense during 2007.

Basic and diluted loss per common share

        Loss per common share has been computed using the weighted average number of shares of common stock outstanding. All stock options granted, and the Predecessor Company convertible preferred stock and Predecessor Company warrants outstanding are anti-dilutive, and are therefore excluded from the computation of earnings per share. The Predecessor Company convertible preferred stock, warrants and options were considered to be canceled for purposes of calculating diluted earnings per share for the one day ended January 1, 2006. The restricted stock issued during 2006 has been excluded from the calculation of basic earnings per share because it is contingently returnable to the Company unless certain conditions, as described previously in this footnote, are met.

New accounting pronouncements

        The Financial Accounting Standards Board ("FASB") has issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 provides guidance for recognizing and measuring tax positions taken or expected to be taken in a tax return that directly or indirectly affect amounts reported in the financial statement. FIN 48 also provides accounting guidance for related income tax effects of tax positions that do not meet the recognition threshold specified in this interpretation. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 during the first quarter of 2007 did not have a material effect on the Company's consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"), which is intended to provide guidance for using fair value to measure assets and liabilities. In general, this pronouncement is intended to establish a framework for determining fair value and to expand the disclosures regarding the determination of fair value. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007.

        During 2006, the FASB Emerging Issues Task Force ("EITF") issued EITF No. 06-3, How Taxes Collected from Customers and Remitted to Government Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation.) This consensus concludes that the presentation on either a gross or net basis of any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer is an accounting policy decision that should be disclosed. For any such taxes that are reported on a gross basis, a company should disclose the amount of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The consensus should be applied to financial reports for interim and annual periods beginning after December 15, 2006. The Company does not expect its adoption of EITF No. 06-3 to have a material effect on its consolidated financial statements.

        In December 2006, the FASB issued FASB Staff Position on EITF No. 00-19, Accounting for Registration Payment Arrangements. This FASB Staff Position, or FSP, addresses an issuer's accounting for registration payment arrangements, specifying that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP is effective for new and modified registration payment arrangements. Registration payment arrangements that were entered into before the

FSP was issued would become subject to its guidance for fiscal years beginning after December 15, 2006 by recognizing a cumulative-effect adjustment in retained earnings as of the year of adoption. The Company does not expect its adoption of this FSP will have a material affect on its consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, ("SFAS 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company will be required to adopt SFAS 159 on January 1, 2008. The Company has not completed its evaluation of the effect of SFAS 159.

Note 2. Chapter 11 Proceedings

        As discussed above in Note 1, on October 28, 2005, the Company and certain of its subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court. The Company's Plan was filed with the Bankruptcy Court on October 19, 2005 and was confirmed on December 15, 2005 with the confirmation order entered by the Bankruptcy Court on December 16, 2005. The general unsecured creditors of the Company were unaffected by the Chapter 11 proceedings and the Plan. The Plan provided for, among other things:

  •
  The elimination of approximately $677.3 million of indebtedness and accrued interest of $50.8 million under the Credit Facilities;

  •
  In exchange for the cancellation of the $677.3 million of debt and the unpaid interest thereon, the lenders received their pro rata share of 100% of the new common stock of Reorganized McLeodUSA;

  •
  The cancellation of all of the McLeodUSA Series A Redeemable Convertible Preferred Stock, Series B Preferred Stock, Class A Common Stock, Class B Common Stock, Class C Common Stock and Warrants upon the Effective Date;

  •
  The elimination of certain lease agreements in exchange for termination payments of approximately $5.6 million; and

  •
  The conversion of the $100 million Exit Facility to $82.7 million of new term loans (after the retirement of $27.3 million through the sale of certain assets and proceeds of $10 million from new term loans).

        Liabilities subject to compromise:    The Company's December 31, 2005 balance sheet included $728.1 million of total liabilities subject to compromise that consisted of the following (in millions):

Balances outstanding under the Credit Agreement	$677.3
Accrued interest	50.8

$728.1

        Reorganization items, net:    SOP 90-7 requires that financial statements for the period following the Chapter 11 filing through the emergence date distinguish transactions that are directly associated with the reorganization from the ongoing operations of the business. These transactions are reported separately as reorganization items, net, in the Company's consolidated statement of operations. On January 1, 2006, the Company recorded a gain of $18.5 million in reorganization items due to the change in the discount rate used to value its asset retirement obligation. Reorganization items consisted of the following for the year ended December 31, 2005 (in millions):

Write off of deferred financing fees	$9.2
Professional fees	4.5
Predecessor Company director & officer insurance	4.6
Incremental lease rejection claims	1.9

$20.2

        Upon filing for Chapter 11 protection on October 28, 2005, the impaired interest on the Credit Facilities and the preferred stock dividends ceased to accrue by operation of law. Contractual interest and contractual preferred stock dividends were $11.7 million and $0.2 million, respectively, for the period October 29, 2005 to December 31, 2005.

Note 3. Fresh-start Accounting

        As discussed in Note 1, the Company adopted the provisions of fresh start accounting as of the beginning of business on January 1, 2006. Independent financial advisors were engaged to assist in the determination of the reorganization equity value or fair value of Reorganized McLeodUSA. The estimated reorganization equity value of Reorganized McLeodUSA was determined to be $240.4 million. The estimate was based on the Company's projected operating profit, cash flow and certain other items for the years 2006 through 2010. The estimate was based on a number of various assumptions regarding the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters.

        SOP 90-7 requires an allocation of the reorganization equity value in conformity with procedures specified by APB 16, Business Combinations, as amended by SFAS 141, Business Combinations, for transactions reported on the basis of the purchase method. In applying SOP 90-7, the Company had the value of its noncurrent and intangible assets appraised. The Company used this appraisal as the basis for its impairment charge during the fourth quarter of 2005. As a result of the impairment charges recorded as of December 31, 2005, the fresh start adjustments on the following table are to revalue the asset retirement obligation using current discount rates in accordance with FAS 143 and to reset accumulated depreciation.

A reconciliation of the adjustments recorded in connection with the debt restructuring and the adoption of fresh start accounting is presented below (in millions):

	Predecessor McLeodUSA 12/31/2005	Debt Restructuring		Fresh-start Adjustments (d)	Pro-Forma Reorganized McLeodUSA 12/31/2005
Assets
Current assets
Cash & cash equivalents	$20.0	$10.0	(a)	$—	$30.0
Restricted cash	43.4	(27.3	)(a)	—	16.1
Trade receivables, net	40.7	—		—	40.7
Prepaid expense and other	13.8	—		—	13.8

Total current assets	117.9	(17.3)		—	100.6

Property and equipment
Land and buildings	24.0	—		(13.7)	10.3
Communications networks	966.1	—		(673.8)	292.3
Furniture, fixtures and equipment	159.4	—		(122.9)	36.5
Networks in progress	21.6	—		(14.3)	7.3

Total property & equipment	1,171.1	—		(824.7)	346.4
Less accumulated depreciation	(824.7)	—		824.7	—

Net property and equipment	346.4	—		—	346.4

Intangibles and other assets
Other intangibles, net	18.4	—		—	18.4
Other non-current	3.5	—		—	3.5

Total intangibles and other assets	21.9	—		—	21.9

TOTAL ASSETS	$486.2	$(17.3)		$—	$468.9

Liabilities and Stockholders' Equity
Current liabilities
Liabilities subject to compromise	728.1	(728.1	)(b)	—	—
Current maturities of long-term debt	100.0	(100.0	)(a)	—	—
Accounts payable	33.7	—		—	33.7
Accrued payroll and payroll related expenses	13.7	—		—	13.7
Other accrued liabilities	57.6	—		—	57.6
Deferred revenue, current portion	9.4	—		—	9.4

Total current liabilities	942.5	(828.1)		—	114.4

Long-term debt, less current maturities	—	82.7	(a)	—	82.7
Deferred revenue, less current portion	18.6	—		—	18.6
Other long-term liabilities	31.3	—		(18.5)	12.8

Total liabilities	992.4	(745.4)		(18.5)	228.5

Redeemable convertible preferred stock
McLeodUSA Preferred Series A	42.4	(42.4	)(c)	—	—

Stockholders' deficiency
McLeodUSA Common, Class A	2.0	(2.0	)(c)	—	—
McLeodUSA Common, Class B	0.8	(0.8	)(c)	—	—
McLeodUSA Common, Class C	0.3	(0.3	)(c)	—	—
McLeodUSA Preferred Series B	—	—	(c)	—	—
McLeodUSA Warrants	22.6	(22.6	)(c)	—	—
Reorganized McLeodUSA Common, Class A	—	0.3	(b)	—	0.3
Additional paid-in capital	1,082.1	—		(842.0)	240.1
Accumulated deficit	(1,656.4)	795.9	(b)(c)	860.5	—

Total stockholders' equity	(548.6)	770.5		18.5	240.4

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$486.2	$(17.3)		$—	$468.9

a)
It was a material condition to the effectiveness of the Plan that the Predecessor Company secure new financing. On January 6, 2006, the Company restructured its Exit Facility into two term loans (the "Term Loans"). The Company used the proceeds from the sale of the Company's headquarters building totaling $27.3 million to reduce the amount outstanding from $100.0 million to $72.7 million. The Term Loans also consisted of an additional $10.0 million that was funded upon emergence.

b)
To record the discharge of indebtedness, including accrued interest, in accordance with the Plan, and the issuance of 30,000,000 shares of Reorganized McLeodUSA Class A Common Stock to the lenders under the Credit Agreement resulting in a gain on the cancellation of debt of $728.1 million in the 2006 statement of operations.

c)
To eliminate Predecessor McLeodUSA Class A Common Stock, Class B Common Stock, Class C Common Stock, Series A Preferred Stock, Series B Preferred Stock and Warrants.

d)
To reallocate the estimated fair market value of property and equipment and adjust the carrying value of the asset retirement obligation based on current discount rates resulting in reorganization income of $18.5 million in the 2006 statement of operations.

        In connection with the fresh start valuation, property and equipment in service as of December 31, 2005 was assigned the following remaining lives over which to record depreciation expense. Any assets placed in service after December 31, 2005 will be depreciated over the estimated lives as described in Note 1.

Years
Buildings	13
Communications networks	5-15
Furniture, fixtures and equipment	2-6

Note 4. Trade Receivables

        The composition of trade receivables, net, is as follows (in millions):

	December 31,
	2006	2005
Trade receivables:
Billed	$37.9	$47.3
Unbilled	3.4	4.3

	41.3	51.6
Allowance for doubtful accounts and discounts	(9.2)	(10.9)

	$32.1	$40.7

Note 5. Other Accrued Liabilities

        Other accrued liabilities consists of the following (in millions):

	December 31,
	2006	2005
Accrued Sales/Use/Excise Taxes	$16.3	$17.2
Accrued property taxes	5.3	7.1
Restructuring	0.2	6.5
Customer deposits	5.7	2.8
Other	21.3	24.0

	$48.8	$57.6

Note 6. Debt

        As described in Note 1, on March 16, 2005, the Company and holders of a majority of the debt under its Credit Facilities entered into a forbearance agreement. Pursuant to the forbearance agreement, the lenders agreed to forbear from exercising certain default related remedies against the Company, including with respect to the non-payment of principal and certain interest payment obligations under the Credit Facilities. The initial forbearance agreement expired on May 23, 2005, but was extended on four occasions until October 31, 2005. The forbearance agreement, as amended, among other things, limited the Company's ability to sell certain assets without prior approval of the lender group and required the Company to accrue two additional percentage points of interest on the outstanding loan balances.

        On October 28, 2005, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. The Company's Plan was confirmed on December 15, 2005 with the confirmation order entered by the Bankruptcy Court on December 16, 2005. Under the terms of the Plan, $677.3 million of debt outstanding under the Credit Agreement and $50.8 million of accrued interest was discharged in exchange for 100% of the equity of Reorganized McLeodUSA.

        On January 6, 2006, the Company restructured its Exit Facility into the Term Loans. The Company used the proceeds from the sale of the Company's headquarters building totaling $27.3 million to reduce the amount outstanding from $100.0 million to $72.7 million. The Term Loans consisted of $72.7 million outstanding under a Tranche A borrowing and $10.0 million outstanding under a Tranche B borrowing.

        On September 28, 2006, the Company completed a private placement of notes with a principal amount of $120.0 million (the "Notes"). The Notes bear interest at 10.5% per annum, payable semi-annually in arrears, and mature on October 1, 2011. No principal payments are due until maturity. In connection with the private placement of the Notes, the Company entered into a registration rights agreement in which the Company agreed to, among other things, file a registration statement with the SEC within 180 days of the issuance of the Notes and use its best efforts to cause the registration statement to be declared effective within 270 days after the issuance of the Notes. If there is a registration default, the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by 0.25% for any subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. The Company used the proceeds from the Notes to pay off the $82.7 million outstanding under the Term Loans and cash collateralize outstanding letters of credit at 105% of their face value totaling $8.8 million. The remaining proceeds will be used for general corporate purposes.

        The Notes are collateralized by substantially all of the Company's tangible and intangible assets and include restrictions as to, among other things, additional indebtedness, payment of cash dividends, liens, investments and asset sales. The Notes do not contain financial covenants. The Company may, at its option, choose to redeem a portion of the Notes in an aggregate principal amount not exceeding the amount of the proceeds from the sale of the Company's ATS cable and telephony business of approximately $16 million. The Notes also allow for the redemption of up to 35% of the aggregate principal amount of the Notes prior to October 1, 2009 subject to certain prepayment premiums. The holders of the Notes may require the Company to repurchase the notes at 101% of the principal amount upon the occurrence of a change of control.

        The Company's debt consists of the following at December 31, (in millions):

	2006	2005
Revolving Credit Facility, variable rate due May 31, 2007	$—	$150.0
Revolving Exit Facility, variable rate due May 31, 2007	—	100.0
Tranche A Term Facility, variable rate due in various installments through May 31, 2007	—	150.8
Tranche B Term Facility, variable rate due in various installments through May 30, 2008	—	376.5
10 1/2% Senior Second Secured Notes due 2011	120.0	—

	$120.0	$777.3
Less current maturities of long-term debt	—	(100.0)
Less liabilities subject to compromise	—	(677.3)

Total long-term debt	$120.0	$—

Note 7. Fair Value of Financial Instruments

        At December 31, 2006 and 2005, the financial instruments of the Company consist of cash and cash equivalents, restricted cash, receivables, current liabilities and debt. The carrying value of these financial instruments approximates their fair value at December 31, 2006 and 2005 with the exception of the Company's debt at December 31, 2005. Utilizing data derived for December 31, 2005 from the adoption of fresh start accounting, the estimated fair value of the outstanding debt balance as of December 31, 2005 was $340.4 million, as compared to the carrying amount of $777.3 million.

Note 8. Leases and Commitments

        Leases:    The Company leases certain of its office and network facilities under noncancelable agreements that expire at various times through September 2016. These agreements require various monthly rentals plus the payment of applicable property taxes, maintenance and insurance.

        The total minimum commitment at December 31, 2006 under such operating leases is as follows (in millions):

Operating Leases
2007	28.9
2008	21.1
2009	12.7
2010	5.8
2011	3.2
Thereafter	4.3

$76.0

        The total rental expense included in the consolidated statements of operations for the years ended December 31, 2006, 2005 and 2004 is $18.2 million, $23.7 million and $24.8 million, respectively. Included in the commitments above are long-term service arrangements with telecommunication companies where the Company leases special access. These charges are not included in rent expense but are classified as cost of service in the consolidated statements of operations. The Company received sublease payments that reduced rent expense by $1.4 million, $0.9 million, and $0.4 million for the years ended December 31, 2006, 2005 and 2004.

        McLeodUSA, the parent company, has various guarantees related to subsidiary commitments under operating leases. The guarantees total $8.3 million and expire over various periods through December 2014, corresponding with the termination of the lease agreement. The underlying contractual commitment of the subsidiaries is included in the minimum commitment table above. At December 31, 2006, the Company had standby letters of credit outstanding of $8.3 million.

        McLeodUSA has indemnification obligations to its current and former Directors and Officers. The terms of the indemnification obligations provide for no limitation to the maximum potential future payments under such indemnifications. McLeodUSA maintains insurance, subject to limitations set forth in the policies, which is intended to cover the costs of claims made against its Directors and Officers.

Note 9. Capital Stock

        The Predecessor Company's Class A Common Stock, Class B Common Stock, Class C Common Stock, Series A Preferred Stock, Series B Preferred Stock and the Predecessor McLeodUSA Warrants were all canceled upon the Effective Date of the Plan.

        The Reorganized Company's Third Amended and Restated Certificate of Incorporation authorize the Company to issue 37,500,000 shares of common stock. On the Effective Date, 30,000,000 shares of Reorganized McLeodUSA Common Stock were distributed to the impaired debt holders under the Credit Facilities in accordance with the Plan.

Note 10. Change-of-Control Agreements

        At December 31, 2006, the Company had agreements with certain of its executive employees, which provide for certain additional severance payments as defined in the individual agreements upon a change of control. In addition, the Company has a severance plan covering certain other management employees whereby participants in the severance plan are entitled to receive certain severance benefits upon a qualifying termination, as defined in the severance plan, following a change of control.

Note 11.    Employee Benefit Plan

        The Company has a contributory retirement plan (the "401(k) Plan") for its employees (including executive officers) age 21 and over with at least three months of service with the Company. The 401(k) Plan provides that each participant may contribute up to 50% of his or her salary (not to exceed the annual statutory limit). The Company may make matching contributions to each participant's account equal to 50% of the participant's contribution up to 2% of the participant's annual compensation. In addition, The Company may make a discretionary annual match of up to another 50% of the participant's contribution up to 2% of the participant's annual compensation. Thus, the total matching contribution can be up to 4% of the participant's annual compensation. Employees are not permitted to purchase McLeodUSA common stock with their own contributions to the 401(k) Plan. No matching contributions or discretionary annual match was made for the years ended December 31, 2006, 2005 and 2004.

Note 12. Restructuring Charges

        As discussed in Note 1, during 2005 the Company entered into a forbearance agreement with its lenders. During the forbearance period the Company explored the possibility of selling all or pieces of the Company and solicited interest from potential acquirers. All indications of interest received were for a level of net sale proceeds below the amounts required to pay obligations under the Credit Facilities in full. Only one indication of interest for the entire Company was received, and that indication of interest was withdrawn at an early stage. As a result, the majority of the lenders indicated that they did not support continuation of the sale process and desired to have the Company proceed with a restructuring. After taking such views into account, the Company determined not to pursue the continuation of the sale process. The Company decided to proceed with a financial restructuring that would convert the $677.3 million of debt outstanding under the Credit Agreement into equity and transfer ownership of the Company to the lenders under the Credit Agreement. In connection with this process, the Company incurred charges of $2.4 million and $23.9 million during the years ended December 31, 2006 and 2005, respectively, comprised of the following (in millions):

	2006	2005
Professional fees and related expenses	$0.9	$17.5
Severance	1.5	6.4

	$2.4	$23.9

        Changes in the carrying amount of the restructuring liability for the years ended December 31, 2006 and 2005 are summarized as follows (in millions):

Facility Closure Costs
Liability at December 31, 2004	$15.2
Cash payments through December 31, 2005	(10.5)
Reserve additions	1.8

Liability at December 31, 2005	$6.5
Cash payments through December 31, 2006	(6.2)
Reserve reductions	(0.1)

Liability at December 31, 2006	$0.2

Note 13. Impairment Charges

        In accordance with SFAS 142, goodwill and other indefinite lived intangible assets are not amortized but reviewed annually for impairment or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount. SFAS 142 requires the identification of reporting units and the application of a two-step approach to assess goodwill impairment. In order to identify potential impairment, the Company performed annual impairment tests of goodwill by comparing the fair value of its reporting unit with its carrying amount, including goodwill. If the carrying amount of its reporting unit exceeds its fair value, the impairment loss is measured in the second step by comparing the implied fair value of goodwill, determined in the same manner as in a business combination, with its carrying amount. The Company defined reporting units during its transitional and annual goodwill impairment tests as an operating segment comprised of McLeodUSA's consolidated operations.

        For other indefinite lived intangible assets SFAS 142 requires that the impairment test consist of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The Company has established July 1 as the date for its annual impairment test for both goodwill and its other indefinite lived intangible assets. The Company performed its annual goodwill impairment and other indefinite lived intangible assets evaluations using the July 1 test date. During 2004, the evaluations (for which management engaged a third party appraisal firm) indicated full impairment in the carrying amount of the Company's goodwill of $245.1 million and partial impairment in the

McLeodUSA trade name of $18.0 million, resulting in a non-cash impairment charge of $263.1 million in the Company's consolidated statement of operations for the year ended December 31, 2004.

        In accordance with SFAS 144, a long-lived asset group shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. During the second quarter of 2005, the Company concluded there was not an acceptable strategic partner or buyer for all or portions of the Company and proceeded to work with its lender group to complete a capital restructuring. As a result, the Company performed an evaluation of the recoverability of its property and equipment that indicated that certain of its long-lived assets were impaired. The Company used a probability-weighted discounted cash flow analysis to estimate the fair value of the Company's property and equipment and recorded a non-cash impairment charge of $174.8 million to reduce the carrying amount to estimated fair value. The Company also performed an evaluation of the McLeodUSA trade name during the second quarter of 2005 as a result of the capital restructuring process described above. The Company performed the evaluation of the McLeodUSA trade name utilizing a "relief from royalty" method of valuation. The results of this evaluation indicated partial impairment of the McLeodUSA trade name and the Company recorded a non-cash impairment charge of $27.7 million to reduce its carrying value to estimated fair value of $37.2 million.

        In connection with the Company's bankruptcy filing in October 2005 and the results of independent appraisals performed on the Company's noncurrent tangible and intangible assets in connection with the adoption of fresh start accounting, the Company recorded an incremental impairment charge of $75.3 million in the fourth quarter of 2005. This incremental impairment charge consisted primarily of revisions to the valuation assumptions related to the McLeodUSA trade name, the value of the customer lists as well as adjustments to the carrying value of deferred line installation costs.

Note 14. Assets Held for Sale

        In conjunction with the Plan, certain assets of the Company were identified for sale to raise cash. The Company's ATS cable and telephony business ("ATS"), which provides cable television services in and around Cedar Rapids and Marion, Iowa was identified as one of these assets because it was not considered to be core to the continuing competitive telecommunications business. The Company completed the sale of its ATS operations on March 9, 2007 for approximately $16 million. Assets held for sale and liabilities related to assets held for sale have been presented separately in the asset and liabilities sections of the consolidated balance sheet as of December 31, 2006. The assets held for sale are recorded at fair market value based on the contract value. The liabilities related to assets held for sale represent the liabilities of ATS.

        In connection with the Company's strategic plan, it may divest certain assets or markets that it no longer deems core to its business strategy. Currently, the Company is in discussions with a potential buyer for certain property and equipment and customers in North Dakota and has classified the related property and equipment, totaling $1.6 million, as held for sale in the consolidated balance sheet as of December 31, 2006. The Company expects the sale will occur sometime during 2007.

        The carrying amounts of the major classes of assets held for sale and liabilities related to assets held for sale as of December 31, 2006 were as follows (in millions):

Reorganized McLeodUSA
December 31, 2006
Current assets	$0.9
Property & equipment, net	18.7

19.6

Liabilities related to assets held for sale	$1.6

Note 15. Intangible Assets

        Intangible assets with finite lives at December 31, 2005 and 2006 are summarized as follows (in millions):

December 31, 2005:	Gross	Accumulated Amortization	Net
Deferred line installation costs	$178.5	$164.8	$13.7
Customer base	19.2	17.8	1.4
McLeodUSA trade name	3.3	—	3.3

	$201.0	$182.6	$18.4

December 31, 2006:	Gross	Accumulated Amortization	Net
Deferred line installation costs	$30.2	$7.1	$23.1
Customer base	1.4	0.3	1.1
McLeodUSA trade name	3.3	0.8	2.5

	$34.9	$8.2	$26.7

        Annual estimated amortization expense for intangible assets above is $9.6 million during each of 2007 and 2008, $7.2 million in 2009 and $0.3 million in 2010.

Note 16. Accounting for Asset Retirement Obligations

        SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which the legal or contractual removal obligation is incurred and capitalized as part of the carrying amount of the long-lived asset. Over time, the liability is recorded at its present value each period through accretion expense, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the

Company recognizes a gain or loss for any difference between the settlement amount and the obligation.

        Changes in the carrying amount of the asset retirement obligation for the years ended December 31, 2006 and 2005 are summarized as follows (in millions):

Balance, January 1, 2005	$61.4
Interest accretion	3.8
Revisions	(33.7)
Payments	(0.2)

Balance, December 31, 2005	$31.3
Fresh start accounting adjustment	(18.5)
Interest accretion	1.4

Balance, December 31, 2006	$14.2

        The asset retirement obligations are estimated based on various assumptions reviewed periodically by the Company. If information becomes known that is different than the assumptions in use, revisions are made using the more precise information. During 2005, such revisions principally related to timing of the settlement of asset retirement obligations and the likelihood of retirement provisions being enforced. As a result of the Company's adoption of fresh start accounting as of January 1, 2006, the discount rate used to determine the present value of the asset retirement obligation was changed to reflect current discount rates resulting in a decrease in the liability of $18.5 million classified as an reorganization item in the Company's consolidated statement of operations for the one day ended January 1, 2006. If actual results differ from the assumptions used, the amount of the obligations will differ, perhaps significantly, from the amounts reflected in the accompanying consolidated financial statements.

Note 17. Related Party Transactions

        Jefferies & Company, Inc. and certain of its affiliates at December 31, 2006, beneficially owned approximately 8.4% of our common stock. Jefferies & Company, Inc. was the initial purchaser in the offering of the Notes and was paid $3.6 million in fees for acting in such capacity in connection with the Notes offering.

        JPMorgan Chase and certain of its affiliates at December 31, 2006, beneficially owned approximately 7.8% of our common stock. JPMorgan Chase Bank, N.A. acted as administrative agent under the Credit Facilities and received customary fees for acting in such capacity. At December 31, 2006, the Company had $8.3 million of outstanding letters of credit with JPMorgan Chase Bank, N.A, which are cash collateralized at 105% of face value. At December 31, 2006, JPMorgan Chase also held $2.4 million as escrow agent for the Company's dispute with AT&T.

        Jefferies & Company, Inc., JPMorgan Chase and Wayzata Investment Partners LLC, or their affiliates, were among the lenders under the Company's Exit Facility and were paid $0.7 million, $3.5 million and $0.7 millions in interest, respectively. The Exit Facility was paid off on September 28, 2006. Wayzata Investment Partners LLC and certain of its affiliates own approximately 26.1% of the Company's common stock.

        During 2006, the Company made payments totaling less than $0.1 million to Birch Telecom, Inc. for telecommunication services. A director of McLeodUSA is also a director of Birch Telecom, Inc.

        During 2005 and 2004, the Predecessor Company provided and purchased services from various companies, the principals of which were stockholders or directors of McLeodUSA or affiliates. Revenues from services provided totaled $1.5 million and $2.0 million for the years ended December 31, 2005 and 2004, respectively. Services purchased during the years ended December 31, 2005 and 2004, primarily professional services, totaled $0.2 million and $3.5 million, respectively. In addition, the Company paid Forstmann Little & Co., a majority owner of the Predecessor Company, $0.1 million for the year ended December 31, 2004, for expenses incurred by Forstmann Little & Co. on behalf of the Predecessor Company.

Note 18. Income Tax Matters

        Net deferred taxes consist of the following components (in millions):

	December 31,
	2006	2005
Deferred tax assets
Net operating loss carryforwards	$1,328.1	$1,482.3
Property and equipment	145.5	348.4
Accruals and reserves not currently deductible	33.3	29.1
Intangibles and other assets	2.9	11.2
Deferred revenues	11.2	10.5
Non-qualified stock option expense	1.9	—
Other	3.4	2.7

	1,526.3	1,884.2
Less valuation allowance	(1,517.1)	(1,878.7)

	$9.2	$5.5

Deferred tax liabilities:
Deferred line installation cost	8.8	5.0
Other	0.4	0.5

	9.2	5.5

	$—	$—

        In assessing the future utilization of deferred tax assets, management considers whether it is "more likely than not" that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the years ended December 31, 2004 through December 31, 2006 as the net deferred tax assets generated, primarily from temporary differences related to net operating losses, were offset by a full valuation allowance because it is considered "more likely than not" that these benefits will not be realized due to the Company's historic continued losses since inception.

        In January 2006, the Company emerged from bankruptcy and adopted the provisions of its Plan of reorganization. The Company realized substantial cancellation of debt, or "COD," income as a result of the implementation of the Plan. Because the Company was a debtor in a bankruptcy case at the time it realized the COD income, it was not required to include such COD income in its taxable income for federal income tax purposes. Instead, the Company was required to reduce certain of its tax attributes (including net operating loss ("NOL") carry forwards) by the amount of COD income so excluded. The Company's NOL carry forwards at December 31, 2006 have been adjusted for this impact.

        An "ownership change" (as defined in Internal Revenue Code Section 382 ("Section 382")) generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporation's stock by more than 50 percentage points in the shorter of any three-year period or the period beginning the day after the day of the last ownership change. A Section 382 ownership change occurred with respect to the Company's stock in connection with its emergence from bankruptcy pursuant to the Plan. As a result, the Company's NOL carry forwards allocable to periods prior to the Effective Date, and certain subsequently recognized "built-in" losses and deductions, if any, may be subject to limitation under the provisions of Section 382. The amount of this annual limitation is approximately $10.5 million. If a loss corporation (or consolidated group) has a "net unrealized built-in loss" at the time it incurs an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses that are recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as prechange losses and will be subject to the annual limitation discussed above. For this purpose, depreciation and amortization deductions that arise during such five-year period are treated as recognized built-in losses (and, accordingly, are subject to the annual limitation under Section 382) to the extent that such deductions are attributable to unrealized built-in losses that exist at the time of the ownership change

        An exception to the annual limitation rules generally applies where existing stockholders and qualified creditors of a debtor receive, in respect of their stock and debt claims, at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed chapter 11 plan. Under this exception, a debtor's prechange NOL carry forwards and built-in losses are not limited on an annual basis, but instead are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year that is prior to and includes the reorganization, in respect of all debt that is converted into stock in the bankruptcy proceeding. Management estimates that, under the bankruptcy exception, the Company's available NOL carry forwards would be reduced by approximately $120 million as a result of the reduction in such interest deductions with respect to such COD income (as discussed above). If the special bankruptcy exception applies, any further ownership change (as defined above) of the Company within a two-year period after the consummation of the Plan will preclude the Company's future utilization of any pre-change losses existing at the time of the subsequent ownership change. Management continues to evaluate whether such election will be made with their 2006 federal income tax return, which will be filed prior to September 15, 2007.

        It has yet to be determined which election the Company will make regarding its alternatives under IRC Section 382, however management believes the Company will qualify for the Section 382 exception. Accordingly, the deferred taxes associated with the NOL carry forwards are reflected in the above schedule at gross value, without regard to any annual limitations that would be applicable if the Company did not qualify for the Section 382 exception. In addition, net deferred tax assets associated with property and equipment have been decreased to reflect the entire limitation on future recognized "built-in" losses and deductions. At December 31, 2006, the Company has NOL carry forwards for federal income tax purposes of approximately $3 billion, which are available to offset future taxable income through 2025.

        The Company's ability and that of its subsidiaries to utilize new NOL carry forwards arising after the ownership change will not be affected.

        The income tax rate differs from the U.S. Federal income tax rate due to the following:

	2006	2005	2004
Expected tax rate	35%	(35)%	(35)%

Percent increase (decrease) in income taxes resulting from:
Effect of Reorganization	8
Other	1	2
Change in valuation allowance	(44)	33	35

	—%	—%	—%

Note 19. Litigation

      The Company is involved in numerous regulatory proceedings before state public utility commissions and the Federal Communications Commission (the "FCC"), particularly in connection with actions by the regional Bell operating companies (the "RBOCs"), which include AT&T, Qwest Communications and Verizon. The Company anticipates that the RBOCs will continue to pursue litigation, changes in regulations and legislation in states within the Company's 20-state footprint, as well as before the FCC and Congress, to reduce regulatory oversight and regulation over their rates, operations and access by others to their networks. This includes the pursuit of major changes in the Telecommunications Act of 1996, which may adversely affect competitive local exchange carriers ("CLECs"), including the Company. If adopted, these changes could make it more difficult for the Company to challenge the RBOCs' competitive actions and to compete with the RBOCs generally.

        The Company is one of several defendants in a lawsuit brought by AT&T and its affiliates in the U.S. District Court in the Eastern District of Missouri in February 2005. AT&T alleges that the Company conspired with one or more of Global Crossing and its affiliates, certain named CLECs, and/or certain unnamed Least Cost Router entities ("LCRs"), to breach AT&T's state or federal tariffs, unjustly enrich themselves and commit fraud on AT&T. AT&T alleges that the defendants knowingly disguised long distance calls that were terminated to AT&T so that they appeared to AT&T to be local calls thereby depriving AT&T of the difference between the access charge rate owed for termination of long distance calls and the reciprocal compensation rate owed for termination of local calls. The Company filed its answer on April 1, 2005, denying all liability. No discovery has been conducted in the case. On February 7, 2006, the Court entered an order staying the case on the grounds that primary jurisdiction regarding the obligations of the defendants rests with the FCC. The Company intends to vigorously defend against these claims.

        The Company has been sued in two actions brought in May 2003 in the Circuit Court of Cook County, Illinois, consolidated as Telecommunications Network Design, Inc. vs. McLeodUSA, No. 03 CH 8477, and certified as a class action, for allegedly sending unsolicited faxes in violation of 47 U.S.C. section 227(b)(3). The Company has demanded coverage from its insurance carrier, AIG, which has denied coverage. The Company is currently in litigation with AIG over coverage for these claims. While the Company is vigorously defending against liability in the class action and pursuing its claim against AIG for insurance coverage, there can be no assurance that it will be successful in its defense or that a negative outcome would not have a material adverse effect on the Company.

        The Company has protested and appealed various sales and use tax assessments levied in January 2002 by the Iowa Department of Revenue with respect to the purchase of certain equipment from 1996 through 2000. These assessments total approximately $8 million, excluding interest and penalties. The Company believes it has meritorious defenses against these assessments and intends to vigorously defend itself during this appeal process. The Company has reserved what it believes to be an adequate amount related to this dispute based on its assessment of the likely outcome. However, there can be no assurance that its business will not be materially adversely affected by a negative outcome of this dispute.

        On March 8, 2007, the Universal Service Administrative Company, which administers the federal universal service program on behalf of the FCC, completed an audit of the Company's contributions to the federal universal service program based upon the Company's 2005 revenues. The audit report, which is not yet final, tentatively concludes that the Company underreported or misclassified certain telecommunications service revenues, resulting in a contribution shortfall of approximately $4.4 million. The Company believes that the audit report is erroneous in some respects and intends to seek modification of the audit findings before the report is finalized. If the Company's efforts are unsuccessful, the Company has the right to appeal the audit findings to the FCC. However, the Company's business may be materially adversely affected by a negative outcome of this dispute.

        In December 2005, shortly before the Company's confirmation hearing, AT&T petitioned the Bankruptcy Court for a cure payment of $35 million or a $24 million permanent deposit as adequate assurance. AT&T agreed to withdraw its objection to confirmation of the Company's plan of reorganization in exchange for subsequent consideration by the court of AT&T's claim. The Company filed a reply to the AT&T claim in January 2006. In March 2006, AT&T filed its reply to the response and amended its claim to $20 million in requested adequate assurance. After hearing arguments on AT&T's motion, the Bankruptcy Court referred the matter of deposits to state public utility commissions and the FCC for initial determinations as to whether AT&T is entitled to deposits from the Company under state and federal telecommunications law. The Bankruptcy Court reserved its rights to award a deposit under Section 365 of the Bankruptcy Code once the appropriate state agencies and the FCC have rendered their decisions. To date, AT&T has not initiated proceedings before any state or federal agency, but continues to have the right to pursue such action in the future should AT&T believe it has grounds to seek deposits under the terms of the respective interconnection agreements. There can be no assurance that the Company's business will not be materially adversely affected by adverse rulings by state agencies, the FCC or ultimately the Bankruptcy Court that AT&T is entitled to adequate assurance in an amount that would materially reduce its cash reserves.

        As a result of AT&T's insistence of a deposit as a condition of purchasing services under a commercial agreement, the Company and AT&T have never agreed on a price for services where it uses AT&T's local switching facilities to provide local service to its customers after RBOCs were permitted to withdraw UNE-P. In March 2006, AT&T unilaterally increased the price to $37 per line, which the Company has disputed. The Company has paid AT&T a lesser amount and deposited the difference between the billed and paid amount into an escrow account. The Company filed a complaint in February 2007 asking the Illinois Commerce Commission to rule that the price AT&T has been charging since March 2006 is unreasonable and is seeking to have the disputed amount related to Illinois lines withdrawn from the escrow. The Company will be required to pursue similar complaints in other AT&T region states to resolve the remaining disputed escrow balance. There can be no assurance that the Company's business and cash reserves will not be materially adversely affected by adverse state agency and court rulings in this pending matter.

        As a result of a settlement reached with Qwest prior to the Company's emergence from Chapter 11, the Company filed complaints against Qwest during the first quarter of 2006 with several state utility commissions related to a collocation billing dispute. The Company had withheld payments due to Qwest because it believed Qwest had not properly implemented the parties' amended interconnection agreement. In July 2006, the Iowa Utilities Board agreed with Qwest's interpretation of the 2004 amendment, which would require the Company to pay Qwest the disputed payments. In August 2006, the Company filed a petition with the Iowa Utilities Board requesting reconsideration of its decision, which application was granted for purposes of further consideration. Cases filed by the Company against Qwest are pending in three other states. There can be no assurance that the Company's business and cash reserves will not be materially adversely affected by adverse rulings by the state agencies.

        Also as a result of the settlement with Qwest, on March 14, 2006, the Company filed an action against Qwest in the U.S. District Court for the Northern District of Iowa seeking recovery of damages related to numerous other billings between the parties. Qwest filed a counterclaim for amounts it believes the Company owes it. This lawsuit encompasses billing disputes involving access billing for 800 toll-free calls made by the Company's customers and

800 toll-free calls made by third-party wireless carrier customers, access charges related to VoIP traffic, billing disputes related to the parties unbundled network element platform agreement, backbilling for collocation space and related disputes for fiber maintenance fees under an IRU agreement between the parties, reimbursement of third-party access charges and other issues. In addition, Qwest alleges that the Company improperly entered into revenue-sharing arrangements with wireless carriers in order to charge Qwest for access services provided to such carriers whose customers made 800 toll-free calls that were routed through Qwest's network. The Company is also seeking a declaratory judgment that it is not responsible for reimbursing Qwest for terminating access charge payments that Qwest allegedly made to rural incumbent local exchange carriers for calls that were originated by its end user customers. Qwest claims its damages exceed $14 million, and the Company's claims against Qwest exceed $12 million.

        On July 24, 2006, the Company moved to dismiss Qwest's negligent misrepresentation, conversion, trespass, fraud, fraudulent concealment and negligence counterclaims. On August 24, 2006, Qwest amended its counterclaims both by making additional factual allegations and by interposing a limited number of new legal theories. The Company filed a motion to dismiss Qwest's amended counterclaims on September 11, 2006. On January 16, 2007, the Court dismissed the negligence and negligent misrepresentation claims. The Court declined to dismiss the remaining counterclaims. The Company filed its response to Qwest's amended counterclaims, including the tort claims that were not dismissed on February 21, 2007. The Company believes that its billing was and remains consistent with industry practice, FCC regulations, its tariffs and interconnection agreements, and that it has good defenses to Qwest's counterclaims. The Company intends to aggressively pursue its claims against Qwest and vigorously contest the Qwest counterclaims. There can be no assurance that the Company's business and cash reserves will not be materially adversely affected by adverse rulings by the court in this lawsuit.

        The Company, along with a number of other telecommunications carriers, filed suit in March 2006 against AT&T Corp. in the U.S. District Court in the District of New Jersey for unpaid and underpaid access charges. This suit claims that AT&T deliberately disguised the nature of certain calls so that the Company was unable to assess and bill the applicable access charges. AT&T has asserted a counterclaim alleging that the Company improperly billed AT&T terminating intrastate access charges on wireless roaming traffic, a portion of which should have been billed at the lower interstate rate. The Company intends to pursue its claims and to contest the AT&T counterclaim vigorously.

        The Company's former Chairman Clark E. McLeod, former President and Chief Executive Officer Stephen C. Gray, former Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, Chris A. Davis, and former Chief Financial Officer, J. Lyle Patrick, whom are referred to together as the individual defendants, were defendants in a number of putative class action complaints filed in January 2002 that have been consolidated into a single complaint entitled In Re McLeodUSA Incorporated Securities Litigation C.O. 2-0001 (N. Iowa). The Company refers to this matter as the Iowa class action. Putative class plaintiff, New Millennium Growth Fund LLC, has also filed proofs of claim against the Company in the Company's Chapter 11 case on behalf of all class claimants in the Iowa Class Action. The Company refers to these claims as the bankruptcy claims, and together with the Iowa class action, are referred to as the securities claims. In February 2006, the plaintiffs and the Company jointly filed a stipulation of dismissal, which effectively dismissed it as a defendant in the securities claims. In September 2006, the remaining parties to the Iowa class action, including the individual defendants, filed a settlement agreement with the court, which held a fairness hearing on November 29, 2006. On January 5, 2007, the court approved the settlement agreement. On January 8, 2007, the court entered an Order and Final Judgment in this matter. The Company has no payment or other obligations in connection with this settlement.

        The Company is not aware of any other material litigation against them. It is, however, party to a number of legal actions and proceedings arising from its provision and marketing of telecommunications services (including matters involving do-not-call and billing regulations), as well as certain legal actions and regulatory matters arising in the ordinary course of business. The Company believes that the ultimate outcome of the foregoing actions will not result in a liability that would have a material adverse effect on its financial condition or results of operations.

Note 20. Subsequent events

Sale of ATS

        On March 9, 2006, the Company completed the sale of ATS to ImOn Communications, LLC.

Authorization of new shares

        In March 2007, the Company's board of directors approved an increase to the number of authorized shares of common stock to 250,000,000, to be effective immediately prior to the Company's initial public offering of common stock.

Stock option grants

        In February 2007, the Company granted options to purchase 659,200 shares of common stock to its employees and non-employee directors.

Note 21. Condensed Consolidating Financial Information

        On September 28, 2006, McLeodUSA Incorporated ("Issuer") issued the Notes. The Notes are fully, unconditionally and irrevocably guaranteed by each of the Company's existing and future subsidiaries ("Subsidiary Guarantors"), jointly and severally. All of the Company's subsidiaries are wholly-owned. Substantially all of the Issuer's cash flow is generated by the Subsidiary Guarantors. As a result, funds necessary to meet the Issuer's debt service obligations are provided by the Subsidiary Guarantors.

        The following information sets forth the Company's Condensed Consolidating Balance Sheets as of December 31, 2006 and 2005, Condensed Consolidating Statements of Operations for the years ended December 31, 2006, 2005 and 2004 and Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004.

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2006

	Issuer	Combined Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$58.7	$6.1	$—	$64.8
Restricted cash	11.7	—	—	11.7
Trade receivables, net	—	32.1	—	32.1
Prepaid expenses and other	3.7	7.1	—	10.8
Assets held for sale	—	19.6	—	19.6

Total current assets	74.1	64.9	—	139.0

Property and equipment, net	—	306.3	—	306.3
Investment in subsidiaries	320.0	352.1	(672.1)	—
Intangibles, net	2.5	24.2	—	26.7
Other	5.9	1.1	—	7.0

Total assets	$402.5	$748.6	$(672.1)	$479.0

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$0.5	$35.1	$—	$35.6
Accrued payroll and payroll related expenses	10.8	2.4	—	13.2
Other accrued liabilities	6.8	42.0	—	48.8
Deferred revenue, current portion	0.2	8.5	—	8.7
Liabilities related to assets held for sale	—	1.6	—	1.6

Total current liabilities	18.3	89.6	—	107.9
Long-term liabilities
Due (from)/due to affiliates	47.1	(47.1)	—	—
Long-term debt, less current maturities	120.0	—	—	120.0
Deferred revenue, less current portion	—	19.8	—	19.8
Other long-term liabilities	—	14.2	—	14.2

Total liabilities	185.4	76.5	—	261.9

Stockholders' equity (deficit)	217.1	672.1	(672.1)	217.1

Total liabilities and stockholders' equity (deficit)	$402.5	$748.6	$(672.1)	$479.0

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2005

	Issuer	Combined Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$13.9	$6.1	$—	$20.0
Restricted cash	43.4	—	—	43.4
Trade receivables, net	—	40.7	—	40.7
Prepaid expenses and other	6.4	7.4	—	13.8

Total current assets	63.7	54.2	—	117.9

Property and equipment, net	—	346.4	—	346.4
Intangibles, net	3.3	15.1	—	18.4
Other	1.1	2.4	—	3.5

Total assets	$68.1	$418.1	$—	$486.2

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Liabilities subject to compromise	$728.1	$—	$—	$728.1
Current maturities of long-term debt	100.0	—	—	100.0
Accounts payable	0.4	33.3	—	33.7
Accrued payroll and payroll related expenses	11.5	2.2	—	13.7
Other accrued liabilities	40.3	17.3	—	57.6
Deferred revenue, current portion	—	9.4	—	9.4

Total current liabilities	880.3	62.2	—	942.5
Long-term liabilities
Losses in subsidiary in excess of investment	(1,250.1)	(3,294.6)	4,544.7	—
Due to (due from) affiliates	944.1	(944.1)	—	—
Deferred revenue, less current portion	—	18.6	—	18.6
Other long-term liabilities	—	31.3	—	31.3

Total liabilities	574.3	(4,126.6)	4,544.7	992.4

Preferred stock	42.4	—	—	42.4
Stockholders' equity (deficit)	(548.6)	4,544.7	(4,544.7)	(548.6)

Total liabilities and stockholders' equity (deficit)	$68.1	$418.1	$—	$486.2

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

For the Year Ended December 31, 2006

	Issuer	Combined Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$544.7	$—	$544.7
Operating expenses:
Cost of service (exclusive of depreciation and amortization expense shown separately below)	—	315.8	—	315.8
Selling, general and administrative	24.8	156.9	—	181.7
Depreciation and amortization	0.8	59.3	—	60.1
Impairment charge	—	—	—	—
Reorganization items	—	—	—	—
Restructuring charges	2.4	—	—	2.4

Total operating expenses	28.0	532.0	—	560.0

Operating (loss) income	(28.0)	12.7	—	(15.3)
Nonoperating (expense) income:
Interest expense, net of amounts capitalized	(11.0)	(1.7)	—	(12.7)
Other income (expense)	(1.2)	0.9	—	(0.3)

Total nonoperating expense	(12.2)	(0.8)	—	(13.0)

Net (loss) income before equity in undistributed earnings (losses) of subsidiaries	(40.2)	11.9	—	(28.3)
Equity in undistributed earning (losses) of subsidiaries	11.9	—	(11.9)	—

Net (loss) income	$(28.3)	$11.9	$(11.9)	$(28.3)

Other comprehensive income:
Unrealized holding gains arising during the period	$0.1	$—	$—	$0.1

Comprehensive (loss) income	$(28.2)	$11.9	$(11.9)	$(28.2)

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2005

	Issuer	Combined Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$635.0	$—	$635.0
Operating expenses:
Cost of service (exclusive of depreciation and amortization expense shown separately below)	—	362.1	—	362.1
Selling, general and administrative	29.2	188.2	—	217.4
Depreciation and amortization	1.3	211.6	—	212.9
Impairment charge	63.1	214.7		277.8
Reorganization items	20.2	—		20.2
Restructuring charges	23.9	—	—	23.9

Total operating expenses	137.7	976.6	—	1,114.3

Operating (loss) income	(137.7)	(341.6)	—	(479.3)
Nonoperating (expense) income:
Interest expense, net of amounts capitalized	(61.3)	(4.0)	—	(65.3)
Other income (expense)	—	9.8	—	9.8

Total nonoperating expense	(61.3)	5.8	—	(55.5)

Net (loss) income before equity in undistributed earnings (losses) of subsidiaries	(199.0)	(335.8)	—	(534.8)
Equity in undistributed earning (losses) of subsidiaries	(335.8)	—	335.8	—

Net (loss) income	$(534.8)	$(335.8)	$335.8	$(534.8)

McLEODUSA INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2004

	Issuer	Combined Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$716.2	$—	$716.2
Operating expenses:
Cost of service (exclusive of depreciation and amortization expense shown separately below)	—	393.8	—	393.8
Selling, general and administrative	39.3	229.1	—	268.4
Depreciation and amortization	1.5	355.3	—	356.8
Impairment charge	263.1	—	—	263.1
Reorganization items	—	—	—	—
Restructuring charges	(0.2)	—	—	(0.2)

Total operating expenses	303.7	978.2	—	1,281.9

Operating (loss) income	(303.7)	(262.0)	—	(565.7)
Nonoperating (expense) income:
Interest expense, net of amounts capitalized	(44.5)	(3.7)	—	(48.2)
Other income (expense)	3.2	(13.8)	—	(10.6)

Total nonoperating expenses	(41.3)	(17.5)	—	(58.8)

Net (loss) income before equity in undistributed earnings (losses) of subsidiaries	(345.0)	(279.5)	—	(624.5)
Equity in undistributed earning (losses) of subsidiaries	(279.5)	—	279.5	—

Net (loss) income	$(624.5)	$(279.5)	$279.5	$(624.5)

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2006

	Issuer	Combined Guarantor Subsidiaries	Consolidated
Cash Flow from Operating Activities
Net (loss) income	$(40.2)	$11.9	$(28.3)
Depreciation and amortization	0.8	51.1	51.9
Stock compensation expense	4.9	—	4.9
Changes in operating assets and liabilities	(29.7)	46.9	17.2

Net cash provided by (used in) operating activities	(64.2)	109.9	45.7

Cash Flows from Investing Activities
Purchase of property and equipment	—	(31.9)	(31.9)
Deferred line installation costs	—	(17.0)	(17.0)
Proceeds from sale of assets	—	2.7	2.7
Decrease in restricted cash	31.7	—	31.7

Net cash provided by (used in) investing activities	31.7	(46.2)	(14.5)
Cash Flows from Financing Activities
Principal repayments of long-term debt	(110.0)	—	(110.0)
Proceeds from issuance of long-term debt	130.0	—	130.0
Deferred financing fees	(6.4)	—	(6.4)
Change in due to/due from affiliates	63.7	(63.7)	—

Net cash provided by (used in) financing activities	77.3	(63.7)	13.6

Net increase in cash and cash equivalents	44.8	—	44.8
Cash and cash equivalents
Beginning	13.9	6.1	20.0

Ending	$58.7	$6.1	$64.8

McLEODUSA INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2005

	Issuer	Combined Guarantor Subsidiaries	Consolidated
Cash Flow from Operating Activities
Net loss	$(209.4)	$(325.4)	$(534.8)
Depreciation and amortization	1.3	211.6	212.9
Impairment charges	63.1	214.7	277.8
Changes in operating assets and liabilities	52.0	6.5	58.5

Net cash provided by (used in) operating activities	(93.0)	107.4	14.4

Cash Flows from Investing Activities
Purchase of property and equipment	—	(35.9)	(35.9)
Deferred line installation costs	—	(26.3)	(26.3)
Proceeds from sale of assets	29.9	31.3	61.2
Increase in restricted cash	(43.4)	—	(43.4)

Net cash used in investing activities	(13.5)	(30.9)	(44.4)
Cash Flows from Financing Activities
Principal repayments of long-term debt	—	—	—
Proceeds from issuance of long-term debt	—	—	—
Deferred financing fees	—	—	—
Change in due to/due from affiliates	74.0	(74.0)	—

Net cash provided by (used in) financing activities	74.0	(74.0)	—

Net increase (decrease) in cash and cash equivalents	(32.5)	2.5	(30.0)
Cash and cash equivalents
Beginning	46.4	3.6	50.0

Ending	$13.9	$6.1	$20.0

McLEODUSA INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2004

	Issuer	Combined Guarantor Subsidiaries	Consolidated
Cash Flow from Operating Activities
Net loss	$(344.9)	$(279.6)	$(624.5)
Depreciation and amortization	1.5	355.3	356.8
Impairment charges	263.1	—	263.1
Changes in operating assets and liabilities	(10.0)	31.3	21.3

Net cash provided by (used in) operating activities	(90.3)	107.0	16.7

Cash Flows from Investing Activities
Purchase of property and equipment	—	(49.4)	(49.4)
Deferred line installation costs	—	(28.8)	(28.8)
Proceeds from sale of assets	5.0	19.8	24.8
Decrease in restricted cash	—	—	—

Net cash provided by (used in) investing activities	5.0	(58.4)	(53.4)
Cash Flows from Financing Activities
Principal repayments of long-term debt	—	(27.0)	(27.0)
Proceeds from issuance of long-term debt	—	60.0	60.0
Deferred financing fees	—	(2.8)	(2.8)
Change in due to/due from affiliates	81.0	(81.0)	—

Net cash provided by (used in) financing activities	81.0	(50.8)	30.2

Net decrease in cash and cash equivalents	(4.3)	(2.2)	(6.5)
Cash and cash equivalents
Beginning	50.7	5.8	56.5

Ending	$46.4	$3.6	$50.0

Note 22. Quarterly Data—(Unaudited)

        The following table includes summarized quarterly financial data for the years ended December 31, 2006 and 2005 (in millions, except per share data):

	Predecessor McLeodUSA	Reorganized McLeodUSA
	January 1, 2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2006
Revenues	$—	$145.7	$139.7	$132.5	$126.8
Operating (loss) income	18.5	(1.6)	(3.7)	(4.2)	(5.8)
Net (loss) income	746.6	(4.8)	(6.5)	(7.9)	(9.1)
(Loss) income per common share	2.36	(0.16)	(0.21)	(0.26)	(0.31)
	Predecessor McLeodUSA
2005
Revenues	$160.5	$159.7	$154.4	$160.4
Operating loss	(82.8)	(248.0)	(46.6)	(101.9)
Net loss	(97.5)	(268.0)	(63.9)	(105.4)
Net loss applicable to common shares	(98.0)	(268.4)	(64.2)	(105.5)
Loss per common share	(0.32)	(0.86)	(0.20)	(0.33)

$120,000,000

McLeodUSA Incorporated

10 1/2% Senior Second Secured Notes Due 2011

PROSPECTUS

        Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        (a)   Each of McLeodUSA Incorporated, McLeodUSA Holdings, Inc. and McLeodUSA Information Services, Inc. is incorporated under the laws of the state of Delaware.

        Section 145(a) of the Delaware General Corporation Law, or the DGCL, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        In the case of an action by or in the right of the corporation, Section 145(b) permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

        To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145(c) requires that he or she be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection therewith.

        Section 145(e) provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors' fiduciary duty of care, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

        The bylaws of McLeodUSA Incorporated provide that the corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

        The certificate of incorporation of McLeodUSA Incorporated provides that the corporation is authorized, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) agents of the corporation (and any other persons to which the DGCL permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the corporation, its stockholders, and others.

        The bylaws of McLeodUSA Holdings Inc. provide that the corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, partner or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent permitted by the DGCL.

        The certificate of incorporation of McLeodUSA Holdings, Inc. provides that the corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors. These rights to indemnification include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. In addition, the corporation may, to the extent authorized from time to time by its board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents similar to those conferred to its directors and officers.

        The bylaws of McLeodUSA Information Services, Inc. do not contain any indemnification provisions.

        The certificate of incorporation of McLeodUSA Information Services, Inc. provides that the corporation shall indemnify every person who is or was a party or is threatened to be made a party to or is involved in any actual or threatened, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, agent or employee of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, against all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith to the fullest extent permitted by the DGCL.

        (b)   Each of McLeodUSA Network Services, Inc. and McLeodUSA Telecommunications Services, Inc. is incorporated under the laws of the state of Iowa.

        Iowa Code Section 490.851 grants each corporation organized thereunder the right to indemnify directors when (1) the director acted in good faith and with a reasonable belief that the conduct was in or at least not opposed to the best interests of the corporation, and, in a criminal case, that the director had no reasonable cause to believe that the director's conduct was unlawful; or (2) the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Iowa Code Section 490.202(2)(e).

        Iowa Code Section 490.852 mandates indemnification of the reasonable expenses incurred by a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation.

        Iowa Code Section 490.851(4) prohibits indemnification of a director without a court order (1) in connection with any proceeding brought by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it has been determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which the director has been adjudged to have received a financial benefit to which the director is not entitled, whether or not involving action in the director's official capacity.

        Iowa Code Section 490.858(4) does not limit a corporation's power to pay a director's or officer's expenses in connection with an appearance as a witness in a proceeding where the director or officer is not a party. Iowa Code Section 490.858(5) also does not limit a corporation's power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

        Iowa Code Section 490.853 allows a corporation to advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because the person is a director if the director delivers all of the following to the corporation: (1) a written affirmation of the director of the director's good faith belief that the director has met the relevant standard of conduct and (2) the director's written and unlimited general undertaking, without reference to financial ability, to repay the funds if the director is not entitled to mandatory indemnification or if it is ultimately determined that the director has not met the relevant standard of conduct. Iowa Code Section 490.858(1) indicates that a provision by the corporation for indemnification to the fullest extent permitted by law includes advances for expenses unless otherwise stated.

        Iowa Code Section 490.854(1) indicates that a director who is a party to a proceeding because the person is a director may apply for indemnification or an advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application, and after giving any notice it considers necessary, the court may (1) order indemnification if the court determines that the director is entitled to mandatory indemnification; (2) order indemnification or an advance for expenses if the court determines that the director is entitled to indemnification or an advance for expenses pursuant to a provision authorized by Iowa Code Section 490.858(1); or (3) order indemnification or an advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to (a) indemnify the director; or (b) to advance expenses to the director even if the director has not met the relevant standard or care, failed to comply with the provisions for advanced expenses set forth above, or if the director was adjudged liable for having received a financial benefit to which the director was not entitled or in a proceeding brought by or in the right of the corporation, except that the indemnification in the last two instances shall be limited to reasonable expenses incurred in connection with the proceeding. Iowa Code Section 490.854(2) indicates that if the court orders indemnification under (1) or (2) above, then the court must order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance expenses and that if the court orders indemnification under (3) above, then the court may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

        Iowa Code Section 490.855 indicates that a determination that indemnification is permissible because the director has met the relevant standard of care may be made by: (1) the majority vote of disinterested directors, if there are 2 or more disinterested directors; (2) a majority vote of the members of a committee of 2 or more disinterested directors appointed by the majority vote of disinterested directors; (3) special legal counsel selected by the majority vote of disinterested directors, if there are 2 or more disinterested directors; (4) special legal counsel selected by the board of directors, including directors who do not qualify as disinterested, if there are less than 2 disinterested directors; (5) the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director shall not be voted on the determination. Iowa Code Section 490.855(3) states that authorization of indemnification shall be by the same method as the determination that indemnification is permissible, except that if there are fewer than 2 disinterested directors or if the permissibility determination was made by special legal counsel, then the authorization of indemnification will be made by the board of directors, including directors who do not qualify as disinterested directors. Iowa Code Section 490.858(1) indicates that a corporation that obligates itself, by its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, to provide indemnification or advance funds in accordance with the IBCA meets the requirements of authorization set forth above so that the determination and authorization process set forth above is not necessary.

        Iowa Code Section 490.856 indicates that officers may be indemnified to the same extent as directors. If the individual is an officer but not also a director, or if the officer is both but is only made a party to a proceeding based on action or inaction taken solely as an officer, then the corporation may provide for further indemnification, except for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or (2) liability arising out of conduct that involves receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or the shareholders, or an intentional violation of criminal law. If an officer is not also a director, then the officer is entitled to mandatory indemnification and court-ordered indemnification to the same extent as a director.

        Iowa Code Section 490.857 indicates that a corporation may purchase and maintain insurance on behalf of an individual against liability asserted against or incurred by that individual arising from the individual's status as an officer or director or in that individual's capacity as a director, officer, partner, trustee, employee, or agent of another entity where such role is served at the corporation's request, whether or not the corporation would have power to indemnify or advance expenses to that individual against that same liability.

        The bylaws of McLeodUSA Network Services, Inc. provide that any director or officer who is involved in litigation by reason of his or her position as a director or officer of the corporation shall be indemnified and held harmless by the corporation to the fullest extent authorized by the IBCA as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights).

        The articles of incorporation of McLeodUSA Network Services, Inc. provide that no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director, except that a director may be held personally liable for certain breaches of his or her duty of loyalty to the corporation or its stockholders. Additionally, if the Iowa Business Corporation Act is later amended to permit the further elimination or limitation of the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by such amendment. Further, any director or officer who is involved in litigation by reason of his or her position as a director or officer of the corporation shall be indemnified and held harmless by the corporation to the fullest extent authorized by the IBCA as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights).

        The bylaws of McLeodUSA Telecommunications Services, Inc. provide that any director or officer who is involved in litigation by reason of his or her position as a director or officer of the corporation shall be indemnified and held harmless by the corporation to the fullest extent authorized by the IBCA as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights).

        The articles of incorporation of McLeodUSA Telecommunications Services, Inc. provide that no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director, except that a director may be held personally liable for certain breaches of his or her duty of loyalty to the corporation or its stockholders. Additionally, if the Iowa Business Corporation Act is later amended to permit the further elimination or limitation of the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by such amendment. Further, any director or officer who is involved in litigation by reason of his or her position as a director or officer of the corporation shall be indemnified and held harmless by the corporation to the fullest extent authorized by the IBCA as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights).

        (c)   McLeodUSA Purchasing, L.L.C. is a limited liability company organized under the laws of the state of Iowa.

        Iowa Code Section 490A.202(17) provides that unless its articles of organization provide otherwise, a limited liability company has the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, including without limitation power to indemnify and hold harmless a member, manager, or other person against a claim, liability, or other demand, as provided in the limited liability company's operating agreement.

        The articles of organization of McLeodUSA Purchasing, L.L.C. provide that no member of the company shall be personally liable to the company or its members for monetary damages for breach of fiduciary duty as a member. However. a member may be held personally liable for breaches of the duty of loyalty to the company or its members, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and certain transactions from which the member derives an improper personal benefit or a wrongful distribution. If the ILLCA is later amended to permit the further elimination or limitation of the personal liability of members, then the liability of a member of the company shall be eliminated or limited to the fullest extent permitted by such amendment. Additionally, each person who is or was a member or officer of the company who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or officer of the company or is or was serving at the request of the company as a member, director, officer, partner, trustee, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the company to the fullest extent permitted by applicable law, as such law exists or may subsequently be amended. In addition, such a person shall also be entitled to have paid directly by the company the expenses reasonably incurred in defending any such proceeding against such person in advance of its final disposition; to the fullest extent authorized by applicable law, as such law exists or may subsequently be amended.

        The operating agreement of McLeodUSA Purchasing, L.L.C. does not contain any indemnification provisions.

Item 21.    Exhibits and Financial Statement Schedules

        (a)   Exhibits

Exhibit Number	Description of Exhibit
2.1	Joint Prepackaged Plan of Reorganization of McLeodUSA Incorporated and its Affiliated Debtors, dated October 19, 2005 and effective January 6, 2006
3.1	Third Amended and Restated Certificate of Incorporation of McLeodUSA Incorporated
3.2	Third Amended and Restated Bylaws of McLeodUSA Incorporated, as amended
3.3*	Form of Certificate of Amendment to Third Amended and Restated Certificate of Incorporation of McLeodUSA Holdings, Inc.
3.4	Bylaws of McLeodUSA Holdings, Inc., as amended
3.5	Restated Certificate of Incorporation of McLeodUSA Information Services, Inc., as amended
3.6	Restated Bylaws of McLeodUSA Information Services, Inc., as amended
3.7	Articles of Incorporation of McLeodUSA Network Services, Inc., as amended
3.8	Bylaws of McLeodUSA Network Services, Inc., as amended
3.9	Articles of Organization of McLeodUSA Purchasing, L.L.C., as amended

3.10	Restated Operating Agreement of McLeodUSA Purchasing, L.L.C., amended
3.11	Articles of Incorporation of McLeodUSA Telecommunications Services, Inc., as amended
3.12	Bylaws of McLeodUSA Telecommunications Services, Inc., as amended
4.1	Indenture, dated as of September 28, 2006, among McLeodUSA Incorporated, as Issuer, the Guarantors named therein, as Guarantors, and U.S. Bank National Association, as Trustee and Collateral Agent, relating to the 10 1/2% Senior Second Secured Notes due 2011, including the form of 10 1/2% Senior Second Secured Notes due 2011
4.2	Security and Pledge Agreement, dated as of September 28, 2006, among McLeodUSA Incorporated, the Guarantors party thereto, and U.S. Bank National Association, as Collateral Agent, relating to the 10 1/2% Senior Second Secured Notes due 2011
4.3	Registration Rights Agreement, dated as of September 28, 2006, among McLeodUSA Incorporated, the Guarantors named therein, and Jefferies & Company, Inc., as the Initial Purchaser, relating to the relating to the 10 1/2% Senior Second Secured Notes due 2011
4.4	Form of Intercreditor Agreement, to be entered into if McLeodUSA Incorporated establishes a senior secured credit facility or incurs certain other senior secured indebtedness, as permitted by the Indenture relating to the 10 1/2% Senior Second Secured Notes due 2011
4.5	Registration Rights Agreement, dated as of January 6, 2006, among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule I thereto
4.6	Stockholders Agreement, dated as of January 6, 2006, among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule I thereto
5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
5.2*	Opinion of Shuttleworth & Ingersoll, P.L.C.
10.1	2006 Omnibus Equity Plan, as amended
10.2	Form of Stock Option Agreement with Richard J. Buyens, Joseph H. Ceryanec, Christopher W. MacFarland and James C. Ryan
10.3	Form of Stock Option Agreement with directors
10.4	Employment Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland
10.5	Stock Option Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland, as amended
10.6	Restricted Stock Award Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland
10.7	Form of Indemnity Agreement with directors and executive officers
10.8	Employment Security Severance Plan, as amended
10.9	Form of Severance Agreement with Richard J. Buyens, Joseph H. Ceryanec, Christopher W. MacFarland and James C. Ryan
10.10	Director Compensation Policy
10.11	Telecommunications Services Agreement dated March 14, 1994 between WilTel, Inc. and McLeod Telemanagement, Inc., as amended
10.12	Amended and Restated Program Enrollment Terms dated November 1, 1996 between WorldCom Network Services, Inc. d/b/a WilTel and McLeod Telemanagement, Inc.
10.13	Supply Agreement dated February 26, 1990 and Amendment Number 4 to Supply Agreement dated January 4, 1999 between Alcatel USA Marketing, Inc. and McLeodUSA Incorporated

10.14	Network Agreement dated November 24, 1999 between Alliant Energy Companies and McLeodUSA Telecommunications Services, Inc.
10.15	Agreement, dated January 31, 2005, between Qwest Corporation and McLeodUSA Telecommunications Services, Inc.
12	Statement of Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of McLeodUSA Incorporated
23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23.2	Consent of McGladrey & Pullen, LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Bingham McCutchen LLP
23.5	Consent of Shuttleworth & Ingersoll, P.L.C. (included in Exhibit 5.2)
24	Powers of Attorney (included in the signature pages to this registration statement)
25	Statement of Eligibility of Trustee and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee, on Form T-1, relating to the 10 1/2% Senior Second Secured Notes due 2011
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery

        (b)   Financial Statement Schedules

        None.

Item 22.    Undertakings

        The undersigned Registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hiawatha, State of Iowa, on this 26th day of March, 2007.

MCLEODUSA INCORPORATED
By:	/s/ ROYCE J. HOLLAND Royce J. Holland Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of McLeodUSA Incorporated, hereby severally constitute and appoint Royce J. Holland, Joseph H. Ceryanec and Bernard L. Zuroff, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable McLeodUSA Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROYCE J. HOLLAND Royce J. Holland	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2007
/s/ JOSEPH H. CERYANEC Joseph H. Ceryanec	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2007
/s/ JOHN H. BONDE John H. Bonde	Director	March 26, 2007
/s/ DONALD C. CAMPION Donald C. Campion	Director	March 26, 2007

/s/ EUGENE DAVIS Eugene Davis	Director	March 26, 2007
/s/ JOHN D. MCEVOY John D. McEvoy	Director	March 26, 2007
/s/ ALEX STADLER Alex Stadler	Director	March 26, 2007
/s/ D. CRAIG YOUNG D. Craig Young	Director	March 26, 2007

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hiawatha, State of Iowa, on this 26th day of March, 2007.

MCLEODUSA HOLDINGS, INC.
By:	/s/ ROYCE J. HOLLAND Royce J. Holland Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of McLeodUSA Holdings, Inc., hereby severally constitute and appoint Royce J. Holland, Joseph H. Ceryanec and Bernard L. Zuroff, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable McLeodUSA Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROYCE J. HOLLAND Royce J. Holland	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2007
/s/ JOSEPH H. CERYANEC Joseph H. Ceryanec	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2007

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hiawatha, State of Iowa, on this 26th day of March, 2007.

MCLEODUSA INFORMATION SERVICES, INC.
By:	/s/ ROYCE J. HOLLAND Royce J. Holland Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of McLeodUSA Information Services, Inc., hereby severally constitute and appoint Royce J. Holland, Joseph H. Ceryanec and Bernard L. Zuroff, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable McLeodUSA Information Services, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROYCE J. HOLLAND Royce J. Holland	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2007
/s/ JOSEPH H. CERYANEC Joseph H. Ceryanec	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2007

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hiawatha, State of Iowa, on this 26th day of March, 2007.

MCLEODUSA NETWORK SERVICES, INC.
By:	/s/ ROYCE J. HOLLAND Royce J. Holland Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of McLeodUSA Network Services, Inc., hereby severally constitute and appoint Royce J. Holland, Joseph H. Ceryanec and Bernard L. Zuroff, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable McLeodUSA Network Services, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROYCE J. HOLLAND Royce J. Holland	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2007
/s/ JOSEPH H. CERYANEC Joseph H. Ceryanec	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2007

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hiawatha, State of Iowa, on this 26th day of March, 2007.

MCLEODUSA PURCHASING, L.L.C.
By:	/s/ ROYCE J. HOLLAND Royce J. Holland Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of McLeodUSA Purchasing, L.L.C., hereby severally constitute and appoint Royce J. Holland, Joseph H. Ceryanec and Bernard L. Zuroff, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable McLeodUSA Purchasing, L.L.C. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROYCE J. HOLLAND Royce J. Holland	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2007
/s/ JOSEPH H. CERYANEC Joseph H. Ceryanec	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2007

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hiawatha, State of Iowa, on this 26th day of March, 2007.

MCLEODUSA TELECOMMUNCATIONS SERVICES, INC.
By:	/s/ ROYCE J. HOLLAND Royce J. Holland Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of McLeodUSA Telecommunications Services, Inc., hereby severally constitute and appoint Royce J. Holland, Joseph H. Ceryanec and Bernard L. Zuroff, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable McLeodUSA Telecommunications Services, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROYCE J. HOLLAND Royce J. Holland	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2007
/s/ JOSEPH H. CERYANEC Joseph H. Ceryanec	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Joint Prepackaged Plan of Reorganization of McLeodUSA Incorporated and its Affiliated Debtors, dated October 19, 2005 and effective January 6, 2006
3.1	Third Amended and Restated Certificate of Incorporation of McLeodUSA Incorporated
3.2	Third Amended and Restated Bylaws of McLeodUSA Incorporated, as amended
3.3*	Form of Certificate of Amendment to Third Amended and Restated Certificate of Incorporation of McLeodUSA Holdings, Inc.
3.4	Bylaws of McLeodUSA Holdings, Inc., as amended
3.5	Restated Certificate of Incorporation of McLeodUSA Information Services, Inc., as amended
3.6	Restated Bylaws of McLeodUSA Information Services, Inc., as amended
3.7	Articles of Incorporation of McLeodUSA Network Services, Inc., as amended
3.8	Bylaws of McLeodUSA Network Services, Inc., as amended
3.9	Articles of Organization of McLeodUSA Purchasing, L.L.C., as amended
3.10	Restated Operating Agreement of McLeodUSA Purchasing, L.L.C., amended
3.11	Articles of Incorporation of McLeodUSA Telecommunications Services, Inc., as amended
3.12	Bylaws of McLeodUSA Telecommunications Services, Inc., as amended
4.1	Indenture, dated as of September 28, 2006, among McLeodUSA Incorporated, as Issuer, the Guarantors named therein, as Guarantors, and U.S. Bank National Association, as Trustee and Collateral Agent, relating to the 10 1/2% Senior Second Secured Notes due 2011, including the form of 10 1/2% Senior Second Secured Notes due 2011
4.2	Security and Pledge Agreement, dated as of September 28, 2006, among McLeodUSA Incorporated, the Guarantors party thereto, and U.S. Bank National Association, as Collateral Agent, relating to the 10 1/2% Senior Second Secured Notes due 2011
4.3	Registration Rights Agreement, dated as of September 28, 2006, among McLeodUSA Incorporated, the Guarantors named therein, and Jefferies & Company, Inc., as the Initial Purchaser, relating to the relating to the 10 1/2% Senior Second Secured Notes due 2011
4.4	Form of Intercreditor Agreement, to be entered into if McLeodUSA Incorporated establishes a senior secured credit facility or incurs certain other senior secured indebtedness, as permitted by the Indenture relating to the 10 1/2% Senior Second Secured Notes due 2011
4.5	Registration Rights Agreement, dated as of January 6, 2006, among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule I thereto
4.6	Stockholders Agreement, dated as of January 6, 2006, among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule I thereto
5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
5.2*	Opinion of Shuttleworth & Ingersoll, P.L.C.
10.1	2006 Omnibus Equity Plan, as amended
10.2	Form of Stock Option Agreement with Richard J. Buyens, Joseph H. Ceryanec, Christopher W. MacFarland and James C. Ryan
10.3	Form of Stock Option Agreement with directors
10.4	Employment Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland
10.5	Stock Option Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland, as amended
10.6	Restricted Stock Award Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland

10.7	Form of Indemnity Agreement with directors and executive officers
10.8	Employment Security Severance Plan, as amended
10.9	Form of Severance Agreement with Richard J. Buyens, Joseph H. Ceryanec, Christopher W. MacFarland and James C. Ryan
10.10	Director Compensation Policy
10.11	Telecommunications Services Agreement dated March 14, 1994 between WilTel, Inc. and McLeod Telemanagement, Inc., as amended
10.12	Amended and Restated Program Enrollment Terms dated November 1, 1996 between WorldCom Network Services, Inc. d/b/a WilTel and McLeod Telemanagement, Inc.
10.13	Supply Agreement dated February 26, 1990 and Amendment Number 4 to Supply Agreement dated January 4, 1999 between Alcatel USA Marketing, Inc. and McLeodUSA Incorporated
10.14	Network Agreement dated November 24, 1999 between Alliant Energy Companies and McLeodUSA Telecommunications Services, Inc.
10.15	Agreement, dated January 31, 2005, between Qwest Corporation and McLeodUSA Telecommunications Services, Inc.
12	Statement of Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of McLeodUSA Incorporated
23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23.2	Consent of McGladrey & Pullen, LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Bingham McCutchen LLP
23.5	Consent of Shuttleworth & Ingersoll, P.L.C. (included in Exhibit 5.2)
24	Powers of Attorney (included in the signature pages to this registration statement)
25	Statement of Eligibility of Trustee and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee, on Form T-1, relating to the 10 1/2% Senior Second Secured Notes due 2011
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery